   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                              DAVEL HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     4899                    59-3538257
     (STATE OR OTHER           (PRIMARY STANDARD            (IRS EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                                 ROBERT D. HILL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              DAVEL HOLDINGS, INC.
                             1429 MASSARO BOULEVARD
                                TAMPA, FL 33619
                                 (813) 623-3545
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                        REGISTRANT'S PRINCIPAL OFFICES)

                                --------------
                                   COPIES TO:
   THEODORE C.      BRUCE W. RENARD  R. SCOTT FALK IRA N. ROSNER,    JOHN J.
 RAMMELKAMP, JR.   PEOPLES TELEPHONE   KIRKLAND &       P.A.         MADDEN
      DAVEL          COMPANY, INC.       ELLIS     STEEL HECTOR &  SHEARMAN &
  COMMUNICATIONS     2300 N.W. 89TH 200 E. RANDOLPH   DAVIS LLP     STERLING
   GROUP, INC.           PLACE           DRIVE        200 SOUTH        599
   1429 MASSARO     MIAMI, FL 33172   CHICAGO, IL     BISCAYNE      LEXINGTON
    BOULEVARD                            60601        BOULEVARD      AVENUE
 TAMPA, FL 33619                                   MIAMI, FL 33131NEW YORK, NY
                                                                      10022

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement, but not earlier than the date of the meetings of the shareholders of Davel Communications Group, Inc., an Illinois corporation ("Old Davel"), and Peoples Telephone Company, Inc., a New York corporation ("Peoples"), referred to herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM PROPOSED MAXIMUM     AMOUNT OF
    SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE     AGGREGATE        REGISTRATION
       REGISTERED           REGISTERED(1)       PER UNIT(2)   OFFERING PRICE(2)      FEE(3)
----------------------------------------------------------------------------------------------
 Common Stock, $.01 par
  value per share ("New
  Davel Common Stock")
  and associated
  preferred stock
  purchase rights of
  Davel Holdings, Inc.
  ("New Davel")........   11,193,972 shares        N.A.         $181,942,318        $50,580
----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Based upon the maximum number of shares of New Davel Common Stock issuable to holders of the common stocks of Old Davel and Peoples in connection with the proposed mergers of Old Davel and New Davel and of Peoples and New Davel.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 0-11, based on the sum of (A) the product of (i) $3.6875 (the average of the high and low prices of Peoples common stock on November 19, 1998 on the American Stock Exchange) times
    (ii) 19,987,886 (the number of shares of Peoples common stock outstanding on November 17, 1998 or issuable upon exercise of currently outstanding options) and (B) the product of (i) $16.66 (the average of the high and low prices of Old Davel common stock on November 18, 1998 on the Nasdaq
    National Market) times (ii) 6,496,818 (the number of shares of Old Davel common stock outstanding on November 17, 1998 or issuable upon exercise of currently outstanding options).
(3) A registration fee of $23,907 was previously paid in connection with the filing by Old Davel (CIK #0000911016) and Peoples of a Schedule 14A (File No. 0-22610) on August 14, 1998. Accordingly, pursuant to Rule 457(b), an additional fee of $26,673 is being paid in connection with the filing of this Registration Statement.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       DAVEL COMMUNICATIONS GROUP, INC.

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

                            DATE:  DECEMBER 22, 1998

                            TIME: 9:00 A.M., LOCAL TIME

                       PLACE: ONE NORTH FRANKLIN STREET
                                 THIRD FLOOR
                                 CHICAGO, ILLINOIS 60606

To Our Shareholders:

  We invite you to attend our 1998 Annual Meeting of Shareholders to consider and vote on the following:

    PROPOSAL 1: To approve and adopt a merger agreement under which each of Davel and Peoples Telephone Company, Inc. will become an indirect, wholly owned subsidiary of a newly formed holding company (which we refer to as "New Davel"), with each share of Davel Common Stock being converted into the right to receive one share of New Davel Common Stock and each share of Peoples Common Stock being converted into the right to receive 0.235 of a share of New Davel Common Stock;


    PROPOSAL 2: To elect seven members of the Board of Directors of Davel;
  and

    To transact any other proper business.


   YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF THESE PROPOSALS.


  If you were a shareholder of record at the close of business on November 11, 1998, you may vote at the Annual Meeting. Approval of PROPOSAL 1 requires the affirmative vote of at least two-thirds of the outstanding shares of Davel Common Stock. Under PROPOSAL 2, the seven nominees receiving the highest number of votes in their favor will be elected directors of Davel. We urge you to read carefully the accompanying Joint Proxy Statement/Prospectus, which contains detailed information concerning each of the proposals. A copy of the merger agreement related to the transaction is attached as Appendix III to the accompanying Joint Proxy Statement/Prospectus.

  You have the right under Illinois law to dissent from the merger transaction and to have the "fair value" of your shares paid to you in cash. For more information regarding these dissenters' rights and the procedures to be followed in exercising such rights, please read carefully the accompanying Joint Proxy Statement/Prospectus.

  Whether or not you plan to attend the Annual Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

                                      By order of the Board of Directors,

                                      /s/ Theodore C. Rammelkamp, Jr.
                                      Theodore C. Rammelkamp, Jr.
                                      Secretary

November 20, 1998
Tampa, Florida


                            YOUR VOTE IS IMPORTANT!

                TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE
                       AND MAIL THE ENCLOSED PROXY CARD.

                    PLEASE DO NOT SEND IN ANY STOCK
                    CERTIFICATES AT THIS TIME.

                        PEOPLES TELEPHONE COMPANY, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                      DATE:DECEMBER 22, 1998

                      TIME:10:00 A.M., LOCAL TIME

                      PLACE:PEOPLES TELEPHONE COMPANY,
                      INC.
                      2300 N.W. 89TH PLACE
                      MIAMI, FL 33172


To Our Shareholders:

  We invite you to attend a Special Meeting of Shareholders of Peoples Telephone Company, Inc. to consider and vote on a proposal to approve a merger agreement with Davel Communications Group, Inc. and a newly formed subsidiary of Davel, which we refer to as "New Davel." Under that agreement, each share of Peoples Common Stock will be converted into the right to receive 0.235 of a share of New Davel Common Stock, each share of Davel Common Stock will be converted into the right to receive one share of New Davel Common Stock and each of Peoples and Davel will become an indirect, wholly owned subsidiary of New Davel. THE BOARD OF DIRECTORS OF PEOPLES HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

  If you were a shareholder of record at the close of business on November 11, 1998, you may vote at the Special Meeting. For further information regarding the transaction, we urge that you read carefully the accompanying Joint Proxy Statement/Prospectus. A copy of the merger agreement is attached as Appendix III to the accompanying Joint Proxy Statement/Prospectus.

  The transaction between Peoples and Davel cannot be completed without:

  . the approval of the holders of at least two-thirds of the voting power of the outstanding shares of Peoples Common Stock and Series C Cumulative Preferred Stock, voting together as a single class, and

  . the approval of the holders of a majority of the outstanding shares of the Series C Cumulative Convertible Preferred Stock, voting as a separate class.

UBS Capital II LLC, the holder of all the shares of the Series C Cumulative Convertible Preferred Stock, has agreed to vote such shares FOR approval of the merger agreement.

  Please take the time to vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed postage-prepaid envelope. If you attend the Special Meeting, you may vote your shares in person even if you have previously submitted a proxy card. If your shares are held in "street name," you must instruct your broker in order to vote. YOUR VOTE IS VERY IMPORTANT. If you fail to vote or to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement.

                                      By order of the Board of Directors,

                                      /s/ Bruce W. Renard
                                      Bruce W. Renard
                                      Secretary

November 20, 1998
Miami, Florida


                            YOUR VOTE IS IMPORTANT!

                TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE
                       AND MAIL THE ENCLOSED PROXY CARD.

                    PLEASE DO NOT SEND IN ANY STOCK
                    CERTIFICATES AT THIS TIME.

                       JOINT PROXY STATEMENT/PROSPECTUS

                 PROPOSED MERGERS--YOUR VOTE IS VERY IMPORTANT

  The Board of Directors of Davel Communications Group, Inc. (which we refer to as "Old Davel") has approved a merger agreement that would have the effect of causing Old Davel and Peoples Telephone Company, Inc. to become indirect, wholly owned subsidiaries of a new company which we refer to as "New Davel." The Board of Directors of Peoples has likewise approved the merger agreement.

  BE SURE TO READ THE "RISK FACTORS" BEGINNING ON PAGE 12.

  Here is what you should expect to receive if the transaction is completed:

OLD DAVEL SHAREHOLDERS:

 . One share of New Davel Common Stock for each share of Old Davel Common Stock that you own.

PEOPLES SHAREHOLDERS:

 . 0.235 of a share of New Davel Common Stock for each share of Peoples Common
  Stock that you own.

  We expect the New Davel Common Stock to trade on the Nasdaq National Market under the symbol "DAVL." Assuming that this transaction is completed, here is what the stock ownership percentages of New Davel would be:

                                                        OLD DAVEL     PEOPLES
                                                       SHAREHOLDERS SHAREHOLDERS
                                                       ------------ ------------
Following completion of the transaction...............    55.7%        44.3%

  We based these percentages on the number of shares of each company outstanding on November 17, 1998.

WE ARE ASKING OLD DAVEL SHAREHOLDERS TO APPROVE:

 . The merger agreement, approval of which is necessary to permit the transaction to occur.

 . The election of seven nominees to the Old Davel Board of Directors.

WE ARE ASKING PEOPLES SHAREHOLDERS TO APPROVE:

 . The merger agreement, approval of which is necessary to permit the transaction to occur.

  YOUR VOTE IS IMPORTANT. Please vote on these proposals by completing and mailing the enclosed proxy card, even if you plan to attend a shareholders meeting. Also, you should read this document carefully before you vote. It provides detailed information about the proposed mergers and the other matters needing your approval. You may obtain more information about Old Davel and Peoples from documents that we have filed with the Securities and Exchange Commission.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE NEW DAVEL COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               November 20, 1998

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: WHAT ARE THE BENEFITS OF THE TRANSACTION?

A: We believe that this transaction will allow New Davel to realize important benefits. Combining Old Davel and Peoples should enable us to achieve significant operating synergies and cost savings, including route efficiencies and reductions in overhead and carrier costs. In addition, we expect New Davel to be able to take advantage of enhanced marketing opportunities and capabilities due to its broader geographic presence and ability to better serve national accounts. As a result, we believe that this transaction should increase shareholder value for you.

Q: WHAT DO I NEED TO DO NOW?

A: After you read and consider carefully the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Davel annual meeting or the Peoples special meeting, as applicable.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY
   CARD?

A: You can change your vote at any time before your proxy is voted at the Davel annual meeting or the Peoples special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to the appropriate company at the address shown below. Third, you can attend the Davel annual meeting or the Peoples or PhoneTel special meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After we have completed the transaction, we will send you written instructions informing you how to exchange your stock certificates.

Q: WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We are working towards completing the transaction as soon as possible. For the transaction to occur, it must be approved by the shareholders of both companies. If the shareholders of Peoples and Old Davel approve the transaction, we expect to complete the transaction on or about December 22, 1998.

Q: WHAT ARE THE TAX CONSIDERATIONS OF THE TRANSACTION?

A: The transaction generally will be tax-free to you for federal income tax purposes (other than with respect to cash you may receive instead of fractional shares). To review the tax considerations of the transaction in greater detail, see pages 43 to 45.

                    WHO CAN HELP ANSWER MY OTHER QUESTIONS

   IF YOU HAVE MORE QUESTIONS ABOUT THE TRANSACTION, YOU SHOULD CONTACT THE
                              SOLICITATION AGENT:

                           MACKENZIE PARTNERS, INC.
                               156 FIFTH AVENUE
                           NEW YORK, NEW YORK 10010
                         TELEPHONE NO.: (800) 322-2885

               JOINT PROXY STATEMENT/PROSPECTUS TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
WHO CAN HELP ANSWER MY OTHER QUESTIONS
SUMMARY...................................................................   1
SELECTED HISTORICAL AND PRO FORMA DATA....................................   5
  Davel Communications Selected Historical Financial Data.................   5
  Peoples Selected Historical Financial Data..............................   6
  Selected Unaudited Pro Forma Financial Data.............................   8
  Comparative Per Share Data..............................................   9
  Comparative Market Prices and Dividends.................................  10
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...........................  11
RISK FACTORS..............................................................  12
RISK FACTORS RELATING TO THE TRANSACTION..................................  12
RISK FACTORS ASSOCIATED WITH THE PAYPHONE BUSINESS........................  17
MEETINGS, VOTING AND PROXIES..............................................  21
  Davel Annual Meeting of Shareholders....................................  21
  Peoples Special Meeting of Shareholders.................................  22
THE TRANSACTION...........................................................  24
  Background..............................................................  24
  Recommendation of the Old Davel Board of Directors; Reasons of Old Davel
   for the Transaction....................................................  29
  Recommendation of the Peoples Board of Directors; Reasons of Peoples for
   the Transaction........................................................  31
  Fairness Opinion of Old Davel Financial Advisor.........................  33
  Fairness Opinion of Peoples Financial Advisor...........................  38
  Interests of Certain Persons............................................  42
  Federal Income Tax Considerations.......................................  43
  Accounting Treatment....................................................  45
  Dissenters' Rights......................................................  45

                                                                            PAGE
                                                                            ----
  Stock Exchange Listing of New Davel Common Stock.........................  45
  Federal Securities Law Consequences......................................  45
THE MERGER AGREEMENT.......................................................  46
  Conversion of Shares.....................................................  46
  Fractional Shares........................................................  47
  Exchange of Stock Certificates...........................................  47
  Representations and Warranties...........................................  48
  Certain Covenants........................................................  49
  No Solicitation of Acquisition Proposals.................................  51
  Indemnification..........................................................  51
  Conditions to Obligations to Effect the Transaction......................  51
  Benefit Plans............................................................  52
  Termination..............................................................  53
  Termination Fees.........................................................  53
  Amendment and Waiver.....................................................  53
  Termination Option Agreement.............................................  54
  Voting Agreements........................................................  54
REGULATORY MATTERS.........................................................  56
  Federal Regulation of Local Coin and Dial-Around Calls...................  56
  Effect of Federal Regulation of Local Coin and Dial-Around Calls.........  58
  Other Provisions of the Telecommunications Act and FCC Rules.............  59
  Billed Party Preference and Rate Disclosure..............................  60
  Universal Services Fund..................................................  60
  Presubscribed IXC Charge.................................................  61
  State and Local Regulation...............................................  61
  Regulatory Approvals.....................................................  62
OPERATION, MANAGEMENT AND BUSINESS OF NEW DAVEL AFTER THE TRANSACTION......  63
  Business of New Davel....................................................  63
  The Financing............................................................  64
  Management of New Davel..................................................  64
  New Davel Principal Shareholders.........................................  64
  Listing of New Davel Common Stock........................................  64
  Transfer Agent...........................................................  65
  Dividends................................................................  65
NEW DAVEL UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS......  66
DESCRIPTION OF NEW DAVEL CAPITAL STOCK.....................................  80

                                                                           PAGE
                                                                           ----
  General.................................................................  80
  New Davel Common Stock..................................................  80
  New Davel Preferred Stock...............................................  80
  Rights Plan.............................................................  80
  Transfer Agent..........................................................  81
BUSINESS OF OLD DAVEL.....................................................  82
  General Overview........................................................  82
  Industry Overview.......................................................  82
  Business Strategy.......................................................  83
  Acquisitions............................................................  84
  Operations..............................................................  85
  Customers, Sales and Marketing..........................................  86
  Service and Equipment Suppliers.........................................  87
  Assembly and Repair of Payphones........................................  87
  Technology..............................................................  88
  Competition.............................................................  88
  Employees...............................................................  89
  Properties..............................................................  89
  Legal Proceedings.......................................................  89
OLD DAVEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................  90
MANAGEMENT OF OLD DAVEL................................................... 101
OLD DAVEL EXECUTIVE OFFICER COMPENSATION AND BENEFITS..................... 102
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION................... 106
PERFORMANCE GRAPH......................................................... 108
CERTAIN TRANSACTIONS INVOLVING OLD DAVEL.................................. 109
PRINCIPAL SHAREHOLDERS OF OLD DAVEL....................................... 109
DESCRIPTION OF CAPITAL STOCK OF OLD DAVEL................................. 110
  Old Davel Common Stock.................................................. 110
  Old Davel Preferred Stock............................................... 111
  Rights Plan............................................................. 111
  Transfer Agent.......................................................... 112
BUSINESS OF PEOPLES....................................................... 113
  General and Recent Developments......................................... 113
  Payphone Industry Overview.............................................. 113
  Payphones............................................................... 114
  Long-Distance Operator Services Aggregator.............................. 118

                                                                           PAGE
                                                                           ----
  Prepaid Calling Card/International Telephone Centers/Cellular/Inmate
   Telecommunications Operations.......................................... 118
  Peoples Employees....................................................... 118
  Legal Proceedings....................................................... 118
PEOPLES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS.................................................... 119
PEOPLES PRINCIPAL SHAREHOLDERS............................................ 131
DESCRIPTION OF CAPITAL STOCK OF PEOPLES................................... 133
  Peoples Common Stock.................................................... 133
  Series B Preferred Stock................................................ 133
  Peoples Series C Preferred Stock........................................ 134
  Transfer Agent.......................................................... 135
COMPARISON OF SHAREHOLDERS' RIGHTS........................................ 136
  Amendment of Charter Documents.......................................... 136
  Amendment and Repeal of Bylaws and Regulations.......................... 136
  Size of the Board of Directors.......................................... 137
  Removal of Directors.................................................... 137
  Vacancies on the Board.................................................. 138
  Right to Call Special Meetings of Shareholders.......................... 138
  Shareholder Action Without a Meeting.................................... 139
  Class Voting............................................................ 139
  Cumulative Voting....................................................... 140
  Provisions Affecting Control Share Acquisitions and Business
   Combinations........................................................... 140
  Mergers, Acquisitions and Certain Other Transactions.................... 141
  Rights of Dissenting Shareholders....................................... 142
  Dividends............................................................... 142
  Preemptive Rights of Shareholders....................................... 143
  Duties of Directors..................................................... 143
  Limitation on Directors' Liability...................................... 144
  Indemnification of Officers and Directors............................... 144
DISSENTERS' RIGHTS........................................................ 146
  Dissenters' Rights of Old Davel Shareholders............................ 146
  No Dissenters' Rights for Peoples Shareholders.......................... 148

                                                                          PAGE
                                                                          -----
ELECTION OF DIRECTORS....................................................   149
  Executive Officers.....................................................   150
  Committees and Meetings of the Old Davel Board of Directors............   150
  Compensation of Directors..............................................   150
SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING............................   151
  Old Davel..............................................................   151
  Peoples................................................................   151
LEGAL MATTERS............................................................   152
EXPERTS..................................................................   152
WHERE YOU CAN FIND INFORMATION...........................................   153
GLOSSARY.................................................................   154
INDEX TO FINANCIAL STATEMENTS............................................   F-1
APPENDIX I
 Fairness Opinion of ABN AMRO with respect to the Transaction............   I-1
APPENDIX II
 Fairness Opinion of Goldman Sachs with respect to the Transaction.......  II-1
APPENDIX III
 Merger Agreement........................................................ III-1
APPENDIX IV
 New Davel's Certificate of Incorporation................................  IV-1
APPENDIX V
 New Davel's Bylaws......................................................   V-1
APPENDIX VI
 Statutory Provisions under the Illinois Law with Respect to Dissenters'
  Rights.................................................................  VI-1

                                    SUMMARY

  This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the transaction and the shareholder proposals fully, you should read carefully this entire Joint Proxy Statement/Prospectus and the documents to which we have referred you. See "Where You Can Find Information" on page 153. You will find definitions for many of the capitalized terms used in this Joint Proxy Statement/Prospectus in the Glossary beginning on page 154.

GENERAL

  Davel and Peoples are parties to a merger agreement that would result in their businesses being combined. The merger agreement must be approved by shareholders of each of Davel and Peoples in order for the combination to be completed. If the merger agreement is approved and the other conditions to completion of the transaction are satisfied, then the businesses will be combined. This Joint Proxy Statement/Prospectus is being sent to shareholders of both companies. It contains information about what you would receive in the proposed transaction and other information that you should consider in determining how you wish to vote at the shareholder meetings that Davel and Peoples will hold to consider and vote upon the transaction.

THE COMPANIES

 Davel Communications Group, Inc.
 1429 Massaro Boulevard
 Tampa, Florida 33619

  Davel Communications Group (which we refer to as "Old Davel") is one of the leading independent payphone service providers in the United States. Old Davel owns and operates a network of approximately 40,000 payphones in 36 states and the District of Columbia.

 Peoples Telephone Company, Inc.
 2300 Northwest 89th Place
 Miami, Florida 33172

  Peoples Telephone Company is one of the largest independent operators of public payphones in the United States with an installed base of approximately 43,000 payphones in service in 39 states and the District of Columbia.

 Davel Holdings, Inc.
 1429 Massaro Boulevard
 Tampa, Florida 33619

  Old Davel recently formed Davel Holdings (which we refer to as "New Davel") in connection with the transaction described in this Joint Proxy
Statement/Prospectus.

  Following completion of the transaction, the business of New Davel will consist of the businesses of Old Davel and Peoples. New Davel will be the largest independent payphone provider in the United States, with an installed base of approximately 83,000 payphones. The management of New Davel will consist of the management of Old Davel. Upon completion of the transaction, the board of directors of New Davel will consist of those directors elected pursuant to Proposal No. 2 as well as Mr. Justin S. Maccarone, currently a director of Peoples, who will be appointed to the board of New Davel as of the completion of the transaction. FOLLOWING COMPLETION OF THE TRANSACTION, NEW DAVEL WILL CHANGE ITS NAME TO "DAVEL COMMUNICATIONS, INC."

REASONS FOR THE TRANSACTION (PAGES 29 TO 33)

  Completion of the transaction should enable New Davel--which will be the largest independent payphone provider in the United States--to compete more effectively in the U.S. payphone industry, where significant consolidation has been occurring. We believe that New Davel should be able to achieve various synergies, cost savings and other benefits, such as the following:

  . enhanced marketing opportunities due to New Davel's broader geographic presence and ability to better serve national accounts;

  . reductions in overhead costs from the elimination of duplicative administrative and operational facilities;

  . greater bargaining power to negotiate lower line and transmission costs;
    and

  . increased route efficiencies due to higher concentrations of payphones in certain areas.

THE SHAREHOLDER MEETINGS

 Old Davel (pages 21 to 22)

  The Davel annual meeting of shareholders is scheduled to be held on Tuesday, December 22, 1998, at 9:00 a.m., local time, at One North Franklin Street, Third Floor, Chicago, Illinois. Shareholders of Old Davel will be asked to consider and vote upon the following proposals at the Davel annual meeting:

  . the merger involving Old Davel and New Davel and the related merger agreement; and

  . the election of directors.

 Peoples (pages 22 to 23)

  At the Peoples special meeting of shareholders, which is scheduled to be held at the principal executive offices of Peoples at 2300 Northwest 89th Place, Miami, Florida on Tuesday, December 22, 1998, at 10:00 a.m., local time, Peoples' shareholders will be asked to consider and vote upon a proposal to approve the merger involving Peoples and Old Davel and the related merger agreement.

TERMS OF THE TRANSACTION (PAGES 24 TO 46)

  The Boards of Directors of Old Davel and Peoples have approved a merger agreement under which each of Old Davel and Peoples will merge with separate, newly formed indirect subsidiaries of New Davel. As a result of these mergers, Old Davel and Peoples will each become indirect, wholly owned subsidiaries of New Davel. We refer to these mergers and the other transactions contemplated by the merger agreement as the "transaction."

 What Old Davel Shareholders Will Receive (pages 46 to 47)

  If you are a shareholder of Old Davel, you will receive one share of New Davel common stock for each share of Old Davel common stock that you own at the time of completion of the transaction.

 What Peoples Shareholders Will Receive (pages 46 to 47)

  If you are a Peoples shareholder, you will receive 0.235 of a share of New Davel common stock for each share of Peoples common stock that you own at the time of completion of the transaction.

  The following table sets forth the stock ownership percentages for shareholders who are affiliates and for shareholders who are not affiliates of each of Old Davel and Peoples both before and immediately after completion of the transaction:

                                     OWNERSHIP
                                      OF OLD     OWNERSHIP OF    OWNERSHIP OF
                                    DAVEL PRIOR PEOPLES PRIOR  COMBINED COMPANY
                                      TO THE        TO THE         AFTER THE
                                    TRANSACTION TRANSACTION(1) TRANSACTION(1)(2)
                                    ----------- -------------- -----------------
Old Davel
Affiliates.........................    62.3%          --             34.7%
Other Shareholders.................    37.7%          --             21.0%
Peoples
Affiliates.........................      --         17.3%             9.1%
Other Shareholders.................      --         82.7%            35.2%

--------
(1) Assumes the conversion of all shares of Peoples Series C Preferred Stock into shares of Peoples common stock prior to the completion of the transaction and the conversion of these shares into New Davel common stock upon completion of the transaction. Also assumes the exercise of all currently exercisable options or warrants to acquire Old Davel common stock or Peoples common stock, the exercise prices of which are less than or equal to the closing sales price of Old Davel common stock or Peoples common stock, as the case may be, as of November 17, 1998.
(2) Assumes the receipt by the holder of the Peoples Series C Cumulative Convertible Preferred Stock of shares of New Davel common stock in consideration of accrued but unpaid dividends through the date of completion of the transaction and the estimated future fair value of such preferred stock had it not been converted.

BOARD RECOMMENDATIONS TO SHAREHOLDERS

 Old Davel (pages 29 to 31)

  The Old Davel Board of Directors has reviewed carefully the transaction. It has received an opinion from ABN AMRO Incorporated as to the fairness, from a financial point of view, of the merger consideration to be paid to Peoples' shareholders. THE OLD DAVEL BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF OLD DAVEL AND ITS SHAREHOLDERS. THE OLD DAVEL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT OLD DAVEL'S SHAREHOLDERS APPROVE THE TRANSACTION.

 Peoples (pages 31 to 33)

  The Peoples Board of Directors has reviewed carefully the transaction. It has received an opinion from Goldman, Sachs & Co. as to the fairness, from a financial point of view, of the merger consideration in the transaction to the holders of Peoples common stock. THE PEOPLES BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF PEOPLES AND ITS SHAREHOLDERS. IT HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT PEOPLES' SHAREHOLDERS APPROVE THE TRANSACTION.)

  Copies of the fairness opinions of ABN AMRO and Goldman Sachs are attached to this Joint Proxy Statement/Prospectus as Appendices I and II, respectively. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

 Required Votes

  To complete the transaction, the following shareholder approvals are required:

 Old Davel Shareholders (page 21)

  . the approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of Old Davel common stock.

 Peoples Shareholders (pages 22 to 23)

  . the approval of the merger agreement by the holders of at least two-thirds of the outstanding shares of Peoples common stock and Peoples Series C Preferred Stock, voting together as a single class, and by the holders of a majority of the Peoples Series C Preferred Stock voting as a separate class.

  Voting agreements have been entered into with holders of 3,467,433 shares of Old Davel's outstanding common stock (representing about 60% of all outstanding shares) who have agreed to vote in favor of the proposed transaction. A voting agreement has been entered into with the holder of all of the shares of Peoples outstanding Series C Preferred Stock (representing about 15% of all Peoples common stock on a combined, as converted basis) who has agreed to vote in favor of the proposed transaction.

 Dissenters' Rights

 Old Davel (pages 146 to 148)

  All Old Davel shareholders have the opportunity under Illinois law to exercise dissenters' rights for the merger and have the "fair value" of their shares paid to them in cash.

  The full text of the relevant sections of the Illinois law governing dissenters' rights are attached as Appendix VI to this document.

 Peoples (page 148)

  Dissenters' rights are not available to Peoples' shareholders.

EXCHANGE OF STOCK CERTIFICATES (PAGES 47 TO 48)

  YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE PROXY CARD ENCLOSED WITH THIS DOCUMENT. YOU WILL RECEIVE FURTHER INSTRUCTIONS AFTER THE TRANSACTION IS COMPLETED.

  After completion of the transaction, you will be asked to submit your stock certificates representing your shares and will receive in exchange new stock certificates representing shares in New Davel.

CONDITIONS TO THE TRANSACTION (PAGES 51 TO 52)

  We are working towards completing the proposed transaction as soon as possible. We currently expect to complete the transaction on or about December 23, 1998. However, there are several conditions to the transaction that must be satisfied (or waived) before the transaction can be completed. In the event that any of these conditions is not satisfied, the transaction may not occur.

  In particular, we will not waive the condition that the transaction receive, and will not complete the transaction without having obtained, the necessary approvals of the shareholders of Old Davel and Peoples.

  Completion of the transaction is also conditioned upon satisfaction or waiver of the other conditions to closing. These conditions include, among others, the following:

  . the Securities and Exchange Commission having declared the registration statement effective for the shares to be issued as merger consideration and Nasdaq approving the listing of the shares on the Nasdaq National Market;

  . Old Davel and Peoples receiving satisfactory letters regarding pooling-of-interests accounting treatment for the transaction;

  . New Davel obtaining the financing necessary to complete the transaction;

  . Peoples having successfully completed a tender offer for its 12 1/4%
    Senior Notes due 2002; and

  . Old Davel and Peoples receiving satisfactory opinions of counsel about the tax-free nature of the transaction.

  If either Old Davel or Peoples waives a material condition to the transaction, it will then consider resoliciting your approval of the transaction. Whether the boards of directors of Old Davel and Peoples decide to resolicit proxies from you will depend upon whether a shareholder could reasonably be expected to want to know, before signing a proxy, that the condition has been waived.

  On August 27, 1998, early termination of the specified pre-merger waiting period under applicable antitrust law was obtained. In addition, Old Davel and Peoples are making certain filings and notifications in certain states and municipalities where New Davel will operate.

CONFLICTS OF INTEREST OF BOARDS AND MANAGEMENT (PAGES 42 TO 43)

  Certain members of Peoples Board of Directors and Peoples management have interests in the transaction in addition to their interests as Peoples shareholders. In particular, certain Peoples executives will receive a total of about $2.6 million under change of control provisions in their employment agreements, a number of employees wlll receive management bonuses or retention payments and previously unvested options held by certain Peoples executives will vest, as a result of the transaction.

FEDERAL INCOME TAX CONSIDERATIONS (PAGES 43 TO 45)

  Subject to the limitations and qualifications discussed under the heading "The Transaction--Federal Income Tax Considerations," (i) Shearman & Sterling, special counsel to Peoples, has rendered its tax opinion that the Peoples merger will be treated as a tax-free reorganization for U.S. Federal income tax purposes and (ii) Kirkland & Ellis, special counsel to Old Davel, has rendered its tax opinion that the Davel merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, subject to such qualifications, you will not recognize gain or loss as a result of the exchange of your shares for shares in New Davel, except to the extent that you receive cash instead of a fractional share, and your tax basis in the new shares received in the merger will be the same as the total tax basis for the shares that you exchanged.

  WE URGE YOU TO CONSULT WITH A TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO YOU OF THE PROPOSED TRANSACTION. CERTAIN SHAREHOLDERS MAY BE SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS THAT IS NOT EXPLAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS.

ACCOUNTING TREATMENT (PAGE 45)

  It is expected that, for accounting and financial reporting purposes, the transaction will be accounted for as a pooling-of-interests transaction, which means that the companies will be treated as though they had always been combined.

COMPARISON OF SHAREHOLDERS' RIGHTS (PAGES 136 TO 145)

  New Davel, Old Davel and Peoples are incorporated in different states having differing corporation laws. In addition, the governing documents of each company vary. As a result, the rights, protections and duties that you have as a shareholder of the company in which you currently hold shares are different from those that you will have after you receive shares of New Davel.

LISTING OF COMMON STOCK RECEIVED

  Shares of New Davel common stock will be listed on the Nasdaq National
Market.

                        SUMMARY SELECTED FINANCIAL DATA

  We are providing the following historical financial information to aid you in your analysis of the financial aspects of the proposed transaction. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998.

  The information is only a summary and you should read it in conjunction with the historical financial statements and related notes on pages F-1 through F-81 of this Joint Proxy Statement/Prospectus and other information that has been filed with the Securities and Exchange Commission. See "Where You Can Find Information" on page 153.

                        DAVEL COMMUNICATIONS GROUP, INC.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   NINE MONTHS
                                                                 ENDED SEPTEMBER
                                 YEAR ENDED DECEMBER 31                 30
                         --------------------------------------- ----------------
                          1993    1994    1995    1996    1997    1997   1998(1)
                         ------- ------- ------- ------- ------- ------- --------
OPERATING DATA:
Operating revenues...... $15,264 $22,598 $31,830 $36,973 $47,008 $34,457 $ 69,183
Expenses................  11,792  17,754  25,684  31,721  40,309  29,747   67,219
Operating income........   3,472   4,844   6,146   5,252   6,699   4,710    1,964
Income (loss) from
 continuing operations..   1,989   3,113   3,820   3,195   4,262   2,980   (2,724)
Net income (loss).......   1,858   3,753   1,312   3,805   4,262   2,980   (2,724)
Basic earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations........... $   .64 $   .70 $   .85 $   .70 $   .93 $   .65 $   (.54)
  Net income (loss).....     .60     .84     .29     .84     .93     .65     (.54)
Diluted earnings (loss)
 per share:
  Income (loss) from
   continuing
   operations........... $   .64 $   .70 $   .85 $   .70 $   .90 $   .63 $   (.54)
  Net income (loss).....     .60     .84     .29     .83     .90     .63     (.54)
Weighted Average Common
 Shares (2).............   3,117   4,455   4,455   4,513   4,601   4,592    5,032
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets............ $26,169 $33,035 $33,328 $43,862 $52,958 $51,125 $183,238
Long-term debt..........     266      85     209   5,726   6,801   7,180   74,927
Stockholders' equity....  22,918  26,678  27,990  32,935  37,970  36,597   63,955(3)

--------
(1) The nine months ended September 30, 1998, includes results of CCI from the date of the acquisition of CCI, February 3, 1998.
(2) Diluted weighted average common shares for the years ended December 31, 1997 and 1996, and for the nine months ended September 30, 1997, were 4,727, 4,564 and 4,718, respectively.
(3) Stockholders' equity at September 30, 1998, includes the investment of $28,000 in Old Davel by EGI.

                           PEOPLES TELEPHONE COMPANY

                       SELECTED HISTORICAL FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                              NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31                     SEPTEMBER 30
                          --------------------------------------------------  ------------------
                            1993        1994      1995      1996      1997      1997      1998
                          --------    --------  --------  --------  --------  --------  --------
OPERATING DATA:
Operating revenues......  $ 81,717    $116,573  $112,362  $107,006  $112,235  $ 83,953  $ 86,265
Expenses................    70,619     117,270   120,832   108,944   112,891    83,874    87,125
Operating income
 (loss).................    11,098        (697)   (8,470)   (1,938)     (656)       79      (860)
Income (loss) from
 continuing operations..     3,929      (8,474)  (19,174)  (14,268)  (13,762)   (9,741)  (10,563)
Net income (loss).......     5,342     (18,393)  (37,860)  (15,992)  (11,670)  (11,759)  (10,563)
Basic earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $    .31    $   (.54) $  (1.23) $   (.96) $   (.92) $   (.66) $   (.73)
 Net income (loss)......       .42       (1.17)    (2.38)    (1.06)     (.79)     (.78)     (.73)
Diluted earnings (loss)
 per share:
 Income (loss) from
  continuing
  operations............  $    .27    $   (.54) $  (1.23) $   (.96) $   (.92) $   (.66) $   (.73)
 Net income (loss)......       .37       (1.17)    (2.38)    (1.06)     (.79)     (.78)     (.73)
Weighted Average Common
 Shares.................    12,700(1)   15,713    16,091    16,188    16,198    16,195    16,212
BALANCE SHEET DATA (END
 OF PERIOD):
Total assets............  $173,342    $190,591  $160,071  $140,870  $131,317  $124,000  $116,435
Long-term debt..........    75,262      98,301   102,577   101,230   100,275   100,376   101,488
Mandatorily redeemable
 preferred stock........       --          --     13,886    15,079    16,284    15,982    17,579
Stockholders' equity
 (deficit)..............    65,333      48,715    14,288    (4,294)  (17,680)  (17,189)  (30,394)

--------
(1) Diluted weighted average common shares for the year ended December 31, 1993 are 14,517.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  We expect that the transaction will be accounted for as a pooling-of-interests, which means that for accounting and financial reporting purposes we will treat Old Davel and Peoples as if they had always been combined.

  The following pages present selected unaudited pro forma financial information of New Davel that reflects the pooling-of-interests method of accounting and is intended to give you a better picture of what our businesses might have looked like had they always been combined.

  We prepared the pro forma income statement and balance sheet by adding or combining the historical amounts of each company. We then adjusted the combined amounts for differences in accounting methods used by the companies. Additionally, for the year ended December 31, 1997, and the interim period dated September 30, 1998, the pro forma financial information gives effect to the anticipated refinancing of each of the companies' debt, the investment of $28 million in Old Davel by EGI and the acquisition of CCI previously completed by Old Davel.

  We have calculated Weighted Average Common Shares using an exchange ratio of
0.235 of a share of New Davel common stock for each issued and outstanding share of Peoples common stock.

  The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the pro forma information as being indicative of either the historical results that we would have had or the future results that we will experience after the transaction is completed. It is also important that you read the "New Davel Unaudited Pro Forma Condensed Combined Financial Statements" that we have included in this Joint Proxy Statement/Prospectus beginning on page 66.

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                              NINE
                                                             MONTHS
                              YEAR ENDED DECEMBER 31          ENDED
                            ----------------------------  SEPTEMBER 30,
                              1995      1996      1997(1)    1998(1)
                            --------  --------  --------  -------------
OPERATING DATA:
Operating revenues........  $143,761  $143,422  $214,395    $158,237
Expenses..................   146,085   140,108   210,437     157,413
Operating income (loss)...    (2,324)    3,314     3,958         824
Loss from continuing
 operations...............   (15,354)  (11,073)  (11,906)    (13,615)
Basic and diluted loss per
 share:
  Loss from continuing
   operations.............  $  (1.93) $  (1.47) $  (1.34)   $  (1.40)
Weighted Average Common
 Shares...................     8,236     8,317    10,269       9,703
BALANCE SHEET DATA (END OF
 PERIOD):
Total assets..............                                  $306,585
Long-term debt............                                   203,088
Stockholders' equity......                                    34,552

--------
(1) Pro forma operating data includes results of CCI, which was acquired by Old Davel on February 3, 1998, for the period January 1, 1997 to February 2, 1998, and the effects of the anticipated refinancing of certain debt and preferred stock of Old Davel and Peoples and the investment of $28,000 in Old Davel by EGI.

                           COMPARATIVE PER SHARE DATA

  We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. The Peoples per share equivalents are calculated by multiplying the New Davel amounts by the exchange ratio of 0.235.

                                                                      NINE
                                                YEAR ENDED           MONTHS
                                                DECEMBER 31           ENDED
                                             -------------------  SEPTEMBER 30,
                                             1995   1996   1997       1998
                                             -----  -----  -----  -------------
OLD DAVEL:
  Historical per common share--
    Income (loss) from continuing operations
     (1).................................... $0.85  $0.70  $0.93     $(0.54)
    Dividends paid..........................   --     --     --         --
    Book value (2)..........................                8.20      11.06
  Pro forma combined per New Davel common
   share--
    Loss from continuing operations......... (1.93) (1.47) (1.34)     (1.40)
    Dividends paid..........................   --     --     --         --
    Book value (2)..........................                1.97       3.30
PEOPLES:
  Historical per common share--
    Loss from continuing operations......... (1.23) (0.96) (0.92)     (0.73)
    Dividends paid..........................   --     --     --         --
    Book value (2)..........................               (1.09)     (1.87)
  Pro forma combined per equivalent Peoples
   common share (3)--
    Loss from continuing operations......... (0.45) (0.35) (0.31)     (0.33)
    Dividends paid..........................   --     --     --         --
    Book value (2)..........................                0.46       0.78

--------
(1) Historical diluted earnings per share of Old Davel were $0.90 for the year ended December 31, 1997.
(2) Calculated by dividing stockholders' equity by total shares outstanding at period end.
(3) Calculated by multiplying New Davel pro forma combined amounts by the exchange ratio of 0.235.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

MARKET PRICES AND DIVIDENDS

  Old Davel common stock is traded on the Nasdaq National Market under the symbol "DAVL." Peoples common stock is traded on the American Stock Exchange under the symbol "PHO." The following table sets forth the high and low closing sales prices per share of such securities as reported on the Nasdaq National Market and the American Stock Exchange, as applicable, based on published financial sources, for the periods indicated. No cash dividends have been paid on the Old Davel common stock or the Peoples common stock. The per share information presented below and elsewhere in this Joint Proxy Statement/Prospectus has been adjusted to reflect all stock splits of Old Davel and Peoples.

                                                                       PEOPLES
                                                         OLD DAVEL     COMMON
                                                       COMMON STOCK     STOCK
                                                       ------------- -----------
                                                        HIGH   LOW   HIGH   LOW
                                                       ------ ------ ----- -----
1996:
  First Quarter....................................... $13.75 $12.50 $2.81 $1.69
  Second Quarter......................................  20.00  12.75  4.25  2.31
  Third Quarter.......................................  20.75  15.00  4.13  2.38
  Fourth Quarter......................................  19.00  15.25  4.50  2.75
1997:
  First Quarter.......................................  18.25  14.75  4.00  2.88
  Second Quarter......................................  18.00  12.00  3.75  3.00
  Third Quarter.......................................  23.25  15.25  3.50  2.56
  Fourth Quarter......................................  29.00  21.25  4.50  3.00
1998:
  First Quarter.......................................  28.50  24.38  3.75  2.50
  Second Quarter......................................  29.25  21.25  3.44  2.13
  Third Quarter.......................................  25.25  10.88  5.25  2.25
  Fourth Quarter (through November 17, 1998)..........  19.13   9.00  4.06  1.44

  Set forth below are the last reported sale prices of Old Davel common stock and Peoples common stock on July 2, 1998, the last trading day prior to the execution of the Merger Agreement, and on November 17, 1998, as well as the equivalent pro forma sale prices of Peoples common stock on such dates, as determined by multiplying the Old Davel common stock price by 0.235.

                                                        OLD
                                                       DAVEL  PEOPLES
                                                       COMMON COMMON   PEOPLES
                                                       STOCK   STOCK  EQUIVALENT
                                                       ------ ------- ----------
July 2, 1998.......................................... $24.94  $3.13    $5.86
November 17, 1998..................................... $16.63  $3.63    $3.91

  OLD DAVEL AND PEOPLES SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET INFORMATION FOR OLD DAVEL COMMON STOCK AND PEOPLES COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF OLD DAVEL COMMON STOCK OR PEOPLES COMMON STOCK AT THE MERGER DATE. THERE IS NO MINIMUM OR MAXIMUM INITIAL VALUE FOR THE CONSIDERATION TO BE RECEIVED BY PEOPLES SHAREHOLDERS. SEE "RISK FACTORS--RISK FACTORS RELATING TO THE TRANSACTION--FLUCTUATION IN THE VALUE OF THE PEOPLES MERGER CONSIDERATION" AND "--POTENTIAL VOLATILITY OF NEW DAVEL'S COMMON STOCK PRICE."

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  This document (including information we have incorporated into this document by reference) contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this document. Forward-looking statements include information concerning possible or assumed future results of operations of Old Davel, Peoples and New Davel, including forecasts, projections and descriptions of expected cost savings or other anticipated synergies related to the mergers. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the companies have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although each of the companies believes that its forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the actual financial results or results of operations of Old Davel, Peoples and New Davel and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

  . the transaction not being completed;

  . implementation of or changes in the laws, regulations or policies governing the telecommunications industry that could negatively affect the payphone business, particularly in the area of dial-around compensation;

  . expected synergies, economies of scale and cost savings from the transaction not being fully realized or realized within the expected time frames;

  . unanticipated difficulties servicing the substantially higher level of indebtedness of New Davel after the transactions are completed;

  . combined revenues after completion of the transaction being lower than expected;

  . costs or operational difficulties related to integrating the businesses of the companies into one combined company being greater than expected;

  . excessive or unanticipated demands placed on management by the substantial increase in New Davel's size;

  . unanticipated increases in financing and financing-related costs;

  . general economic or business conditions affecting the payphone industry
    (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

  . the inability of New Davel to accomplish its strategic objectives for external expansion, including through selective acquisitions and internal expansion, as well as through sales and marketing activities; and

  . regulatory authorities making adverse determinations regarding the transaction.

  All future written and oral forward-looking statements by the companies or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for their ongoing obligations to disclose material information as required by the federal securities laws, none of the companies has any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS DOCUMENT.

YOU WILL FIND DEFINITIONS FOR MANY OF THE CAPITALIZED TERMS USED IN THIS JOINT
       PROXY STATEMENT/PROSPECTUS IN THE GLOSSARY BEGINNING ON PAGE 154.


                                 RISK FACTORS

  YOU SHOULD READ AND CONSIDER CAREFULLY EACH OF THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN, ATTACHED TO OR INCORPORATED BY REFERENCE IN THIS DOCUMENT, BEFORE YOU VOTE ON THE TRANSACTION. CERTAIN OF THE FOLLOWING FACTORS RELATE SPECIFICALLY TO THE TRANSACTION THAT WE ARE PROPOSING FOR YOUR CONSIDERATION. OTHERS ARE FACTORS MORE GENERALLY ASSOCIATED WITH THE BUSINESSES OF THE COMPANIES.

RISK FACTORS RELATING TO THE TRANSACTION

FLUCTUATION IN THE VALUE OF THE PEOPLES MERGER CONSIDERATION

  Peoples shareholders are not assured of receiving consideration in the transaction having a set market value or a minimum market value. If the transaction is completed, each share of Peoples common stock will be converted into 0.235 of a share of New Davel common stock. No adjustment will be made to the number of shares of New Davel common stock to be received by Peoples shareholders in the event of any increase or decrease in the market price of Peoples common stock or Old Davel common stock. The market prices of Peoples common stock and Old Davel common stock when the transaction takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus and from their prices at the time their respective shareholders vote on the proposals relating to the transaction. On July 2, 1998 (the last trading day prior to the execution of the Merger Agreement), the closing market prices of Old Davel common stock and Peoples common stock were $24.9375 and $3.125, respectively; on November 17, 1998, the closing market prices of Old Davel common stock and Peoples common stock were $16.625 and $3.625, respectively. During the twelve month period ending on November 17, 1998 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing market price of Old Davel common stock varied from a low of $9.00 to a high of $29.50 and the closing market price of Peoples common stock varied from a low of $1.4375 to a high of $5.25. Changes in such market prices may result from, among other things:

  . changes in market perceptions of the synergies and cost savings expected to result from the transaction;

  . changes in the business, operations or prospects of Old Davel or Peoples;

  . changes in the laws and regulations affecting the payphone industry (see
    "Regulatory Matters"); and

  . changes in general market and economic conditions.

  As a result, at the time of the Peoples special meeting and the Davel annual meeting, you will not know the exact market value of the New Davel common stock that Peoples shareholders will receive when the transaction is completed. In addition, the market value of such stock may be volatile for the reasons described under "--Potential Volatility of New Davel's Common Stock Price" and "--No Prior Public Market" below.

POTENTIAL VOLATILITY OF NEW DAVEL'S COMMON STOCK PRICE

  Old Davel and Peoples believe that the following factors, among others, may cause the market price of New Davel's common stock to fluctuate, perhaps substantially:

  . changes in the market perceptions of the synergies and cost savings expected to result from the transaction;

  . changes in the business, operations or prospects of New Davel;

  . variations in the New Davel's results of operations relative to analysts' expectations;

  . changes in, or the implementation of, the laws and regulations affecting the payphone industry (see "Regulatory Matters"); and

  . changes in general market and economic conditions.

  In addition, broad market fluctuations may adversely affect the market price of New Davel's common stock.

ABILITY TO PROCURE FINANCING NECESSARY TO COMPLETE THE TRANSACTION

  New Davel currently expects to refinance substantially all of the indebtedness of Old Davel and Peoples through borrowings under the New Credit Facility. There can be no assurances that New Davel will enter into definitive agreements with respect to the New Credit Facility. New Davel's ability to obtain the Financing will depend on the financial condition and results of operations of each of Old Davel and Peoples, general economic factors, the condition of the financial markets and factors affecting the telecommunications or payphone industries, which may adversely affect the availability of credit overall and the terms on which credit may be available. If New Davel does not enter into the New Credit Facility, and is otherwise unable to procure alternative financing on terms and conditions that Old Davel and New Davel believe are reasonable, the parties would not be able to complete the transaction.

REDUCED OWNERSHIP INTERESTS IN NEW DAVEL

  After completion of the transactions you will own a significantly smaller percentage of New Davel than you currently own of Old Davel or Peoples. Accordingly, your investment will depend primarily upon the success of New Davel's operations as a whole rather than the separate businesses of Old Davel or Peoples. Immediately following completion of the transaction, holders of Old Davel common stock and holders of Peoples common stock will hold approximately 55.3% and 44.7%, respectively, of the outstanding shares of New Davel common stock on a fully diluted basis. As a result of the transaction, the principal shareholders of Peoples will own significantly smaller percentages of New Davel than they own of Peoples prior to the transaction and, accordingly, may be able to exercise less influence over the management and policies of New Davel than they currently exercise with respect to Peoples. The following table sets forth the stock ownership percentages for shareholders who are affiliates and for shareholders who are not affiliates of each of Old Davel and Peoples both before and immediately after completion of the transaction.

                          OWNERSHIP OF OLD DAVEL     OWNERSHIP OF PEOPLES       OWNERSHIP OF NEW DAVEL
                         PRIOR TO THE TRANSACTION PRIOR TO THE TRANSACTION(1) AFTER THE TRANSACTION(1)(2)
                         ------------------------ --------------------------- ---------------------------
Old Davel
  Affiliates............           62.3%                      --                         34.7%
  Other Shareholders....           37.7%                      --                         21.0%
Peoples
  Affiliates............            --                       17.3%                        9.1%
  Other Shareholders....            --                       82.7%                       35.2%

--------
(1) Assumes the conversion of all shares of Peoples Series C Cumulative Convertible Preferred Stock into shares of Peoples common stock prior to the completion of the transaction and the conversion of these shares into New Davel common stock upon completion of the transaction. Also assumes the exercise of all currently exercisable options or warrants to acquire Old Davel common stock or Peoples common stock, the exercise prices of which are less than or equal to the closing sales price of Old Davel common stock or Peoples common stock, as the case may be, as of November 17, 1998.
(2) Assumes the receipt by the holder of the Peoples Series C Cumulative Convertible Preferred Stock of shares of New Davel common stock in consideration of accrued but unpaid dividends through the date of completion of the transaction and the future fair value of such preferred stock had it not been converted.

DIFFICULTIES OF INTEGRATION

  The combination of Old Davel and Peoples involves the integration of separate companies that have previously operated independently and have different corporate cultures. The process of combining the companies may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, such businesses as a result of the following difficulties, among others:

  . loss of key employees or customers;

  . possible inconsistencies in standards, controls, procedures and policies among the companies being combined and the need to implement company-wide financial, accounting, information and other systems;

  . failure to maintain the quality of services that such companies have historically provided;

  . the need to coordinate geographically diverse organizations; and

  . the diversion of management's attention from the day-to-day business of New Davel as a result of the need to deal with the above disruptions and difficulties and the need to add management resources to do so.

  Such disruptions and difficulties, if they occur, may cause New Davel to fail to realize the cost savings, synergies and revenue enhancements that we currently expect to result from such integration and may cause material adverse short- and long-term effects on the operating results and financial condition of New Davel.

UNCERTAINTIES IN REALIZING COST SAVINGS AND OTHER SYNERGIES

  Even if New Davel is able to integrate the operations of the companies successfully, there can be no assurance that such integration will result in the realization of the full benefits of the cost savings, synergies or revenue enhancements that we currently expect to result from such integration or that such benefits will be achieved within the time frame that we currently expect.

  . Achieving the economies of scale that we currently anticipate will result from the transaction depends, in part, on negotiations with third party providers of goods and services, the results of which are difficult to predict. Accordingly, the amount and timing of the resulting cost savings are inherently difficult to estimate.

  . The cost savings and other synergies from the transaction may be offset by costs incurred in integrating the companies.

  . The cost savings and other synergies from the transaction may also be offset by increases in other expenses, by operating losses or by problems in the business unrelated to the transaction.

SUBSTANTIAL LEVERAGE

  Substantially all of the outstanding indebtedness of Old Davel and Peoples is expected to be refinanced (the "Financing"). In the Financing, New Davel currently expects to borrow an amount under the New Credit Facility not to exceed $260 million. In addition, New Davel will assume approximately $2.1 million of indebtedness of Peoples (out of a total of $102.1 million outstanding as of September 30, 1998) that will not be refinanced in the Financing.

  As a result of the Financing, New Davel will incur significant debt and debt service obligations. The degree to which New Davel is leveraged could have important consequences, including the following:

  . New Davel's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

  . a substantial portion of New Davel's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness;

  . New Davel may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

  . fluctuations in market interest rates will affect the cost of New Davel's borrowings to the extent not covered by interest rate hedge agreements because interest under the New Credit Facility will be payable at variable rates.

  See "Operation, Management and Business of New Davel After the Transaction-- The Financing."

  New Davel's ability to service its indebtedness will depend on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Certain of these factors are beyond New Davel's control. See "Regulatory Matters." We believe that, based upon current levels of operations, New Davel should be able to meet its debt service obligations when due. If, however, New Davel were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of holders of its common stock). We cannot assure you that any of these strategies could be effected on satisfactory terms, if at all.

IMPACT OF SHARES OF NEW DAVEL COMMON STOCK ELIGIBLE FOR FUTURE SALE

  Sales of large amounts of New Davel common stock in the public market after completion of the transaction could adversely affect the prevailing market price of such common stock and impair New Davel's ability to raise additional capital through the sale of equity securities. If the transaction is completed, about 10.5 million shares of New Davel common stock would be outstanding (based upon the number of shares of outstanding common stock of Old Davel and Peoples as of November 17, 1998). About 4.7 million shares of New Davel common stock would be issued to the holders of Peoples common stock in connection with the transaction, and about 5.8 million shares of New Davel common stock would be issued to holders of Old Davel common stock. If the transaction is completed, about 2.3 million shares of New Davel common stock will be held by former Old Davel shareholders who are not affiliates of New Davel and were not affiliates of Old Davel, and about 3.8 million shares of New Davel common stock will be held by persons who are not affiliates of New Davel and were not affiliates of Peoples, all of which would be freely tradeable immediately after the completion of the transaction. The remaining shares of New Davel common stock will be held by persons who were affiliates of Old Davel or Peoples and would be subject to the sales restrictions imposed by Rule 145 of the Securities Act and pooling of interests accounting rules.

ABILITY TO IMPLEMENT ACQUISITION STRATEGY

  New Davel intends to maintain an acquisition program, pursuant to which it may enter into acquisitions, mergers, joint ventures or other business combinations. See "Business of Old Davel--Business Strategy" and "-- Acquisitions." However, no assurances can be given that New Davel will succeed in consummating any such transactions. If any such transactions are consummated, there can be no assurance that New Davel will be able to successfully manage or integrate the acquired companies or businesses. The risks involved in attempting to integrate any such companies or businesses would be the same types of risks described above with respect to the transaction under "Risk Factors Relating to the Transaction--Difficulties of Integration." Although management of New Davel will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that New Davel will properly ascertain all such risks or that such transactions will achieve the levels of revenue and profitability expected by management or result in the other benefits anticipated by management.

  The success of New Davel's acquisition program will depend on, among other things, the availability of suitable candidates, the ability of New Davel to value such candidates accurately and negotiate favorable terms for such acquisitions, the availability of funds to finance transactions and the availability of management resources to oversee the integration and operation of the acquired businesses. Financing for such transactions may come from several sources, including cash and cash equivalents on hand and marketable securities and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. The issuance of any such additional securities could, among other things:

  . result in substantial dilution of the percentage ownership of the shareholders of New Davel at the time of any such issuance;

  . result in substantial dilution of New Davel's earnings per share;

  . adversely affect the prevailing market price for the common stock of New
    Davel; and

  . result in increased indebtedness, which could negatively affect New
    Davel's liquidity and operating flexibility (see "--Substantial
    Leverage").

RESTRICTIONS IMPOSED BY TERMS OF THE FINANCING

  The New Credit Facility will contain numerous restrictive covenants that will limit the discretion of New Davel regarding certain business matters. These covenants will place significant restrictions on New Davel's ability to incur additional indebtedness, create liens or other encumbrances, make certain payments, investments, loans and guarantees and sell or otherwise dispose of assets and merge or combine with another entity. The New Credit Facility will also contain a number of financial covenants that will require New Davel to meet certain financial ratios and tests. A failure to comply with the obligations in the New Credit Facility could result in an event of default under the New Credit Facility, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness which could have a material adverse effect on New Davel. The New Credit Facility will also contain covenants that restrict or prohibit New Davel's ability to pay dividends and make other distributions to you as a shareholder. See "Operation, Management and Business of New Davel After the Transaction--The Financing."

DEPENDENCE ON KEY PERSONNEL

  New Davel will rely on the efforts and abilities of its executive officers. The loss of one or more of these officers could have a material adverse effect on New Davel. Old Davel does not currently have any "key man" life insurance for its key personnel.

INFLUENCE OF PRINCIPAL SHAREHOLDERS

  At November 17, 1998, David R. Hill, Old Davel's Chairman of the Board, beneficially owned about 32% and Samstock, a private investment company controlled by Samuel Zell, beneficially owned about 28% of the outstanding shares of Old Davel common stock. For a description of certain agreements regarding the voting of such shares, see "Operation, Management and Business of New Davel After the Transaction--New Davel Principal Shareholders." At the same date, UBS Capital beneficially owned about 15% of the fully diluted shares of Peoples common stock. The following estimates regarding share ownership after the transaction are based on these beneficial ownership levels.

  . If the transaction is completed, Mr. Hill will own about 18%, Samstock will own about 15% and UBS Capital will own about 8% of the outstanding shares of New Davel common stock and each will continue to have significant influence over the policies of New Davel and any matters submitted to a shareholder vote, including the election of directors and the approval of significant corporate matters.

  In addition, as of the completion of the transaction, the New Davel Board of Directors will include designees of these principal shareholders. Also, certain current shareholders of the companies will have significant share ownership in New Davel. See "Operation, Management and Business of New Davel After the Transaction--New Davel Principal Shareholders."

  For more information regarding share ownership after the transaction, see "Operation, Management and Business of New Davel After the Transaction-- Management of New Davel" and "--New Davel Principal Shareholders."

POSSIBLE ANTI-TAKEOVER EFFECTS

  Rights Plan. Each share of New Davel's common stock will have associated with it one preferred share purchase right entitling the holder under certain circumstances to purchase from New Davel one one-thousandth of a share of New Davel's Series A junior participating preferred stock. The rights agreement of New Davel could have the effect of delaying or preventing a change in the control of New Davel or the removal of existing management, of deterring potential acquirors from making an offer to holders of New Davel and of limiting any opportunity to realize premiums over prevailing market prices for New Davel's common stock. For more information, see "Description of New Davel Capital Stock--Rights Plan" and "Description of Capital Stock of Old Davel--Rights Plan."

  Concentration of Ownership. The ownership of a substantial portion of New Davel's outstanding common stock among a few shareholders, including Mr. David Hill and Samstock who have agreed, among other things, to vote their respective shares in favor of the other's designees as directors, could have the effect of delaying or preventing a change in the control of New Davel or the removal of existing management, of deterring potential acquirors from making an offer for your shares of New Davel common stock and of limiting any opportunity for you to realize premiums over prevailing market prices of your shares. See "--Influence of Principal Shareholders."

  Preferred Stock. After the completion of the transaction, New Davel will have available for issuance 1,000,000 shares of preferred stock, which the board of directors of New Davel will be authorized to issue, in one or more series, without any further action on the part of New Davel's shareholders. Subject to limitations imposed by law or New Davel's certificate of incorporation, New Davel's board of directors could determine the designation of and the number of shares constituting each series of the preferred stock; the dividend rate for each series; the terms and conditions of any voting, conversion and exchange rights for each series; the amounts payable on each series upon redemption or New Davel's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and the relative rights among the series of the preferred stock. At the discretion of New Davel's board of directors, the preferred stock could be used to deter any takeover attempt, by tender offer or otherwise. In addition, New Davel's preferred stock could be issued with voting and conversion rights which could adversely affect the voting power and/or economic value to you as a holder of New Davel's common stock. The issuance of preferred stock could also result in a series of securities outstanding that would have preferences over New Davel's common stock with respect to dividends and in liquidation. For more information, see "Description of New Davel Capital Stock--New Davel Preferred Stock" and "Description of Capital Stock of Old Davel--Old Davel Preferred Stock."

NO PRIOR PUBLIC MARKET

  There has been no public market for New Davel common stock, and there can be no assurance that an active trading market will develop or be sustained. Accordingly, you may experience difficulty selling or otherwise disposing of such shares.

IMPACT ON PEOPLES IF THE TRANSACTION IS NOT COMPLETED

  No assurance can be given that the transaction will be consummated. If the transaction is not consummated, Peoples will have incurred substantial expenses in connection with the transaction. If the merger agreement is terminated under certain circumstances, Peoples is required to pay Old Davel a termination fee of $5,000,000 and expenses of up to $1,000,000. See "The Merger Agreement--Termination Fees." In addition, under certain circumstances relating to termination of the merger agreement, Old Davel has the right to exercise a stock option to purchase up to 19.9% of the issued and outstanding Peoples Common Stock. See "The Merger Agreement--Termination Option Agreement." If this option becomes exercisable, its existence could impact Peoples' ability to attract a competing bid or to attract any other strategic partner.

RISK FACTORS ASSOCIATED WITH THE PAYPHONE BUSINESS

UNCERTAIN REGULATORY ENVIRONMENT

  General. In February 1996, Congress enacted the Telecommunications Act of 1996. The Telecommunications Act has significantly altered the regulatory landscape in which payphone companies operate. While we believe that the Telecommunications Act, as implemented by the FCC, will address certain historical inequities in the payphone marketplace, uncertainties relating to the impact and timing of the implementation of the new regulatory framework still exist. The uncertainty with the greatest potential financial impact relates to revenue from access code calls and toll-free dialed calls, also referred to as "dial-around" compensation. Dial-around compensation accounts for a material percentage of each of Old Davel's and Peoples' revenues. Certain interexchange carriers (or IXCs as they are sometimes referred to) have asserted and continue to assert in court and FCC proceedings that the appropriate level of dial-around compensation payable to operators of payphones is lower than the level currently mandated by the FCC.

  Dial-Around Compensation. In the Telecommunications Act, Congress directed the FCC to establish a fair compensation system for dial-around calls made on payphones. On September 20 and November 8, 1996, the FCC adopted the 1996 Payphone Order. The FCC's 1996 Payphone Order initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (equivalent to 131 calls multiplied by $0.35 per call). Beginning on October 7, 1997 and ending on October 6, 1998 (later extended to October 6, 1999), the $45.85 per payphone per month rate was to be phased out in favor of a per-call system at the rate of $0.35 per call. Several parties filed petitions for court review of certain of the FCC regulations, including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit remanded and later vacated certain portions of the 1996 Payphone Order, including the dial-around compensation rate. For more information, see "Regulatory Matters."

  In response to the Court's decision, the FCC issued the 1997 Payphone Order, which became effective on October 7, 1997. The 1997 Payphone Order addressed the per-call compensation rate for access code and 800 subscriber calls in light of the decision of the Court. The FCC concluded that the rate for per-call compensation for access code and 800 subscriber calls from payphones is the market-based local coin rate ($0.35) adjusted for certain cost differences between dial-around and local coin calls, estimated to be $0.066. As a result, the FCC established a rate of $0.284 (equivalent to $0.35 less $0.066) per call for the first two years of per-call compensation (from October 7, 1997 through October 6, 1999). After the first two years of per-call compensation, the market-based local coin rate, less $0.066, will become the per-call rate for access code and 800 subscriber calls. In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per-call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 to October 6, 1997, but deferred for later decision the manner in which the payment obligations for this period will be allocated among the IXCs and paid to PSPs.

  Certain IXCs challenged in court the portion of the 1997 Payphone Order establishing the dial-around compensation rate. On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court opined that the FCC had failed to explain adequately its use of the deregulated local coin call rate as a starting point in deriving the $0.284 per call rate and stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within the six-month period ordered by the Court. On June 19, 1998, the FCC solicited comment from interested parties on the issues. Certain IXCs and members of the paging industry have urged the FCC to abandon its efforts to derive a market-based rate from surrogates and either require the caller to pay dial-around compensation by coin deposit or adopt a cost-based rate at levels below the $0.284 rate. We believe that the FCC will issue its ruling in the current proceeding within the specified six-month period. We cannot predict whether this ruling will result in an increase, decrease or reaffirmation of the $0.284 compensation rate or other modifications to the dial-around compensation system.

  If the IXCs and other parties in opposition succeed in their efforts to secure a judicial or administrative order reducing the amount of dial-around compensation to be paid for calls made before October 6, 1999, such a reduction could have a material adverse effect on Old Davel and Peoples, or on New Davel. See "Regulatory Matters," "Old Davel Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Impact on Revenue--Dial-Around Compensation," "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations--Dial-Around Compensation."

  Local Coin Call Rates. As a result of the Telecommunications Act and in accordance with an FCC ruling, certain local exchange carriers and independent payphone providers, including the companies, have generally increased rates for local coin calls on their payphones to $0.35. In deciding to deregulate local coin rates for payphones, the FCC provided for possible modifications or exemptions from deregulation where an individual state makes a detailed showing that there are market failures within the state that would not allow market-based rates to develop. The FCC has not, however, indicated the specific requirements for obtaining a state exemption. Due to the FCC's lack of direction and our inability to predict the responses of individual states or the market, we cannot predict the ultimate impact on operations of local coin rate deregulation.

EFFECT OF DEREGULATION

  As allowed by the FCC's 1997 Payphone Order, the local-call coin rates on most payphones has increased from $0.25 per call to $0.35 per call. The increased rates have contributed to a reduction in the volume of coin calls being placed from the payphones, which has offset in part the increased revenue from the higher coin rate. While the negative impact on call volume resulting from the higher coin rate could moderate over time, we cannot assure you that New Davel will experience call volumes comparable to historical levels. In addition, because the industry has not yet had significant experience operating under the FCC's new per-call dial-around compensation rules (some of which have not yet been issued and some of which are the subject of litigation), we cannot assure you of the ability of IXCs and other carriers to correctly monitor, record and pay dial-around compensation to payphone providers, including New Davel. We also cannot assure you that Old Davel and Peoples, or New Davel, will be able to challenge successfully, where necessary, payments from the IXCs and other carriers that are believed to be delinquent or deficient. Furthermore, new FCC rules regarding Billed Party Preference require payphone operators to give payphone users the option of receiving a rate quote before a call is connected when making a 0+ interstate call. These rules, which became effective on July 1, 1998, could reduce revenues earned by Old Davel and Peoples, and by New Davel, on long-distance calls placed from payphones by encouraging more consumers to dial around the long-distance service provided by the companies. We cannot currently assess what impact the new rules will have on financial performance. For more information, see "Regulatory Matters."

COMPETITION

  Old Davel and Peoples operate in a highly competitive environment with limited barriers to entry. Each of the companies competes for payphone locations with LECs and other IPPs. Some competitors are larger than the companies, and larger than New Davel will be, and have substantially greater financial, marketing and other resources available to them. We cannot assure you that New Davel will be able to compete successfully with those competitors. In addition, many LECs, faced with competition from Davel, Peoples and other IPPs, have increased their compensation arrangements with owners of the properties on which their payphones are located to offer more favorable commission schedules. This could result in New Davel offering higher commissions to these location owners. Higher commissions could have a material adverse effect on New Davel by impeding its ability to maintain profitability and repay indebtedness and by increasing operating expenses as a percentage of revenues. In addition, in a deregulated payphone environment, certain LECs may develop increasingly aggressive marketing and acquisition strategies, which could have a material adverse effect on New Davel's ability to implement its business and acquisition strategies. You should also note that cellular, personal communication systems and other forms of wireless communication provide an alternative to payphones that could adversely affect operating results in, or depress the rate of growth of, the payphone industry in general and New Davel, in particular.

DEPENDENCE UPON THIRD-PARTY PROVIDERS

  Each of the companies assembles its payphones from components provided by outside suppliers. In addition, the companies rely on outside suppliers for local line access, billing and collection services, and long-distance and operator services. We believe that multiple suppliers are available to meet all of New Davel's product and service needs at competitive prices and rates and expect the availability of such products and services to continue in the future. However, we cannot assure the continuing availability of alternative sources. Transition from existing suppliers, if necessary, could have a disruptive impact on operations and could give rise to unforeseen delay and expense. For more information regarding the companies' dependence on suppliers, see "Business of Old Davel-- Service and Equipment Suppliers" and "Business of Peoples--Payphones-- Telephone Equipment Suppliers."

TECHNOLOGICAL CHANGE AND NEW SERVICES

  Continuous technological change, frequent service, product innovations and evolving industry standards characterize the telecommunications industry. We believe that the future success of New Davel will depend in part on its ability to anticipate technological changes and respond in a timely and effective manner to meet new industry standards. Any failure to keep pace with technological change (including the technical support component required to operate payphones) and new customer service demands could have a material adverse effect on New Davel.

YEAR 2000 ISSUE

  Many existing computer programs, including those used by Old Davel and Peoples in its operations, use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000. This potential problem is often referred to as the Year 2000 issue. Old Davel and Peoples have analyzed the costs of addressing the Year 2000 issue. Although Old Davel and Peoples do not believe that such costs are likely to have a material effect on future financial results, we cannot assure you that the consequences of the Year 2000 issue will not have a material effect on New Davel's future financial or operating results. See "Old Davel Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issue" and "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

YOU WILL FIND DEFINITIONS FOR MANY OF THE CAPITALIZED TERMS USED IN THIS JOINT
                                     PROXY
          STATEMENT/PROSPECTUS IN THE GLOSSARY BEGINNING ON PAGE 154.


                         MEETINGS, VOTING AND PROXIES

DAVEL ANNUAL MEETING OF SHAREHOLDERS

  Purpose of Davel Annual Meeting. The purpose of the Davel Annual Meeting of Shareholders is to consider and vote upon (1) a proposal to approve and adopt the Merger Agreement and (2) a proposal to elect the seven nominees to the Davel Board of Directors (all of whom will become directors of New Davel if the Transaction is completed).

  THE DAVEL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT DAVEL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE ELECTION OF THE SEVEN NOMINEES TO THE OLD DAVEL BOARD OF DIRECTORS. The completion of the Transaction is conditioned upon approval by Old Davel shareholders.

  Date, Place and Time; Record Date. The Davel Annual Meeting is scheduled to be held on Tuesday, December 22, 1998, at 9:00 a.m., local time, at One North Franklin Street, Third Floor, Chicago, Illinois. Shareholders who are present at the Davel Annual Meeting in person or by proxy will be entitled to one vote for each of their shares of Old Davel Common Stock held of record at the close of business on November 11, 1998 (the "Davel Record Date"). At the close of business on the Davel Record Date, 5,784,209 shares of Old Davel Common Stock were issued and outstanding and entitled to vote.

  Voting Rights. Each share of Old Davel Common Stock outstanding on the Davel Record Date is entitled to one vote, except in the election of directors. A majority of shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Davel Annual Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval, except in the election of directors. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Old Davel Common Stock is required for approval of the Merger Agreement. The seven nominees to the Old Davel Board of Directors receiving the highest number of votes in their favor shall be elected directors of Old Davel. Only votes cast FOR a nominee will be counted. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. David R. Hill and Samstock, holders of approximately 60% in the aggregate of the shares of Old Davel Common Stock outstanding as of the Davel Record Date, have agreed to vote for approval of the Merger Agreement and for the election of each other's nominees to the Old Davel Board of Directors. See "The Merger Agreement--Voting Agreements."

  All Old Davel shareholders entitled to vote on the Merger Agreement may exercise dissenters' rights pursuant to the Illinois Law. See "Dissenters' Rights--Dissenters' Rights of Old Davel Shareholders."

  Mr. David R. Hill, Chairman of Old Davel, and Samstock, L.L.C., whose affiliates Mr. Sam Zell and Mr. F. Philip Handy are directors of Old Davel, owned approximately 32% and 28%, respectively, of the issued and outstanding shares of Old Davel Common Stock on the Davel Record Date and have agreed to vote all of such shares in favor of the Merger Agreement. As of such date, all other executive officers and directors of Old Davel collectively owned less than 1% of the outstanding shares of Old Davel Common Stock.

  Proxies. Proxies are being solicited on behalf of the Old Davel Board of Directors. All shares represented by properly executed proxies received in time for the Davel Annual Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted FOR approval and adoption of the Merger Agreement and FOR the election of the seven nominees to the Old Davel Board of Directors, allocating each shareholder's votes evenly among the nominees. Holders of proxies will be authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the Old Davel Annual Meeting.

  A shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of Old Davel a written notice of revocation bearing a later date than the proxy; (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Old Davel before the taking of the vote at the Davel Annual Meeting; or (c) attending the Davel Annual Meeting and voting in person. Attendance at the Davel Annual Meeting will not by itself revoke a proxy.

  The expenses of soliciting proxies for the Davel Annual Meeting, if any, will be paid by Old Davel (except that Old Davel and Peoples will share equally in expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Old Davel and its subsidiaries who will not be additionally compensated therefor. In addition, MacKenzie Partners, Inc. has been retained by Old Davel to assist in the solicitation of proxies and will be paid a fee of $3,000 plus reimbursement for reasonable out-of-pocket expenses. In these efforts, MacKenzie Partners will make targeted telephone solicitations of major shareholders and follow up such calls with reminder mailings and has conducted the required broker search process.

  The Davel Annual Meeting may be adjourned to another date or place for any proper purpose.

PEOPLES SPECIAL MEETING OF SHAREHOLDERS

  Purpose of Peoples Special Meeting. The purpose of the Peoples Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement.

  THE PEOPLES BOARD OF DIRECTORS, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The completion of the Transaction is conditioned upon approval by Peoples shareholders at the Peoples Special Meeting.

  Date, Place and Time; Record Date. The Peoples Special Meeting is scheduled to be held on Tuesday, December 22, 1998, at 10:00 a.m., local time, at the principal executive offices of Peoples, which are located at 2300 N.W. 89th Place, Miami, Florida. Shareholders who are present at the Peoples Special Meeting in person or by proxy will be entitled to vote their shares of Peoples Common Stock and/or Peoples Series C Preferred Stock held of record at the close of business on November 11, 1998 (the "Peoples Record Date"). At the close of business on the Peoples Record Date, 16,212,935 shares of Peoples Common Stock and 150,000 shares of Peoples Series C Preferred Stock were issued and outstanding and entitled to vote.

  Voting Rights. The holders of the Peoples Series C Preferred Stock are entitled to vote on all matters submitted to the shareholders of Peoples for a vote together with the holders of the Peoples Common Stock, voting together as a single class, with each share of Peoples Common Stock entitled to one vote per share and each share of Peoples Series C Preferred Stock entitled to one vote for each share of Peoples Common Stock issuable upon conversion of the Peoples Series C Preferred Stock.

  A majority of shares entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Peoples Special Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. The affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock and the Peoples Series C Preferred Stock voting together as a single class (with each share of Peoples Series C Preferred Stock entitled to one vote for each share of Peoples Common Stock issuable upon the conversion thereof) and the affirmative vote of the holders of a majority of the outstanding shares of Peoples Series C Preferred Stock voting as a separate class at the Peoples Special Meeting is required for approval and adoption of the Merger Agreement and is a condition to completion of the Transaction.

  Pursuant to the UBS Voting Agreement, UBS Capital has agreed, among other things, to vote all of its shares of Peoples Series C Preferred Stock to approve and adopt the Merger Agreement. Such shares represent all of the shares of the Peoples Series C Preferred Stock and 14.98% of the outstanding combined voting power of Peoples Common Stock and Peoples Series C Preferred Stock, voting together as a class. See "The Merger Agreement--Voting Agreements." In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval.

  As of the Peoples Record Date, the directors and executive officers of Peoples, together with their affiliates as a group, owned approximately 16% of the combined voting power of Peoples Common Stock and Peoples Series C Preferred Stock, voting together as a class. Such persons have indicated to Peoples that they will vote in favor of approval of the Merger Agreement and the Davel/Peoples Merger.

  Dissenters' rights are not available to Peoples shareholders under the New York Law because Peoples Common Stock is listed on a national securities exchange and because the holder of the Peoples Series C Preferred Stock has assented to the Davel/Peoples Merger. See "The Merger Agreement--Voting Agreements" and "Dissenters' Rights--No Dissenters' Rights for Peoples Shareholders."

  Proxies. Proxies are being solicited on behalf of the Board of Directors of Peoples. All shares represented by properly executed proxies received in time to be voted at the Peoples Special Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted FOR the adoption and approval of the Merger Agreement. Holders of proxies are also authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the Peoples Special Meeting.

  A shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of Peoples, a written notice of revocation bearing a later date than the proxy; (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Peoples before the taking of the vote at the Peoples Special Meeting; or (c) attending the Peoples Special Meeting and voting in person. Attendance at the Peoples Special Meeting will not by itself revoke a proxy.

  The expenses of soliciting proxies for the Peoples Special Meeting will be paid by Peoples (except Peoples and Old Davel will share equally in expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus and the registration statement of which this Joint Proxy Statement/Prospectus forms a part) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Peoples and its subsidiaries who will not be additionally compensated therefor. In addition, MacKenzie Partners, Inc. has been retained by Peoples to assist in the solicitation of proxies and will be paid a fee of $5,000 plus reimbursement for reasonable out-of-pocket expenses. In these efforts, MacKenzie Partners will make targeted telephone solicitations of major shareholders and follow up with such calls with reminder mailings, and has conducted the required broker search process.

  The Peoples Special Meeting may be adjourned to another date or place for any proper purpose.

                                THE TRANSACTION

BACKGROUND

  Over the last several years, there has been increasing consolidation among IPPs. Each of Old Davel and Peoples has completed transactions to acquire additional payphones and payphone routes, thereby expanding its existing markets or entering new markets, and has continued to explore consolidation opportunities.

  On December 18, 1997, in connection with a review by Peoples of strategic alternatives for its business, certain members of the Board of Directors and of management of Peoples met with representatives of Goldman Sachs and directed Goldman Sachs to examine alternative strategic business combinations for Peoples. Representatives of Goldman Sachs discussed their analysis of possible strategic alternatives for Peoples with the Peoples Board of Directors on January 14, 1998. The Peoples Board of Directors directed Goldman Sachs to discuss with representatives of PhoneTel Technologies, Inc., another IPP, a possible transaction with PhoneTel and to examine other strategic alternatives in the event that Peoples and PhoneTel were unable to agree on the terms of a transaction. The other strategic alternatives involved soliciting other bidders to acquire Peoples or seeking to acquire one or more other IPPs (or assets of one or more IPPs). The Board of Directors of Peoples decided that it would initially seek to negotiate a transaction with PhoneTel and that, if such negotiations were unsuccessful, it would begin to solicit bidders to acquire Peoples, while retaining the possibility of pursuing an acquisition by Peoples or other business combination transaction involving Peoples. As more fully described below, the final result is the proposed Transaction with Old Davel.

  PhoneTel and Peoples executed a confidentiality agreement on February 6, 1998. Discussions between Peoples and PhoneTel continued until March 8, 1998 when discussions were terminated. Peoples determined, at that time, that it would prefer to begin soliciting numerous bidders to acquire Peoples, rather than continuing discussions solely with PhoneTel, because PhoneTel had indicated its unwillingness to execute an exclusivity agreement that would have required each of PhoneTel and Peoples to negotiate solely with the other for a specified period of time.

  During March 1998, Goldman Sachs, with the assistance of Peoples' management, prepared a Confidential Information Memorandum regarding Peoples and began to solicit potential bidders for Peoples. As part of this solicitation process, representatives of Goldman Sachs contacted Old Davel's financial advisor, ABN AMRO, on March 17, 1998 to inquire about Old Davel's interest in acquiring Peoples. On March 30, 1998, ABN AMRO notified Goldman Sachs that Old Davel was not interested in a transaction with Peoples at such time and declined the opportunity to receive the Confidential Information Memorandum. Old Davel was not interested at such time because it had just completed the acquisition of Communications Central Inc. ("CCI") in February 1998. In connection therewith, Old Davel had borrowed a significant amount of funds to finance such transaction and was contemplating a public equity offering to reduce its indebtedness. Old Davel was not prepared to proceed with discussions regarding other significant business transactions until the equity offering was completed.

  Commencing in March 1998, representatives of EGI, a private investment company controlled by Sam Zell, began reviewing and analyzing the public payphone industry. Based on such initial review and analysis, EGI determined that it was interested in pursuing discussions with one or more IPPs regarding a possible investment by EGI. Thereafter, in late March and early April 1998, EGI contacted representatives of each of Old Davel, Peoples and PhoneTel to express an interest in meeting to discuss the public payphone industry. EGI chose these three companies because they were the only substantial, publicly-traded IPPs. Although representatives of EGI discussed the independent payphone industry generally with other persons knowledgeable about such industry, EGI did not contact any other IPPs with respect to a possible investment.

  In late March 1998, EGI contacted a representative of UBS Capital, a significant shareholder of Peoples, to discuss a possible investment by EGI in Peoples. The representative suggested that EGI contact Goldman Sachs. Thereafter, EGI contacted Goldman Sachs and, in early April 1998, received from Goldman Sachs a copy of the Confidential Information Memorandum relating to the possible sale of Peoples.

  On April 1, 1998, the Peoples Board of Directors met and discussed the status of Peoples' exploration of strategic alternatives and the related process being undertaken by Goldman Sachs.

  In early April 1998, EGI contacted PhoneTel's financial advisor to discuss the public payphone industry. Thereafter, in early April 1998, representatives of EGI met in New York with representatives of PhoneTel and a financial advisor of PhoneTel to discuss the public payphone industry and a possible equity investment by EGI in PhoneTel. Discussions continued through April and into early May 1998.

  In order to repay a portion of the indebtedness incurred pursuant to Old Davel's credit agreement in connection with Old Davel's acquisition of CCI in February 1998, Old Davel had announced in March 1998 its intent to complete a public offering of shares of Old Davel Common Stock. Shortly thereafter, a representative of EGI contacted David R. Hill, the Chairman of the Board of Old Davel, to discuss the public payphone industry. Thereafter, in early April 1998, representatives of EGI met in Jacksonville, Illinois with Mr. Hill and Michael E. Hayes, the Senior Vice President and Chief Financial Officer of Old Davel, to discuss the industry. At such meeting, representatives of EGI and Old Davel agreed to continue their discussions. During the remainder of April, representatives of EGI and Old Davel had several additional telephone conversations and agreed to meet on May 1, 1998.

  On April 27, 1998, EGI sent a letter to Goldman Sachs indicating EGI's interest in purchasing substantially all of the outstanding shares of Peoples Common Stock.

  On May 1, 1998, representatives of EGI met with David R. Hill, Robert D. Hill, Michael E. Hayes, and Paul B. Demirdjian, the Chairman of the Board, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Senior Vice President of Operations, respectively, of Old Davel and representatives of ABN AMRO, Old Davel's financial advisor. The representatives of Old Davel and ABN AMRO made presentations to EGI with respect to Old Davel and its business and discussed with EGI a possible investment by EGI in Old Davel. At such meeting, EGI and Old Davel determined to meet again the following week to continue EGI's review of Old Davel and its business and to continue their discussions with respect to a possible investment by EGI.

  On May 4, 1998, EGI sent a letter to Peoples containing a revised indication of interest with respect to EGI's purchasing substantially all of the outstanding Peoples Common Stock.

  On May 7, 1998, representatives of EGI met with representatives of Old Davel to continue EGI's review of Old Davel and its business and to continue their discussions regarding a possible investment by EGI in Old Davel. At such meeting, EGI and Old Davel determined to proceed to negotiate a significant investment by EGI in Old Davel. Thereafter, on May 11, 1998, representatives of EGI and Old Davel commenced meetings in Chicago to negotiate the terms of definitive agreements for such investment.

  The Old Davel Board of Directors met on May 11, 1998 to consider the proposed investment by EGI in Old Davel. At the meeting, Old Davel's management and ABN AMRO made presentations to the Old Davel Board of Directors regarding the proposed EGI Investment.

  At a special meeting held on May 14, 1998, the Old Davel Board of Directors met to consider further the proposed EGI Investment. At such time, the Old Davel Board of Directors received reports from management, ABN AMRO and Old Davel's counsel as to the progress of the negotiations with EGI and discussed, among other things, the reputation of EGI, the history of its investments in other companies, the terms under negotiation and other alternatives to the EGI Investment, including the previously proposed public offering by Old Davel. In addition, the Old Davel Board of Directors discussed EGI's proposal that the size of the Old Davel Board be reduced from nine directors to seven, with two being nominated by EGI. Accordingly, four of the current directors would be asked to resign upon completion of the EGI Investment. With the assistance of ABN AMRO, the Board analyzed the negotiated terms of EGI's proposal. ABN AMRO delivered to the Board an opinion to the effect that the price being paid in the EGI Investment was fair, from a financial point of view, to Old Davel and its shareholders. Thereafter, the Old Davel Board of Directors concluded that the EGI Investment was in the best interests of Old Davel and its shareholders. The Old Davel Board of Directors approved the EGI Investment, and Old Davel, Samstock (an affiliate of EGI), Mr. David R. Hill and certain other directors and members of the senior management of Old Davel then executed and delivered stock purchase agreements. On May 15, 1998, Old Davel publicly announced the EGI Investment and the termination of its previously announced plans for a public offering of equity securities.

  In connection with its investment in Old Davel, EGI agreed, among other things, that, for a period of three years following its investment in Old Davel, EGI would not effect any acquisition of any entity the principal business of which is the operation of a network of payphones. As a result of such agreement, following the execution of definitive agreements with respect to the EGI Investment in Old Davel, EGI contacted Peoples and PhoneTel to inform them that EGI had agreed to make an investment in Old Davel and to inform them of the agreement described in the immediately preceding sentence, which would preclude EGI from continuing discussions with respect to a direct investment.

  Following EGI's agreement to invest in Old Davel, EGI and Old Davel engaged in discussions with each other with respect to other acquisition opportunities, including Peoples and PhoneTel.

  Beginning in April 1998, representatives of Goldman Sachs received indications of interest for acquiring Peoples in response to their contacts with over 30 potential bidders and related such indications to Peoples' management. On May 21, 1998, following the public announcement of the execution of a definitive agreement with respect to the EGI Investment and the abandonment of Old Davel's previously announced public offering process, representatives of Goldman Sachs approached representatives of ABN AMRO to inquire whether Old Davel would now be interested in entering into a transaction with Peoples and, if so, to request that Old Davel submit a written preliminary indication of interest.

  On May 28, 1998, representatives of Old Davel and PhoneTel met in New York to begin to negotiate the terms of definitive agreements with respect to a proposed combination of Old Davel and PhoneTel.

  On May 29, 1998, Old Davel sent a preliminary indication of interest to Peoples proposing that Old Davel enter into a stock-for-stock merger transaction with Peoples. Such proposal contemplated that shareholders of Peoples would receive shares of Old Davel Common Stock with a value equal to $6.00 for each share of Peoples Common Stock although a specific exchange ratio was not proposed. Neither such proposal (which was made prior to the time that Old Davel met with Peoples management or undertook its due diligence review of Peoples) nor the final Exchange Ratio was based on any appraisal of Peoples or any of its businesses.

  Several other potential bidders met with management of Peoples and representatives of Goldman Sachs during May and early June 1998. Ultimately, the Peoples Board of Directors determined that the transaction negotiated between Davel and Peoples was the financially superior transaction of all transactions discussed.

  On May 29, 1998, the Old Davel Board of Directors met to consider the proposed transaction with PhoneTel. At the meeting, Old Davel's management and financial advisor discussed the proposed PhoneTel transaction and made presentations to the Old Davel Board of Directors regarding the proposed PhoneTel transaction.

  During the period May 29 through June 3, 1998, representatives of Old Davel and PhoneTel continued discussions regarding the proposed combination of PhoneTel and Old Davel, and conducted due diligence of each other.

  On June 1 and 2, 1998, representatives of Old Davel met with representatives of Peoples. At such meetings, representatives of Peoples provided information to Old Davel with respect to Peoples' financial performance, operations, organization and management.

  On June 4, 1998, representatives of Old Davel and PhoneTel commenced meetings in New York to continue and conclude the negotiation of definitive agreements with respect to the proposed PhoneTel transaction. Such discussions continued through early June 1998 and resulted in an agreement in principle (ultimately reflected in a final merger agreement that was later terminated) that PhoneTel shareholders would receive New Davel Common Stock valued at $3.08 per share of PhoneTel common stock.

  The Old Davel Board of Directors met on June 11, 1998 to further consider the proposed transaction with PhoneTel. At such meeting, the Old Davel Board of Directors unanimously approved a merger agreement with PhoneTel (the "Davel/PhoneTel Merger Agreement"). On June 11, 1998, at a special meeting of the PhoneTel Board of Directors held telephonically, the PhoneTel Board of Directors also approved the merger agreement. The Davel/PhoneTel Merger Agreement was executed on June 11, 1998, and on June 12, 1998, Old Davel and PhoneTel publicly announced the signing of the Davel/PhoneTel Merger Agreement.

  On June 16, 1998, following the Peoples Annual Meeting of Shareholders, management of Old Davel discussed with Peoples' CEO and the Peoples Acquisition Committee and representatives of Goldman Sachs a proposed combination involving Peoples and Old Davel. At such meeting, Old Davel provided information regarding the integration of the operations of CCI into Old Davel. Old Davel also provided an analysis of the synergies that could possibly be expected to result from a business combination of Old Davel and Peoples as well as projections with respect to a combination of Old Davel and PhoneTel and separate projections for a combination of Peoples, Old Davel and PhoneTel. At the conclusion of the meeting, Old Davel reiterated its proposal set forth in its May 29 letter and notified the Peoples Acquisition Committee and Peoples' management that such proposal was made on the basis that Peoples negotiate with Old Davel on an exclusive basis. After analyzing other indications of interest received in connection with the solicitations of interest, Peoples then agreed to negotiate with Old Davel on an exclusive basis and so informed Old Davel on June 18, 1998.

  The Peoples Acquisition Committee, through representatives of Goldman Sachs, conducted negotiations with representatives of Old Davel on June 18 and 19 and reached tentative agreement on a fixed exchange ratio (the "Exchange Ratio") of 0.235 of a share of Old Davel Common Stock per share of Peoples Common Stock (representing $6.17 per share based upon the closing sales price of Old Davel Common Stock on June 19, 1998) subject to further agreement on a variety of economic and non-economic factors. During such period and in the following weeks, individual members of Peoples' management and of the Peoples Board of Directors held informal discussions with Peoples' financial and legal advisors regarding the status and terms of the potential transaction. Negotiations among the companies and their advisors regarding a merger agreement commenced on June 19, 1998 and Davel delivered an initial draft of such agreement to Peoples and its financial and legal advisors on June 20, 1998. During the week of June 22, 1998, Old Davel and Peoples conducted due diligence of each other. Peoples also conducted due diligence of PhoneTel.

  On June 25, 1998, the Peoples Board of Directors, at a telephonic meeting, discussed with Peoples' management and its financial and legal advisors the proposed business combination, including the principal terms to be incorporated in a definitive agreement between the companies and the status of the negotiations between the parties. Following these discussions, the Peoples Board of Directors authorized management to continue negotiations with Old Davel, which were ongoing throughout that weekend.

  The Peoples Board of Directors held another telephonic meeting on June 28, 1998 with its management and its financial and legal advisors to again discuss the status of the negotiations with Old Davel, the terms of the draft Merger Agreement, and legal, financial and accounting matters relating to the proposed transaction.

  On June 29, 1998, the Old Davel Board of Directors met to consider the proposed transaction with Peoples. At the meeting, Old Davel's management and financial advisor made presentations to the Old Davel Board of Directors regarding the proposed transaction.

  During the week of June 29, 1998, representatives of Old Davel and representatives of UBS Capital negotiated the terms on which UBS, as the sole shareholder of the Peoples Series C Preferred Stock, would consent to a merger transaction. Each party's representatives negotiated the terms on which UBS would vote its shares in favor of the transaction, the terms of registration rights for the New Davel Common Stock that UBS would receive in the transaction, and the terms on which UBS would be entitled to a seat on the New Davel Board of Directors. Such negotiated terms were reflected in a draft UBS Voting Agreement.

  On June 29 and 30, 1998, the EGI Investment was consummated. On June 30, 1998, at a special meeting of the Old Davel Board of Directors, Samuel Zell and F. Philip Handy, representatives of Samstock, were elected to the Old Davel Board of Directors after Messrs. Theodore C. Rammelkamp, Jr., Paul B. Demirdjian, Michael G. Kouri and Glen E. Barber resigned as directors of Old Davel in connection with arrangements entered into as part of the EGI Investment. These four resignations, and the net reduction in the size of the Old Davel Board of Directors from nine to seven, were agreed upon as part of the terms of the EGI Investment.

  Negotiation of the Original Merger Agreement continued until July 5, 1998. On that date, at a special telephonic meeting of the Peoples Board of Directors, Peoples' management updated the Peoples Board of Directors on the status and terms of the proposed transaction and the proposed Merger Agreement. Representatives of Goldman Sachs discussed Goldman Sachs' financial analyses relating to the proposed transaction. Peoples' legal advisors also reviewed in detail the terms of the Original Merger Agreement and other legal aspects of the transaction. In addition, Goldman Sachs delivered its oral opinion (subsequently confirmed in writing) to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to holders of Peoples Common Stock. After discussion, the Peoples Board of Directors unanimously determined that the Transaction contemplated by the Original Merger Agreement was in the best interests of Peoples' shareholders and approved the Original Merger Agreement and the Transaction and unanimously resolved to recommend that the shareholders of Peoples vote to approve and adopt the Original Merger Agreement. For a discussion of the reasons for the Peoples Board of Directors' decision and factors considered by the Peoples Board of Directors, including the opinion of Goldman Sachs, see "-- Recommendation of the Peoples Board of Directors; Reasons of Peoples for the Transaction."

  The Old Davel Board of Directors met on July 5, 1998 to further consider the proposed transaction. At the meeting, Old Davel's management and legal and financial advisors made presentations to the Old Davel Board of Directors regarding the proposed transaction. Old Davel's legal advisors summarized the terms of the proposed Original Merger Agreement and related agreements. Old Davel's management presented its evaluation of Peoples and the proposed transaction and summarized results of due diligence conducted on Peoples. ABN AMRO reviewed with the Old Davel Board of Directors various financial and other information and delivered its oral opinion (subsequently confirmed in writing) that, as of July 5, 1998, the consideration to be paid by Old Davel in connection with the transaction was fair to Old Davel and its shareholders from a financial point of view. Thereafter, the Old Davel Board of Directors unanimously approved the Original Merger Agreement and the transactions contemplated thereby, including the UBS Voting Agreement.

  During the evening of July 5, 1998, the Original Merger Agreement was executed, and on July 6, 1998, Old Davel and Peoples publicly announced the signing of the Original Merger Agreement.

  On September 29, 1998, Old Davel announced that it was exercising its contractual rights to terminate the Davel/PhoneTel Merger Agreement, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Old Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. See "Business of Old Davel--Legal Proceedings."

  On October 22, 1998, Old Davel, New Davel and Peoples amended and restated the Original Merger Agreement by entering into the Merger Agreement, the material terms of which are described in "The Merger Agreement" below and a copy of which is attached as Appendix III to this Joint Proxy Statement/Prospectus. The reason that Old Davel and Peoples amended the Original Merger Agreement was to implement a structure pursuant to which Old Davel and Peoples will become indirect, wholly owned subsidiaries of New Davel (as opposed to the prior structure, pursuant to which Peoples was to become a wholly owned subsidiary of Old Davel). Old Davel and Peoples believe that this holding company structure would result in corporate law benefits and would provide desirable financing and operating flexibility for New Davel.

RECOMMENDATION OF THE OLD DAVEL BOARD OF DIRECTORS; REASONS OF OLD DAVEL FOR THE TRANSACTION

  At meetings of the Old Davel Board of Directors held on June 29, 1998 and July 5, 1998, the Old Davel Board of Directors received and considered the presentations of management of Old Davel and its legal and financial advisors regarding the proposed Transaction. On July 5, 1998, the Old Davel Board of Directors unanimously approved the Original Merger Agreement. On October 22, 1998, the Old Davel Board of Directors unanimously approved amending and restating the Original Merger Agreement to become the Merger Agreement.

  THE OLD DAVEL BOARD OF DIRECTORS HAS DETERMINED THAT THE TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF OLD DAVEL AND ITS SHAREHOLDERS.

  In reaching its determination to approve the Transaction, the Old Davel Board of Directors considered the following factors:

  . Opportunities for Efficiencies and Cost Savings. The Old Davel Board of
    Directors considered that Old Davel, when combined with Peoples, will be the largest IPP in the United States, with an installed base of approximately 83,000 payphones. The Old Davel Board of Directors also considered that Old Davel, together with Peoples, would have opportunities for increasing profitability through significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of such companies. Principal areas of cost savings include lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes and elimination of duplicative administrative and operational facilities. The Old Davel Board of Directors was advised by management that, excluding the effect of one-time merger-related expenses, the combined company was estimated to achieve, within two years after the closing of the merger transactions, annual savings and improvements attributable to such operating factors of approximately $10 million from the Transaction.

  . Enhanced Sales and Marketing Opportunities. The Old Davel Board of
    Directors considered (1) the current trend toward consolidation of IPPs,
    (2) the prospect for further changes in the IPP sector and the telecommunications industry as a whole, and (3) the importance of operational scale, greater financial resources and an expanded geographical base in becoming a market leader in providing payphone services and remaining competitive in the long term. In that regard, the Old Davel Board of Directors considered that the Transaction would expand the number of payphones to be operated by New Davel from approximately 40,000 to approximately 83,000, establishing New Davel as the market leader among IPPs. In addition, the Old Davel Board of Directors considered that the Transaction would expand the geographical base in which Old Davel operates payphones from 36 states to 42 states. The Old Davel Board of Directors considered that these factors would further Old Davel's goal of becoming the premier IPP in the United States, capable of providing payphone service to national and regional location owners throughout the United States, significantly reducing the need to utilize brokers or subcontractors, as compared to the RBOCs, other LECs and other competitors that operate principally within a specific geographical region. The Old Davel Board of Directors considered that such factors may enhance the combined entity's ability to procure national accounts that require payphone service over a broad or dispersed geographical base. In addition, the Old Davel Board considered the prospect that such factors would enhance the prospects for "Davel" to become recognized as a national "brand name," further enhancing the ability of New Davel to procure such accounts.

  . Financial Considerations. In evaluating the Transaction, the Old Davel
    Board of Directors considered information with respect to the financial condition, results of operations and businesses of Peoples, on both historical and prospective basis, and current industry, economic and market conditions as they would be likely to affect Peoples.

  . Pro Forma Impact on Davel. The Old Davel Board of Directors considered information relating to the pro forma impact of the Transaction on the financial condition and results of operations of New Davel. The Old Davel Board of Directors also considered the dilutive effect of the issuance of additional stock in connection with the Transaction and the likely effect of such issuance on the earnings per share and cash flow per share of New Davel. While the Old Davel Board of Directors recognized that the Transaction would be dilutive with respect to earnings per share following consummation of the Transaction, the Old Davel Board of Directors also considered the prospect that the Transaction should become accretive to earnings per share in the future and therefore provide greater returns to Old Davel and its shareholders than would be the case if the Transaction were not to occur.

  . Financing Costs. The Old Davel Board of Directors also considered annual cost savings attributable to reductions in financing costs that it expects will result from the Transaction, which were estimated to be approximately one million dollars. It also took into account the uncertainties and risks associated with achieving potential savings related to reductions in financing costs, including general economic factors, the condition of the financial markets and factors affecting the telecommunications or payphone industries.

  . Opportunities with Respect to Future Acquisitions. The Old Davel Board of
    Directors also considered the effect of the combined financial resources of Old Davel and Peoples and the ability of New Davel to effect subsequent acquisitions. The Old Davel Board of Directors considered the additional costs savings that can be realized from future acquisitions due to the expanded geographical presence and increased payphone route density of New Davel.

  . Increased Market Capitalization and Financial Resources. The Old Davel
    Board of Directors considered that the market capitalization of New Davel will be larger than Old Davel's current capitalization (increasing from approximately $143 million to approximately $263 million based on the closing sales prices of Old Davel Common Stock and Peoples Common Stock as of July 2, 1998, the last trading day prior to approval of the Transaction by the Old Davel Board of Directors), allowing New Davel to have additional access to debt and equity markets.

  . Fairness Opinion. The Old Davel Board of Directors considered as favorable to its determination the oral opinion rendered by ABN AMRO (subsequently confirmed in writing) that, as of July 5, 1998, and based upon and subject to the matters expressed in the opinion, the consideration to be paid by Old Davel in connection with the Transaction was fair to Old Davel and its shareholders from a financial point of view. The written opinion of ABN AMRO and the analyses underlying such opinion are summarized below, and a complete copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by ABN AMRO, is included as Appendix I to this Joint Proxy Statement/Prospectus. See "-- Fairness Opinion of Old Davel Financial Advisor."

  . Advanced Technology. The Old Davel Board of Directors also considered that virtually all of the payphones to be operated by New Davel would be "smart" microprocessor-based telephones enabling sophisticated remote monitoring (including coin revenue detail and notification of equipment malfunctions).

  . Terms of the Merger Agreement and Related Agreements. The Old Davel Board of Directors took into consideration the terms of the Merger Agreement and the agreements contemplated thereby, including the form and amount of consideration to be paid to shareholders of Peoples and the representations, warranties, covenants and conditions contained in such agreements.

  . Tax and Accounting Treatment. The Old Davel Board of Directors considered that the Transaction was expected to be tax-free to shareholders of Old Davel and Peoples (other than with respect to cash received in lieu of fractional shares of New Davel Common Stock) and to be accounted for as a pooling of interests for financial accounting purposes. The Old Davel Board of Directors also considered that the obligation of Old Davel to consummate the Transaction is conditioned upon receipt of a letter from Old Davel's independent public accountants to the effect that accounting for the Transaction as a pooling of interests for financial accounting purposes is appropriate and an opinion from Old Davel's counsel that the Transaction would be treated as a tax-free reorganization for federal income tax purposes.

  The foregoing discussion of the factors considered by the Old Davel Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Old Davel Board of Directors. In light of the number and variety of factors the Old Davel Board of Directors considered in connection with its evaluation of the Transaction, the Old Davel Board of Directors did not find it practicable to, and did not, assign any specific or relative weights to the foregoing factors, and, individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE PEOPLES BOARD OF DIRECTORS; REASONS OF PEOPLES FOR THE TRANSACTION

  At meetings of the Peoples Board of Directors held on June 25, 1998 and July 5, 1998, the Peoples Board of Directors received and considered the presentations of management of Old Davel and its legal and financial advisors regarding the Transaction. At the meeting of the Peoples Board of Directors held on July 5, 1998, the Peoples Board of Directors unanimously determined that the terms of the Transaction were fair to, and in the best interests of, Peoples and its shareholders and approved and adopted the Merger Agreement. In addition, at that meeting, the Peoples Board of Directors unanimously determined to recommend to the shareholders of Peoples that such shareholders vote to approve and adopt the Merger Agreement. On October 20, 1998, the Peoples Board of Directors unanimously approved amending and restating the Original Merger Agreement. In reaching its determination to approve the Transaction, the Peoples Board of Directors concluded that holding 0.235 of a share of New Davel Common Stock represented a more favorable investment opportunity than holding one share of Peoples Common Stock, after taking into account the risks inherent in each investment. In evaluating such investment opportunity, the Peoples Board of Directors considered all relevant factors and information, including the following:

  . the fact that the Exchange Ratio of 0.235 of a share of New Davel Common
    Stock per share of Peoples Common Stock represented (based on the $24.9375 per share closing market price for Old Davel Common Stock on July 2, 1998, the last trading day prior to the execution of the Merger Agreement)

   --a premium of approximately 88% to the $3.125 per share closing market price of Peoples Common Stock on July 2, 1998, and

   --a premium of approximately 109% to the $2.80 per share average closing market price of Peoples Common Stock for the last 30 trading days prior to execution of the Original Merger Agreement;

  . the fact that shareholders of Peoples would own, based on the Exchange
    Ratio, approximately 44.7% of the outstanding Old Davel Common Stock after giving effect to the Transaction,

  . the history of the negotiations with respect to the Exchange Ratio
    (including Old Davel's refusal to increase beyond $6.17 the per share value of Peoples Common Stock upon which the Exchange Ratio was based) and the belief of the members of the Peoples Board of Directors that the financial terms reflected in the Merger Agreement represented the best financial terms that could be obtained from Old Davel;

  . the fact that the solicitation by Goldman Sachs of potential acquirors of Peoples did not result in any offers that were believed by the Peoples Board of Directors to be financially superior to the Transaction;

  . the July 5, 1998 oral opinion of Goldman Sachs, which was subsequently confirmed in writing, to the effect that as of such date the Exchange Ratio was fair from a financial point of view to the holders of Peoples Common Stock and the financial analyses presented to the Peoples Board of Directors by Goldman Sachs in connection with the delivery of its opinion (see "--Fairness Opinion of Peoples Financial Advisor");

  . the likelihood of consolidation in the payphone business and the importance of size and national scope in achieving a stronger competitive position and profitability;

  . the opportunity for shareholders of Peoples to become holders of New
    Davel Common Stock, which the Peoples Board of Directors believed would perform at least as well as Peoples Common Stock over the long term and would be likely to have greater liquidity than Peoples Common Stock;

  . the financial condition, assets, results of operations, business and prospects of Peoples, and Old Davel and the risks inherent in achieving those prospects (for a discussion of certain such risks, see "Risk Factors") and, in particular, the fact that the Transaction would be expected to be dilutive to Old Davel unless synergies are achieved;

  . the opportunities for operational efficiencies that may result from a combination of Peoples and Old Davel, including:

   --a potential reduction in field operating costs through more efficient concentration of payphone routes,

   --the ability to leverage certain general and administrative functions over a larger operational and revenue base, including by combining corporate headquarters and certain other offices, and

   --the opportunity to negotiate lower line and transmission costs from LECs and IXCs and higher commission payments from OSPs,

   as well as the difficulties and management distractions inherent in integrating the operations of such companies and achieving such efficiencies;

  . the increased growth potential that may result from a combination of Peoples and Old Davel, including as a result of:

   --the greater financial stability and strength of the combined company,

   --the advantages arising from operating a nationwide system of approximately 83,000 public telephones, and

   --the opportunity to raise consumer awareness of the combined company and its reputation,

   as well as the difficulties in achieving such growth while integrating the operations of such companies;

  . the terms and conditions of the Merger Agreement and the Termination
    Option Agreement (as described below), including the nature of the parties' representations, warranties, covenants and agreements (which the Peoples Board believed would provide reasonably adequate certainty that Peoples would be able to require Old Davel to consummate the Transaction), as well as the provisions that permit Peoples to consider additional bona fide third party offers to acquire Peoples and permit Peoples to provide information to and negotiate with such parties and, subject to the payment of significant fees and expenses to Old Davel, to terminate the Merger Agreement (see "The Merger Agreement");

  . the regulatory approvals required to consummate the Transaction and the prospects for receiving such approvals;

  . the advice of Shearman & Sterling, special counsel to Peoples, that the Transaction is expected to be treated as a tax-free reorganization for federal income tax purposes (see "--Federal Income Tax Considerations");

  . the advice of Peoples' independent public accountants that they concur with Peoples management's conclusion that no conditions exist related to Peoples that would preclude Davel's accounting for the Transaction as a pooling of interests for financial accounting purposes (see "--Accounting Treatment");

  . the terms of the EGI Investment, in particular the price paid, and the fact that representatives of EGI would be expected to serve on the Board of Directors of the combined company (see "--Background"); and

  . the risk that the Transaction would not be consummated, and the potential adverse effects on Peoples' business, operations and financial condition should it not be possible to consummate the Transaction following public announcement that the Merger Agreement had been entered into (including adverse effects resulting from the expenses incurred by Peoples in connection with the Transaction and the possibility of having to pay termination fees to Old Davel, as well as adverse effects resulting from possible loss of customers and employees in reaction to the announcement or as a result of management being distracted from operating the business while working to consummate the Transaction).

  At the time of the meetings of the Peoples Board of Directors held on June 25, 1998 and July 5, 1998, Old Davel was a party to the Davel/PhoneTel Merger Agreement. Since consummation of the Davel/PhoneTel Merger Agreement was not a condition to consummation of the proposed transaction between Old Davel and Peoples, the Peoples Board of Directors, in reaching its decision with respect to the proposed transaction, considered the above factors with respect to both a combination of Old Davel and Peoples and a combination of Old Davel, Peoples and PhoneTel.

  The foregoing discussion of the information and factors considered by the Peoples Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Peoples Board of Directors. In light of the number and variety of information and factors the Peoples Board of Directors considered in connection with its evaluation of the Transaction, the Peoples Board of Directors did not find it practicable to, and did not, assign any specific or relative weights to the foregoing factors, and, individual directors may have given differing weights to different factors. For a discussion of the interests of certain members of Peoples' management and the Peoples Board of Directors in the Transaction, see "-- Interests of Certain Persons." The Peoples Board of Directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Transaction to Peoples' shareholders. For a discussion of the potential interests of Peoples' financial advisor, see "-- Fairness Opinion of Peoples Financial Advisor."

  THE PEOPLES BOARD OF DIRECTORS HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY A UNANIMOUS VOTE AND BELIEVES THAT THE TERMS OF THE TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, PEOPLES AND ITS SHAREHOLDERS. ACCORDINGLY, THE PEOPLES BOARD OF DIRECTORS RECOMMENDS THAT PEOPLES SHAREHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

FAIRNESS OPINION OF OLD DAVEL FINANCIAL ADVISOR

  At the meeting of the Old Davel Board of Directors on July 5, 1998, ABN AMRO delivered its oral opinion (subsequently confirmed in writing) that, as of such date, and subject to certain assumptions, factors and limitations set forth in its written opinion, the consideration to be paid in connection with the proposed Transaction pursuant to the terms of the Merger Agreement was fair to Davel and its shareholders from a financial point of view. THE FULL TEXT OF THE WRITTEN OPINION OF ABN AMRO DATED JULY 5, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF OLD DAVEL SHOULD READ THIS OPINION IN ITS ENTIRETY. ABN AMRO's opinion was prepared for the Old Davel Board of Directors and addresses only the fairness of the consideration to be paid by Old Davel pursuant to the Merger Agreement from a financial point of view. The opinion does not constitute a recommendation to any shareholder of Old Davel with respect to whether to vote his or her shares in favor of the issuance of shares pursuant to the Transaction. The summary of the opinion of ABN AMRO set forth herein is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, ABN AMRO reviewed certain available business and financial information relating to Old Davel and Peoples. In addition to the Original Merger Agreement, ABN AMRO also reviewed certain other information, including financial forecasts provided by Old Davel and Peoples. ABN AMRO met with the management of Old Davel and Peoples and discussed the past and current operations, financial conditions and prospects of, and regulatory environment affecting, Old Davel and Peoples. In addition, ABN AMRO considered certain financial and stock market data for Old Davel and Peoples. ABN AMRO compared that data with similar data for other publicly held companies in businesses similar to those of Old Davel and Peoples and considered the financial terms of certain other business combinations which have recently been effected. ABN AMRO also analyzed the pro forma impact of the Transaction on Old Davel's financial results. ABN AMRO has considered the potential impact of the proposed transaction on Old Davel, based on conversations with Old Davel management including management's estimates of potential cost savings and operating synergies (the "Peoples Savings and Synergies") resulting from the proposed combination, benefits resulting from greater scale, access to management resources and New Davel's strategic position following the Transaction and its implications for New Davel's ability to participate in additional industry consolidation.

  In rendering its opinion, ABN AMRO assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it, and it did not make, obtain or assume any responsibility for independent verification of such information. In addition, ABN AMRO did not make an independent evaluation or appraisal of Peoples. With respect to financial projections, ABN AMRO assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of Old Davel's management as to the future financial performance of Old Davel and Peoples on a stand-alone basis and, after giving effect to the Transaction, the financial performance of Old Davel, including the Peoples Savings and Synergies potentially realizable in the proposed combination. ABN AMRO assumed that the Davel/Peoples Merger will be consummated in accordance with the terms of the Original Merger Agreement.

  The following is a summary of the material financial analyses ABN AMRO utilized in connection with providing its written opinion to the Old Davel Board of Directors on July 5, 1998.

  Purchase Price Ratio and Premium Analysis. For the purposes of analyzing the fairness to Old Davel's shareholders of the consideration to be paid to Peoples' shareholders in the merger transactions from a financial point of view, ABN AMRO calculated certain valuation multiples based on a per share value of $5.85 per share of consideration paid in Old Davel Common Stock pursuant to the Merger Agreement (assuming a per share price of Old Davel Common Stock of $24.875 based on Old Davel's closing stock price on June 26, 1998 and an exchange ratio of 0.235 pursuant to the Merger Agreement). In arriving at the value of the total consideration contemplated in the proposed transaction, ABN AMRO calculated the value of Peoples' in-the-money warrants and options to be approximately $3.5 million, assuming an Old Davel share price of $24.875 based on Old Davel's closing stock price on June 26, 1998. ABN AMRO also assumed the value of the consideration (using the above assumptions and pursuant to the terms of the Merger Agreement) offered to the outstanding preferred stock to be approximately $21.7 million (assuming an Old Davel share price of $24.875 based on Old Davel's closing stock price on June 26, 1998) and the value of the total indebtedness (including a redemption premium) and capitalized leases to be approximately $114.3 million. ABN AMRO calculated the total enterprise value (defined as value of the equity plus total debt and preferred stock, less cash, also referred to as adjusted market capitalization) as a multiple of Peoples' LTM EBIT, LTM EBITDA, estimated calendar 1998 and 1999 EBITDA (as projected by Old Davel's management) and LTM and estimated calendar 1998 sales as well as adjusted market capitalization per payphone in operation. The proposed transaction represents multiples of LTM EBITDA of 10.6x, estimated 1998 EBITDA of 9.6x, estimated 1999 EBITDA of 8.4x, LTM sales of 2.04x and estimated 1998 sales of 1.82x, and adjusted market capitalization per payphone of $5,439.

  In analyzing the consideration to be provided in the transaction, ABN AMRO also considered the impact of possible Peoples Savings and Synergies potentially realizable in a business combination with Peoples estimated by Old Davel's management. These estimates of potential Peoples Savings and Synergies were not independently verified by ABN AMRO nor did ABN AMRO express any opinion as to the possible realization of such Peoples Savings and Synergies if a transaction were consummated. Adjusting Peoples' financial performance for the potential realization of the Peoples Synergies and Savings, the proposed transaction represented multiples of LTM EBITDA of 6.7x; projected 1998 EBITDA of 6.3x; and projected 1999 EBITDA of 5.7x.

  ABN AMRO considered multiples calculated for the Transaction to multiples observed for comparable public companies and in comparable transactions which ABN AMRO deemed relevant, as detailed in the "--Comparable Public Company Analysis" and the "--Comparable Transaction Analysis" described below.

  ABN AMRO also calculated the percentage premium implied by the terms of the Merger Agreement relative to the market price of the Peoples Common Stock one day, one week and one month prior to the announcement of the transaction. Based on this analysis and assuming consideration equivalent to $5.85 per share of Peoples Common Stock, the implied purchase price represented premiums to the historical stock prices described above of 85.1%, 99.1% and 117.7%, respectively. Using average closing prices over the same periods yielded premiums of 85.1%, 95.4% and 110.7%, respectively. These premiums were compared to premiums observed in other transactions which ABN AMRO deemed relevant as detailed in the "Control Premium Analysis" described below.

  Comparable Public Company Analysis. ABN AMRO reviewed and analyzed historical, current and projected financial, operating and stock market information concerning Peoples, including Peoples' revenue, EBITDA, EBIT and number of payphones in operation for the latest twelve months (LTM) ended March 31, 1998, the fiscal years ended December 31, 1997 and 1996 and estimates of anticipated results for the years ended December 31, 1998 and 1999 as well as Peoples' market capitalization as of June 26, 1998, prior to the announcement of a transaction. Further, ABN AMRO noted that given the recent changes in the regulatory environment and the anticipated impact on industry growth and profitability, public market valuations were based on, among other measures, estimates of financial performance for calendar years 1998 and 1999.

  ABN AMRO also reviewed selected financial ratios, including EBITDA and EBIT margins, average revenue and expense per payphone in operation and debt-to-capitalization parameters among other ratios. ABN AMRO compared this information to publicly available information with respect to other publicly traded independent payphone service providers, including ChoiceTel and Old Davel, both stand-alone (pro forma for the EGI Investment) and pro forma for the pending PhoneTel Transaction, as well as Peoples' public market valuation prior to the announcement of the proposed merger transaction between Old Davel and Peoples. In this comparative analysis, ABN AMRO noted several significant factors. Peoples was most similar in revenue and number of payphones in service to Old Davel and PhoneTel; however, Peoples was most similar to PhoneTel in terms of its profitability and leverage characteristics. ABN AMRO further noted that ChoiceTel was significantly smaller in terms of revenue and payphone base than the other independent payphone service providers and as such was of limited comparability to Peoples. ABN AMRO also considered other route-based, coin-operated, relatively fragmented industries as other possible comparables. ABN AMRO noted that they traded at higher valuations and did not reflect the regulatory climate influencing the independent payphone sector and therefore were of limited comparability for valuation purposes. However, given the limited number of comparable public companies, ABN AMRO considered the relative valuations of these companies giving consideration to the relatively higher regulatory risk of the payphone industry in arriving at a range of multiples to compare to the valuation of the Transaction.

  Accordingly, ABN AMRO calculated multiples of adjusted market capitalization (defined as market value of common equity plus total debt and preferred stock, less cash), as of June 26, 1998, for each of the comparable companies and Peoples as a multiple of LTM EBITDA, estimated 1998 and 1999 EBITDA, LTM and estimated 1998 sales and current number of payphones in operation and compared these multiples to those observed in the Transaction.

  An analysis of market multiples of LTM EBITDA indicated a range of 7.8x to 11.7x; estimated 1998 EBITDA multiples ranged from 7.2x to 9.0x; estimated 1999 EBITDA multiples ranged from 5.7x to 7.9x; LTM sales multiples ranged from 1.53x to 2.76x; estimated 1998 sales multiples ranged from 1.33x to 2.19x; and adjusted market capitalization per payphone ranged from $4,078 to $5,979 per payphone. Estimates of calendar years 1998 and 1999 financial performance were based on Old Davel's management's and industry forecasts.

  ABN AMRO reviewed Peoples' operating results for the latest twelve months ended March 31, 1998, as well as Peoples management's financial forecasts for the calendar years 1998 and 1999, and determined that such forecasts were the most appropriate for valuation purposes. ABN AMRO noted that, assuming an implied purchase price under the Exchange Ratio of $5.85 per share, the transaction multiples (assuming realization of anticipated Peoples Savings and Synergies) were at or below the multiples at which Old Davel was trading on a pro forma basis for the EGI Investment (approximately 7.3x estimated 1998 EBITDA, 5.8x forecasted 1999 EBITDA, 2.19x forecasted 1998 sales and $5,979 per payphone).

  Control Premium Analysis. ABN AMRO analyzed the percentage premiums to historical stock trading prices offered in stock transactions of $100 million to $300 million in size announced since January 1, 1995. ABN AMRO calculated the premium offered relative to the market price one day, one week and four weeks prior to the announcement date of each transaction. The analysis indicated that the ranges of percentage premiums one day, one week and four weeks prior to announcement were 0.1% to 108.7%, 0.5% to 107.6% and 0.8% to 121.5%, respectively.

  Comparable Transactions Analysis. ABN AMRO compared the valuation of Peoples implied by the transaction as multiples of LTM EBITDA, Forward EBITDA (calendar year EBITDA in the year of the transaction), LTM sales and purchase price per payphone, with available data for 12 completed transactions involving payphone industry participants which have taken place since March 1996. These transactions could be classified in two groups: (1) acquisitions of small IPPs (less than 5,000 payphones) by larger IPPs ("Small Acquisitions") and (2) acquisitions of companies with more than 10,000 payphones which serve to increase substantially the payphone base of the acquiror ("Platform Acquisitions"). The Small Acquisitions included, but were not limited to, (i) PhoneTel's acquisitions of London Communications, Inc.; Advance Pay Systems, Inc.; Coinlink, LLC; Texas Coinphone; Payphones of America; International Pay Phones; and Paramount Communications and (ii) the acquisition of Crescent Public Comm. (a division of Amnex) by Coastal Telecom, Garden State and BekTel. In these transactions, ABN AMRO observed valuations, where available, ranging from $2,768 to $4,998 per payphone. ABN AMRO concluded that such Small Acquisitions, while representing premiums for growth and the opportunity to benefit from operating efficiencies through scale, were not directly comparable to valuations observed in Platform Acquisitions.

  ABN AMRO observed that the Platform Acquisitions involving targets most comparable to Peoples' size and operating performance included Old Davel's acquisition of CCI and PhoneTel's acquisition of Cherokee Communications. In analyzing these transactions, ABN AMRO observed multiple ranges of LTM EBITDA, Forward EBITDA, LTM sales and adjusted market capitalization per payphone of 6.7x to 13.7x, 4.8x to 5.4x, 1.6x to 1.9x and $4,161 to $5,072, respectively.
ABN AMRO noted that the multiples of Forward EBITDA, adjusted for the Peoples Savings and Synergies, LTM Sales and adjusted market capitalization per payphone implied by the Transaction were above the ranges observed in the comparable transaction analysis. ABN AMRO observed that there were only two Platform Acquisitions which had been completed with observable data. ABN AMRO concluded that given the potential benefits to the Transaction described above and not able to be quantified in this analysis (including the benefits from increased scale, access to management resources and New Davel's enhanced strategic position and its implications for New Davel's ability to participate in additional industry consolidation), together with the favorable comparison to the LTM EBITDA multiple in this analysis, and the data contained in the other analyses including the "--Comparable Public Company Analysis", "-- Control Premium Analysis", "--Contribution Analysis", "--Share Trading History" and "--Discounted Cash Flow Analysis" described herein, the merger consideration paid by Old Davel in the Transaction was fair to Old Davel and its shareholders from a financial point of view.

  Contribution Analysis. ABN AMRO reviewed certain historical and projected financial data, including sales and EBITDA for Old Davel and Peoples and the pro forma combined entity resulting from the Transaction, excluding any potentially realizable Peoples Synergies and Savings. This analysis indicated that based on Peoples' performance for calendar year 1997, the LTM ended March 31, 1998 and Old Davel's projections of Peoples' 1998 performance, Peoples would contribute to the pro forma combined entity approximately 52.7%, 50.7% and 55.0% of sales and 53.5%, 52.1% and 43.5% of
EBITDA, respectively, as compared to the approximately 44.1% diluted ownership interest (based on the Exchange Ratio of 0.235 pursuant to the Merger Agreement) of the combined entity to be acquired by the Peoples shareholders.

  Share Trading History. ABN AMRO reviewed the performance of the trading price and volume of Peoples' common shares for the one-year period from June 27, 1997 through June 25, 1998, and the three-year period from June 23, 1995 through June 25, 1998. This examination indicated that, during these periods, the trading price of the shares ranged from $2.31 per share to $4.38 per share and $1.81 per share to $4.94 per share, respectively.

  Discounted Cash Flow Analysis. ABN AMRO prepared a discounted cash flow ("DCF") analysis of Peoples based on Old Davel's management's estimates of Peoples' projected financial performance for the years ending 1998 through 2002. In the DCF analysis, ABN AMRO calculated a range of present values of the sum of (i) Peoples' estimated free cash flows for the fiscal years ending 1998 through 2002 using discount rates ranging from 14.0% to 17.0% and (ii) the estimated terminal value in fiscal year 2002 based on multiples of EBITDA in fiscal 2002 ranging from 6.0x to 7.0x which were consistent with the multiples indicated by the comparable company analysis. The terminal value was also discounted to present value using the range of discount rates. Discount rates and exit multiples were chosen to reflect growth prospects, relative risks and market value considerations. With the derived discounted cash flows and terminal values, ABN AMRO calculated the equity value per share for Peoples (excluding any potentially realizable Peoples Synergies and Savings) to range from $3.99 to $5.01 per share of Peoples Common Stock using discount rates ranging from 14.0% to 16.0% and terminal value multiples ranging from 6.0x to 6.5x EBITDA. When allowing for the possible realization of the anticipated Peoples Synergies and Savings, the DCF analysis implied equity values per share for Peoples ranging from $6.96 to $8.36 compared to the consideration of $5.85 per share (assuming an Exchange Ratio of 0.235). In addition, ABN AMRO performed various sensitivity analyses for the Old Davel Board of Directors' consideration relating to various levels of coin revenue and dial-around compensation and possible attrition in Peoples' customer base as well as the realization of the Peoples Synergies and Savings and advised the Old Davel Board of Directors to focus on the values generated by the scenarios they deemed to most appropriately reflect the operating risk inherent in Peoples' business.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying ABN AMRO's opinion. In arriving at its determination of fairness from a financial point of view, ABN AMRO considered the results of all such analyses. No company or transaction used in the above analyses as a comparison was identical to Peoples or the Transaction. The analyses were prepared solely for purposes of ABN AMRO's opinion provided to the Old Davel Board of Directors as to the fairness of the consideration to be paid by Old Davel pursuant to the Original Merger Agreement from a financial point of view and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Old Davel or ABN AMRO or any other person assumes responsibility if future results are materially different from those forecast.

  Old Davel has agreed to pay ABN AMRO a non-contingent financial advisory fee of $200,000 in connection with ABN AMRO's rendering of its opinion. From time to time during the past two years, ABN AMRO has acted as a financial advisor to Old Davel. In connection with such services, ABN AMRO was paid an aggregate of $1,600,000.

FAIRNESS OPINION OF PEOPLES FINANCIAL ADVISOR

  On July 5, 1998, Goldman Sachs delivered its oral opinion (subsequently confirmed in writing) to the Peoples Board of Directors to the effect that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of Peoples Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED JULY 5, 1998, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PEOPLES COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(1) the Original Merger Agreement; (2) the Davel/PhoneTel Merger Agreement;
(3) the Annual Reports to Stockholders and Annual Reports on Form 10-K of Peoples, Old Davel and PhoneTel for the five years ended December 31, 1997;
(4) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Peoples, Old Davel and PhoneTel; (5) certain other communications from Peoples, Old Davel and PhoneTel to their respective stockholders; (6) certain internal financial analyses and forecasts for Peoples, Old Davel and PhoneTel prepared by their respective managements; and (7) certain internal financial analyses and pro forma consolidated forecasts (including certain projected cost savings and operating synergies) reflecting the combination of Old Davel and PhoneTel, Old Davel and Peoples and Old Davel, PhoneTel and Peoples, prepared by EGI. Goldman Sachs also held discussions with members of the senior managements of Peoples, Old Davel and EGI regarding the strategic rationale for, and potential benefits of, the transactions with Peoples and PhoneTel and the past and current business operations, financial condition and future prospects of Peoples, Old Davel and PhoneTel. In addition, Goldman Sachs reviewed the reported price and trading activity for the Peoples Common Stock and the Old Davel Common Stock; compared certain financial and stock market information for Peoples and Old Davel with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the independent payphone industry specifically and in other industries generally; and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Peoples Board of Directors, that the financial analyses, forecasts and pro forma consolidated forecasts, including the underlying assumptions, provided to it with respect to Old Davel, PhoneTel, Peoples, and the transactions with Peoples and PhoneTel, including, without limitation, the projected cost savings and operating synergies expected to result from transactions with Peoples and PhoneTel, had been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the managements of Peoples, Old Davel, PhoneTel and EGI. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Peoples, Old Davel or PhoneTel or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with the consent of the Peoples Board of Directors, that the transaction with Peoples would be accounted for as a pooling of interests under generally accepted accounting principles. The opinion referred to herein does not imply any conclusion as to the likely trading range of the New Davel Common Stock following consummation of the transaction with Peoples, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Peoples Board of Directors in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Peoples Common Stock should vote with respect to the Transaction.

  The following is a summary of material financial analyses used by Goldman Sachs in connection with providing its opinion to the Peoples Board of Directors dated July 5, 1998.

    (i) Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Peoples Common Stock and the Old Davel Common Stock. In addition, Goldman Sachs analyzed the implied market value of the equity consideration to be received by holders of Peoples Common Stock pursuant to the Original Merger Agreement based on per share prices for the Old Davel Common Stock ranging from $21.25 to $29.50. Such analysis indicated that the price per share of Peoples Common Stock that could be paid pursuant to the Original Merger Agreement ranged from $4.99 to $6.93, which represented an equity premium ranging from 66.5% to 131.1% based on a price per share of Peoples Common Stock of $3.00 (the closing price per share of Peoples Common Stock on June 24, 1998).

    (ii) Public Market Valuation Analysis. Goldman Sachs reviewed and compared certain financial information ratios and public market multiples for ChoiceTel, Peoples, Old Davel and PhoneTel (the "Payphone Companies"). ChoiceTel and PhoneTel were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Peoples. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Peoples, Old Davel, PhoneTel and ChoiceTel were calculated using prices of $2.56, $27.63, $1.88 and $3.50, respectively, the respective closing prices of each such company's common stock on their primary exchanges on which they are traded on June 11, 1998 (the day prior to the announcement of the Davel/PhoneTel Merger). The multiples and ratios for the Payphone Companies were, in the case of multiples and ratios based on historical results, based on publicly available information and, in the case of multiples and ratios based on estimated results, were (except in the case of Old Davel, which estimates (except for EPS projections) were provided by the managements of Old Davel and EGI) based on information provided by Hoak Breedlove Wesneski & Co. equity research (other than EPS estimates, which were provided by IBES). With respect to the Payphone Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of 1997, LTM (to March 31,
  1998) and projected 1998 revenues and as a multiple of 1997, LTM and projected 1998 EBITDA. Goldman Sachs' analyses of Peoples, Old Davel, PhoneTel and ChoiceTel indicated levered multiples of 1997 revenues of 1.4x, 2.6x, 1.7x and 1.7x, respectively, LTM revenues of 1.4x, 2.6x, 1.8x and 1.5x, respectively, projected 1998 revenues of 1.2x, 2.5x, 1.5x and 1.2x, respectively, 1997 EBITDA of 7.5x, 18.1x, 7.5x and 4.7x, respectively, LTM EBITDA of 7.8x, 14.3x, 9.3x and 4.1x, respectively, and projected 1998 EBITDA of 5.5x, 7.9x, 5.3x, and 3.1x, respectively. Goldman Sachs also considered for Old Davel and PhoneTel projected five-year EPS growth rates (provided by IBES) of 25.0% and 20.0%, respectively.

    (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis of Peoples on a stand-alone basis using projections provided by management of Peoples (the "Peoples Case"). Goldman Sachs calculated a net present value of free cash flows for 1998 through 2006 using discount rates ranging from 12.0% to 16.0%. Goldman Sachs calculated Peoples' terminal values in 2006 based on multiples ranging from 5.0x EBITDA to 9.0x EBITDA. These terminal values were then discounted to present value using discount rates ranging from 12.0% to 16.0%.

    Using Peoples' terminal values in 2006 based on multiples ranging from 5.0x EBITDA to 9.0x EBITDA and discounting these terminal values to present value using discount rates ranging from 12.0% to 16.0%, the implied per share values of the Peoples Common Stock ranged from $3.52 to $10.71.

    (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the independent payphone provider industry since 1990 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM revenues (in this analysis LTM refers to the latest twelve months of available information prior to announcement of the particular Selected Transaction) ranging from 0.7x to 2.2x with a mean of 1.1x, as compared to 1.9x for the levered aggregate consideration to be received in the Transaction (based on the closing price of the Old Davel Common Stock on June 24, 1998) and (ii) levered aggregate consideration per payphone acquired ranging from $534 to $10,975 with a mean of $3,809, as compared to $5,149 for the levered aggregate consideration to be received in the Transaction (based on the closing price of the Old Davel Common Stock on June 24, 1998).

    Goldman Sachs also analyzed and compared to the Transaction in greater detail three of the Selected Transactions: the PhoneTel Transaction, EGI's investment in Old Davel and Old Davel's acquisition of CCI (the "Recent Transactions"). Such analysis indicated that for the Recent Transactions
  (i) levered aggregate
  consideration as a multiple of LTM revenues ranging from 1.2x to 2.2x, as compared to 1.9x for the levered aggregate consideration to be received in the Transaction, (ii) levered aggregate consideration as a multiple of projected 1998 revenues (based on projections provided by Old Davel's and EGI's management) ranging from 1.9x to 2.2x, as compared to 1.7x (in the Davel/EGI Case) and 1.6x (in the Peoples Case) for the levered aggregate consideration to be received in the Transaction, (iii) levered aggregate consideration as a multiple of projected 1999 revenues (based on projections provided by Davel's and EGI's managements) ranging from 1.8x to 2.0x, as compared to 1.6x (using projections provided collectively by the management of each of EGI and Old Davel, the "Davel/EGI Case") and 1.5x (in the Peoples Case) for the levered aggregate consideration to be received in the Davel/Peoples Merger, (iv) levered aggregate consideration as a multiple of LTM EBITDA ranging from 9.9x to 17.3x, as compared to 11.1x for the levered aggregate consideration to be received in the Davel/Peoples Merger, (v) levered aggregate consideration as a multiple of projected 1998 EBITDA (based on projections provided by Old Davel's and EGI's managements) ranging from 7.2x to 8.0x, as compared to 9.1x (in the Davel/EGI Case) and 7.2x (in the Peoples Case) for the levered aggregate consideration to be received in the Davel/Peoples Merger, (vi) levered aggregate consideration as a multiple of projected 1999 EBITDA (based on projections provided by Old Davel's and EGI's managements) ranging from 5.4x to 6.2x, as compared to 7.9x (in the Davel/EGI Case) and 6.2x (in the Peoples Case) for the levered aggregate consideration to be received in the Davel/Peoples Merger, and (vii) levered aggregate consideration per payphone acquired ranging from $4,912 to $6,893 as compared to $5,149 for the levered aggregate consideration to be received in the Davel/Peoples Merger.

    (v) Pro Forma Merger Analysis. Goldman Sachs prepared a pro forma analysis of the financial impact of the Transaction assuming that no synergies are obtained in the Davel/Peoples Merger. Using earnings estimates for Old Davel prepared by Old Davel's management for 1998 and 1999, Goldman Sachs compared the EPS of Old Davel, on a stand-alone basis, to the EPS of the common stock of the combined company on a pro forma basis. Goldman Sachs performed this analysis based on a price of $26.00 per share of Old Davel Common Stock. Such analyses indicated that the Transaction would be dilutive to Old Davel's stockholders on an EPS basis in 1998 and 1999.

    (vi) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, revenues and EBITDA) for Peoples and the pro forma combined entity resulting from the Transaction based on estimates for Old Davel and Peoples provided by Old Davel's and EGI's managements, collectively, and on estimates for Peoples provided by Peoples' management. Goldman Sachs calculated that the holders of Peoples Common Stock would receive 44.8% of the outstanding common equity of New Davel after the Transaction. Goldman Sachs analyzed the relative income statement contribution of Old Davel and Peoples to New Davel on a pro forma basis based on actual 1997, LTM and estimated 1998 results, in the Davel/EGI Case, and in the Peoples Case, assuming in each case the achievement of the synergies expected by management of Old Davel to result from the Transaction and without taking into account any of such synergies. This analysis indicated that Peoples would have contributed 55.2% to combined 1997 revenues and 50.8% to combined 1997 EBITDA; 52.1% to combined LTM revenue and 50.2% to combined LTM EBITDA; 55.9% to estimated combined 1998 revenues in the Peoples Case and 55.0% to estimated combined 1998 revenues in the Davel/EGI Case; 43.6% to estimated combined 1998 EBITDA in the Davel/EGI Case (without synergies) and 48.4% to estimated combined 1998 EBITDA in the Peoples Case (without synergies); and 39.7% to estimated combined 1998 EBITDA in the Davel/EGI Case (assuming the achievement of synergies) and 44.5% to estimated combined 1998 EBITDA in the Peoples Case (assuming the achievement of synergies).

    (vii) Present Value of Potential Future Performance Analysis. Goldman Sachs calculated the implied present value of the Peoples Common Stock based on the implied future per share price of the Old Davel Common Stock (which was calculated based on Old Davel's management's estimates of EBITDA for the Combined Company in 2001 both with and without the achievement of synergies). Goldman Sachs calculated the implied per share price of the Peoples Common Stock by calculating the future per share price of the Old Davel Common Stock based on trailing EBITDA multiples ranging from 4.0x to 9.0x and discounting the implied future per share price of the Old Davel Common Stock with equity discount rates ranging from 11.0% to 16.0%. Such analysis indicated a range of present values per share of Peoples Common Stock of $2.64 to $10.39 (assuming that no synergies are achieved) and of $4.64 to $14.56 (assuming the achievement of synergies).

    Goldman Sachs also calculated the implied present value of the Peoples Common Stock on a stand-alone basis based on estimates for Peoples EBITDA in 2001 provided by Peoples' management. Goldman Sachs calculated the implied per share price of the Peoples Common Stock by calculating the future per share price of the Peoples Common Stock based on trailing EBITDA multiples ranging from 4.0x to 9.0x and discounting the implied future per share price of the Peoples Common Stock with equity discount rates ranging from 11.0% to 16.0%. Such analysis indicated a range of present values per share of Peoples Common Stock of $2.25 to $10.32.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Peoples or Old Davel or the Transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Peoples Board of Directors as to the fairness from a financial point of view of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Peoples, Old Davel, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Peoples Board of Directors was one of many factors taken into consideration by the Peoples Board of Directors in making its determination to approve the Merger Agreement. In arriving at its opinion, Goldman Sachs did not attribute any particular weight to any analysis or factor considered by it; rather Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment, after considering the results of all such analyses. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to the Peoples Board of Directors dated July 5, 1998, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix II hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Peoples selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

  Goldman Sachs has provided certain investment banking services to EGI and certain companies affiliated with EGI and may provide such services to EGI and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions in and hold securities, including derivative securities of Peoples and Old Davel for its own account and for the account of customers. As of the date of its opinion, Goldman Sachs, through Goldman Sachs Asset Management, held long positions of 554,700 shares of Old Davel Common Stock and 1,684,900 shares of Peoples Common Stock. In retaining Goldman Sachs, an investment bank, as its financial advisor, the Board of Directors of Peoples was aware of the potential conflicts of interest that Goldman Sachs' other relationships and securities holdings could create. However, the Board believed, and continues to believe, that Goldman Sachs had appropriate policies in place to ensure that its advice to Peoples would not be influenced by such matters.

  Pursuant to a letter agreement dated December 18, 1997 (the "Engagement Letter"), Peoples engaged Goldman Sachs to act as its financial advisor in connection with its review of strategic alternatives. Pursuant to the terms of the Engagement Letter, Peoples has agreed to pay Goldman Sachs upon accomplishment of the Transaction a transaction fee equal to 1.50% of the aggregate consideration (which is equal to approximately $2.7 million based on a closing price per share of $16.625 per share of Old Davel Common Stock on November 17, 1998). For purposes of the Engagement Letter, the phrase "aggregate consideration" means the total consideration paid for Peoples' equity securities plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Peoples prior to the consummation of the Transaction. Peoples has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS

 Peoples

  Certain members of the Peoples Board of Directors and Peoples Management may be deemed to have certain interests in the Transaction that are in addition to their interests as holders of Peoples Common Stock. For a description of the security holdings of the Peoples Board of Directors and certain of Peoples' executive officers (including a description of option holdings), see "Peoples Principal Shareholders." The Peoples Board of Directors recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Davel/Peoples Merger to Peoples' shareholders.

  Appointment of New Davel Board Member. Pursuant to the UBS Voting Agreement, Old Davel and New Davel have agreed to use all authority to cause Charles J. Delaney, a director of Peoples and President of UBS Capital or Justin S. Maccarone, a director of Peoples and a Managing Director of UBS Capital, to be elected as a member of the Board of Directors of New Davel, to serve from the Closing Date until the first anniversary of the Closing Date.

  Indemnification of Directors. Pursuant to the Merger Agreement, New Davel has agreed to provide certain indemnification to the present and former directors of Peoples and has agreed to maintain directors' and officers' liability insurance to such individuals under certain circumstances. For further detail regarding these arrangements, see "The Merger Agreement-- Indemnification."

  Holdings of Peoples Series C Preferred Stock. Pursuant to the UBS Voting Agreement, Old Davel and New Davel have agreed to issue to UBS Capital 671,428 shares of New Davel Common Stock in exchange for the 2,857,143 shares of Peoples Common Stock which UBS Capital will hold after it converts its shares of Peoples Series C Preferred Stock in accordance with the Merger Agreement. UBS Capital will also receive an additional 189,735 shares of New Davel Common Stock in consideration of accrued but unpaid dividends through the date of the Merger Agreement on the Peoples Series C Preferred Stock and the future fair value of the Peoples Series C Preferred Stock had it not been converted. Additionally, UBS Capital will receive such shares of New Davel Common Stock as will equal in value any dividends accruing on shares of the Peoples Series C Preferred Stock between July 5, 1998 and the Closing Date. As noted above, Mr. Delaney is the President of UBS Capital and Mr. Maccarone is a Managing Director of UBS Capital.

  Registration Rights. Pursuant to the UBS Voting Agreement, Old Davel and New Davel agreed to grant UBS Capital demand and piggyback registration rights, to become effective under certain circumstances, with respect to the shares of New Davel Common Stock UBS Capital will receive in the Transaction.

  Stock Options. Pursuant to the Merger Agreement, each outstanding option to acquire Peoples Common Stock ("Peoples Option") will be automatically converted into an option to acquire shares of New Davel

Common Stock. The number of shares of New Davel Common Stock to be subject to each converted option will be equal to the number of shares of Peoples Common Stock subject to the original option immediately prior to the Peoples Effective Time multiplied by the Exchange Ratio (rounded to the nearest whole number of shares of New Davel Common Stock) at an exercise price per share equal to the exercise price for each such share of Peoples Common Stock subject to such option divided by the Exchange Ratio (rounded down to the nearest whole cent). Following such conversion, all other terms and conditions governing each converted Peoples Option will continue to apply. The value of such converted options will depend on the market price of New Davel Common Stock following completion of the Transaction. As of November 17, 1998, the following officers and directors of Peoples held the following number of Peoples Options, which are convertible into options to acquire the following number of shares of New Davel Common Stock:

                                                PEOPLES          NEW DAVEL
      NAME                                      OPTIONS     COMMON STOCK OPTIONS
      ----                                     ---------    --------------------
      Charles J. Delaney......................       -- (1)           -- (1)
      Robert E. Lund..........................   105,000           24,675
      Jody Frank..............................    85,000           19,975
      Justin S. Maccarone.....................       -- (1)           -- (1)
      E. Craig Sanders........................   600,000(2)       141,000
      Lawrence T. Ellman......................    82,500(2)        19,388
      Bruce W. Renard.........................   117,500(2)        27,613
      C. Keith Pressley.......................    27,500(2)         6,463
      Neil N. Snyder, III.....................   200,000(2)        47,000
      David Arvizu............................    80,000(2)        18,800
      William A. Baum.........................   160,000(2)        37,600
      All directors and executive officers
       as a group (11 persons)................ 1,457,500(1)       342,513

--------
(1) Excludes options held for the benefit of UBS Capital, see "Peoples Principal Shareholders."
(2) Includes currently unvested options which will vest upon completion of the Transaction.

  Employment Agreements. Pursuant to employment agreements between Peoples and each of Messrs. Sanders, Snyder, Ellman, Pressley, Arvizu and Baum such employees will be entitled to receive certain payments upon their termination in connection with a change in control of Peoples. Pursuant to an employment agreement between Peoples and Mr. Renard, he will be entitled to receive certain payments upon a change in control of Peoples. Messrs. Sanders, Snyder, Ellman, Pressley, Arvizu, Baum and Renard will receive approximately $900,000, $495,000, $223,600, $96,000, $140,000, $272,250 and $192,500, respectively, in connection with such change of control payments. In addition, pursuant to such employment agreements, the vesting of such employees' options will accelerate upon a change in control of Peoples. In connection with the Transaction, Peoples will also pay certain management bonuses not to exceed $250,000 in the aggregate and retention payments to certain employees not to exceed $800,000 in the aggregate.

FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material anticipated U.S. federal income tax consequences of the Transaction to holders of Peoples Common Stock and holders of Old Davel Common Stock who hold such stock as a capital asset. This summary is based on applicable provisions of the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Transaction and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, holders of Peoples Series C Preferred Stock, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Peoples Common Stock or Old Davel

Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Peoples Common Stock or Old Davel Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Transaction under applicable foreign, state or local laws. HOLDERS OF PEOPLES COMMON STOCK AND HOLDERS OF OLD DAVEL COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTION TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  Shearman & Sterling, special counsel to Peoples, has rendered its tax opinion, dated as of the the date hereof (and will render its tax opinion, dated as of the Closing Date), that, for U.S. federal income tax purposes, the Davel/Peoples Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code, and Kirkland & Ellis, special counsel to Old Davel, has rendered its tax opinion, dated as of the date hereof (and will render its tax opinion, dated as of the Closing Date), that, for U.S. federal income tax purposes, the Old Davel/New Davel Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code (each, a "Tax Opinion").

  Subject to the limitations and qualifications referred to herein, and as a result of each of the Davel/Peoples Merger and the Old Davel/New Davel Merger qualifying as part of a tax-free reorganization, the following federal income tax consequences will result:

    (i) No gain or loss will be recognized by the holders of Peoples Common Stock who exchange all of their Peoples Common Stock solely for New Davel Common Stock pursuant to the Davel/Peoples Merger (except with respect to cash received in lieu of a fractional share interest in New Davel Common Stock);

    (ii) No gain or loss will be recognized by the holders of Old Davel Common Stock who exchange all of their Old Davel Common Stock solely for New Davel Common Stock pursuant to the Old Davel/New Davel Merger;

    (iii) The aggregate tax basis of the New Davel Common Stock received by holders of Peoples Common Stock who exchange all of their Peoples Common Stock solely for New Davel Common Stock pursuant to the Davel/Peoples Merger will be the same as the aggregate tax basis of the Peoples Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in New Davel Common Stock for which cash is received), and the aggregate tax basis of the New Davel Common Stock received by holders of Old Davel Common Stock who exchange all of their Old Davel Common Stock solely for New Davel Common Stock pursuant to the Old Davel/New Davel Merger will be the same as the aggregate tax basis of the Old Davel Common Stock surrendered in exchange therefor;

    (iv) Cash received by a holder of Peoples Common Stock in lieu of a fractional share interest in New Davel Common Stock will be treated as received in redemption of such fractional share interest, and a holder of Peoples Common Stock should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Peoples Common Stock allocable to such fractional share interest; and

    (v) The holding period of a share of New Davel Common Stock received in the Davel/Peoples Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the Peoples Common Stock surrendered in exchange therefor, and the holding period of a share of New Davel Common Stock received in the Old Davel/New Davel Merger will include the holder's holding period in the Old Davel Common Stock surrendered in exchange therefor.

  Each party's obligation to consummate the Transaction is conditioned upon the receipt by each of Old Davel and Peoples of its respective Tax Opinion dated as of the Closing Date. Each of Kirkland & Ellis and Shearman & Sterling has rendered its respective Tax Opinion, and will render its respective Tax Opinion, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth or referred to in such opinion. None of the Tax Opinions may be relied upon unless such facts, representations and assumptions are consistent with the state of facts existing on the Closing Date. In rendering the Tax Opinions, each such counsel has relied, and, in rendering the Tax Opinions to be dated as of the Closing Date, will rely, upon usual and customary representations and covenants including those contained in certificates of officers of Old Davel, New Davel, Peoples and others.

  The Tax Opinions are not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to either the Davel/Peoples Merger or the Old Davel/New Davel Merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in the Tax Opinions and herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Davel/Peoples Merger and the Old Davel/New Davel Merger to Peoples, Old Davel, New Davel and their respective shareholders.

  A holder of Old Davel Common Stock that receives solely cash in exchange for such stock pursuant to the exercise of dissenters' rights pursuant to applicable state law will recognize capital gain or loss at the time of consummation of the Old Davel/New Davel Merger equal to the difference between the amount of cash received and the tax basis of the stock surrendered therefor. Such capital gain will constitute long-term capital gain or loss if such stock has been held by the holder for more than one year at the time of the consummation of the respective merger. Under recently adopted amendments to the Code, capital gain recognized by an investor who is an individual (or an estate or certain trusts) upon a disposition of stock that has been held for more than one year will generally be subject to a maximum tax rate of 20% or, in the case of stock that has been held for one year or less, will be subject to tax at ordinary income tax rates.

ACCOUNTING TREATMENT

  The Transaction is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Under this accounting method, the recorded assets and liabilities of Old Davel and Peoples will be carried forward at their recorded amounts to the combined enterprise, income or loss of the combined enterprise, will include income or loss of Old Davel and Peoples for the entire fiscal year in which the Transaction occurred and the reported income or loss of Old Davel and Peoples for prior periods will be combined and restated as income or loss of the combined enterprise.

DISSENTERS' RIGHTS

  Dissenters' rights are not available to Peoples shareholders under the New York Law because Peoples Common Stock is listed on a national securities exchange and because the holder of the outstanding Peoples Series C Preferred Stock has agreed to vote in favor of the Davel/Peoples Merger. See "The Merger Agreement--Voting Agreements."

  All Old Davel shareholders entitled to vote on the Old Davel/New Davel Merger may exercise dissenters' rights pursuant to the Illinois Law. See "Dissenters' Rights--Dissenters' Rights of Old Davel Shareholders."

STOCK EXCHANGE LISTING OF NEW DAVEL COMMON STOCK

  It is expected that the shares of New Davel Common Stock to be issued in connection with the Transaction will be quoted and traded on the Nasdaq National Market under the symbol "DAVL."

FEDERAL SECURITIES LAW CONSEQUENCES

  The shares of New Davel Common Stock issuable to holders of Peoples Common Stock and Old Davel Common Stock upon consummation of the Transaction have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of the New Davel, Old Davel or Peoples, as that term is defined in the rules promulgated under the Securities Act.

  Shares of New Davel Common Stock received by those holders of Peoples Common Stock who are deemed to be "affiliates" of Peoples at the time of the Peoples Special Meeting or of Old Davel Common Stock who are deemed to be "affiliates" of Old Davel at the time of the Davel Annual Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling-of-interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of more than a de minimis amount of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of New Davel have been published.

  Each of Old Davel and Peoples has agreed in the Merger Agreement to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Transaction for pooling-of-interests accounting treatment) of such party to deliver Old Davel a written agreement intended to ensure compliance with the Securities Act and to preserve the ability of the Transaction to be accounted for as a pooling-of-interests.

  Old Davel and New Davel have agreed in the Merger Agreement to use its reasonable best efforts to publish, not later than 45 days after the end of the first full calendar month following the month in which the Closing Date occurs, financial results (including combined sales and net income or loss) covering at least 30 days of post-transaction combined operations, and in any event will publish such financial results within 75 days after the end of the first full calendar month following the month in which the Closing Date occurs.

                             THE MERGER AGREEMENT

  The following information with respect to the Transaction is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Joint Proxy Statement/Prospectus as Appendix III. The Merger Agreement sets forth all of the material terms and conditions upon which the Transaction is to be effected.

  At the Peoples Effective Time, Miami Merger Corp., an indirect, wholly owned subsidiary of New Davel, will be merged with and into Peoples, with Peoples surviving as the surviving corporation (the "Peoples Surviving Corporation") and becoming an indirect, wholly owned subsidiary of New Davel.

CONVERSION OF SHARES

  At the Peoples Effective Time, each share of Peoples Common Stock will be converted into the right to receive 0.235 of a share of New Davel Common Stock (the "Peoples Merger Consideration"). As of the Peoples Effective Time, all such shares of Peoples Common Stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of such Peoples Common Stock will cease to have any rights with respect thereto, except the right to receive the Peoples Merger Consideration and any cash in lieu of fractional shares of New Davel Common Stock to be paid as described below. After the Peoples Effective Time, there will be no transfers on the stock transfer books of Peoples or the Peoples Surviving Corporation of shares of Peoples Common Stock.

  At the Davel Effective Time, each share of Old Davel Common Stock, except for any such shares as to which dissenters' rights have been properly exercised, will be converted into one share of New Davel Common Stock (the "Old Davel Merger Consideration"). As of the Davel Effective Time, all such shares of Old Davel Common Stock will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of such Old Davel Common Stock will cease to have any rights with respect thereto, except the right to receive the Old Davel Merger Consideration.

  Each outstanding option to acquire shares of Old Davel Common Stock will be automatically converted into an option to acquire the same number of shares of New Davel Common Stock at the same exercise price. Each Peoples Option will be automatically converted into an option to acquire shares of New Davel Common Stock. The number of shares of New Davel Common Stock to be subject to each converted Peoples Option will be equal to the number of shares of Peoples Common Stock subject to the original option immediately prior to the Peoples Effective Time multiplied by the Exchange Ratio at an exercise price per share equal to the original exercise price divided by the Exchange Ratio. Each outstanding warrant for Peoples Common Stock will be converted into a warrant to purchase that number of shares of New Davel Common Stock equal to the number of shares of Peoples Common Stock subject to the original warrant immediately prior to the Peoples Effective Time multiplied by the Exchange Ratio at an exercise price per share equal to the original exercise price divided by the Exchange Ratio.

FRACTIONAL SHARES

  No fractional shares of New Davel Common Stock will be issued in the Transaction; instead, New Davel will pay to each holder of Peoples Common Stock who would otherwise be entitled to a fractional share of New Davel Common Stock (after taking into account all certificates formerly representing shares of such Common Stock delivered by such holder of such Common Stock) an amount in cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of New Davel Common Stock as reported on the Nasdaq National Market on the Closing Date.

EXCHANGE OF STOCK CERTIFICATES

 Peoples Stock Certificates

  Prior to the Peoples Effective Time, New Davel will deposit with the Exchange Agent the certificates representing the shares of New Davel Common Stock (the "New Davel Certificates") and an estimated amount of cash to be paid in respect of any dividends and in lieu of fractional shares to which a holder of certificates formerly representing Peoples Common Stock (the "Peoples Certificates") would otherwise be entitled pursuant to the Merger Agreement.

  As soon as reasonably practicable after the Peoples Effective Time, the Exchange Agent will mail to each holder of record of shares of Peoples Common Stock transmittal materials for use in exchanging such holder's Peoples Certificates for New Davel Certificates. Upon surrender of Peoples Certificates for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Peoples Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Davel Common Stock which such holder has the right to receive, any dividends or other distributions with respect thereto and any cash payable in lieu of any fractional share of New Davel Common Stock, and the surrendered Peoples Certificates shall be canceled. Until surrendered, each of the Peoples Certificates shall be deemed at any time after the Peoples Effective Time to represent only the right to receive upon such surrender that number of whole shares of New Davel Common Stock which the holder thereof has the right to receive, any dividends or other distributions payable to the holder thereof and cash in lieu of any fractional share of New Davel Common Stock. No interest shall be paid or shall accrue on any cash payable to holders of Peoples Certificates.

  HOLDERS OF PEOPLES COMMON STOCK SHOULD NOT SEND IN THEIR PEOPLES CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

  None of New Davel, Peoples or the Exchange Agent shall be liable to any person in respect of any shares of New Davel Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of Combined Company Common Stock, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Peoples Certificates shall not have been surrendered prior to the date on which the Peoples Merger Consideration or any dividends, distributions or cash payable to the holder of such Peoples Certificates would otherwise escheat to or become the property of any governmental entity, such Peoples Merger Consideration, dividends, distributions or cash shall, to the extent permitted by applicable law, become the property of the Peoples Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  No dividends or other distributions with respect to New Davel Common Stock with a record date occurring after the Peoples Effective Time will be paid to the holder of any unsurrendered Peoples Certificates until the holder thereof surrenders such Peoples Certificates in accordance with the terms of the Merger Agreement. After the proper surrender of Peoples Certificates, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New Davel Common Stock represented by such Peoples Certificates.

 Old Davel Stock Certificates

  As soon as reasonably practicable after the Davel Effective Time, the Exchange Agent will mail to each holder of record of shares of Old Davel Common Stock transmittal materials for use in exchanging such holder's Old Davel Certificates for the Old Davel Merger Consideration. Upon surrender of an Old Davel Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Old Davel Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New Davel Common Stock that such holder has the right to receive and any dividends or other distributions with respect thereto, and the surrendered Old Davel Certificate shall be canceled. Until surrendered, each Old Davel Certificate shall be deemed at any time after the Davel Effective Time to represent only the right to receive upon such surrender that number of whole shares of New Davel Common Stock that the holder thereof has the right to receive and any dividends or other distributions payable to the holder thereof. No interest shall be paid or shall accrue on any cash payable to holders of Old Davel Certificates.

  HOLDERS OF OLD DAVEL COMMON STOCK SHOULD NOT SEND IN THEIR OLD DAVEL CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

  None of New Davel, D Subsidiary, Inc. or the Exchange Agent shall be liable to any person in respect of any shares of New Davel Common Stock or any dividends or distributions with respect thereto, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Old Davel Certificate shall not have been surrendered prior to the date on which the Old Davel Merger Consideration or any dividends or distributions payable to the holder of such Old Davel Certificate would otherwise escheat to or become the property of any governmental entity, such Old Davel Merger Consideration, dividends or distributions shall, to the extent permitted by applicable law, become the property of the Davel Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  No dividends or other distributions with respect to New Davel Common Stock with a record date occurring after the Davel Effective Time will be paid to the holder of any unsurrendered Old Davel Certificate until the holder thereof surrenders such Old Davel Certificate in accordance with the terms of the Merger Agreement. After the proper surrender of an Old Davel Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of New Davel Common Stock represented by such Old Davel Certificate.

REPRESENTATIONS AND WARRANTIES

  In the Merger Agreement, Peoples has made various representations and warranties to Old Davel and New Davel relating to, among other things, the following: (1) Peoples' incorporation, existence, good standing, corporate power and similar corporate matters; (2) Peoples' authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (3) Peoples' capitalization; (4) Peoples' ownership of subsidiaries and other investments; (5) the absence of conflicts, violations and defaults under Peoples' certificate of incorporation or bylaws, under agreements or other obligations to which Peoples is bound, and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions; (6) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (7) the absence of undisclosed liabilities, subject to certain exceptions; (8) the absence of certain material changes or events, since December 31, 1997, subject to certain exceptions; (9) the absence of pending or threatened investigations or litigation, subject to certain exceptions; (10) certain contracts and commitments of Peoples; (11) environmental and safety matters; (12) compliance with tax obligations; (13) certain employment agreements to which Peoples is a party and change of control provisions in such agreements; (14) the employee benefit plans of Peoples and their compliance with legal requirements; (15) Peoples' licenses, permits and approvals; (16) real property owned by Peoples and real estate leases to which Peoples is a party; (17) the intellectual property of Peoples; (18) compliance with certain instruments and laws; (19) certain employee and labor matters; (20) the registration statement filed with the Commission and this Joint Proxy Statement/Prospectus, and the accuracy and completeness of the information provided therein and herein; (21) the absence of certain fees arising from the Transaction; (22) the receipt of a fairness opinion from Peoples' financial advisor; (23) the voting requirements for approval of the Transaction by the Peoples shareholders; (24) compliance with the requirements of state takeover statutes; (25) Peoples' title to, the condition of, and the location agreements for a specified number of payphones; and (26) the average net revenue of Peoples' payphones.

  In the Merger Agreement, Old Davel has made various representations and warranties to Peoples relating to, among other things, the following: (1) Old Davel's and New Davel's incorporation, existence, good standing, corporate power and similar corporate matters; (2) Old Davel's and New Davel's authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (3) Old Davel's and New Davel's capitalization; (4) Old Davel's ownership of subsidiaries and other investments; (5) the absence of conflicts, violations and defaults under Old Davel's and New Davel's articles of incorporation or bylaws, or comparable organizational documents, under agreements or other obligations to which Old Davel or New Davel is bound and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation, subject to certain exceptions; (6) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (7) the absence of undisclosed liabilities, subject to certain exceptions; (8) the absence of certain material changes or events since December 31, 1997, subject to certain exceptions; (9) the absence of pending or threatened investigations or litigation, subject to certain exceptions; (10) environmental and safety matters; (11) the absence of certain fees arising from the Transaction; (12) compliance with tax obligations; (13) change of control provisions in certain agreements; (14) the obtaining of licenses, permits and approvals; (15) compliance with certain instruments and laws; (16) certain employee and labor matters; (17) the registration statement filed with the Commission and this Joint Proxy Statement/Prospectus, and the accuracy and completeness of the information provided therein and herein; (18) the receipt of a fairness opinion from Old Davel's financial advisor; (19) compliance with the requirements of state takeover statutes; (20) ownership of Peoples Common Stock; (21) the inapplicability of Old Davel's shareholder rights plan to the Transaction; and (22) financing arrangements relating to the transactions.

  All representations and warranties of Peoples and Old Davel expire on the closing date of the Transaction.

CERTAIN COVENANTS

  Prior to the Peoples Effective Time, except as contemplated by the Merger Agreement or pursuant to certain disclosures made by Peoples, without the prior written consent of Old Davel, Peoples has agreed that: (1) the businesses of Peoples and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, Peoples shall use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with Peoples and its subsidiaries and Peoples shall notify Old Davel and New Davel as promptly as practicable of any material event not in the ordinary and usual course of business; (2) Peoples shall not amend its articles of incorporation or bylaws or split, combine or reclassify the outstanding Peoples Common Stock or declare, set aside or pay any dividend payable in cash, stock or property;
(3) other than the issuance of shares of capital stock by a subsidiary to Peoples and the issuance of shares of capital stock upon exercise of certain existing options or warrants, or upon the conversion of existing preferred stock, Peoples and each of its subsidiaries shall not issue or agree to issue any additional shares of, or rights to acquire any kind to acquire shares of, any class of its capital stock; (4) neither Peoples nor any of its subsidiaries shall enter into or amend any contract or agreement with any labor unions; (5) except as specifically permitted, Peoples shall not authorize, recommend, propose or announce an intention to authorize, recommend, or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination, any acquisition or disposition of a material amount of assets or securities, any material change in its capitalization, or enter into, other than in the ordinary course of business consistent with past practice, a material contract or any release or relinquishment of any material contract rights; (6) neither Peoples nor any of its subsidiaries shall enter into or amend any employment, severance or change-of-control agreement or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulation or make any contribution to any such plan except for contributions specifically required by law or pursuant to the terms of such plans; (7) Peoples shall not create, incur or assume any long-term debt or, except in the ordinary course of business or except to fund out-of-pocket costs incurred in connection with the Transaction, create, incur, assume, maintain or permit to exist any short-term indebtedness for borrowed money in an aggregate amount exceeding $250,000, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except wholly owned Peoples subsidiaries in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, except wholly owned Peoples subsidiaries; or (8) neither Peoples nor any of its subsidiaries shall agree in writing to take any action prohibited by (1)-(7) above or any action that would result in a breach in any material respect of any covenant, agreement, or representation or warranty set forth in the Merger Agreement.

  In the Merger Agreement, Peoples has also agreed to (1) take all actions reasonably necessary to allow all outstanding shares of Peoples Series C Preferred Stock to be converted by the holders thereof into Peoples Common Stock and (2) use its reasonable best efforts to (a) consummate the tender offer for all of the Peoples Notes at a price reasonably acceptable to Old Davel, subject to the receipt of funds sufficient for such purpose from the proceeds of the Financing, pursuant to which at least 85% of the aggregate outstanding principal amount of the Peoples Notes shall have been tendered,
(b) procure the consent of the requisite principal amount of the Peoples Notes to allow Peoples to amend the indenture governing the Peoples Notes in a manner reasonably satisfactory to Old Davel and (c) enter into a supplemental indenture with respect to the Peoples Notes reflecting such amendments.

  In the Merger Agreement, Old Davel and New Davel have also agreed that, unless Peoples otherwise consents, they will not, except as otherwise contemplated by the Merger Agreement, (1) amend their charters or bylaws or split, combine or reclassify their Common Stock in a manner reasonably likely to have a material disparate adverse effect on the holders of Peoples Common Stock or declare or pay a dividend in cash or property or, if it would be reasonably likely to have a material disparate adverse effect on the holders of Peoples Common Stock, declare or pay a dividend in stock or otherwise; (2) enter into any new line of business that is not substantially related to existing or past businesses; (3) acquire a business or assets if such acquisition is in a new line of business or is reasonably likely to delay or prevent the Financing or the Davel/Peoples Merger; or (4) take any action that is prohibited by the Merger Agreement or that would constitute or is likely to cause a material breach of such agreement.

  The Merger Agreement also contains certain other agreements relating to the conduct of the parties prior to the Peoples Effective Time, including those requiring the parties (1) to use their reasonable best efforts to take necessary actions to consummate the Transaction; (2) to cooperate in the preparation of this Joint Proxy Statement/Prospectus and the registration statement of which it forms a part and any other filed disclosure document;
(3) to consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement or the Transaction and not to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation;
(4) to notify each other of any communication from any person alleging that its consent may be required in connection with the Transaction or from any governmental entity in connection with the Transaction, of any proceedings commenced or threatened against Peoples, Old Davel, New Davel or their subsidiaries that relate to the Transaction, or of any action that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in the Merger Agreement; (5) to use reasonable best efforts to obtain from their respective independent accountants (a) customary comfort letters and (b) letters to the effect that accounting for the Transaction as a pooling of interests is appropriate if the Transaction is consummated in accordance with the Merger Agreement; (6) to deliver or cause to be delivered to Old Davel letters from Pooling Affiliates in the form attached to the Merger Agreement; and (7) to use their reasonable best efforts to cause the Transaction to qualify as a tax-free transaction (except with respect to any cash received in lieu of fractional share interests).

NO SOLICITATION OF ACQUISITION PROPOSALS

  In the Merger Agreement, Peoples has agreed that it will not, and it will use reasonable best efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents not to, initiate, solicit, or encourage any inquiries relating to, or the making of, any Acquisition Proposal or engage in negotiations with or discussions with, or furnish any information to, any third party relating to any Acquisition Proposal. Notwithstanding the foregoing, if the Peoples Board of Directors determines in good faith, after consultation with counsel, that failure to take such action may constitute a breach of its fiduciary duties or otherwise violate applicable law, Peoples (1) may participate in discussions or negotiations with, or furnish information to, any third party with respect to any Acquisition Proposal and (2) may take and disclose to the Peoples shareholders a position with respect to an Acquisition Proposal or amend or withdraw such position or its position with respect to the Transaction or make disclosure to the Peoples shareholders. Peoples has agreed to promptly notify Old Davel in writing of (1) the receipt, directly or indirectly, of any inquiries relating to an Acquisition Proposal, (2) the status of any discussion or negotiations with respect thereto, (3) its intention to enter into any agreement relating to an Acquisition Proposal at least 24 hours prior to executing such agreement, and (4) any actions taken otherwise encouraging, supporting or recommending an Acquisition Proposal.

INDEMNIFICATION

  Old Davel and New Davel have agreed to indemnify, for six years following the Peoples Effective Time, the present and former officers and directors of Peoples and its subsidiaries to the fullest extent permitted by law for costs and expenses incurred in respect of actions taken prior to and including the Peoples Effective Time in connection with their duties as such and to maintain for six years following the Peoples Effective Time applicable charter and bylaw provisions no less favorable to the present and former directors and officers of Peoples than those in effect as of the date of the Merger Agreement. In addition, Davel has agreed to maintain in effect directors' and officers' liability insurance covering such persons, to the extent the costs of such liability insurance do not exceed 200% of the costs to Peoples of such insurance in effect as of the date of the Merger Agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE TRANSACTION

  The obligation of each of the parties to consummate the Transaction is conditioned upon the satisfaction of each of the following: (1) the Merger Agreement and the Transaction shall have been approved by the requisite vote of the holders of Peoples Common Stock and the holders of Old Davel Common Stock; (2) any applicable waiting period under the HSR Act, relating to the Transaction shall have expired or been terminated; (3) no judgment, injunction, order or decree shall have been issued by any governmental entity and become final and nonappealable that permanently enjoins, restrains or otherwise prohibits the Transaction; (4) the registration statement of which this Joint Proxy Statement/Prospectus forms a part shall have become effective and no stop order suspending the effectiveness of such registration statement shall have been issued; (5) the shares of New Davel Common Stock issuable pursuant to the Merger Agreement shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance; (6) the Peoples Series C Preferred Stock shall have been converted; and (7) New Davel shall have obtained the Financing.

  The obligations of Old Davel and New Davel to consummate the Transaction are further conditioned upon the satisfaction of each of the following: (1) the representations and warranties of Peoples set forth in the Merger Agreement shall be true and correct as if made on the Closing Date (except where the failure to be true and correct in the aggregate would not be reasonably likely to have a material adverse effect) and Peoples shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under the Merger Agreement at or prior to the Closing Date; (2) receipt by Old Davel of a letter from Arthur Andersen LLP, its independent public accountants, stating that accounting for the Transaction as a pooling of interests is appropriate if the Transaction is consummated in accordance with the Merger Agreement; (3) at least 85% of the aggregate outstanding principal amount of the Peoples Notes shall have been tendered to Peoples; and (4) Old Davel shall have received an opinion from Kirkland & Ellis, counsel to Old Davel, dated as of the Closing Date, to the effect that the Transaction will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The obligations of Peoples to consummate the Transaction are further conditioned upon the satisfaction of each of the following: (1) the representations and warranties of Old Davel set forth in the Merger Agreement shall be true and correct as if made on the Closing Date (except where the failure to be true and correct in the aggregate would not be reasonably likely to have a material adverse effect) and Old Davel and New Davel shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by them under the Merger Agreement at or prior to the Closing Date; (2) Peoples shall have received a letter from Ernst & Young LLP, its independent public accountants, stating that accounting for the Transaction as a pooling of interests is appropriate if the Transaction is consummated in accordance with the Merger Agreement; and (3) Peoples shall have received an opinion from Shearman & Sterling, special counsel to Peoples, dated as of the Closing Date, to the effect that the Transaction will constitute a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

  Peoples has received irrevocable tenders of approximately $99.9 million principal amount of the Peoples Notes (out of $100 million principal amount outstanding). As a result, the 85% minimum tender condition referenced in the immediately preceding paragraph will be satisfied on the Closing Date.

  The Merger Agreement provides that if, as a result of the exercise of dissenters' rights by shareholders of Old Davel with respect to a greater number of shares of Old Davel Common Stock than would permit the satisfaction of the conditions to consummation of the Transaction described above relating to (i) receipt of Financing (as a result of too significant an amount of cash being required to be paid to shareholders of Old Davel) or (ii) receipt of required letters regarding the accounting treatment for the Transaction or receipt of required opinions regarding the tax treatment of the Transaction (in either case, as a result of too significant a change in the equity interests of Old Davel occurring), then the parties will amend the Merger Agreement to provide for a structure similar to the one contemplated by the Original Merger Agreement. Under that structure, Peoples would have become a subsidiary of Old Davel and Old Davel would not have been merged with any other entity and, accordingly, no dissenters' rights would have been available to shareholders of Old Davel. If the alternative structure were to be implemented, the parties would take the necessary steps to seek the approval of their respective shareholders for that transaction and would resolicit proxies.

BENEFIT PLANS

  The Peoples Surviving Corporation will continue to honor those employment, severance, separation and other compensation agreements disclosed to Old Davel and existing as of the Closing Date between Peoples and any Affected Employee of Peoples as of the Closing Date.

  New Davel shall, or shall cause Peoples or any of its subsidiaries to, give Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by New Davel, Peoples or any of its subsidiaries for such Affected Employees' service with New Davel, Peoples or any affiliate thereof to the same extent recognized immediately prior to the closing date of the Transaction.

  Subject to the following sentence, New Davel and Old Davel have also agreed to, or to cause Peoples or their subsidiaries to, provide coverage and benefits to Affected Employees pursuant to employee benefit plans or arrangements until December 31, 1998. New Davel is not required by the Merger Agreement to provide or maintain any equity-based compensation plans of Peoples. New Davel will, or will cause Peoples or one of its subsidiaries to, waive the waiting periods and preexisting conditions exclusions applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate, except for those limitations and waiting periods that were already in effect with regard to such Affected Employees and that will not have been satisfied as of the closing date of the Transaction.

TERMINATION

  The Merger Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Closing Date: (1) by the mutual written consent of Peoples and Old Davel; (2) by either Peoples or Old Davel, if the Transaction has not been consummated by December 31, 1998 (provided that such party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Peoples Effective Time shall not have occurred on or before such date); (3) by either Peoples or Old Davel, if there shall be adopted or enacted any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any final, nonappealable judgment, injunction, order or decree is entered enjoining Old Davel or Peoples from consummating the Transaction; (4) by either Peoples or Old Davel, if the Merger Agreement shall not have been approved and adopted by the Peoples shareholders or if the issuance of Old Davel Common Stock in the Transaction shall not have been approved by the Old Davel shareholders; (5) by Old Davel, if the Peoples Board of Directors shall (a) withdraw, modify or change its recommendation or approval of the Merger Agreement or the Transaction in a manner adverse to Old Davel or New Davel or (b) have recommended any Acquisition Proposal other than by Old Davel or New Davel or the merger subsidiary; (6) by Old Davel, if any third person shall have become the beneficial owner of 15% or more of the outstanding Peoples Common Stock and filed a Schedule 13D with the Commission describing an intention that could prevent or materially delay the consummation of the Transaction; (7) by Old Davel (provided that Old Davel is not then in breach of its obligations under the Merger Agreement in any material respect), if Peoples shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement and shall not have cured such breach within 30 days after Peoples receives written notice of such breach from Old Davel; (8) by Peoples, to allow Peoples to enter into an agreement in respect of an Acquisition Proposal which the Peoples Board of Directors has determined in the exercise of its fiduciary duties is more favorable to Peoples and its shareholders than the Transaction; or (9) by Peoples (provided that Peoples is not then in breach of its obligations under the Merger Agreement in any material respect), if Old Davel shall have breached in any material respect any of its representations, warranties, covenants or agreements contained in the Merger Agreement and shall not have cured such breach within 30 days after Old Davel receives written notice of such breach from Peoples.

TERMINATION FEES

  If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement shall become void and of no effect with no liability on the part of any party except that (1) certain covenants shall survive such termination and
(2) such termination will not relieve any party from liability for any breach of the Merger Agreement by it or any failure by it to perform its obligations thereunder.

  In the event that Old Davel or New Davel terminates the Merger Agreement as a result of the Peoples Board of Directors withdrawing, modifying or changing its recommendation or approval of the Merger Agreement or the Transaction in a manner adverse to Old Davel or New Davel or such Board's recommending an alternative Acquisition Proposal or in the event that Peoples terminates the Merger Agreement to allow Peoples to enter into an agreement in respect of an Acquisition Proposal which the Peoples Board of Directors has determined in the exercise of its fiduciary duties is more favorable to Peoples and its shareholders than the Transaction, Peoples will pay to Old Davel a termination fee of $5,000,000 and an amount not to exceed $1,000,000 equal to the actual and reasonably documented out-of-pocket expenses incurred by Old Davel and EGI directly attributable to the proposed Transaction.

AMENDMENT AND WAIVER

  At any time prior to the Closing Date, the parties may (1) extend the time for the performance of any of their obligations under the Merger Agreement,
(2) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and (3) except for specified requirements set forth therein and for required governmental filings and approvals, waive compliance with any of the agreements or conditions contained therein. Any provision of the Merger Agreement may be (1) waived in writing by the party against whom the waiver is to be effective, or (2) amended at any time by an agreement in writing among all of the parties, except that, after the approval of the shareholders of Davel or Peoples, no such amendment or waiver to any of the terms and conditions of the Merger Agreement may, without further approval of such shareholders, alter or change (1) the amount or kind of consideration to be received by such shareholders in the Transaction, (2) any term of the articles of incorporation of Peoples (except for alterations or changes that could otherwise be adopted by the board of directors of Peoples following the Transaction) or (3) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any class or series of shares of Capital Stock of Peoples.

TERMINATION OPTION AGREEMENT

  Old Davel and Peoples, in connection with the execution of the Original Merger Agreement on July 5, 1998, also entered into the Termination Option Agreement, pursuant to which Peoples granted an irrevocable termination option to purchase up to 3,226,274 shares of Peoples Common Stock (or the number of shares of Peoples Common Stock that equals 19.9% of the issued and outstanding shares of Peoples Common Stock at the time of exercise of the Termination Option) at an exercise price of $5.86 per share to Old Davel. The Termination Option may be exercised in writing by Old Davel only after the termination of the Davel/Peoples Merger Agreement because (1) the Peoples Board of Directors
(a) withdraws, modifies or changes its recommendation or approval in respect of the Merger Agreement or the Transaction in a manner adverse to Old Davel or New Davel or (b) recommends any Acquisition Proposal other than by Old Davel or New Davel or the merger subsidiary; (2) a person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Old Davel or New Davel or any of their respective subsidiaries or affiliates (a "Third Party") shall have become the beneficial owner of more than 15% of the outstanding shares (either on a primary or a fully diluted basis) of Peoples Common Stock and such Third Party files or is required to file a Schedule 13D with the Commission describing any plan or proposal of such Third Party which would result in its acquisition of additional securities of Peoples, any change in the present Peoples Board of Directors or management or any other extraordinary corporate transaction involving Peoples that could prevent or materially delay the consummation of the Transaction; or (3) Peoples enters into an agreement in respect of an Acquisition Proposal which the Peoples Board of Directors has determined in the exercise of its fiduciary duties is more favorable to Peoples and its shareholders than the Transaction. The Termination Option is exercisable until the earliest to occur of (1) the closing of any transaction pursuant to an Acquisition Proposal with any Third Party; (2) any Third Party acquiring beneficial ownership of more than 50% of the outstanding Peoples Common Stock; or (3) twelve months after the date of termination of the Merger Agreement.

VOTING AGREEMENTS

  In connection with the execution of the Original Merger Agreement, Old Davel, New Davel, Peoples and UBS Capital entered into the UBS Voting Agreement on July 5, 1998. Pursuant to the UBS Voting Agreement, UBS Capital has agreed to vote all of its shares of Peoples Series C Preferred Stock for approval of the Transaction and for approval and adoption of the Merger Agreement. The Peoples Series C Preferred Stock held by UBS Capital represents approximately 15% of the outstanding voting stock of Peoples. See "Peoples Principal Shareholders." UBS Capital has also agreed to convert all of its shares of Peoples Series C Preferred Stock into Peoples Common Stock prior to the Peoples Effective Time. See "The Transaction--Interests of Certain Persons."

  The UBS Voting Agreement also requires Old Davel and New Davel to exercise all authority to cause the UBS Designee to be elected to fill one of the vacancies on the Old Davel Board of Directors. The initial UBS Designee is Justin S. Maccarone, who is currently a director of Peoples and an employee of UBS Capital. The UBS Designee shall hold such director position until the first anniversary of the Peoples Effective Time, except that if UBS shall, at any time during the one-year period following the Peoples Effective Time, be the beneficial owner of less than 95% of the number of shares of common stock of Old Davel or New Davel received by it in the Transaction, then the UBS Designee shall immediately thereupon resign as a director.

  The UBS Voting Agreement further provides that, at the Peoples Effective Time, the existing registration rights agreement between Peoples and UBS will terminate and, in lieu thereof, UBS Capital shall be granted certain registration rights by Old Davel or New Davel, as applicable, with respect to the shares received in the Transaction. Such registration rights do not become available until the UBS Designee is no longer serving on the board of directors of Old Davel or New Davel, as appropriate. Although the shares of New Davel Common Stock received by UBS Capital in the Transaction will be registered on the Form S-4 Registration Statement of which this Joint Proxy Statement/Prospectus forms a part, it is possible that such shares may not be freely tradeable under Rule 145 of the Securities Act. These registration rights have been granted because of the Rule 145 restrictions.

  Each of David R. Hill and Samstock executed Voting Agreements with Peoples, dated as of July 5, 1998, to vote all shares of Old Davel Common Stock owned by them for the issuance of Old Davel Common Stock pursuant to the Merger Agreement. As of the Davel Record Date, Mr. Hill and Samstock collectively owned approximately 60% of the total outstanding Old Davel Common Stock.

                              REGULATORY MATTERS


YOU WILL FIND DEFINITIONS FOR MANY OF THE CAPITALIZED TERMS USED IN THIS JOINT
                                     PROXY
          STATEMENT/PROSPECTUS IN THE GLOSSARY BEGINNING ON PAGE 154.


  The FCC and state regulatory authorities have traditionally regulated payphone and long-distance services, with regulatory jurisdiction being determined by the interstate or intrastate character of the service and the degree of regulatory oversight varying among jurisdictions. On September 20 and November 8, 1996, the FCC adopted rules and policies to implement Section 276 of the Telecommunications Act. The Telecommunications Act substantially restructured the telecommunications industry, included specific provisions related to the payphone industry and required the FCC to develop rules necessary to implement and administer the provisions of the Telecommunications Act on both an interstate and intrastate basis. Among other provisions, the Telecommunications Act granted the FCC the power to preempt state regulations to the extent that any state requirements are inconsistent with the FCC's implementation of Section 276 thereof.

FEDERAL REGULATION OF LOCAL COIN AND DIAL-AROUND CALLS

  TOCSIA established various requirements for companies that provide operator services and for call aggregators, including payphone providers, who send calls to those companies. The requirements of TOCSIA as implemented by the FCC included call branding, information posting, rate quoting, the filing of information tariffs and the right of payphone users to access any OSP to make non-coin calls. TOCSIA also required the FCC to take action to limit the exposure of payphone companies to undue risk of fraud.

  TOCSIA further directed the FCC to consider the need to provide compensation for IPPs for dial-around calls. Accordingly, the FCC ruled in May 1992 that IPPs were entitled to dial-around compensation. Because of the complexity of establishing an accounting system for determining per call compensation for these calls and other reasons, the FCC temporarily set this compensation at $6.00 per payphone per month based on an assumed average of 15 interstate carrier access code dial-around calls at $0.40 per call. The failure by the FCC to provide compensation for 800 subscriber dial-around calls was challenged by the IPPs, and a federal court subsequently ruled that the FCC should have provided compensation for these calls.

  In 1996, recognizing that IPPs had been at a severe competitive disadvantage under the existing system of regulation and had experienced substantial increases in dial-around calls without a corresponding adjustment in compensation, Congress enacted Section 276 to promote both competition among payphone service providers and the widespread deployment of payphones. Section 276 directed the FCC to implement FCC Rules by November 1996 which would:

  . create a standard regulatory scheme for all public payphone providers;

  . establish a per-call compensation plan to ensure that all payphone service providers are fairly compensated for each and every completed intrastate and interstate call except for 911 emergency and telecommunications relay service calls;

  . terminate subsidies for LEC payphones from LEC-regulated base operations;

  . prescribe, at a minimum, nonstructural safeguards to eliminate discrimination between LECs and IPPs and remove the LEC payphones from the LEC's regulated asset base;

  . provide for the RBOCs to have the same rights that IPPs have to negotiate with Location Owners over the selection of interLATA carrier services subject to the FCC's determination that the selection right is in the public interest and subject to existing contracts between the Location Owners and interLATA carriers;

  . provide for the right of all payphone service providers to choose the local, intraLATA and interLATA carriers subject to the requirements of, and contractual rights negotiated with, Location Owners and other valid state regulatory requirements;

  . evaluate the requirement for payphones which would not normally be installed under competitive conditions but which might be desirable as a matter of public policy, and establish how to provide for and maintain such payphones if it is determined that they are required; and

  . preempt any state requirements which are inconsistent with the FCC's regulations implementing Section 276.

  In September and November 1996, the FCC issued the 1996 Payphone Order. In the 1996 Payphone Order, the FCC determined that the best way to ensure fair compensation to independent and LEC PSPs for each and every call was to deregulate to the maximum extent possible the price of all calls originating from payphones. For local coin calls, the FCC mandated that deregulation of the local coin rate would not occur until October 1997 in order to provide a period of orderly transition from the previous system of state regulation. As a result of the deregulation of the local coin rate, most of the RBOCs and other PSPs have publicly announced or implemented an increase in the local coin rate to $0.35 per call in most jurisdictions.

  To achieve fair compensation for dial-around calls through deregulation and competition, the FCC in the 1996 Payphone Order directed a two-phase transition from a regulated market. In the first phase, November 1996 to October 1997, the FCC prescribed flat-rate compensation payable to the PSPs by the IXCs in the amount of $45.85 per month per payphone. This rate was arrived at by determining that the deregulated local coin rate was a valid market based surrogate for dial-around calls. The FCC applied a market-based, deregulated coin rate of $0.35 per call to a finding from the record that there were a monthly average of 131 compensable dial-around calls per payphone. This total included both carrier access code calls dialed for the purpose of reaching a long-distance company other than the one designated by the PSP as well as 800 subscriber calls. The monthly, per phone flat-rate compensation of $45.85 was to be assessed only against IXCs with annual toll-call revenues in excess of $100 million and allocated among such IXCs in proportion to their gross long-distance revenues. During the second phase of the transition to deregulation and market-based compensation (initially from October 1997 to October 1998, but subsequently extended in a later order by one year to October 1999), the FCC directed the IXCs to pay the PSPs on a per-call basis for dial-around calls at the assumed deregulated coin rate of $0.35 per call. At the conclusion of the second phase, the FCC set the market-based local coin rate, determined on a payphone-by-payphone basis, as the default per-call compensation rate in the absence of a negotiated agreement between the PSP and the IXC. To facilitate per-call compensation, the FCC required the PSPs to transmit payphone-specific coding digits which would identify each call as originating from a payphone and required the LECs to make such coding available to the PSPs as a tariffed item included in the local access line service.

  In July 1997, the Court responded to an appeal of the 1996 Payphone Order, finding that the FCC erred in (1) setting the default per call rate at $0.35 without considering the differences in underlying costs between dial-around calls and local coin calls, (2) assessing the flat-rate compensation against only the carriers with annual toll-call revenues in excess of $100 million, and (3) allocating the assessment of the flat-rate compensation based on gross revenues rather than on a factor more directly related to the number of dial-around calls processed by the carrier. The Court also assigned error to other aspects of the 1996 Payphone Order concerning inmate payphones and the accounting treatment of payphones transferred by an RBOC to a separate affiliate.

  In response to the remand of the Court, the FCC issued the 1997 Payphone Order in October 1997. The FCC determined that distinct and severable costs of $0.066 were attributable to a coin call that did not apply to the costs incurred by the PSPs in providing access for a dial-around call. Accordingly, the FCC adjusted the per- call rate during the second phase of interim compensation to $0.284 (which is $0.35 less $0.066). While the FCC tentatively concluded that the $0.284 default rate should be utilized in determining compensation during the first phase and reiterated that PSPs were entitled to compensation for each and every call during the first phase, it deferred for later decision the precise method of allocating the initial interim period flat-rate payment obligation among the IXCs and the number of calls to be used in determining the total amount of the payment obligation.

  On March 9, 1998, the FCC issued a Memorandum Opinion and Order, FCC 98-481, which extended and waived certain requirements concerning the provision by the LECs of payphone-specific coding digits which identify a call as originating from a payphone. Without the transmission of payphone-specific coding digits some of the IXCs have claimed they are unable to identify a call as a payphone call eligible for dial-around compensation. With the stated purpose of ensuring the continued payment of dial-around compensation the FCC, by Memorandum and Order issued on April 3, 1998, left in place the requirement for payment of per-call compensation for payphones on lines that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone.

  On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court opined that the FCC had failed to explain adequately its derivation of the $0.284 default rate. The Court stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court's decision. On June 19, 1998, the FCC solicited comment from interested parties on the issues remanded. In initial and reply comments certain IXCs and members of the paging industry have urged the FCC to abandon its efforts to derive a market-based rate from surrogates and either require the caller to pay dial-around compensation by coin deposit or to adopt a cost-based rate at levels substantially below the $0.284 rate. The Companies believe that the FCC will issue its ruling in the current proceeding within the six-month period established by the Court.

EFFECT OF FEDERAL REGULATION OF LOCAL COIN AND DIAL-AROUND CALLS

  Dial-Around Calls. Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Companies adjusted the amounts of dial-around compensation previously recorded for the period November 7, 1996 to June 30, 1997 from the initial $45.85 per-phone, per-month rate to $37.20 ($0.284 per call multiplied by 131 calls). Based on this adjustment, Old Davel and Peoples each recorded a provision in the three-month period ended September 30, 1997 to reflect reduced dial-around compensation. In addition, beginning with the third quarter of 1997, each of the Companies recorded dial-around compensation at the same rate of $37.20 per payphone per month. See "Old Davel Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations." The amount of dial-around compensation recognized by Old Davel and Peoples in the period from July 1, 1997 to October 6, 1997 is approximately $14.4 million in the aggregate and is subject to adjustment upon final resolution by the FCC and the Court of the appropriate level of compensation for that period and the method of allocating the payment obligation among the IXCs.

  The Companies believe that they are legally entitled to fair compensation under the Telecommunications Act for dial-around calls which were delivered to any carrier during the period from November 7, 1996 to October 6, 1997. Based on the information available, the Companies believe that the minimum amount of fair compensation under the Telecommunications Act for the period from November 7, 1996 to October 6, 1997 is $37.20 per payphone per month, and based on the information available to them do not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month.

  While the amount of $0.284 per call constitutes the Companies' assessment of the minimum level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call or should be determined by requiring the user to deposit coinage at the time of making an 800 subscriber or access code call.

  The payments for dial-around calls prescribed in the 1997 Payphone Order significantly increase dial-around compensation revenues to the Companies over the levels received prior to implementation of the Telecommunications Act. However, market forces and factors outside the Companies' control could significantly affect the resulting revenue impact. These factors include the following: (1) the resolution of the pending reconsideration of the $0.284 rate before the FCC and the possibility of subsequent appeals to the courts,
(2) resolution by the FCC of the method of allocating the initial interim period flat-rate assessment among the IXCs and the number of calls to be used in determining the amount of the assessment, (3) the possible adoption by the FCC of a "caller pays" approach to dial-around compensation, (4) the possibility of other litigation seeking to modify or overturn the 1997 Payphone Order or portions thereof, (5) pending litigation in the federal courts concerning the constitutionality or validity of the Telecommunications Act, (6) the IXCs' reaction to the FCC's recognition that existing regulations do not prohibit an IXC from blocking 800 subscriber numbers from payphones in order to avoid paying per-call compensation on such calls and (7) ongoing technical or other difficulties in the responsible carriers' ability and willingness to properly track or pay for dial-around calls actually delivered to them.

  Local Coin Calls. In ensuring fair compensation for all calls, the FCC previously determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed showing by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, the Court issued an order which upheld the FCC's authority to deregulate local coin call rates, which issue the United States Supreme Court has declined to consider on appeal. In accordance with the FCC's rulings and the Court's orders, certain LECs and IPPs, including the Companies, began to adjust rates for local coin calls to reflect market-based pricing. The Companies believe that, given the historical subsidization of local coin rates under regulation, deregulation, where implemented, will likely result in higher rates charged for local coin calls and may lead to increased revenues from such calls.

  Initial experience with local coin call rate increases indicates that price sensitivity of consumers for the service does exist and has resulted and will result in some reduction in the number of calls made. While the Companies believe that deregulation of local coin rates may result in revenue increases, the Companies are unable to predict at this time with any degree of certainty the magnitude or certainty of the increase, if any. The Companies are also unable to provide assurance that deregulation, if and where implemented, will lead to higher local coin call rates, and the Companies are thus unable to predict the ultimate impact on its operations of local coin rate deregulation.

OTHER PROVISIONS OF THE TELECOMMUNICATIONS ACT AND FCC RULES

  As a whole, the Telecommunications Act and FCC Rules should significantly alter the competitive framework of the payphone industry. The Companies believe that implementation of the Telecommunications Act and FCC Rules will address certain historical inequities in the payphone marketplace and lead to a more equitable competitive environment for all payphone providers. However, there are numerous uncertainties in the implementation and interpretation of the Telecommunications Act which make it impossible for the Companies to provide assurance that the Telecommunications Act or the FCC Rules will result in a long-term positive impact on the Companies. The Companies have been able to identify the following such uncertainties:

  . Various matters pending in several federal courts which, while not directly challenging Section 276, relate to the validity and constitutionality of the Telecommunications Act, as well as other uncertainties related to the impact, timing and implementation of the Telecommunications Act.

  . The FCC Rules required that LEC payphone operations be removed from the regulated rate base on April 15, 1997. The LECs were also required to make the access lines that are provided for their own payphones equally available to IPPs and to ensure that the cost to payphone providers for obtaining local lines and services met the FCC's new services test guidelines which require that LECs price payphone access lines at the cost to the LEC plus a reasonable margin of profit.

  . In the past, RBOCs were allegedly impaired in their ability to compete with the IPPs because they were not permitted to select the interLATA carrier to serve their payphones. Recent changes to the FCC Rules remove this restriction. Under the new rules, the RBOCs are now permitted to participate with the Location Owner in selecting the carrier of interLATA services to their payphones effective upon FCC approval of each RBOC's Comparably Efficient Interconnection plans. Existing contracts between Location Owners and payphone or long-distance providers which were in effect as of February 8, 1996 are grandfathered and will remain in effect.

  . The FCC Rules preempt state regulations that may require IPPs to route intraLATA calls to the LEC by containing provisions that allow all payphone providers to select the intraLATA carrier of their choice. The FCC Rules did not preempt state regulations that, for public safety reasons, require routing of "0-" calls to the LEC, provided that the state does not require that the LEC be routed such calls when the call is determined to be non-emergency in nature.

  . The FCC Rules determined that the administration of programs for maintaining Public Interest Payphones should be left to the states within certain guidelines.

BILLED PARTY PREFERENCE AND RATE DISCLOSURE

  The FCC previously issued a Second Notice of Proposed Rulemaking regarding Billed Party Preference and associated call rating issues, including potential rate benchmarks and caller notification requirements for 0+ and 0- interstate long-distance calls. On January 29, 1998, the FCC released its Second Report and Order on Reconsideration entitled In the Matter of Billed Party Preference for InterLATA 0+ Calls, Docket No. 92-77. Effective July 1, 1998, all carriers providing operator services were required to give consumers using payphones the option of receiving a rate quote before a call is connected when making a 0+ interstate call. Some IXCs servicing the Companies' payphones are now in compliance with this requirement. Some have not yet completed implementation of the service, including DavelTel, Inc., Old Davel's IXC subsidiary. Some of the larger IXCs have sought and obtained waivers for the delay in implementation of the service, but DavelTel and other small carriers have not done so. It is anticipated that the service will be available for virtually all of the Companies' 0+ calls by the end of 1998. The ruling could affect the financial performance of the Companies as relates to this call category. However, the Companies are unable at this time to assess the ultimate impact, if any, on their future operations or results.

UNIVERSAL SERVICES FUND

  The Telecommunications Act provided for the establishment of a Joint Board to make recommendations to the FCC concerning the continued provision of "universally available" telecommunications services throughout the United States. Congress directed the FCC, upon the recommendation of the Joint Board, to implement and provide funding for (1) access to advanced telecommunications services in rural, insular and high-cost areas at the same cost as similar services are provided in urban areas, (2) access to advanced telecommunications services for health care providers in rural areas and (3) below-cost access to advanced telecommunications services for schools and libraries. On May 8, 1997, the FCC affirmed the Universal Services Order which required all telecommunications providers, including PSPs such as the Companies, to contribute to universal services support beginning in January 1998. The FCC established mechanisms in the Universal Services Order and related subsequent orders whereby carriers and PSPs would be billed monthly, based on previously filed semi-annual gross revenue call traffic reports, at rates assessed quarterly by USAC. In February 1998, the USAC issued its first monthly assessment, which applied to January 1998. The FCC determined that carriers and PSPs would be assessed at a factor of 0.0072 on its interstate, intrastate and international coin and long-distance revenues to meet the anticipated needs of the schools, libraries and rural health care funds and at
0.0319 on its interstate and international coin and long-distance revenues for the high-cost and low-income funds. These factors have been set at 0.0076 and 0.0314, respectively, for the second quarter of 1998. The universal service assessments, if not modified, may increase monthly costs by as much as $80,000 to $160,000 or more per month in the aggregate for the Companies. Old Davel and Peoples are paying these assessments under protest. One or both of the Companies may contest the amount and the validity of the assessments before the FCC and the courts.

PRESUBSCRIBED IXC CHARGE

  Other changes in federal regulations affect the charges incurred by the Companies for local and long-distance telecommunications services. For example, in May 1997, the FCC adopted new regulations that restructure interstate access charges. As a result of these changes, LECs are supposed to reduce the per-minute interstate access charges to IXCs. To partially offset these reductions, LECs were authorized to assess IXCs a flat "Presubscribed Interexchange Carrier Charge" of up to $2.75 per line per month which, at the IXC's option, could be passed through to the end users. In the event that an end user elects not to designate a pre-subscribed IXC, the LEC is authorized to assess an equivalent charge to the end user. As a net result of these and other changes, many carriers have restructured their rates. Based upon these latter FCC actions, the Companies are experiencing an increase in carrier costs that will be subsumed within, and to some extent offset by, the carrier cost reductions otherwise expected from application of the FCC's new services test and the advent of competition in LEC services, but no assurances can be given as to the actual aggregate net impact of these actions.

STATE AND LOCAL REGULATION

  State regulatory authorities have primarily been responsible for regulating the rates, terms and conditions for intrastate payphone services. Regulatory approval to operate payphones in a state typically involves submission of a certification application and an agreement by the Companies to comply with applicable rules, regulations and reporting requirements. The 49 states that currently permit IPPs to supply local and long-distance payphone service, and the District of Columbia, have adopted a variety of state-specific regulations that govern rates charged for coin and non-coin calls, as well as a broad range of technical and operational requirements. The Telecommunications Act contains provisions that require all states to allow payphone competition on fair terms for both LECs and IPPs. State authorities also regulate LECs' tariffs for interconnection of independent payphones, as well as the LECs' own payphone operations and practices.

  The Companies are also affected by state regulation of operator services. Most states have capped the rates that consumers can be charged for coin toll calls and non-coin local and intrastate toll calls made from payphones. In addition, the Companies must comply with regulations designed to afford consumers notice at the payphone location of the long-distance company servicing the payphone and the ability to access alternate carriers. Each of the Companies believes that it is currently in material compliance with all regulatory requirements pertaining to their offerings of operator services directly or through other long-distance companies.

  In accordance with requirements under the Telecommunications Act, state regulatory authorities are currently reviewing the rates that LECs charge independent payphone providers for local line access and associated services. Local line access charges have been reduced in certain states and the Companies believe that selected states' continuing review of local line access charges, coupled with competition for local line access service resulting from implementation of the Telecommunications Act, could lead to more options available to the Companies for local line access at competitive rates. No assurance can be given, however, that such options or local line access rates will become available. The Telecommunications Act and FCC Rules also contain other provisions which will affect the rates payphone providers can charge for local coin calls and other aspects of the regulation of payphone services by the states, although the extent of any future federal preemption of state regulation cannot be accurately predicted.

  The Companies believe that an increasing number of municipalities and other units of local government have begun to impose taxes, license fees and operating rules on the operations and revenues of payphones. The Companies believe that some of these fees and restrictions may be in violation of provisions of the Telecommunications Act prohibiting barriers to entry into the business of operating payphones and the policy of the Telecommunications Act to encourage wide deployment of payphones. However, in at least one instance, involving a challenge to a payphone ordinance adopted by the Village of Huntington Park, California, the FCC declined to overturn a total ban on payphones in a downtown area. The proliferation of local government licensing, restriction, taxation and regulation of payphone services could have an adverse affect on the Companies and the PSPs unless the industry is successful in resisting this trend.

REGULATORY APPROVALS

  Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the FTC and specified waiting period requirements have been satisfied. In August 1998, Old Davel and Peoples and certain of their shareholders filed Pre-Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act. Early termination of the waiting period with respect to Old Davel's and Peoples' Pre-Merger Notification and Report Forms occurred on August 27, 1998. The waiting period for the Transaction with respect to UBS' Pre-Merger Notification and Report Form expired on September 24, 1998. At any time before or after the effective time of a transaction, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transaction or seeking the divestiture of substantial assets of Old Davel or Peoples or their respective subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. Based upon an examination of information available to Old Davel and Peoples relating to the businesses in which the Companies and their respective subsidiaries are engaged, the Companies believe that the consummation of the transactions will not violate the antitrust laws. However, there can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, of the result. Completion of the Transaction is subject to no action having been instituted by the DOJ or the FTC that is not withdrawn or terminated prior to the effective time of the transaction.

  Other. As a result of the Transaction, Peoples and Old Davel are required to make certain filings in, and obtain certain approvals from, the various states in which New Davel will own and operate payphones, which process is underway.

                     OPERATION, MANAGEMENT AND BUSINESS OF
                        NEW DAVEL AFTER THE TRANSACTION

  Statements in "Operation, Management and Business of New Davel after the Transaction" relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of New Davel to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: the impact of competition, especially in a deregulated environment (including the ability of New Davel to implement higher market-based rates for local coin calls) as well as competition from alternative telecommunications products, uncertainties with respect to the implementation and effect of the Telecommunications Act, including any new rule-making by the FCC or litigation which may seek to modify or overturn the FCC orders implementing such act or portions thereof, particularly in the area of dial-around compensation, the ability of New Davel to deploy its payphones in favorable locations, New Davel's ability to continue to implement operational improvements and the ability of New Davel to efficiently integrate the operations of Peoples and other payphone companies it may acquire.

BUSINESS OF NEW DAVEL

  Following completion of the Transaction, the business of New Davel will consist of the businesses of Old Davel and Peoples. New Davel will be the largest IPP in the United States, with an installed base of approximately 83,000 payphones, virtually all of which would be "smart" microprocessor-based telephones enabling sophisticated remote monitoring (including verification of coin activity and equipment malfunctions).

  New Davel expects to achieve significant cost savings, operating efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of Old Davel and Peoples. Principal areas of cost savings include lower line and transmission costs, lower field operating costs through more efficient concentration of payphone routes and elimination of duplicative administrative and operational facilities. New Davel believes that, excluding the effect of one-time transaction-related expenses, New Davel will, within two years after the closing of the Transaction, achieve annual savings and improvements attributable to such operating factors of approximately $10 million.

  New Davel's expanded geographical base will enable it to provide payphone service throughout the United States under a national brand name, without significant use of brokers or subcontractors--as compared to RBOCs, other LECs and other competitors that do not operate nationally but operate principally within a specific geographical region (and who rely on third parties to provide payphone services outside of such region). New Davel believes that its ability to service national accounts will uniquely position it to market to Location Owners with operations that are national or multi-regional and who seek one provider to service their accounts.

  New Davel believes that its cost structure will enable it to accelerate its acquisition strategy. A principal component of New Davel's strategy will be to acquire smaller IPPs, to integrate their payphone networks into New Davel's infrastructure, and thereby enhance cash flows by reducing the costs incurred to service the acquired payphones. In the past three years, Old Davel has completed a number of acquisitions (not including the Transaction) and continues to be engaged in discussions with other payphone operators with respect to possible acquisitions of other payphone businesses.

  New Davel believes that its expanded geographical base, the cost savings and synergies associated with the transactions and New Davel's increased operational scale and financial resources (both of which will be substantially greater than that of Old Davel or Peoples standing alone) will (i) establish New Davel as a market leader in providing payphone services, (ii) result in enhanced revenues (as compared to the historical revenues of Old Davel and Peoples), (iii) allow New Davel to pursue and realize additional marketing opportunities, (iv) enhance New Davel's ability to effect subsequent acquisitions, which it intends to pursue and (v) enhance New Davel's ability to remain competitive in the long term.

  For a description of Old Davel's business strategy, which New Davel currently intends to continue, see "Business of Old Davel--Business Strategy."

  New Davel is organized under the laws of the State of Delaware, and its principal executive offices will be located at 1429 Massaro Boulevard, Tampa, Florida 33619. New Davel's telephone number will be (813) 623-3545.

THE FINANCING

  In the Financing, New Davel currently expects that the New Credit Facility will provide for borrowings not to exceed $260 million. In connection with the Financing, Old Davel has entered into a commitment letter with NationsBank, N.A., as administrative agent, NationsBanc Montgomery Securities LLC, as lead arranger, BancBoston Robertson Stephens Inc., as syndication agent, and the Chase Manhattan Bank, as documentation agent, pursuant to which such banks, in the aggregate, have committed, or are holding for syndication to other participant banks, $120 million of the New Credit Facility. Old Davel and such banks are currently in discussions with other financial institutions with respect to the remainder of the New Credit Facility.

  On August 12, 1998, Peoples commenced the Peoples Debt Tender. Peoples has received irrevocable tenders of approximately $99.9 million principal amount of the Peoples Notes out of $100 million principal amount outstanding. A portion of the proceeds from the Financing will be utilized to purchase Peoples Notes tendered in the Peoples Debt Tender.

MANAGEMENT OF NEW DAVEL

  The management team of New Davel will be comprised of the existing management of Old Davel and may include members of the existing management of Peoples. Pursuant to certain transition plans that are currently being developed, it is expected that the business of Peoples will be centralized under Old Davel's existing management within one year following completion of the Transaction.

NEW DAVEL PRINCIPAL SHAREHOLDERS

  At November 17, 1998, Mr. David R. Hill, Davel's Chairman of the Board, beneficially owned about 32% of the outstanding shares of Old Davel Common Stock, and Samstock beneficially owned about 28% of the outstanding shares of Old Davel Common Stock. In the event the Transaction is consummated, it is expected that Mr. Hill, Samstock and UBS will beneficially own immediately thereafter approximately 18%, 15%, and 8%, respectively, of the outstanding shares of New Davel Common Stock.

  In connection with the EGI Investment, Mr. David R. Hill, Samstock and Old Davel entered into a Shareholders Agreement and an Investment Agreement. Pursuant to the Shareholders Agreement, Samstock has agreed to vote all of its shares of New Davel Common Stock in favor of the election of Mr. Hill's nominees to the New Davel Board of Directors, for so long as Mr. Hill is entitled to designate directors under the Investment Agreement. Pursuant to the Investment Agreement, Mr. Hill has agreed to vote all of his shares of New Davel Common Stock in favor of the election of Samstock's nominees to the New Davel Board of Directors, for so long as Samstock is entitled to designate directors under the Shareholders Agreement. Pursuant to the Investment Agreement, Mr. Hill and his affiliates have the right to designate three directors of New Davel until such time as Mr. Hill and his affiliates beneficially own less than 10% of the combined voting power of all voting securities of New Davel. Pursuant to the Shareholders Agreement, Samstock and its affiliates have the right to designate two directors of New Davel until such time as Samstock and its affiliates beneficially own less than 10% of the combined voting power of all voting securities of New Davel. In addition, until June 29, 1999, Mr. Hill shall be entitled to designate two persons to be elected as independent directors, provided that such designees are reasonably acceptable to Samstock. After June 29, 1999, Mr. Hill and Samstock shall jointly designate the two persons to be elected to the the New Davel Board of Directors as independent directors. Pursuant to the Investment Agreement, each of Mr. Hill and Samstock have agreed to vote all of their shares of New Davel Common Stock in favor of such independent director designees. Pursuant to the UBS Voting Agreement, UBS shall be entitled to designate one director to the New Davel Board of Directors for a one-year period following the effective time of the Transaction. UBS has determined that such designee will be Justin
S. Maccarone.

LISTING OF NEW DAVEL COMMON STOCK

  Application will be made for quotation of all New Davel Common Stock (including shares issued in connection with the Davel/Peoples Merger and the Old Davel/New Davel Merger) on the Nasdaq National

Market under the symbol "DAVL." This listing is a condition to the obligation of each of Old Davel and Peoples to consummate the respective mergers to which each is a party. So long as Old Davel continues to meet applicable requirements, Old Davel Common Stock will continue to be quoted on the Nasdaq National Market under the symbol "DAVL" until consummation of the Old Davel/New Davel Merger, and will, in the event such merger is not consummated, continue to be quoted thereon, subject to applicable requirements.

TRANSFER AGENT

  The Transfer Agent and Registrar for the New Davel Common Stock will be ChaseMellon Shareholder Services, L.L.C.

DIVIDENDS

  Since Old Davel's initial public offering in 1993, Old Davel has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends in the foreseeable future. Instead, New Davel intends to retain earnings to support its growth strategy and to reduce indebtedness. As a holding company, New Davel's ability to pay dividends in the future is dependent upon the receipt of dividends and other payments from its principal operating subsidiaries. The payment of dividends or other distributions by such operating subsidiaries will be restricted by the New Credit Facility. Any future determination to pay dividends will be at the discretion of the New Davel Board of Directors and will depend upon, among other factors, New Davel's results of operations, financial condition, capital requirements and contractual restrictions.

     NEW DAVEL UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed combined financial statements of New Davel give effect to the Transaction as if the Transaction occurred as of January 1, 1995, with respect to the unaudited pro forma condensed combined statements of operations for the fiscal years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1998, and as of September 30, 1998 with respect to the unaudited pro forma condensed combined balance sheet.

  Such pro forma information includes: (i) the historical results of operations of Old Davel for the fiscal years ended December 31, 1995 and 1996 and the historical balance sheet of Old Davel as of September 30, 1998, (ii) the pro forma results of operations of Old Davel for the fiscal year ended December 31, 1997, and the nine months ended September 30, 1998, and (iii) the historical results of operations of Peoples for the fiscal years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998 and the historical balance sheet of Peoples as of September 30, 1998. The Old Davel pro forma results of operations include adjustments for acquisitions made by Old Davel during the most recent fiscal year and interim period presented as if such acquisitions occurred at the beginning of the most recent fiscal year presented.

  The unaudited pro forma condensed combined financial statements also give effect to the refinancing of certain Old Davel and Peoples debt and preferred stock and to the EGI Investment as if such refinancing and investment occurred as of January 1, 1997, with respect to the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 1997 and the nine months ended September 30, 1998, and as of September 30, 1998 with respect to the unaudited pro forma condensed combined balance sheet.

  The unaudited pro forma condensed combined financial statements exclude the results of Old Davel's hospitality and remanufacturing divisions, Peoples' inmate division, and CCI's inmate division, which were previously discontinued and/or disposed. The unaudited pro forma condensed combined financial statements also do not give effect to any events occurring after consummation of the transaction. Although Old Davel believes that revenue enhancements, additional cost reductions and operating expense synergies will be realized after New Davel has integrated the businesses and has consolidated administrative functions, these and other possible synergies in overhead expenses have not been reflected in the unaudited pro forma condensed combined financial statements.

  The Transaction will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Old Davel and Peoples will be carried forward to New Davel's consolidated financial statements at their historical amounts and the consolidated earnings of New Davel will include the earnings of Old Davel and Peoples for the entire fiscal year in which the Transaction occurs and for all prior years presented and the reported retained earnings of Old Davel and Peoples for prior periods will be combined and restated as consolidated retained earnings of New Davel.

  The unaudited pro forma condensed combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the Transaction had been consummated as of the indicated dates. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of Old Davel and Peoples together with the related notes thereto, which are included in this Joint Proxy Statement/Prospectus.

  The unaudited pro forma condensed combined statements of operations included herein do not reflect an extraordinary charge of approximately $11,770,000 (net of taxes) relating to the anticipated refinancing of certain debt of Old Davel and Peoples and $4,818,000 (net of taxes) relating to estimated merger-related transaction costs.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                            OLD
                           DAVEL     PEOPLES   PRO FORMA  PRO FORMA
         ASSETS          HISTORICAL HISTORICAL COMBINED  REFINANCING    PRO FORMA
         ------          ---------- ---------- --------- -----------    ---------
Current assets:
 Cash and cash
  equivalents...........  $  4,247   $  6,746  $ 10,993   $    -- (1)   $ 10,993
 Trade and other
  receivables...........    25,111     18,579    43,690        --         43,690
 Other current assets...     3,890      2,149     6,039        --          6,039
                          --------   --------  --------   --------      --------
  Total current assets..    33,248     27,474    60,722        --         60,722
                          --------   --------  --------   --------      --------
Noncurrent assets:
 Property, plant and
  equipment, net........    87,434     49,809   137,243        --        137,243
 Intangibles and other
  assets................    62,556     35,745    98,301      3,500 (1)    96,817
                                                            (4,984)(2)
 Deferred tax assets....       --       3,407     3,407      8,396 (2)    11,803
                          --------   --------  --------   --------      --------
  Total noncurrent
   assets...............   149,990     88,961   238,951      6,912       245,863
                          --------   --------  --------   --------      --------
  Total assets..........  $183,238   $116,435  $299,673   $  6,912      $306,585
                          ========   ========  ========   ========      ========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Accounts payable and
 accrued expenses.......  $ 13,334   $ 21,754  $ 35,088   $    --       $ 35,088
Other current
 liabilities............    20,833      6,008    26,841     (3,173)(1)    23,668
Long-term debt, less
 current maturities.....    74,927    101,488   176,415     26,673 (1)   203,088
Deferred income taxes...    10,189        --     10,189        --         10,189
Redeemable preferred
 stock..................       --      17,579    17,579    (17,579)(2)       --
Total stockholders'
 equity.................    63,955    (30,394)   33,561        991 (2)    34,552
                          --------   --------  --------   --------      --------
  Total liabilities and
   stockholders' equity.  $183,238   $116,435  $299,673   $  6,912      $306,585
                          ========   ========  ========   ========      ========

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                           AS OF SEPTEMBER 30, 1998
                                (IN THOUSANDS)

1. The net effect on cash and cash equivalents of the Transaction and the concurrent debt refinancing reflects the following:

      TOTAL SOURCES:
       New Davel Line of Credit....................................... $ 17,660
       New Davel Term Loan............................................  200,000
                                                                       --------
                                                                       $217,660
                                                                       ========
      TOTAL USES:
       Repayment of Old Davel Term Loan............................... $ 79,330
       Repayment of Old Davel Line of Credit..........................   14,830
       Purchase of Peoples Notes......................................  100,000
       Debt Refinancing Costs.........................................    3,500
       Debt Repayment Premiums........................................   14,000
       Merger-Related Transaction Costs...............................    6,000
                                                                       --------
                                                                       $217,660
                                                                       ========

2. Represents the net change in stockholders' equity as a result of the Transaction, the concurrent refinancing of certain Old Davel and Peoples debt and the conversion of Peoples Series C Preferred Stock:

      Conversion of Peoples Series C Preferred Stock to Peoples'
       Common Stock, net of premium paid upon conversion and excess of redemption amount over carrying amount of $1,289.......... $17,579
      Write-off of Old Davel historical deferred financing costs, net of tax of $807...........................................  (1,317)
      Write-off of Peoples historical deferred financing costs, net of tax of $1,087.............................................  (1,773)
      Estimated premiums related to repayment of Peoples debt, net of tax of $5,320.............................................  (8,680)
      Estimated merger-related transaction costs, net of tax of
       $1,182.......................................................  (4,818)
                                                                     -------
      Pro forma adjustment to stockholders' equity.................. $   991
                                                                     =======

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          OLD DAVEL  PEOPLES                             PRO FORMA
                          PRO FORMA HISTORICAL  PRO FORMA    PRO FORMA     DEBT
                             (1)       (2)     ADJUSTMENTS   COMBINED   REFINANCING   PRO FORMA
                          --------- ---------- -----------   ---------  -----------   ---------
Revenues:
 Coin calls.............   $44,062   $ 59,222    $(1,243)(3) $102,041     $  --       $102,041
 Non-coin...............    29,153     27,043        --        56,196        --         56,196
                           -------   --------    -------     --------     ------      --------
  Total revenues........    73,215     86,265     (1,243)     158,237        --        158,237
                           -------   --------    -------     --------     ------      --------
Costs and expenses:
 Telephone charges......    15,494     19,061        --        34,555        --         34,555
 Commissions............    11,723     24,535        --        36,258        --         36,258
 Service, maintenance,
  and network costs.....    18,294     17,892        --        36,186        --         36,186
 Selling, general and
  administrative costs..    12,946      8,996     (1,243)(3)   20,699        --         20,699
 Unusual charges........       825        --         --           825        --            825
 Depreciation and
  amortization..........    12,587     16,641        --        29,228       (338)(4)    28,890
                           -------   --------    -------     --------     ------      --------
  Total costs and
   expenses.............    71,869     87,125     (1,243)     157,751       (338)      157,413
                           -------   --------    -------     --------     ------      --------
  Operating income
   (loss)...............     1,346       (860)       --           486        338           824
                           -------   --------    -------     --------     ------      --------
Interest expense........    (7,074)    (9,703)       --       (16,777)     1,213 (5)   (15,564)
Other...................       152        --         --           152        --            152
                           -------   --------    -------     --------     ------      --------
  Income (loss) from
   continuing operations
   before income taxes..    (5,576)   (10,563)       --       (16,139)     1,551       (14,588)
Provision for (benefit
 from) income taxes.....    (1,562)       --         --        (1,562)       589 (6)      (973)
                           -------   --------    -------     --------     ------      --------
  Income (loss) from
   continuing
   operations...........    (4,014)   (10,563)       --       (14,577)       962       (13,615)
Preferred stock
 dividends and
 accretion..............       --      (1,300)       --        (1,300)     1,300 (7)       --
                           -------   --------    -------     --------     ------      --------
  Income (loss) from
   continuing operations
   applicable to common
   shares...............   $(4,014)  $(11,863)   $   --      $(15,877)    $2,262      $(13,615)
                           =======   ========    =======     ========     ======      ========
Basic and diluted loss
 per share (8)..........   $ (0.80)  $  (0.73)               $  (1.80)                $  (1.40)
                           =======   ========                ========                 ========
Weighted average common
 shares outstanding (8).     5,032     16,212                   8,842                    9,703
                           =======   ========                ========                 ========

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. The following Old Davel unaudited pro forma condensed combined statement of operations is based on the historical financial statements of Old Davel and CCI and has been prepared to illustrate the effects of the CCI Acquisition.

                              OLD DAVEL 9        CCI
                             MONTHS ENDED    PERIOD FROM
                             SEPTEMBER 30, JANUARY 1, 1998,
                                 1998       TO FEBRUARY 2,
                              HISTORICAL         1998        PRO FORMA   OLD DAVEL
                                  (A)            (A)        ADJUSTMENTS  PRO FORMA
                             ------------- ---------------- -----------  ---------
   Revenues:
    Coin calls.............     $41,430         $2,632         $ --       $44,062
    Non-coin...............      27,753          1,400           --        29,153
                                -------         ------         -----      -------
     Total revenue.........      69,183          4,032           --        73,215
                                -------         ------         -----      -------
   Costs and expenses:
    Telephone charges......      15,019            475           --        15,494
    Commissions............      10,943            780           --        11,723
    Service, maintenance
     and network costs.....      17,880            414           --        18,294
    Selling, general and
     administrative costs..      10,869          2,077           --        12,946
    Unusual charges........         825            --            --           825
    Depreciation and
     amortization..........      11,683            821            83 (b)   12,587
                                -------         ------         -----      -------
     Total costs and
      expenses.............      67,219          4,567            83       71,869
                                -------         ------         -----      -------
     Operating income
      (loss)...............       1,964           (535)          (83)       1,346
                                -------         ------         -----      -------
   Interest expense........      (6,295)          (308)         (471)(c)   (7,074)
   Other...................         152            --            --           152
                                -------         ------         -----      -------
     Loss from continuing
      operations before
      income taxes.........      (4,179)          (843)         (554)      (5,576)
   Benefit from income
    taxes..................      (1,455)           --           (107)(d)   (1,562)
                                -------         ------         -----      -------
     Loss from continuing
      operations...........      (2,724)          (843)         (447)      (4,014)
   Preferred stock
    dividends and
    accretion..............         --             --            --           --
                                -------         ------         -----      -------
     Loss from continuing
      operations applicable
      to common shares.....     $(2,724)        $ (843)        $(447)     $(4,014)
                                =======         ======         =====      =======
   Basic and diluted loss
    per share..............     $ (0.54)                                  $ (0.80)
                                =======                                   =======
   Weighted average common
    shares outstanding.....       5,032                                     5,032
                                =======                                   =======

--------
  (a) Certain reclassifications were made to Old Davel and CCI historical information to conform the presentation of such information.
  (b) Reflects additional depreciation and amortization expense related to the CCI Acquisition.
  (c) Reflects additional interest expense related to the incurrence of $120,000 in long-term debt under the $125,000 credit agreement related to the CCI Acquisition.
  (d) Reflects income tax effect of the CCI pro forma adjustments in Notes
      (b) and (c) above.

2. Certain reclassifications were made to Peoples historical information to conform the presentation of such information.

3. To present coin revenues net of related sales tax.

4. To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Old Davel and Peoples debt.

5. In connection with the Transaction, New Davel intends to refinance and consolidate approximately $194,000 of existing indebtedness of Old Davel and Peoples. The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt.

      Amount included in historical pro forma statement of
       operations for refinanced debt............................... $ 15,432
      Amounts for new facility and debt.............................  (14,219)
                                                                     --------
      Pro forma interest expense adjustment......................... $  1,213
                                                                     ========

  The pro forma adjustment to interest expense assumes a weighted average interest rate of 8.57% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $204 for the nine months ended September 30, 1998.

6. The pro forma adjustment to the provision for income taxes is based upon a tax rate of 38% applied to the pro forma income before income taxes.

7. Eliminates preferred stock accretion and dividends.

8. Reflects the Exchange Ratio of 0.235 of a share of New Davel Common Stock for each issued and outstanding share of Peoples Common Stock.

  The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma loss per share of New Davel Common Stock:

      Historical weighted average number of shares of Peoples Common
       Stock outstanding for the nine months ended September 30, 1998... 16,212
      Exchange Ratio....................................................  0.235
                                                                         ------
      Pro forma number of shares of New Davel Common Stock issued to
       Peoples Common Shareholders......................................  3,810
      Historical weighted average number of shares of Old Davel Common
       Stock outstanding for the nine months ending September 30, 1998..  5,032
                                                                         ------
      Pro forma number of shares of New Davel Common Stock prior to conversion of Peoples Series C Preferred Stock...................  8,842
                                                                         ------
      Pro forma number of shares of Peoples Common Stock converted from
       Peoples Preferred Stock, Preferred Stock Dividends Payable and
       Premium Paid upon Conversion.....................................  3,665
      Exchange Ratio....................................................  0.235
                                                                         ------
      Pro forma number of shares of New Davel Common Stock issued in conversion of Peoples Series C Preferred Stock, Preferred Stock
       Dividends Payable and Premium Paid upon Conversion to Peoples
       Common Stock.....................................................    861
                                                                         ------
      Pro forma number of shares of New Davel Common Stock outstanding after completion of the Transaction and conversion of Peoples
       Preferred Stock..................................................  9,703
                                                                         ======

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                         OLD DAVEL   PEOPLES                  PRO      PRO FORMA
                         PRO FORMA  HISTORICAL  PRO FORMA    FORMA       DEBT
                            (1)         (2)    ADJUSTMENTS  COMBINED  REFINANCING   PRO FORMA
                         ---------  ---------- -----------  --------  -----------   ---------
Revenues:
 Coin calls............. $ 58,113    $ 76,449     $(757)(3) $133,805    $  --       $133,805
 Non-coin...............   44,804      35,786       --        80,590       --         80,590
                         --------    --------     -----     --------    ------      --------
  Total revenues........  102,917     112,235      (757)     214,395       --        214,395
                         --------    --------     -----     --------    ------      --------
Costs and expenses:
 Telephone charges......   19,281      24,877       --        44,158       --         44,158
 Commissions............   15,179      29,656       --        44,835       --         44,835
 Service, maintenance
  and network costs.....   33,746      24,031       --        57,777       --         57,777
 Selling, general and
  administrative costs..   15,222      13,023      (757)(3)   27,488       --         27,488
 Depreciation and
  amortization..........   15,078      21,304       --        36,382      (203)(4)    36,179
                         --------    --------     -----     --------    ------      --------
  Total costs and
   expenses.............   98,506     112,891      (757)     210,640      (203)      210,437
                         --------    --------     -----     --------    ------      --------
  Operating income
   (loss)...............    4,411        (656)      --         3,755       203         3,958
                         --------    --------     -----     --------    ------      --------
Interest expense........   (9,955)    (13,106)      --       (23,061)    3,224 (5)   (19,837)
Other...................    6,028         --        --         6,028       --          6,028
                         --------    --------     -----     --------    ------      --------
  Income (loss) from
   continuing operations
   before income taxes..      484     (13,762)      --       (13,278)    3,427        (9,851)
Provision for income
 taxes..................      753         --        --           753     1,302 (6)     2,055
                         --------    --------     -----     --------    ------      --------
  Income (loss) from
   continuing
   operations...........     (269)    (13,762)      --       (14,031)    2,125       (11,906)
Preferred stock
 dividends and
 accretion..............      --       (1,206)      --        (1,206)     (664)(7)    (1,870)
                         --------    --------     -----     --------    ------      --------
  Income (loss) from
   continuing operations
   applicable to common
   shares............... $   (269)   $(14,968)    $ --      $(15,237)   $1,461      $(13,776)
                         ========    ========     =====     ========    ======      ========
Basic and diluted loss
 per
 share(8)............... $  (0.06)   $  (0.92)              $  (1.81)               $  (1.34)
                         ========    ========               ========                ========
Weighted average common
 shares outstanding(8)..    4,601      16,198                  8,408                  10,269
                         ========    ========               ========                ========

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. The following Old Davel unaudited pro forma condensed combined statement of operations is based on the historical financial statements of Old Davel and CCI and has been prepared to illustrate the effects of the CCI Acquisition.

                                OLD DAVEL
                                YEAR ENDED      CCI
                               DECEMBER 31,  YEAR ENDED
                                   1997     DECEMBER 31,
                                HISTORICAL      1997      PRO FORMA    OLD DAVEL
                                   (A)        (A) (B)    ADJUSTMENTS   PRO FORMA
                               ------------ ------------ -----------   ---------
   Revenues:
    Coin calls...............    $25,211      $32,902      $   --      $ 58,113
    Non-coin.................     21,797       23,007          --        44,804
                                 -------      -------      -------     --------
     Total revenue...........     47,008       55,909          --       102,917
                                 -------      -------      -------     --------
   Costs and expenses:
    Telephone charges........      9,576        9,705          --        19,281
    Commissions..............      6,202        8,977          --        15,179
    Service, maintenance and
     network costs...........     17,040       16,706          --        33,746
    Selling, general and
     administrative costs....      3,175       12,047          --        15,222
    Depreciation and
     amortization............      4,316        8,491        2,271 (c)   15,078
                                 -------      -------      -------     --------
     Total costs and
      expenses...............     40,309       55,926        2,271       98,506
                                 -------      -------      -------     --------
     Operating income (loss).      6,699          (17)      (2,271)       4,411
                                 -------      -------      -------     --------
   Interest expense..........       (475)      (3,983)      (5,497)(d)   (9,955)
   Other.....................        497        5,531          --         6,028
                                 -------      -------      -------     --------
     Income (loss) from
      continuing operations
      before income taxes....      6,721        1,531       (7,768)         484
   Provision for (benefit
    from) income taxes.......      2,459          --        (1,706)(e)      753
                                 -------      -------      -------     --------
     Income (loss) from
      continuing operations..      4,262        1,531       (6,062)        (269)
   Preferred stock dividends
    and accretion............        --           --           --           --
                                 -------      -------      -------     --------
     Income (loss) from
      continuing operations
      applicable to common
      shares.................    $ 4,262      $ 1,531      $(6,062)    $   (269)
                                 =======      =======      =======     ========
   Basic earnings (loss) per
    share....................    $  0.93                               $  (0.06)
                                 =======                               ========
   Diluted earnings (loss)
    per share................    $  0.90                               $  (0.06)
                                 =======                               ========
   Weighted average common
    shares outstanding.......      4,601                                  4,601
                                 =======                               ========

--------
  (a) Certain reclassifications were made to Old Davel and CCI historical information to conform the presentation of such information.
  (b) CCI amounts do not include $32,487 of revenues, $40,485 of costs and expenses, and $11,635 of loss from continuing operations related to CCI's inmate operations which were sold to Talton Holdings, Inc. on October 1, 1997.
  (c) Reflects additional depreciation and amortization expense related to the CCI Acquisition.
  (d) Reflects additional interest expense related to the incurrence by Old Davel of $120,000 in long-term debt under the $125,000 credit agreement related to the CCI Acquisition.
  (e) Reflects income tax effect of the CCI pro forma adjustments described in Notes (c) and (d) above.

2. Certain reclassifications were made to Peoples historical information to conform the presentation of such information.

3. To present coin revenues net of related sales tax.

4. To adjust for the change in amortization of deferred financing costs as a result of the refinancing of certain Old Davel and Peoples debt.

5. In connection with the Transaction, New Davel intends to refinance and consolidate approximately $194,000 of existing indebtedness of Old Davel and Peoples. The following table reflects the pro forma adjustments to interest expense related to the refinancing of certain debt.

      Amount included in historical pro forma statement of
       operations for refinanced debt............................... $ 22,182
      Amounts for new facility and debt.............................  (18,958)
                                                                     --------
      Pro forma interest expense adjustment......................... $  3,224
                                                                     ========

  The pro forma adjustment to interest expense assumes a weighted average interest rate of 8.57% per annum. A 0.125% increase or decrease in the weighted average interest rate would change pro forma interest expense by $273 for the year ended December 31, 1997.

6. The pro forma adjustment to the provision for income taxes is based upon a tax rate of 38% applied to the pro forma income before income taxes.

7. In connection with the Transaction, holders of Peoples Series C Preferred Stock intend to convert their shares to Peoples Common Stock. In consideration for the accrued but unpaid dividends and premium paid upon conversion, the holders of Peoples Series C Preferred Stock will also be paid an additional 190 shares of New Davel Common Stock (plus such additional number as will equal in value (calculated based on the Exchange Ratio of 0.235 of a share of New Davel Common Stock multiplied by the closing price of the common stock of Old Davel on the trading day immediately prior to the date of the Merger Agreement) any additional dividends on the Preferred Shares accruing after the date of the Merger Agreement and prior to the Effective Time). These shares are valued at $3,225. The following table reflects the pro forma adjustments to the net loss applicable to common shares related to the conversion of the Peoples Series C Preferred Stock.

      Amount included in historical net loss applicable to common shares for preferred stock accretion and dividends............. $1,206
      Premium paid upon conversion of preferred stock to common stock and excess of redemption amount over carrying amount........... (1,870)
                                                                       ------
      Pro forma adjustment to net loss applicable to common shares.... $ (664)
                                                                       ======

8. Reflects the Exchange Ratio of 0.235 of a share of New Davel Common Stock for each issued and outstanding share of Peoples Common Stock.

  The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma loss per share of New Davel Common Stock:

      Historical weighted average number of shares of Peoples Common
       Stock outstanding for the year ended December 31, 1997..........  16,198
      Exchange Ratio...................................................   0.235
                                                                         ------
      Pro forma number of shares of New Davel Common Stock issued to
       Peoples Common Shareholders.....................................   3,807
      Historical weighted average number of shares of Old Davel Common
       Stock outstanding for the year ended December 31, 1997..........   4,601
                                                                         ------
      Pro forma number of shares of New Davel Common Stock prior to the
       conversion of Peoples Series C Preferred Stock..................   8,408
                                                                         ------
      Pro forma number of shares of Peoples Common Stock converted from
       Peoples Preferred Stock, Preferred Stock Dividends Payable and
       Premium Paid upon Conversion....................................   3,665
      Exchange Ratio...................................................   0.235
                                                                         ------
      Pro forma number of shares of New Davel Common Stock issued in conversion of Peoples Series C Preferred Stock and Preferred
       Stock Dividends Payable to Peoples Common Stock and Premium Paid
       upon Conversion to Peoples Common Stock.........................     861
                                                                         ------
      Pro forma number of shares of Davel Common Stock outstanding after completion of Transaction and conversion of Peoples Series
       C Preferred Stock...............................................   9,269
      Pro forma number of shares of Old Davel Common Stock issued in
       connection with the EGI Investment..............................   1,000
                                                                         ------
      Pro forma number of shares of New Davel Common Stock outstanding after completion of the Transaction, conversion of Peoples
       Series C Preferred Stock and the EGI Investment.................  10,269
                                                                         ======

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   OLD DAVEL   PEOPLES
                                   HISTORICAL HISTORICAL  PRO FORMA   PRO FORMA
                                      (1)         (1)    ADJUSTMENTS  COMBINED
                                   ---------- ---------- -----------  ---------
Revenues:
 Coin calls.......................  $18,560    $ 77,389     $(557)(2) $ 95,392
 Non-coin.........................   18,413      29,617       --        48,030
                                    -------    --------     -----     --------
  Total revenues..................   36,973     107,006      (557)     143,422
                                    -------    --------     -----     --------
Costs and expenses:
 Telephone charges................    7,501      25,263       --        32,764
 Commissions......................    6,286      28,250       --        34,536
 Service, maintenance and network
  costs...........................   12,245      23,974       --        36,219
 Selling, general and
  administrative costs............    2,703      12,491      (557)(2)   14,637
 Unusual charges..................      --       (1,500)      --        (1,500)
 Depreciation and amortization....    2,986      20,466       --        23,452
                                    -------    --------     -----     --------
  Total costs and expenses........   31,721     108,944      (557)     140,108
                                    -------    --------     -----     --------
  Operating income (loss).........    5,252      (1,938)      --         3,314
                                    -------    --------     -----     --------
Interest expense..................     (289)    (12,875)      --       (13,164)
Other.............................      100         545       --           645
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations before income taxes.    5,063     (14,268)      --        (9,205)
Provision for income taxes........    1,868         --        --         1,868
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations.....................    3,195     (14,268)      --       (11,073)
Preferred stock dividends and
 accretion........................      --       (1,194)      --        (1,194)
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations applicable to common
   shares.........................  $ 3,195    $(15,462)    $ --      $(12,267)
                                    =======    ========     =====     ========
Basic and diluted income (loss)
 per share (3)....................  $  0.70    $  (0.96)              $  (1.47)
                                    =======    ========               ========
Weighted average common shares
 outstanding (3)..................    4,513      16,188                  8,317
                                    =======    ========               ========

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. Certain reclassifications were made to Old Davel and Peoples historical information to conform the presentation of such information.

2. To present coin revenues net of related sales tax.

3. Reflects the Exchange Ratio of 0.235 of a share of New Davel Common Stock for each issued and outstanding share of Peoples Common Stock.

  The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma loss per share of New Davel Common Stock.

      Historical weighted average number of shares of Peoples Common
       Stock outstanding for the year ended December 31, 1996.......... 16,188
      Exchange Ratio...................................................  0.235
                                                                        ------
      Pro forma number of shares of New Davel Common Stock issued to
       Peoples Common Shareholders.....................................  3,804
      Historical weighted average number of shares of Old Davel Common
       Stock outstanding for the year ended December 31, 1996..........  4,513
                                                                        ------
      Pro forma number of shares of New Davel Common Stock outstanding after completion of the Transaction.............................  8,317
                                                                        ======

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   OLD DAVEL   PEOPLES
                                   HISTORICAL HISTORICAL  PRO FORMA   PRO FORMA
                                      (1)        (1)     ADJUSTMENTS  COMBINED
                                   ---------- ---------- -----------  ---------
Revenues:
 Coin calls.......................  $14,357    $ 78,353     $(431)(2) $ 92,279
 Non-coin.........................   17,473      34,009       --        51,482
                                    -------    --------     -----     --------
  Total revenues..................   31,830     112,362      (431)     143,761
                                    -------    --------     -----     --------
Costs and expenses:
 Telephone charges................    6,076      29,304       --        35,380
 Commissions......................    4,968      27,599       --        32,567
 Service, maintenance and network
  costs...........................   10,138      27,412       --        37,550
 Selling, general and
  administrative costs............    2,366      11,160      (431)(2)   13,095
 Unusual charges..................      --        6,177       --         6,177
 Depreciation and amortization....    2,136      19,180       --        21,316
                                    -------    --------     -----     --------
  Total costs and expenses........   25,684     120,832      (431)     146,085
                                    -------    --------     -----     --------
  Operating income (loss).........    6,146      (8,470)      --        (2,324)
                                    -------    --------     -----     --------
Interest expense..................      (48)    (10,355)      --       (10,403)
Other.............................      125        (566)      --          (441)
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations before income taxes.    6,223     (19,391)      --       (13,168)
Provision for (benefit from)
 income taxes.....................    2,403        (217)      --         2,186
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations.....................    3,820     (19,174)      --       (15,354)
Preferred stock dividends and
 accretion........................      --         (542)      --          (542)
                                    -------    --------     -----     --------
  Income (loss) from continuing
   operations applicable to common
   shares.........................  $ 3,820    $(19,716)    $ --      $(15,896)
                                    =======    ========     =====     ========
Basic and diluted income (loss)
 per share (3)....................  $   .85    $  (1.23)              $  (1.93)
                                    =======    ========               ========
Weighted average common shares
 outstanding (3)..................    4,455      16,091                  8,236
                                    =======    ========               ========

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1. Certain reclassifications were made to Old Davel and Peoples historical information to conform the presentation of such information.

2. To present coin revenues net of related sales tax.

3. Reflects the Exchange Ratio of 0.235 of a share of New Davel Common Stock for each issued and outstanding share of Peoples Common Stock.

  The following table presents a reconciliation of the pro forma weighted average number of shares outstanding used in calculating pro forma loss per share of New Davel Common Stock.

      Historical weighted average number of shares of Peoples Common
       Stock outstanding for the year ended December 31, 1995.......... 16,091
      Exchange ratio...................................................  0.235
                                                                        ------
      Pro forma number of shares of New Davel Common Stock issued to
       Peoples Common Shareholders.....................................  3,781
      Historical weighted average number of shares of Old Davel Common
       Stock outstanding for the year ended December 31, 1996..........  4,455
                                                                        ------
      Pro forma number of shares of New Davel Common Stock outstanding after completion of the Transaction.............................  8,236
                                                                        ======

                    DESCRIPTION OF NEW DAVEL CAPITAL STOCK

GENERAL

  As of the Davel Effective Time, the total amount of authorized capital stock of New Davel will be 50,000,000 shares of New Davel Common Stock, and 1,000,000 shares of the New Davel Preferred Stock. The following description is qualified in its entirety by reference to New Davel's proposed Certificate of Incorporation and By-laws, which are attached as Appendices IV and V hereto, respectively.

NEW DAVEL COMMON STOCK

  Immediately following the Davel Effective Time, the holders of New Davel Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors will not, as of the Davel Effective Time, be permitted. Subject to preferences that may be granted to holders of New Davel Preferred Stock, holders of New Davel Common Stock will, at such time, be entitled to receive ratably such dividends as may be declared by the New Davel Board of Directors to the extent legally payable. In the event of a liquidation, dissolution or winding-up of New Davel, holders of New Davel Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, that may be granted to the holders of New Davel Preferred Stock. Holders of New Davel Common Stock will, immediately following the time the Davel Effective Time, have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there will be no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of New Davel Common Stock will be fully paid and nonassessable. If the Transaction is completed, about 2.3 million shares of New Davel Common Stock will be held by persons who are not affiliates of Davel and about 3.8 million shares of New Davel Common Stock will be held by persons who are not affiliates of Peoples (in each case, based upon the number of shares of outstanding common stock of Old Davel and Peoples as of November 17, 1998), all of which would be freely tradeable immediately after the completion of the transactions. However, shares of New Davel Common Stock held by Old Davel and Peoples affiliates would be subject to the sales restrictions imposed by Rule 145 of the Securities Act and to pooling-of-interests accounting rules.

NEW DAVEL PREFERRED STOCK

  The New Davel Board of Directors will have the authority to issue by resolution up to 1,000,000 shares of New Davel Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by New Davel's shareholders. The issuance of New Davel Preferred Stock by the New Davel Board of Directors could adversely affect the rights of holders of New Davel Common Stock. For example, an issuance of New Davel Preferred Stock could result in a class of securities outstanding that would have preferences over the New Davel Common Stock with respect to dividends and in liquidation, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to New Davel Common Stock.

  The authority possessed by the New Davel Board of Directors to issue New Davel Preferred Stock could potentially be used to discourage attempts by others to obtain control of New Davel, through merger, tender offer, proxy contest or otherwise, by making such attempts more difficult to achieve or more costly. The New Davel Board of Directors may issue New Davel Preferred Stock without shareholder approval and with voting and conversion rights that could adversely affect the voting power of holders of New Davel Common Stock.

RIGHTS PLAN

  Each share of New Davel Common Stock will have associated with it a right (each, a "New Right") entitling the registered holder, under certain circumstances, to purchase from New Davel one one-thousandth of a share of New Davel Series A Preferred Stock, at the purchase price of $100.00 per one-thousandth of a share of New Davel Series A Preferred Stock (the "New Right Purchase Price"), subject to adjustment. The terms of the New Rights are substantially similar to those set forth in the Rights Agreement of Old Davel as currently in effect.

  The New Rights will not be immediately exercisable and will be transferable only with the related New Davel Certificates. The New Rights will become exercisable and separately transferable only in the event a person, other than certain exempt persons, acquires beneficial ownership of 15% or more of the outstanding New Davel Common Stock. Specifically, the New Rights will become exercisable and transferrable upon the earlier of (1) the date of public disclosure that a person or group, other than an "exempt" person, together with non-exempt persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding New Davel Common Stock and (2) the tenth day after the date of commencement of disclosure of an intention to commence a tender offer or exchange offer by a person (other than an exempt person, Old Davel and certain related entities) if, upon consummation of the offer, such person or group, together with non-exempt persons affiliated or associated with it, could acquire beneficial ownership of 15% or more of the outstanding New Davel Common Stock. Mr. David R. Hill and his spouse and certain trusts for their benefit and Samstock will be considered "exempt persons," as long as the aggregate New Davel Common Stock ownership of such persons, as the case may be, does not exceed the respective amounts of New Davel Common Stock beneficially owned by such person as of the effective time of the Old Davel/New Davel Merger, expressed as a percentage of the total outstanding Common Stock, on a fully diluted basis, plus 1% of such amount.

  The New Rights will expire on the close of business on the tenth anniversary of the Transaction (the "New Rights Expiration Date"), unless the New Rights are earlier redeemed or exchanged by New Davel. At any time prior to the earlier of (1) 12:00 midnight on the tenth day following the public announcement that a non-exempt person or persons has acquired beneficial ownership of 15% or more of the outstanding New Davel Common Stock and (2) the New Rights Expiration Date, New Davel may redeem the New Rights in whole, but not in part, at a price of $.01 per New Right. The New Right Purchase Price and the number of shares of New Davel Series A Preferred Stock or other securities, cash or other property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

  If a non-exempt person or persons has acquired beneficial ownership of 15% or more of the outstanding New Davel Common Stock, the rights will "flip in" and entitle each holder of a New Right (other than such non-exempt person or persons or an affiliate or associate of any such person) to purchase, upon exercise at the then-current New Right Purchase Price, that number of shares of New Davel Common Stock having a market value of two times such New Right Purchase Price. In addition, following a "flip-in" the New Davel Board of Directors has the option of exchanging all or part of the New Rights (other than New Rights held by such non-exempt person or persons or an affiliate or associate of any such person) for New Davel Common Stock (and/or other equity securities deemed to have the same value as the New Davel Common Stock).

  In the event that New Davel is acquired in a merger or other business combination in which the New Davel Common Stock does not remain outstanding or is changed or 50% or more of its consolidated assets or earning power is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of related transactions), the New Rights will "flip over" and entitle each holder of a New Right (other than such non-exempt person or persons or an affiliate or associate of any such person) to purchase, upon the exercise of the New Right at the then-current New Right Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which, at the time of such transaction, would have a market value of two times such New Right Purchase Price.

  The New Rights will have certain anti-takeover effects. The New Rights may cause substantial dilution to a person or group other than an exempt person that attempts to acquire New Davel on terms not approved by the New Davel Board of Directors, except pursuant to an offer conditioned on a substantial number of New Rights being acquired. The New Rights should not interfere with any merger or other business combination approved by the New Davel Board of Directors prior to the time a person or group other than an exempt person has acquired beneficial ownership of 15% or more of the New Davel Common Stock.

TRANSFER AGENT

  The Transfer Agent and Registrar for the New Davel Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                             BUSINESS OF OLD DAVEL

GENERAL OVERVIEW

  Old Davel is one of the leading independent payphone service providers in the United States. Old Davel owns and operates a network of approximately 40,000 payphones in 36 states and the District of Columbia and provides operator services to those payphones through its long-distance switching equipment and through contractual relationships with various long-distance companies. Old Davel's payphones accept coins for local and long-distance calls and also process non-coin calls, including calling card, credit card and third-party billed calls. Old Davel's payphones are located at convenience stores, truck stops, service stations, grocery stores and other locations which typically have a high demand for payphone service.

  Old Davel employs advanced telecommunications technology that automates many of the operations necessary for the efficient management of payphones. Old Davel's payphones are computer-based "smart" phones, enabling Old Davel to monitor payphones in the field from its central office or one of its divisional offices which are strategically located to maximize their efficient operation. This advanced technology allows Old Davel to monitor payphone call volume, identify malfunctioning equipment, dispatch service technicians, schedule efficient coin collections, calculate commissions, print commission checks for Location Owners, rate and process long-distance calls and generate reports that permit management to analyze and monitor the profitability of its payphones.

  Old Davel was incorporated in Illinois in 1979. Old Davel's principal executive offices are located at 1429 Massaro Boulevard, Tampa, Florida 33619, and its telephone number is (813) 623-3545.

INDUSTRY OVERVIEW

  Today's telecommunications marketplace was principally shaped by the 1984 court-approved divestiture by American Telephone & Telegraph of its RBOCs (the "AT&T Divestiture") and the many regulatory changes adopted by the FCC and state regulatory authorities in response to the AT&T Divestiture, including the authorization of the connection of competitive or independently owned payphones to the public switched network. The "public switched network" is the traditional domestic landline public telecommunications network used to carry, switch and connect telephone calls and is comprised of local, intraLATA and interLATA facilities. The connection of independently owned payphones to the public switched network has resulted in the creation of additional business segments in the telecommunications industry. Prior to these developments, only RBOCs or other LECs were permitted to own and operate payphones. Following the AT&T Divestiture, the independent payphone sector developed as a competitive alternative to the RBOCs and other LECs by providing more responsive customer service, lower cost of operations and higher commissions to Location Owners.

  Prior to the AT&T Divestiture, the RBOCs could refuse to provide payphone service to a business operator or, if service was installed, would typically pay no or relatively small commissions for the right to place a payphone on the business premises. Following the AT&T Divestiture and the FCC's authorization of payphone competition, independent payphone operators began to offer Location Owners higher commissions on coin calls made from the payphones in order to obtain the contractual right to install the equipment on the Location Owners' premises. Initially, coin revenue was the only source of revenue for the payphone operators because they were unable to participate in revenues from non-coin calls. However, the OSP industry emerged and enabled independent payphone providers to compete more effectively with the regulated telephone companies by paying commissions to payphone owners for non-coin calls. For the first time, independent payphone providers were able to participate in long-distance or non-coin call revenue from their payphones. With this incremental source of revenue from non-coin calls, independent payphone providers were able to compete more vigorously with RBOCs and other LECs for site location agreements by paying more competitive commissions to business operators.

  As part of the AT&T Divestiture, the United States was divided into LATAs. RBOCs and other LECs provide intraLATA services pursuant to tariffs filed with and approved by state regulatory authorities. Until recently, RBOCs were prohibited from offering or deriving revenues or income from interLATA services. Long-distance companies, such as AT&T, MCI and Sprint, provide interLATA services and, in some circumstances, may also provide long-distance service within LATAs. An interLATA long-distance telephone call generally begins with an originating LEC transmitting the call from the originating payphone to a point of connection with a long-distance carrier. The long-distance carrier, through its owned or leased switching and transmission facilities, transmits the call across its long-distance network to the LEC servicing the local area in which the recipient of the call is located. This terminating LEC then delivers the call to the recipient.

  Payphones today are primarily owned and operated by RBOCs and other LECs and independent payphone providers, such as Old Davel. Of the approximately 2.1 million payphones estimated to be operated in the United States in 1997, industry reports estimate that approximately 1.8 million, or 84%, were operated by RBOCs and other LECs and approximately 350,000, or 16%, were operated by independent payphone providers.

BUSINESS STRATEGY

  Old Davel's objective is to increase revenues and earnings through internal sales growth, acquisitions and continued reductions in its overall cost structure. Old Davel has implemented the following strategy to meet its objective.

  Utilize Advanced Payphone Technology. Old Davel's payphones utilize "smart" technology which provides voice-synthesized calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and performs other functions associated with the completion of calls. Through the use of a non-volatile, electronically erasable, programmable read-only memory chip, the payphones can also be programmed and reprogrammed from Old Davel's central computer facilities to update rate information or to direct different kinds of calls to particular carriers. Old Davel's payphones can also distinguish coins by size and weight, report to a remote location the total amount of coins in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number. Virtually all of Old Davel's payphones operate on power available from the payphone lines, thereby avoiding the need for and reliance upon an additional power source at the installation location.

  Apply Sophisticated Monitoring and Management Information Systems. Old Davel utilizes proprietary and non-proprietary software that continuously tracks coin and non-coin revenues from each payphone as well as expenses relating to that payphone, including commissions payable to Location Owners. The software allows Old Davel to generate detailed financial information by customer, by location and by payphone, which allows Old Davel to monitor the profitability and operating condition of each location and payphone.

  Provide Outstanding Customer Service. The technology used by Old Davel enables it to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity which can be verified by customers. Old Davel strives to minimize "downtime" on its payphones by identifying service problems immediately. Old Davel's standard of performance is to repair malfunctions within 24 hours of their occurrence, thereby minimizing downtime and lost revenues. Old Davel's ability to service payphones promptly allows it to retain existing customers and attract new ones. The records of payphone activity generated through Old Davel's technology allow for the more timely and accurate payment of commissions.

  Develop Strong Relationships with Service Providers and Suppliers. As part of its strategy to continue to reduce operating costs, Old Davel has formed strategic alliances with a number of service and equipment providers. Old Davel has formed alliances with a number of LECs and competitive local exchange carriers to purchase local line access services, and has agreements with a number of IXCs to provide operator services to its payphones for call traffic not carried by its switch. In addition, Old Davel's consistent volume of new payphone installations has allowed it to negotiate favorable purchasing arrangements with a number of providers of payphone equipment and components. Old Davel expects to be able to further strengthen its relationships with its suppliers and service providers as its market presence continues to increase, thereby allowing it to negotiate more favorable agreements for equipment and services.

  Facilitate Growth Through Internal Sales and Marketing. Old Davel actively seeks to install new payphones by obtaining additional contracts with new and existing customers. Old Davel conducts site surveys to examine various factors, including population density, traffic patterns and historical usage information. With the addition of CCI's salesforce, Old Davel intends to install approximately 3,500 payphones in 1998. Old Davel installed approximately 1,933 payphones in 1997, 2,449 payphones in 1996 and 2,859 payphones in 1995, exclusive of acquisitions.

  Pursue Strategic Acquisitions. Old Davel intends to use its experience in identifying, negotiating and consummating strategic acquisitions, and integrating the operations of the acquired assets or businesses, as it participates in the continued consolidation of the fragmented payphone industry. Strategic acquisitions have enabled Old Davel to expand its market presence and further its strategy of concentrating the geographic presence of its payphones more rapidly than with internal sales growth alone. Concentrating its payphones in close proximity allows Old Davel to plot more efficient collection routes. Old Davel believes that route density contributes to cost savings. Smaller companies typically are not able to achieve the economies of scale that can be realized by Old Davel. The integration of payphones acquired from smaller companies into Old Davel's network of payphones can result in a lower overall cost structure than the sellers of such payphones may have been able to realize on their own. In addition, as Old Davel increases its payphone base in a geographic area, "fill-in" and contiguous acquisitions become less attractive to other potential acquirors as their ability to achieve significant payphone density is reduced. Old Davel also believes that such growth will further enhance its ability to negotiate favorable rates with long-distance service providers, operator service providers and suppliers of payphones, components and other related equipment.

ACQUISITIONS

  Old Davel generates growth by pursuing the acquisition of payphone companies or assets within its existing market areas and in areas in which Old Davel desires to establish a new market presence. In the CCI Acquisition, Old Davel added approximately 20,000 payphones to its network. During 1997, Old Davel added 2,861 payphones to its network through acquisitions. Old Davel believes that it is well positioned to capitalize on the fragmented nature of the independent payphone industry by maintaining an active acquisition program. Old Davel seeks to acquire payphone companies or assets that can provide cost savings and economies of scale through integration into Old Davel's service and maintenance, long-distance and management information networks and believes that further acquisitions present a significant growth opportunity for Old Davel.

  Listed below is a summary of acquisitions completed by Old Davel during 1998, 1997 and 1996.

                                                                      TOTAL
                                                        NUMBER OF CONSIDERATION
COMPANY                                   DATE ACQUIRED PAYPHONES (IN THOUSANDS)
-------                                   ------------- --------- --------------
Call Communications, Inc................. August 1998     1,251     $  2,947.5
CCI...................................... February 1998  19,543      106,400.0
Tele/Data Pay Telephone.................. August 1997       183          510.9
Blair Telephone.......................... June 1997       1,255        3,867.9
Quarter Call............................. June 1997         954        2,159.8
Mid-Eastern.............................. April 1997        117          233.0
Pay Telephone America, Ltd............... November 1996   1,008        3,500.0
Payphone Corp. of America................ July 1996         653        1,785.3
Cottonwood Communications................ June 1996         933        2,620.1
Capital Pay Phone Group, LLC............. January 1996      103          271.5
All others (less than 100 phones each)... Various           511          567.4
                                                         ------     ----------
    Totals...............................                26,511     $124,863.4
                                                         ======     ==========

OPERATIONS

  As of December 31, 1997 and December 31, 1996, Old Davel owned and operated 18,909 and 15,281 payphones, respectively, an increase of 3,268 installed payphones. The CCI Acquisition on February 3, 1998 and other acquisitions in 1998 have to date increased the number of installed payphones to approximately 40,000. Substantially all of Old Davel's payphones accept coins as payment for local or long-distance calls and also process local or long-distance non-coin calls.

 Coin Calls

  Old Davel's payphones generate coin revenues primarily from local calls. The maximum rate that LECs and independent payphone companies could charge for local calls was generally set by state regulatory authorities and in most cases was $0.25 or $0.35 through October 6, 1997. In ensuring "fair compensation" for all calls, the FCC previously determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed showing by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order which upheld the FCC's authority to deregulate local coin call rates. In accordance with the FCC's ruling and the court order, certain LECs and independent payphone providers, including Old Davel, began to increase rates for local coin calls from $0.25 to $0.35 on October 7, 1997. See "Old Davel Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory Impact on Revenue--Local Coin Rates."

  InterLATA long-distance coin calls are generally carried by Old Davel's long-distance switching equipment and long-distance carriers that have agreed to provide service to Old Davel's payphones. Old Davel pays a charge to a long-distance carrier each time that carrier transports a long-distance call for which Old Davel receives coin revenue. Old Davel's payphones also generate coin revenue from intraLATA long-distance calls. IntraLATA long-distance coin calls are generally carried by Old Davel's long-distance switching equipment.

 Non-Coin Calls

  Old Davel also receives revenues from non-coin calls made from its payphones. Non-coin calls include credit card, calling card, collect and third-party billed calls. Certain non-coin calls from Old Davel's payphones are handled by Old Davel's subsidiary, DavelTel. DavelTel's switching equipment is located in Tampa, Florida. See "--Technology." DavelTel performs certain of the operator services necessary to complete non-coin calls.

  The services needed to complete a non-coin call include providing an automated or live operator to answer the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call's duration and determining the charge for the call, and billing and collecting the applicable charge. Old Davel has contracted with an operator service provider to provide live operators for calls which require operator services. Billing information is verified and collect calls and credit cards are validated by Old Davel's switch through one of several companies that provide on-line access to validation databases. Old Davel contracts for transport of its calls over networks operated by long-distance carriers. Old Davel's switch is programmed to select the most cost-effective carrier and transmission circuit then available to Old Davel to complete the call as dialed. Billing and collection of call charges is performed for Old Davel by one of several service bureaus specializing in that activity.

  Old Davel believes the extensive data processing capabilities of Old Davel's switch enhance (i) the availability of management information relating to non-coin call traffic, (ii) the services provided to Location Owners, and (iii) Old Davel's ability to respond to any difficulties in call completion. Old Davel has begun to utilize its switching equipment to process non-coin call traffic originating from payphones acquired in the CCI Acquisition.

  Old Davel realizes additional revenues from certain long-distance companies, pursuant to FCC regulation, as compensation for dial-around non-coin calls made from its payphones. A dial-around call is made by dialing an access code for the purpose of reaching a long-distance company other than the one designated by the payphone operator, generally by dialing a 1-800/888 number, a 950-number or a five-digit "10XXX" code before dialing

"0" for operator service. Recently enacted rules adopted pursuant to the Telecommunications Act are expected to increase the amount of dial-around call compensation received by Old Davel and other IPPs. See "Regulatory Matters."

 Payphone Base

  In addition to payphones acquired by Old Davel (see "--Acquisitions"), Old Davel's payphone base includes new payphones installed by Old Davel. The following table sets forth, for the last three fiscal years, the number of Old Davel payphones acquired, installed and removed during the year, as well as the net increase in Old Davel payphones in operation.

                                                          1995    1996    1997
                                                          -----  ------  ------
      Acquired...........................................   717   2,767   2,861
      Installed.......................................... 2,859   2,449   1,933
      Removed............................................  (762) (1,098) (1,166)
                                                          -----  ------  ------
          Net Increase................................... 2,814   4,118   3,628
                                                          =====  ======  ======

  Old Davel selects locations for its payphones where there is typically high demand for payphone service, such as convenience stores, truck stops, service stations, grocery stores, shopping centers and hotels. For many locations, historical information regarding an installed payphone is available because payphone operators are often obligated, pursuant to agreements, to provide this information to Location Owners. In locations where historical revenue information is not available, Old Davel relies on its site survey to examine geographic factors, population density, traffic patterns and other factors in determining whether to install a payphone. Old Davel's marketing staff is encouraged to obtain Placement Agreements for locations with favorable historical data regarding payphones.

  Placement Agreements generally provide for revenue sharing with Location Owners. Old Davel's Placement Agreements generally provide commissions based on fixed percentages of revenues and are generally for a five-year term. Old Davel can generally terminate a Placement Agreement on 30 days' notice to the Location Owner if the payphone does not generate sufficient revenue.

  Old Davel routinely monitors its payphone base and removes underperforming payphones, which it relocates to locations with more potential for profitability. In particular, Old Davel often removes and relocates a number of payphones following acquisitions because its performance criteria are generally higher than the criteria of the payphone operators from which Old Davel acquired the payphones. In addition, Old Davel often removes payphones when Location Owners close facilities at which Old Davel payphones are located or when Old Davel loses payphone customers or locations for other reasons.

 Service and Maintenance

  Old Davel employs field service technicians, each of whom collects coin boxes from, and cleans and maintains, between 125 and 225 payphones. Field service technicians also respond to trouble calls made by a Location Owner, a user of a payphone or the telephone itself as part of its internal diagnostic procedures. Some technicians are also responsible for the installation of new payphones. Due to the proximity of most of Old Davel's payphones to one of its divisional offices and the ability of the field service technicians to perform on-site service and maintenance functions, Old Davel is able to limit the frequency of trips to the payphone as well as the number of employees needed to service the payphones.

CUSTOMERS, SALES AND MARKETING

  Old Davel employs marketing personnel for its payphone operations in each of its regions of operation. Regional marketing personnel are responsible for finding desirable locations for payphones and obtaining Placement Agreements with Location Owners within their geographic areas. Old Davel believes that using regional marketing personnel provides better market penetration because of their familiarity with and proximity to their regions. To date, independent payphone providers have had a competitive advantage over LECs due to their ability to offer commissions to Location Owners for both local and long-distance calls. Historically, LECs generally were unable to derive revenues from interstate calls and non-coin, interLATA calls, and consequently, were unable to offer commissions on such calls. Recently enacted rules adopted pursuant to the Telecommunications Act grant LECs the ability to select the long-distance carrier for interLATA long-distance calls in conjunction with the Location Owner. This will enable LECs to derive revenues from and pay commissions on these calls in the future. See "Regulatory Matters."

  Old Davel's national sales personnel are responsible for accounts that overlap regional boundaries, such as multiple store chains and restaurant franchises that often have hundreds or thousands of potential locations, and also provide support to Old Davel's regional personnel. Old Davel has historically installed approximately 70% of its payphones through the sales and marketing efforts of Old Davel's regional marketing personnel and the remaining 30% from the efforts of national sales personnel. Old Davel's marketing personnel receive incentive compensation based upon their achievement of sales goals.

  Old Davel's customers are a diverse group of small- and medium-sized businesses which are frequented by individuals often needing payphone access. The majority of Old Davel's customers are convenience stores, truck stops, service stations, grocery stores, shopping centers and hotels. As of September 30, 1998, corporate payphone accounts of 50 or more payphones represented approximately 28% of Old Davel's installed payphones.

SERVICE AND EQUIPMENT SUPPLIERS

  Old Davel's primary suppliers provide payphone components, local line access, billing and collection services and long-distance services. In order to promote acceptance by end users accustomed to using LEC-owned payphone equipment, Old Davel utilizes payphones designed to be similar in appearance and operation to payphones owned by LECs.

  Old Davel's primary supplier of circuit boards is Protel, Inc. of Lakeland, Florida, a leading supplier of payphone equipment. Old Davel utilizes the billing and collection services of ILD Teleservices, Inc. and obtains local line access from various LECs, including BellSouth, GTE, Ameritech, Southwestern Bell, US West and various other suppliers of local line access. New sources of local line access are expected to emerge as competition is authorized in local service markets. Long-distance services are provided to Old Davel through the use of its own long-distance switching equipment and by various long-distance and operator service providers, including AT&T, MCI, Sprint, WilTel, LCI, Opticom and others.

  Old Davel believes that multiple suppliers are available to meet all of its product and service needs at competitive prices and rates and expects the availability of such products and services to continue in the future. However, the continuing availability of alternative sources cannot be assured. Any transition from Old Davel's existing suppliers, if necessary, could have a disruptive influence on Old Davel's operations and could give rise to unforeseen delays and expense. Old Davel is not aware of any current circumstances that would require Old Davel to seek alternative suppliers for any of the products or services used in the operation of its business.

ASSEMBLY AND REPAIR OF PAYPHONES

  Old Davel assembles and repairs payphone equipment for its own use. The assembly of payphone equipment provides Old Davel with technical expertise used in the operation, service, maintenance and repair of its payphones. Old Davel assembles payphones from standard payphone components purchased from component manufacturers. These components include a metal case, an integrated circuit board incorporating a microprocessor, a handset and cord, and a coin box and lock. Old Davel believes that the integrated circuit board is the single most important component in an independent payphone and obtains these boards from Protel, Inc. However, all of the components purchased by Old Davel (including integrated circuit boards) are available from several suppliers, and Old Davel does not believe that the loss of any supplier would have a material adverse effect on its assembly operations.

  Old Davel's payphones comply with all FCC requirements regarding the performance and quality of payphone equipment and have all of the operating characteristics required by the regulatory authorities of most states, including: free access to local emergency ("911") telephone numbers and, where not available, to the

LEC operator; access to local directory assistance; dial-around access to all locally available long-distance companies; the capability of receiving incoming calls at no charge; and automatic coin return capability for incomplete calls.

TECHNOLOGY

  The payphone equipment installed by Old Davel makes use of microprocessors to provide voice synthesized calling instructions, detect and count coins deposited during each call, inform the caller at certain intervals of the time remaining on each call, identify the need for and the amount of an additional deposit and other functions associated with completion of calls. Through the use of a non-volatile, electronically erasable, programmable read-only memory chip, the payphones can also be programmed and reprogrammed from Old Davel's central computer facilities to update rate information or to direct different kinds of calls to particular carriers. Old Davel assembles its payphones from standard components and believes that they incorporate the latest technology.

  Old Davel's payphones can distinguish coins by size and weight, report to a remote location the total coinage in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number, and immediately report attempts at vandalism or theft. Virtually all of the payphones operate on power available from the telephone lines, thereby avoiding the need for and reliance upon an additional power source at the installation location.

  Old Davel utilizes proprietary and non-proprietary software that continuously tracks the coin and non-coin revenues from each payphone as well as expenses relating to that payphone, including commissions payable to the Location Owners. The software allows Old Davel to generate detailed financial information by Location Owner, location and payphone, which allows Old Davel to monitor the profitability and operating condition of each location and payphone.

  All technical support required to operate the payphones, such as computers and software and hardware specialists, is provided at Old Davel's headquarters in Tampa, Florida. Materials, equipment and spare parts and accessories are provided by Old Davel's manufacturing support operations and inventories are maintained at each divisional office for immediate access by field service technicians.

  Old Davel's switching equipment in Tampa, Florida was obtained from Harris Corporation, one of several suppliers of switches to the telecommunications industry. Switches are digital computerized routing systems that receive calls, route calls through transmission lines to their destination and record information about the source, destination and duration of the call. Switches have limits on their capacity to handle and transmit calls, but can be upgraded to handle more calls as traffic increases. Old Davel's switch is located in an office building in proximity to its Tampa headquarters. Long-distance calls from Old Davel's payphones that are not handled by its switch or an unbundled services arrangement are serviced by long-distance companies that pay commissions to Old Davel for those calls. If Old Davel experiences sufficient long-distance call volume from other LATAs, Old Davel will evaluate the need to upgrade transmission circuitry to direct additional call traffic to its switching equipment, thereby reducing transmission costs to Old Davel's switch.

  Using the data capabilities of its switching equipment, Old Davel has implemented a management information system that Old Davel believes affords it competitive advantages. Old Davel's management information system monitors call traffic to provide information regarding payphone or network equipment trouble, the fraudulent use of calling cards or credit cards, or other problems, thereby allowing Old Davel to respond promptly. This management information system has enabled Old Davel to increase call completion rates and enhance site selection for its payphones. As a result, Old Davel has increased revenues from its installed payphones and reduced costs through the selection of the most economical means of completing calls. Old Davel believes that some of this information is unavailable to independent payphone providers that do not maintain their own switching equipment.

COMPETITION

  Old Davel competes for payphone locations with LECs and IPPs. Old Davel also competes, indirectly, with long-distance companies, which can offer Location Owners commissions on long-distance calls made from LEC-owned payphones. Most LECs and long-distance companies against which Old Davel competes and some independent payphone providers may have substantially greater financial, marketing and other resources than Old Davel. In addition, many LECs, faced with competition from Old Davel and other independent payphone companies, have increased their compensation arrangements with Location Owners to offer more favorable commission schedules.

  Old Davel believes the principal competitive factors in the payphone business are (i) the commission payments to a Location Owner and the opportunity for a Location Owner to obtain commissions on both local and long-distance calls from the same provider, (ii) the ability to serve accounts with locations in several LATAs or states, (iii) the quality of service and the availability of specialized services provided to a Location Owner and payphone users, and (iv) responsiveness to customer service needs. Old Davel believes it is currently competitive in each of these areas.

  Old Davel competes with long-distance carriers who provide dial-around services which can be accessed through Old Davel's payphones. Certain national long-distance operator service providers have recently launched advertising promotions which have increased dial-around activity on payphones owned by LECs and independent payphone providers, including Old Davel. Old Davel is receiving compensation for dial-around calls placed from its payphones, and recent regulatory initiatives resulting from implementation of the Telecommunications Act are expected to increase the amount of dial-around compensation received on its payphones. See "Regulatory Matters."

EMPLOYEES

  As of October 31, 1998, Old Davel had 491 full-time employees, none of whom is the subject of a collective bargaining agreement. Old Davel believes that its relationships with its employees are good.

PROPERTIES

  Old Davel leases approximately 19,000 square feet in Tampa, Florida that includes executive office space, a divisional office for payphone operations and facilities for the assembly of payphones. Old Davel also leases an aggregate of approximately 33,000 square feet to house divisional offices for payphone operations in Mesa, Arizona; Miami, Florida; Jacksonville, Florida; Harrisburg, Illinois; Jacksonville, Illinois; Jackson, Mississippi; Charlotte, North Carolina; Myrtle Beach, South Carolina; Atlanta, Georgia; Cedar Rapids, Iowa; Beltsville, Maryland; Jackson, Tennessee; Salt Lake City, Utah; Ebensburg, Pennsylvania; and Chesapeake, Virginia. In addition, Old Davel operates a regional distribution and assembly center in approximately 10,000 square feet of office space in Jacksonville, Illinois, which Old Davel leases from its Chairman. See "Certain Transactions Involving Old Davel." Old Davel also leases 18,000 square feet of warehouse space in Jacksonville, Illinois from its Chairman. Old Davel believes that these facilities are adequate to meet New Davel's needs in the foreseeable future.

LEGAL PROCEEDINGS

  On September 29, 1998, Old Davel announced that it was exercising its contractual rights to terminate the Davel/PhoneTel Merger Agreement, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Old Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against Old Davel and New Davel alleging that the Davel/PhoneTel Merger Agreement had been wrongfully terminated, and also filed a claim against Peoples alleging that Peoples wrongfully caused the termination of the Davel/PhoneTel Merger Agreement. The counterclaim seeks specific performance of the transactions contemplated by the Davel/PhoneTel Merger Agreement and damages and other equitable relief from Old Davel, New Davel and Peoples. Old Davel and New Davel believe that they have meritorious claims against PhoneTel and intend to defend vigorously against the counterclaim initiated by PhoneTel.

  Old Davel is involved in other litigation arising in the normal course of its business. Old Davel believes that these other matters will not materially affect its financial position or results of operations.

               OLD DAVEL MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with Old Davel's consolidated financial statements and the notes, thereto appearing elsewhere herein. Certain of the statements contained below are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. See "Forward-Looking Statements May Prove Inaccurate" and "Risk Factors."

GENERAL

  During 1997, Old Davel derived its revenues from two principal sources: coin calls and non-coin calls. Coin calls represent calls paid for by callers with coins deposited in the payphone. Coin call revenues are recorded in the amount of coins collected from the payphones.

  Non-coin calls made from Old Davel's payphones generate revenues in an amount that depends upon whether Old Davel or a long-distance company handles the call. If the non-coin call is handled by Old Davel through its switch or an "unbundled" services arrangement, Old Davel recognizes non-coin revenue equal to the total amount charged for the call. If the non-coin call is handled by a long-distance company, Old Davel generally recognizes revenues in an amount equal to the commission on that call paid to Old Davel by the long-distance company. Under an unbundled services arrangement, Old Davel performs certain functions necessary to service non-coin calls, uses the long-distance company's switching equipment and its other services on an as-needed basis, and pays the long-distance company on an unbundled basis for the operator services actually used to complete these calls.

  Old Davel also recognizes non-coin revenues from calls that are dialed from its payphones to gain access to a long-distance company other than the one pre-programmed into the payphone; this is commonly referred to as dial-around access. See "Regulatory Matters." Old Davel also derives a small amount of non-coin revenues from certain LECs for intraLATA non-coin calls.

  The principal costs related to the ongoing operation of Old Davel's payphones include telephone charges, commissions, and service, maintenance and network costs. Telephone charges consist of payments made by Old Davel to LECs and long-distance carriers for access charges and use of their networks. Commission expense represents payments to Location Owners. Service, maintenance and network costs represent the cost of servicing and maintaining the payphones on an ongoing basis, costs related to the operation of Old Davel's switch and, in connection with unbundled services arrangements, the fees paid for those services.

  On February 3, 1998, Old Davel acquired all the issued and outstanding shares of common stock, $.01 par value per share of CCI (including the associated rights to purchase shares of common stock) at a price of $10.50 per share in cash, or approximately $70.2 million in the aggregate, assumed CCI's outstanding debt of $36.7 million and incurred $6.9 million in transaction costs. In order to finance the acquisition of CCI, Old Davel entered into a credit agreement, dated as of February 3, 1998, with NationsBank, N.A., as Administrative Agent, SunTrust Bank, Tampa Bay, as Documentation Agent, LaSalle National Bank, as Co-Agent, and other lenders, pursuant to which the lenders made available to Old Davel an initial revolving loan commitment of $15 million and a term loan commitment of $110 million.

REGULATORY IMPACT ON REVENUE

 Local Coin Rates

  In ensuring "fair compensation" for all calls, the FCC previously determined that local coin rates for payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed showing by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order which upheld the FCC's authority to deregulate local coin call rates. In accordance with the FCC's ruling and the court order, certain LECs and independent payphone providers, including Old Davel, began to change charges for local coin calls from $0.25 to $0.35. Old Davel believes that deregulation, where implemented, will likely result in higher rates charged for local coin calls and may increase Old Davel's revenues from such calls. However, given the lack of direction on the part of the FCC on specific requirements for obtaining a state exemption, Old Davel's inability to predict the responses of individual states or the market and Old Davel's inability to provide assurance that deregulation, if and where implemented, will lead to higher local coin call rates, Old Davel is unable to predict the ultimate impact on its operations of local coin rate deregulation.

 Dial-Around Compensation

  On September 20, 1996, the FCC adopted the 1996 Payphone Order, initially mandating dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997 and ending October 6, 1999, the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties challenged certain of the FCC regulations, including the dial-around compensation rate. On July 1, 1997, a federal court vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate.

  In accordance with the court's mandate, on October 9, 1997, the FCC adopted the 1997 Payphone Order, establishing a rate of $0.284 per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs were required to pay this per-call amount to payphone service providers, including Old Davel, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for 800 subscriber and access code calls. These new rule provisions were made effective as of October 7, 1997.

  In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per-call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 to October 6, 1997, and that payphone service providers are entitled to compensation for all access code and 800 subscriber calls during this period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 to October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

  Based on the FCC's tentative conclusion in the 1997 Payphone Order, Old Davel has adjusted the amounts of dial-around compensation previously recorded for the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded in the year ended December 31, 1997 for reduced dial-around compensation is approximately $1.2 million ($0.7 million net of applicable commissions and income taxes). For periods beginning November 7, 1996, Old Davel has recorded dial-around compensation at the rate of $37.20 per payphone per month. The amount of dial-around revenue recognized in the period July 1, 1997 to October 6, 1997 for the interim period of flat-rate compensation is approximately $2.2 million and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC.

  Old Davel recorded dial-around compensation revenue, net of the provision for dial-around compensation, of approximately $1.2 million for the period from November 7, 1996 through December 31, 1996, approximately $7.7 million for the period from January 1, 1997 through December 31, 1997, and approximately $12.4 million for the period from January 1, 1998 through September 30, 1998.

  Old Davel believes that it is legally entitled to fair compensation under the Telecommunications Act for dial-around calls which Old Davel delivered to any carrier during the period November 7, 1996 to October 6, 1997. Based on the information available, Old Davel believes that the minimum amount to which it is entitled as fair compensation under the Telecommunications Act for the period November 7, 1996 to October 6, 1997 is $37.20 per payphone per month and Old Davel, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month.

  On May 15, 1998, the Court remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court's decision. Old Davel believes that the FCC will issue its ruling in the current proceeding within the six-month period established by the Court. Based on the information available to it, Old Davel does not believe that it is reasonably possible that the amount of compensation for dial-around calls will be materially reduced from the amount recorded as dial-around compensation. While the amount of $0.284 per call constitutes Old Davel's position on the minimum appropriate level of fair compensation, certain IXCs have challenged this rate level, asserting that the appropriate level of fair compensation should be lower than $0.284 per call, such determination could have a material adverse impact on the Company's results of operations and financial position.

  The payment levels for dial-around calls prescribed in the 1996 and 1997 Payphone Orders significantly increase dial-around compensation revenues to Old Davel over the levels received prior to implementation of the Telecommunications Act. However, market forces and factors outside Old Davel's control could significantly affect these revenue increases. These factors include the following: (i) resolution by the FCC of the method of allocating the initial interim period flat-rate assessment among the IXCs and the number of calls to be used in determining the amount of the assessment, (ii) resolution of the legal appeals by both the IXCs and representatives of the payphone service providers of various aspects of the 1997 Payphone Order,
(iii) the possibility of other litigation seeking to modify or overturn the 1997 Payphone Order or portions thereof, (iv) pending litigation in the federal courts concerning the constitutionality or validity of the Telecommunications Act, and (v) the IXCs' reaction to the FCC's recognition that existing regulations do not prohibit an IXC from blocking 800 subscriber numbers from payphones in order to avoid paying per-call compensation on such calls.

 Billed Party Preference

  New FCC rules regarding Billed Party Preference require payphone operators to give payphone users the option of receiving a rate quote before a call is connected when making a 0+ interstate call. These rules, which became effective on July 1, 1998, could reduce revenues earned by Old Davel on long-distance calls placed from payphones by encouraging more consumers to dial around the long-distance service provided by Old Davel. Old Davel cannot currently assess what impact the new rules will have on its financial performance.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

 Results of Operations

  For the year ended December 31, 1997, total revenues from continuing operations increased approximately $10.0 million, or 27.1%, compared to the year ended December 31, 1996. This growth was primarily attributable to an increase from 15,281 payphones on December 31, 1996 to 18,909 payphones on December 31, 1997. Coin call revenues increased approximately $6.7 million, or 35.8%, driven primarily by an increase of approximately $5.8 million in coin call revenues resulting from the growth in the number of installed payphones and an increase of approximately $0.9 million resulting from the acquisition and installation of payphones at locations with favorable coin call traffic.

  Non-coin call revenues increased approximately $6.3 million, or 40.9%. The increase in non-coin call revenues was primarily attributable to approximately $6.1 million in additional revenues resulting from an increase in the rate of dial-around call compensation associated with the implementation of the Telecommunications Act, which became effective in November 1996 and approximately $4.1 million in additional non-coin call revenues resulting from the growth in the number of installed payphones. Approximately $1.3 million of the increase is attributed to the terms of a Telecommunications Services Agreement (the "Services Agreement") connected with the sale of ComTel its hospitality division ("Hospitality Division") in 1996, which called for the provision of certain long distance services to ComTel for a period of one year after the effective date of the sale. The Services Agreement provided that, effective January 1, 1997, gross revenues on calls carried over Old Davel's long distance network would be recorded by ComTel rather than by Old Davel as was the case in the prior period. Amounts recorded as non-coin revenues by Old Davel related to the Services

Agreement in the year ended December 31, 1997, consisted of payments made to Old Davel for use of its long distance network rather than the gross call revenue. The gross call revenue was recorded as related party revenues in 1996 and 1995. The increase in non-coin call revenues was partially offset by the fact that during the third quarter of 1997, Old Davel adjusted the amounts of dial-around compensation previously recorded for the period November 7, 1996 to June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, non-coin call revenues for the year ended December 31, 1997, were reduced by approximately $1.2 million ($0.7 million net of applicable commissions and income taxes). The increase in non-coin call revenues was also offset by a decrease of approximately $4.0 million related to lower volumes of calls per payphone routed through its long distance network due to an increase in the number of dial-around calls placed from its payphones.

  Switching services provided to Hospitality Division decreased from $2.4 million of the year ended December 31, 1996 to $0 for the year ended December 31, 1997 resulting from the terms of the Services Agreement. Amounts recorded by Old Davel related to the Services Agreement for payments made to Old Davel for use of its long distance network were recorded in non-coin revenues in 1997. In addition, there was no administrative support provided to discontinued subsidiaries during the year ended December 31, 1997.

  Telephone charges remained stable at 20.4% of total revenues compared to 20.3% in the prior year. Old Davel's average monthly telephone charge on a per payphone basis decreased from $47.66 in 1996 to $46.36 in 1997.

  Commissions, including commissions paid to Hospitality Division, decreased to 13.2% of total revenues compared to 17.0% in the prior year. The decrease in commissions as a percentage of total revenues was primarily attributable to higher payphone revenues. A portion of Old Davel's contracts with location owners exclude certain types of call traffic from commission calculations, and some others are based on flat monthly rates set by the agreements, resulting in a disproportionate increase in payphone revenues over commissions.

  Service, maintenance and network costs decreased to 22.7% of total revenues compared to 23.1% in the prior-year period. The decrease in service, maintenance and network costs as a percentage of total revenues was primarily attributable to higher payphone revenues and increasing operating efficiencies achieved through increasing density in Old Davel's payphone routes resulting from expansion of its installed base of payphones. Old Davel's average monthly service, maintenance and network costs on a per payphone basis decreased from $55.87 per month in 1996 to $51.69 per month in 1997.

  Selling, general and administrative expenses on continuing operations increased approximately $4.5 million, or 47.5%, from the prior year. The increase was partially attributable to an increase in depreciation and amortization expense which rose approximately $1.3 million, or 44.6%, from the prior year, reflecting a net increase of 3,628 installed payphones and a slight increase in the cost of circuit boards installed in Old Davel's new payphone installations to keep pace with technological innovations and more sophisticated call tracking capabilities. Old Davel also incurred additional costs associated with the opening and operation of three new divisional sales and service offices and the hiring of support personnel needed to service Old Davel's expanding base of installed payphones.

  Other income increased approximately $0.4 million, or 397.0%, in 1997 over 1996. This increase resulted primarily from a currently recognizable gain of approximately $0.1 million on the sale of certain assets to Old Davel's Chairman. The assets consisted of a life insurance policy, a home and an airplane which were subsequently leased back to Old Davel on terms approved by Old Davel's disinterested directors. The sale price was at the estimated fair value of the assets as determined based upon independent appraisals. The sale of the house and airplane are being treated as a sale/leaseback and Old Davel will recognize a deferred gain over the term of the leases of the house and airplane of approximately $0.1 million. See "Certain Transactions Involving Old Davel." In the year ended December 31, 1997, Old Davel also recognized interest income of approximately $0.2 million on the note receivable related to the sale of ComTel on December 31, 1996. (See Note 3 of Notes to Davel's Consolidated Financial Statements.) Interest expense in 1997 increased approximately $0.2 million, or 64.4%, compared to the prior-year period. This increase resulted primarily from an increase in long-term debt in the last two quarters of 1996 and during 1997 for the acquisition of payphone companies and payphone assets.

  Net income from continuing operations increased approximately $1.1 million, or 33.4%, from the prior year period. Net income increased approximately $0.5 million or 12.0% from approximately $3.8 million in 1996 to approximately $4.3 million in 1997. Old Davel's earnings on discontinued operations in 1996 included a gain on the sale of ComTel of approximately $0.7 million, net of income taxes of $0.4 million. Discontinued operations in 1996, before the effect of the gain on the sale of ComTel, generated a loss of approximately $0.1 million, net of income taxes and income tax benefits.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 Results of Operations

  For the year ended December 31, 1996, total revenues from continuing operations increased approximately $5.1 million, or 16.2%, compared to the year ended December 31, 1995. This growth was primarily attributable to additional coin call revenues resulting from an increase from 11,163 payphones on December 31, 1995 to 15,281 payphones on December 31, 1996. Coin call revenues increased approximately $4.2 million, or 29.3%. Non-coin call revenues increased approximately $0.2 million, or 1.5%. The increase in non-coin call revenues was primarily attributable to approximately $1.3 million in additional revenues resulting from an increase in the rate of dial-around call compensation associated with the implementation of the Telecommunications Act, which became effective in November 1996, and approximately $3.2 million in additional non-coin call revenues resulting from the growth in the number of installed payphones. The increase in non-coin call revenues was offset by a decrease of approximately $4.3 million related to lower volumes of calls per payphone routed through its long distance network due principally to an increase in the number of dial-around calls placed from its payphones. Switching services provided to Hospitality Division increased approximately $0.6 million from $1.8 million for the year ended December 31, 1995 to $2.4 million for the year ended December 31, 1996. Switching services provided to Hospitality Division related to long distance services provided through the Services Agreement with ComTel. The increase is attributable to additional long distance traffic routed through Old Davel's switching equipment. Administrative support provided to discontinued subsidiaries increased approximately $0.1 million to approximately $0.6 million for the year ended December 31, 1996 from approximately $0.5 million for the year ended December 31, 1995. The increase is attributable to the shifting of administrative functions from ComTel's office in Colorado to Old Davel's administrative office in Illinois.

  Telephone charges increased to 20.3% of payphone revenues compared to 19.1% in the prior year. The increase in telephone charges as a percentage of total revenues was primarily attributable to lower monthly long-distance revenues as a result of an increase in dial-around calls placed from Old Davel's payphones. However, Old Davel's average monthly telephone charge on a per phone basis decreased from $50.98 in 1995 to $47.66 in 1996.

  Commissions, including commissions paid to Hospitality Division, increased to 17.0% of total revenues compared to 15.6% in the prior year. The increase in commissions as a percentage of total revenues was primarily attributable to lower long-distance revenues as a result of an increase in dial-around calls placed from Old Davel's payphones. Commissions to Location Owners in 1996 actually decreased on a per phone basis by approximately 9.5% from 1995 as a result of lower long-distance revenues resulting from an increase in dial-around calls placed from Old Davel's payphones. In addition, commissions paid to its Hospitality division increased by 0.5% in 1996 over 1995, accounting for approximately one-half of the increase in commissions as a percentage of total revenue.

  Service, maintenance and network costs remained relatively stable at 23.1% of total revenues compared to 23.2% in the prior-year period. Old Davel's average monthly service, maintenance and network costs on a per payphone basis decreased from $61.84 per month in 1995 to $55.87 per month in 1996 due to operating efficiencies achieved through expansion of Old Davel's installed payphone base.

  Selling, general and administrative expenses increased approximately $2.1 million, or 29.2%, from the prior year. This increase was primarily attributable to an increase in depreciation and amortization expense, which rose approximately $0.9 million, or 39.8%, from the prior year, reflecting a 36.9% increase in the number of installed payphones. Old Davel also incurred additional costs associated with the opening and operation of four new divisional sales and service offices and the hiring of additional support personnel needed to service Old Davel's expanding base of installed payphones.

  Other income decreased approximately $25,000, or 20.0%, in 1996 over 1995. This decrease resulted primarily from lower cash balances available for investment due to the use of cash for the acquisition and installation of new payphones during 1996. Interest expense in 1996 increased approximately $0.2 million, or 502.1%, compared to the prior-year period. This increase was primarily attributable to the incurrence of approximately $5.6 million in debt in connection with the acquisition of payphones during 1996.

  Net income from discontinued operations increased approximately $3.1 million, or 124.3%, over the prior-year period, rising to approximately $0.6 million in 1996 from a loss of approximately $2.5 million in 1995. Old Davel's earnings on discontinued operations in 1996 included a gain on the sale of ComTel of approximately $0.7 million, net of income taxes of $0.4 million. Discontinued operations in 1996, before the effect of the gain on the sale of ComTel, generated a loss of approximately $0.1 million, net of income taxes and income tax benefits. Net income from discontinued operations in 1995 included non-recurring charges of approximately $2.9 million due to impairment of intangible and long-lived assets after applying certain provisions of Statement of Financial Accounting Standards No. 121. Discontinued operations in 1995, before the effect of the non-recurring charges, generated earnings of approximately $0.2 million, net of income taxes and income tax benefits.

  Net income from continuing operations decreased approximately $0.6 million, or 16.4%, from the prior-year period. Net earnings increased approximately $2.5 million, or 190.0%, from approximately $1.3 million in 1995 to approximately $3.8 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flows

  As of December 31, 1997, Old Davel had a current ratio of 3.25 to 1, as compared to a current ratio of 5.62 to 1 on December 31, 1996. The decrease was primarily attributable to a decrease in working capital from approximately $12.1 million as of December 31, 1996, to approximately $10.3 million as of December 31, 1997. This decrease in working capital resulted primarily from a decrease in cash and cash equivalents related primarily to capital expenditures for new payphone installations and an increase of approximately $1.4 million in current maturities of long-term debt related to borrowings on Old Davel's credit line during 1997 for the acquisition of payphone companies and payphone assets. Old Davel also experienced an increase of approximately $3.0 million in accounts receivable during the period related primarily to an increase in dial-around call compensation receivable.

  Old Davel's capital expenditures, exclusive of acquisitions, for the years ended December 31, 1997 and 1996 were $4.1 million and $5.1 million, respectively. Old Davel's capital expenditures primarily consisted of costs associated with the installation of new payphones. Old Davel made acquisitions of payphones totaling approximately $7.1 million and $8.6 million, respectively, during the years 1997 and 1996. In 1997, Old Davel financed its capital expenditures and acquisitions primarily with approximately $5.6 million in cash provided by continuing operations and an increase in long-term debt and current maturities of long-term debt of approximately $2.5 million. In 1996, Old Davel financed its capital expenditures and acquisitions primarily with approximately $5.9 million in cash provided by continuing operations and an increase in long-term debt of approximately $5.5 million.

 Credit Agreement

  On September 30, 1996, Old Davel entered into a $25 million revolving line of credit with NationsBank, N.A. (the "1996 Credit Agreement"), with provisions to convert up to $17.5 million of the line of credit to term loans. The terms of the agreement called for Old Davel to pay interest on a graduated scale based on NationsBank, N.A.'s CBR, which was 8.50% on December 31, 1997. The interest rate was indexed based on Old Davel's ratio of funded debt to EBITDA as defined in the 1996 Credit Agreement and adjusted based on market interest rates for CBR and LIBOR. The maturity date of the revolving portion of the credit facility was September 30, 2001. Principal outstanding on each term loan under the convertible portion of the credit facility was scheduled to be payable in 12 to 20 quarterly installments with the last installment due no later than September 30, 2003.

  In connection with the CCI Acquisition, Old Davel entered into a credit agreement, dated as of February 3, 1998, with NationsBank and other lenders, pursuant to which the lenders made available to Old Davel a Revolving Credit Facility of $15 million and a Term Loan Facility of $110 million (the "1998 Davel Credit Agreement"). The balance of $8.7 million outstanding on the 1996 Credit Agreement was refinanced simultaneously with the signing of the 1998 Credit Agreement and is included as part of the balances outstanding on the 1998 Credit Agreement.

  Old Davel believes that cash generated from operations and available borrowings under the New Credit Facility will be sufficient to fund Old Davel's foreseeable cash requirements, including capital expenditures through February 3, 2004. Old Davel also believes that it will be able to fund any future acquisitions through a combination of cash generated from operations, additional borrowing and the issuance of shares of Old Davel Common Stock. There can be no assurance, however, that Old Davel will continue to expand at its current rate or that additional financing will be available when needed or, if available, will be available on terms acceptable to Old Davel.

 Impact of Inflation

  Inflation has not historically been a material factor affecting Old Davel's business. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

 Seasonality

  Old Davel's revenues from its payphone operating regions are affected by seasonal variations, geographic distribution of payphones and type of location. Because many of Old Davel's payphones are located outdoors, weather patterns have differing effects on Old Davel's results depending on the region of the country where they are located. Most of Old Davel's payphones in Florida produce substantially higher call volume in the first and second quarters than at other times during the year, while Old Davel's payphones throughout the midwestern and eastern United States produce their highest call volumes during the second and third quarters. While the aggregate effect of the variations in different geographical regions tend to counteract the effect of one another, Old Davel has historically experienced higher revenue and income in the second and third quarters than in the first and fourth quarters. Changes in the geographical distribution of its payphones may in the future result in different seasonal variations in Old Davel's results.

 Year 2000 Issue

  Old Davel is working to resolve the potential impact of the year 2000 on the ability of Old Davel's computerized information systems to accurately process information that may be date-sensitive. Any of Old Davel's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. Old Davel utilizes a number of computer programs across its entire operation. Old Davel has assessed the impact of the year 2000 on both its computer programs and its computer systems. As Old Davel acquires other payphone assets, it will continue to assess the impact of the year 2000 on such acquired assets. To date, Old Davel has spent approximately $0.1 million in assessing and addressing year 2000 issues and estimates that its total costs will not exceed $0.2 million, which is approximately 10% of Old Davel's budgeted expenditures for information technology. Old Davel does not believe that these costs will have a material effect on its financial position. Old Davel is also in the process of addressing the potential impact of the year 2000 on its suppliers and other parties on whom it relies in providing payphone and operator services. Old Davel intends to complete this assessment by December 31, 1998. The failure of third parties on which Old Davel relies to address their year 2000 issues in a timely manner could result in a material financial risk to Old Davel. Through its assessment of the impact of year 2000 on both its computer programs and systems, Old Davel believes that it has sufficient resources available to implement new and modified computer systems to address the impact of the year 2000 and, accordingly, has not to date identified any need for other contingency planning. However, Old Davel's continuing assessment of its assets and of third parties external to Old Davel may reveal the need for contingency planning in the future. Old Davel plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997.

 Results of Operations

  For the nine months ended September 30, 1998, total revenues increased approximately $34.7 million, or 100.8%, from approximately $34.5 million in the nine months ended September 30, 1997 to approximately $69.2 million in the same period of 1998. This growth was primarily attributable to an increase from 18,772 payphones on September 30, 1997 to 40,893 payphones on September 30, 1998, an increase of 22,121 payphones or 117.8%. The increase in the number of installed payphones was due primarily to the CCI Acquisition, which added approximately 19,500 payphones to Old Davel's network. During 1997 and the first nine months of 1998, Old Davel also added approximately 1,333 payphones to its network through other acquisitions.

  Coin call revenues increased approximately $23.2 million, or 127.4%, from approximately $18.2 million in the nine months ended September 30, 1997, to approximately $41.4 million in the same period of 1998. The growth in coin call revenues was driven by growth in the number of installed payphones primarily due to the CCI Acquisition. In accordance with the new FCC rules, certain LECs and independent payphone service providers, including Old Davel, began to increase rates for local coin calls in many locations from $0.25 to $0.35 commencing October 7, 1997. While Old Davel has increased the local coin call rate on substantially all of its payphones, it has experienced lower volumes of local coin calls originating from its payphones in the fourth quarter of 1997 and the first nine months of 1998.

  Non-coin call revenues increased approximately $11.5 million, or 70.9%, from approximately $16.2 million for the nine months ended September 30, 1997, to approximately $27.7 million for the nine months ended September 30, 1998. The growth in non-coin revenues was primarily due to an increase of approximately $16.5 million in non-coin revenues (including an increase of approximately $7.4 million in dial-around compensation) resulting from an increase in the number of installed payphones. In addition, Old Davel adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 rate to $37.20 ($.284 per call multiplied by 131 calls). As a result of this adjustment, non-coin call revenues for the nine month period ended September 30, 1997 were reduced by approximately $1.2 million ($0.7 million net of applicable commissions and income taxes). For all periods subsequent to June 30, 1997, Old Davel has recorded dial-around compensation at the rate of $37.20 per payphone per month. The increase in non-coin call revenues was offset by a decrease of approximately $5.0 million related to lower volumes of calls per payphone routed through its long distance network due to an increase in the number of dial-around calls placed from its payphones.

  Telephone charges rose approximately $7.8 million, or 109.0%, increasing from approximately $7.2 million in 1997 to approximately $15.0 million in the nine months ended September 30, 1998. The increase was primarily due to the increase in the number of installed payphones. Due to more favorable contracts with LECs and CLECs for local line access, Old Davel's average monthly telephone charge on a per phone basis decreased from $47.85 in 1997 to $45.41 in 1998. Old Davel is currently negotiating contracts that it believes will further reduce local access charges on a per-phone basis, but is unable to provide assurance that such contracts will be entered into or estimate the impact of further telephone charge reductions at this time.

  Commissions rose approximately $6.3 million, or 135.8%, from approximately $4.6 million for the nine-month period ended September 30, 1997 to approximately $10.9 million in the same period of 1998. The increase was primarily due to the increase in the number of installed payphones. Commissions as a percentage of revenues increased from 13.5% in the nine months ended September 30, 1997 to 15.8% in the first three quarters of 1998, reflecting a higher concentration of national and regional payphone contracts (contracts representing 50 or more payphones), primarily as a result of the CCI Acquisition. However, this was partially offset by the fact that while many of Old Davel's contracts with location owners provide for commission percentages proportionate with increases in revenues, some are based on flat monthly rates set by the agreements.

  Service, maintenance and network costs increased approximately $6.5 million, or 84.1%, from approximately $7.8 million in the first three quarters of 1997 to approximately $14.3 million in the nine months ended September 30, 1998. The increase was primarily due to the increase in the number of installed payphones. Old Davel's average monthly service, maintenance and network costs on a per phone basis decreased from $51.88 in the first nine months of 1997 to $43.37 in the nine months ended September 30, 1998. The decrease in service, maintenance and network costs on a per-phone basis was primarily attributable to increasing operating efficiencies achieved through increasing density in Old Davel's payphone routes resulting from the CCI Acquisition and expansion of its installed base of payphones.

  Selling, general and administrative ("SG&A") expenses increased approximately $15.9 million, or 157.6%, from the prior year, from approximately $10.1 million in 1997 to approximately $26.0 million in the first nine months of 1998. The increase was partially attributable to higher depreciation and amortization expense, which rose approximately $8.6 million, or 283.8%, from the prior year, primarily reflecting depreciation and amortization expense related to the CCI Acquisition. Old Davel also incurred approximately $7.2 million in additional SG&A expenses associated with the operation of CCI administrative and field office facilities and other branch office facilities opened and increased salaries and administrative costs during the last quarters of 1997 and the first three quarters of 1998, and $0.1 million in additional bank fees related to a $2.5 million note entered into on September 30, 1998. Old Davel is finalizing the integration of its operations with the operations of CCI and began eliminating redundant sales and administrative personnel and office facilities in the second quarter of 1998. Old Davel also recognized a non-recurring charge of approximately $0.83 million in the first quarter of 1998 related to corporate restructuring resulting from the CCI Acquisition. The restructuring charge includes reserves of approximately $0.3 million for lease termination costs, $0.2 million for severance pay and $0.33 million for facility closing costs.

  Other income decreased approximately $0.2 million, or 61.5%, in the nine-month period ended September 30, 1998 over the prior-year period, from approximately $0.4 million in 1997 to approximately $0.2 million in 1998. This decrease resulted primarily from a write off of approximately $0.4 million in costs associated with the terminated PhoneTel transaction. This decrease was partially offset by an increase in interest income resulting from higher cash balances in Old Davel's interest-bearing accounts in the first three quarters of 1998 over the same period of 1997. Interest expense in the nine months ended September 30, 1998 increased approximately $6.0 million, from approximately $0.3 million for the nine months ended September 30, 1997 to approximately $6.3 million for the nine months ended September 30, 1998. This increase resulted primarily from the incurrence of $120.0 million in indebtedness on February 3, 1998 in connection with the CCI Acquisition and refinancing of Old Davel's existing credit facility. On June 30, 1998 and on August 6, 1998, pursuant to the terms of the 1998 Credit Agreement, Old Davel reduced the principal amounts outstanding under its credit facility by $24.3 million, and by $5.5 million, respectively.

  Net income decreased approximately $5.7 million or 190.4% from the prior-year period, from net income of approximately $3.0 million, in the nine months ended September 30, 1997 to a net loss of approximately $2.7 million in the first three quarters of 1998. Before the effect of the non-recurring restructuring charge of approximately $0.83 million recognized in the first quarter of 1998 and the non-recurring write-off of $0.4 million in the third quarter of 1998 related to the terminated PhoneTel Transaction, net income decreased approximately $4.5 million or 150.0% from the prior year period, decreasing from net income of approximately $3.0 million in the nine months ended September 30, 1997 to a net loss of approximately $1.9 million in the first three quarters of 1998.

LIQUIDITY AND CAPITAL RESOURCES

 Cash Flows

  As of September 30, 1998, Old Davel had a current ratio of 0.97 to 1, as compared to a current ratio of 3.25 to 1 on December 31, 1997. The decrease was primarily attributable to an increase in current maturities of long-term debt of approximately $19.3 million related to the incurrence of indebtedness in connection with the CCI Acquisition and refinancing of Old Davel's existing credit facility. The increases in Old Davel's assets and liabilities between December 31, 1997 and September 30, 1998 are generally due to the CCI Acquisition. Specifically, the allowance for doubtful accounts increased from $0.2 million at December 31, 1997 to $5.4 million at September 30, 1998, due to a large allowance on fully reserved receivables related to CCI's former inmate operations which were not sold in connection with the sale of the inmate operations to Talton Holdings, Inc. Other assets increased from $3.5 million at December 31, 1997 to $62.6 million at September 30, 1998 due to the addition of $45.7 million of goodwill and $11.6 million of other intangible assets in connection with the CCI Acquisition. Additional paid-in capital increased from $20.7 million at December 31, 1997 to $49.4 million at September 30, 1998 due to the sale of 1.0 million shares of Old Davel Common Stock for $28.0 million on June 29, 1998 to an affiliate of Equity Group Investments, Inc., a privately-held investment company controlled by Sam Zell. Cash flows from investing activities decreased $115.6 million primarily as a result of the CCI Acquisition.

  Old Davel's capital expenditures, exclusive of acquisitions, for the nine months ended September 30, 1998 and 1997 were $7.1 million and $4.4 million, respectively. Old Davel's capital expenditures primarily consisted of costs associated with the installation of new payphones. In the first three quarters of 1998, Old Davel financed its capital expenditures and acquisitions primarily with approximately $113.8 million in cash provided by financing activities. In the same period of 1997, Old Davel financed its capital expenditures primarily with approximately $4.7 million in cash provided by operating activities and approximately $6.2 million in long term debt financing and cash reserves.

 Credit Agreement

  In connection with the CCI Acquisition on February 3, 1998, Old Davel entered into a credit agreement dated as of February 3, 1998 with NationsBank, N.A., as Administrative Agent, SunTrust Bank, Tampa Bay, as Documentation Agent, LaSalle National Bank, as Co-Agent, and other lenders (the "Lenders"), pursuant to which the Lenders made available to Old Davel an initial revolving loan commitment (the "Revolving Credit Facility") of $15 million, including a $5.0 million sublimit available for the issuance of letters of credit, and a term commitment (the "Term Loan Facility") of $110 million (the "1998 Credit Agreement"). The balance of $8.7 million outstanding on the 1996 Credit Agreement was refinanced simultaneously with the signing of the 1998 Credit Agreement and is included as part of the balances outstanding on the 1998 Credit Agreement.

  The loans outstanding under the Term Loan Facility and the Revolving Credit Facility bear interest, at Old Davel's option, equal to (i) the Base Rate (as defined in the 1998 Credit Agreement) plus a margin of 1.25% or (ii) LIBOR (as defined in the 1998 Credit Agreement), based on one, two, three or six month periods, plus a margin of 2.75%, with the applicable margins for the Term Loan Facility and the Revolving Credit Facility being subject to reductions based on Old Davel's ratio of Funded Debt (as defined in the 1998 Credit Agreement) to EBITDA (as defined in the 1998 Credit Agreement) at given times. As of November 16, 1998, the interest rates on the balance of $76.8 million outstanding under the Term Loan Facility and on a $8.0 million, a $5.0 million, and a $1.8 million note outstanding under the Revolving Credit Facility were 8.07%, 8.35%, 8.13% and 7.98%, respectively.

  Amounts outstanding under the Term Loan Facility are required to be repaid in consecutive quarterly installments. The first was paid on June 30, 1998 and the next two installments (each in the aggregate principal amount of approximately $3.33 million) are due on the last day of each of the two calendar quarters commencing with the quarter ending September 30, 1998. The next 20 installments in the aggregate principal amount of $5.0 million each will be due on the last day of each calendar quarter commencing with the quarter ending March 31, 1999. The final installment under the Term Loan Facility will be payable on February 3, 2004. The Revolving Credit Facility will mature on February 3, 2004. As of November 16, 1998, $76.8 million in outstanding principal amount had been borrowed under the Term Loan Facility and $14.8 million in outstanding principal amount had been borrowed under the Revolving Credit Facility.

  Loans under the Term Loan Facility and the Revolving Credit Facility may be prepaid at any time and are subject to certain mandatory prepayments in an amount equal to (i) 100% of the net proceeds in excess of $1.0 million received from the issuance of equity by Old Davel or its subsidiaries, (ii) 100% of the net proceeds from certain asset sales in excess of $0.5 million in any calendar year and (iii) 50% (75% for Old Davel's 1998 fiscal year) of Old Davel's Excess Cash Flow (as defined in the 1998 Credit Agreement) if the ratio of its Funded Debt to EBITDA as of the last day of the fiscal year is less than 2.5 to 1.0. Prepayments under the Revolving Loan Facility will be applied first to reduce Base Rate loans until they are reduced to zero and then to reduce LIBOR loans. On June 30, 1998, pursuant to the terms of the 1998 Credit Agreement, Old Davel reduced the principal amount outstanding under the Term Loan Facility by $24.3 million, and by $5.5 million on August 6, 1998.

  The Term Loan Facility and the Revolving Credit Facility are guaranteed, on a joint and several basis, by Old Davel and certain of the direct and indirect subsidiaries of Old Davel. The 1998 Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for similar financings.

  On September 30, 1998, Old Davel and its lenders agreed to the fifth amendment to the 1998 Credit Agreement which revised the definition of the borrowing base to include the entire amount of the Revolving Loan Facility through January 1, 1999. As of June 30, 1998, Old Davel was in violation of the covenant contained in the 1998 Credit Agreement which required the ratio of funded debt to EBITDA for the trailing twelve month period to be at or below 4.25 to 1. Old Davel and the lenders agreed to waive this requirement by entering into the fourth amendment to the 1998 Credit Agreement to increase the maximum allowable ratio of funded debt to EBITDA to 5.00 to 1.00 for each of the fiscal quarters ended June 30, 1998 and September 30, 1998. The fourth amendment also increased the amount of capital expenditures allowed in the fiscal year ended December 31, 1998, from $6.0 million to $10.0 million to allow Old Davel to pursue additional payphone acquisitions. Old Davel prepaid a portion of the Term Loan Facility in August 1998 to a level within the required ratio of funded debt to EBITDA as of June 30, 1998. Old Davel believes that it is probable that it will comply with the loan covenants for the next twelve months and, as such, has not classified the obligations under the 1998 Credit Agreement as current liabilities.

  On September 30, 1998, Old Davel entered into an additional revolving loan commitment of $5 million with NationsBank, N.A., under the same terms as the 1998 Credit Agreement. The principal of this revolving loan commitment and all accrued interest thereon will be payable on January 15, 1999. As of November 16, 1998, $2.5 million was outstanding under this revolving loan commitment.

  Old Davel believes that cash generated from operations and available borrowings under the New Credit Facility will be sufficient to fund Old Davel's foreseeable cash requirements, including capital expenditures through February 3, 2004. Old Davel also believes that it will be able to fund any future acquisitions through a combination of cash generated from operations, additional borrowing and the issuance of shares of Old Davel Common Stock. There can be no assurance, however, that Old Davel will continue to expand at its current rate or that additional financing will be available when needed or, if available, will be available on terms acceptable to Old Davel.

                            MANAGEMENT OF OLD DAVEL

DIRECTORS AND OFFICERS

  The following table sets forth certain information with respect to those individuals who are currently serving as members of the Board of Directors or as executive officers of Old Davel.

NAME                     AGE                          POSITION
----                     ---                          --------
David R. Hill...........  67 Chairman of the Board
Robert D. Hill..........  47 President, Chief Executive Officer and Director
Michael E. Hayes........  40 Senior Vice President, Chief Financial Officer and Director
Paul B. Demirdjian......  38 Senior Vice President and Chief Information Officer
Michael G. Kouri........  54 Senior Vice President of Business Development
Theodore C. Rammelkamp,
 Jr.....................  53 Senior Vice President, General Counsel and Secretary
Marlin E. Turnipseed....  45 Senior Vice President of Sales and Marketing
F. Philip Handy.........  54 Director
Thomas M. Vitale........  41 Director
A. Jones Yorke..........  67 Director
Samuel Zell.............  57 Director

  David R. Hill, Chairman of the Board of Directors, founded Old Davel. He has been Chairman of the Board of Old Davel since its date of incorporation. He served as the Chief Executive Officer of Old Davel through December 1994. He has been involved in industries related to electronics and telecommunications since 1951. Mr. Hill is the father of Robert D. Hill.

  Robert D. Hill, President and Chief Executive Officer, joined Old Davel in 1981 as the general manager of its largest telephone remanufacturing facility. Between January 1990 and December 1994, he served as Old Davel's President and Chief Operating Officer. Since January 1995, he has served as Old Davel's President and Chief Executive Officer.

  Michael E. Hayes, Senior Vice President and Chief Financial Officer, joined Old Davel in 1992 as its Controller and Treasurer. Mr. Hayes became Vice President and Chief Financial Officer in August 1993 and became a Senior Vice President in January 1996.

  Paul B. Demirdjian, Senior Vice President and Chief Information Officer, joined Old Davel in 1984. From 1990 to June 1998, he served as Old Davel's Senior Vice President of Operations.

  Michael G. Kouri, Senior Vice President of Business Development, served as a financial consultant to Old Davel from October 1990 through August 1993. He was appointed Senior Vice President of Development and Finance of Old Davel in November 1993. Prior to his employment with Old Davel, he was Chairman of the Board and Chief Executive Officer of Elite Financial Corporation, a financial services company. Two of Elite's subsidiaries, Telco Leasing Acceptance Corporation and Eastern Payphones, Inc., specialize in the financing, operating and marketing of payphones.

  Theodore C. Rammelkamp, Jr., Senior Vice President, General Counsel and Secretary, has been with Old Davel since April 1994. Prior to becoming an employee of Old Davel, Mr. Rammelkamp was a member of the law firm of Rammelkamp, Bradney, Dahman, Kuster, Keaton, Fritsche & Lindsay, P.C. from 1979 through March 1994, serving as its managing partner from January 1991 through March 1994.

  Marlin E. Turnipseed, Senior Vice President of Sales and Marketing, joined Old Davel in 1988 as National Sales Manager and served as Old Davel's Vice President of Sales and Marketing from August 1993 to June 1998. Prior to joining Old Davel, Mr. Turnipseed served for eleven years as a regional sales manager for U.S. Steel.

  F. Philip Handy was appointed to the board of directors of Old Davel in June 1998. Mr. Handy is a managing director of Equity Group Corporate Investments, a division of EGI. Prior to joining EGI, Mr. Handy was Chairman and President of Winter Park Capital Company, a private investment firm he founded in 1980. He also serves as a director of Anixter International Inc., Banca Quadrum, S.A., Q-Tel S.A. de C.V., Jacor Communications, Inc., Chart House Enterprises, Inc. and Transmedia Network Inc.

  Thomas M. Vitale has been a partner in the law firm of Mayer, Brown & Platt for over five years.

  A. Jones Yorke has been Chairman of the Board of Auerbach, Pollack & Richardson, Inc., a registered securities dealer, and Auerbach Financial Group, Inc., a financial holding company ("Auerbach"), since June 1998. Mr. Yorke also formerly served as Chairman of Auerbach from November 1994 through November 1995. From November 1995 through June 1998, Mr. Yorke was the Chairman and Chief Executive Officer of Weatherly Securities, a registered securities dealer. Mr. Yorke was a financial consultant to and President of Asset Channels, Inc., an investment company, from 1990 to 1996 and currently serves as Chairman of 42nd Street Development Corporation, a not-for-profit corporation.

  Samuel Zell became a director of Old Davel in June 1998. Mr. Zell was the founder, and serves as Chairman of the Board, of EGI, which is an affiliate of Samstock (a principal shareholder of Old Davel). In addition, he serves on the board of directors of Anixter International Inc., American Classic Voyages Co., Chart House Enterprises, Inc., Fred Meyer, Inc., Jacor Communications, Inc. and Manufactured Home Communities. Mr. Zell also serves on the board of trustees of Equity Residential Properties Trust, Equity Office Properties Trust and Capital Trust. He is a non-executive director of RAMCO Energy plc.

             OLD DAVEL EXECUTIVE OFFICER COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION

  The following tables and notes set forth the compensation of Old Davel's Chief Executive Officer and the four highest paid executive officers whose salary and bonuses exceeded $100,000 in the fiscal year ended December 31, 1997.

                          SUMMARY COMPENSATION TABLE

                       ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
              -------------------------------------  -----------------------------------
                                                      COMMON  SECURITIES
NAME AND                              OTHER ANNUAL    STOCK   UNDERLYING    ALL OTHER
POSITION      YEAR  SALARY   BONUS   COMPENSATION(1)  GRANTS   OPTIONS   COMPENSATION(2)
--------      ----  ------   -----   --------------  -------- ---------- ---------------
David R.
 Hill,        1997 $400,000 $160,000      $--        $100,000   34,412       $2,250
Chairman of
 the Board    1996  250,000   91,777       --             --   200,000        2,250
              1995  250,000   70,480       --             --       --         2,250
Robert D.
 Hill,        1997 $200,000 $ 80,000      $--        $ 40,000   17,206       $2,400
President
 and Chief    1996  200,000   33,664       --          40,000    6,000        2,250
Executive
 Officer      1995  150,000   75,016       --             --       --         2,250
Paul B.
 Demirdjian,  1997 $145,000 $ 59,450      $--        $ 30,000   12,824       $2,091
Senior Vice
 President    1996  145,000   30,696       --          30,000    6,000        2,250
and Chief     1995   90,000   90,938       --             --       --         2,080
 Information
 Officer
Michael G.
 Kouri,       1997 $145,000 $ 56,550      $--        $ 30,000   12,183       $2,091
Senior Vice
 President    1996  145,000   24,100       --          30,000    6,000        2,250
of Business
 Development  1995   85,000   88,419       --             --       --         1,957
Michael E.
 Hayes,       1997 $120,000 $ 49,200      $--        $ 30,000   10,613       $1,693
Senior Vice
 President    1996  120,000   13,034       --          30,000    6,000        1,995
and Chief
 Financial
 Officer      1995   75,000   35,947       --             --       --         1,277

--------
(1) Other Annual Compensation was paid in the form of perquisites and was less than the level required for reporting.
(2) All Other Compensation disclosed in this column represents Old Davel's contributions, both vested and unvested, to Old Davel's defined contribution plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                           PERCENT OF TOTAL
                             NUMBER OF      OF ALL OPTIONS  EXERCISE OR            POTENTIAL REALIZABLE
                         SHARES UNDERLYING    GRANTED TO    BASE PRICE  EXPIRATION       VALUE(1)
NAME                       OPTION GRANTS      EMPLOYEES      PER SHARE     DATE         0%/5%/10%
----                     ----------------- ---------------- ----------- ---------- --------------------
David R. Hill...........      34,412             33%          $24.875     7/1/03   $0/$236,496/$522,596
Robert D. Hill..........      17,206             16%           24.875     7/1/03    0/ 118,248/ 261,298
Paul B. Demirdjian......      12,824             12%           24.875     7/1/03    0/  88,133/ 194,751
Michael G. Kouri........      12,183             12%           24.875     7/1/03    0/  83,728/ 185,016
Michael E. Hayes........      10,613             10%           24.875     7/1/03    0/  72,938/ 161,173

--------
(1) The values shown are purely hypothetical and have been calculated on the assumption that the value of Old Davel Common Stock underlying an option appreciates at the specified rate (0%, 5% or 10% per annum) from the date of the grant of the option until its expiration. In fact, the options cannot be valued without prediction of the future movement of the price of Old Davel's stock. The amount realized from the options disclosed in this table will depend upon, among other things, the continued employment of the recipient of the option and the actual performance of Old Davel's stock during the applicable period.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                              VALUE OF UNEXERCISED
                                                      NUMBER OF SHARES        IN-THE-MONEY OPTIONS
                            NUMBER OF              UNDERLYING UNEXERCISED          AT YEAR-END
                         SHARES ACQUIRED  VALUE    OPTIONS AT YEAR-END ($)  EXERCISABLE/UNEXERCISABLE
NAME                       ON EXERCISE   REALIZED EXERCISABLE/UNEXERCISABLE            (1)
----                     --------------- -------- ------------------------- -------------------------
David R. Hill...........         0           0            200,000/0               $2,075,000/$0
Robert D. Hill..........         0           0             50,000/0                   630,250/0
Paul B. Demirdjian......         0           0             39,900/0                   504,000/0
Michael G. Kouri........         0           0             32,800/0                   411,500/0
Michael E. Hayes........         0           0             17,900/0                   229,000/0

--------
(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Old Davel Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1997, at which date the closing price of the Old Davel Common Stock as quoted on the Nasdaq National Market was $25.50 per share. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options fluctuates with market activity.

EMPLOYMENT AGREEMENTS

  In June 1998, Davel entered into new employment agreements with Messrs. Robert Hill, Rammelkamp, Hayes, Demirdjian, Kouri and Turnipseed (collectively, the "Executives"), which replaced certain employment agreements entered into between Old Davel and the Executives in 1996 and subsequently amended in 1997. The employment agreements provide for an initial employment period through December 31, 2000, with automatic one-year renewals unless either party notifies the other at least 60 days prior to the end of any term. The employment agreements provide for an annual base salary of at least $250,000 for Mr. Hill, $170,000 for Mr. Rammelkamp, $170,000 for Mr. Hayes, $180,000 for Mr. Demirdjian, $170,000 for Mr. Kouri and $130,000 for Mr. Turnipseed. The employment agreements provide for employment of such persons in their current respective positions, subject to change or reassignment of duties by Old Davel.

  The employment agreements provide for certain fringe benefits and incentive compensation as outlined below. Under the employment agreements, Old Davel may terminate any Executive for cause (as defined therein). An Executive can voluntarily terminate his employment agreement by providing 60 days' written notice to Old Davel at any time. In the event of termination with cause or voluntary termination the Executive will receive all accrued base pay and a credit for certain unused vacation.

  If Old Davel breaches any provisions of, terminates without cause or fails to renew an employment agreement with any Executive, the Executive will be deemed to have been involuntarily terminated. In the event of involuntary termination or termination for a disability, all of such Executive's options fully vest and all accrued base pay and a credit for certain unusual vacation benefits become due. The Executive will also receive the greater of one year's base pay or the remaining base pay due under the term of the employment agreement, the greater of the target incentive bonus for such year or the highest annualized bonus during the prior three years, and continuation of benefits for the remainder of the term.

  The Executives will be deemed to have been terminated upon a "Change in Control" if any party other than David Hill or his descendants or Samstock acquires control of 25% or more of the combined voting power of Old Davel and within two years Davel terminates the Executive or the Executive resigns for any reason. In the event of termination upon such a Change in Control, an Executive will receive a severance payment equal to the sum of the Executive's base salary and target incentive bonuses for the year in which the Change in Control occurred multiplied by three, subject to certain reductions if such amounts would constitute "parachute payments" under the Code. In addition, the Executive will receive those other benefits described in the preceding paragraph afforded to the Executive as if he had been involuntarily terminated.

  In September 1996, Old Davel entered into an employment agreement with Mr. David Hill for employment in his current position as Chairman of the Board and Chairman of the Executive Committee of the Board for six years at an annual base salary of $400,000. Mr. David Hill has agreed to accept the duties commonly involved in carrying out the position and any other duties as may be required. Under the agreement, Mr. David Hill is eligible to receive a cash bonus as well as a grant of options based upon the percentage by which the annual before tax profit exceeds the annual before tax profit for 1996. Mr. David Hill has agreed not to compete with Old Davel during his employment and for a period of one year afterwards. The agreement also provides that upon a change of control (as defined therein), (1) all stock options previously awarded to Mr. David Hill will vest and become immediately exercisable and (2) in the event of a termination of Mr. David Hill, he will receive severance pay from Old Davel as specified in his employment agreement. Although the Transaction will constitute a change of control under the terms of his employment agreement, Mr. David Hill will continue as Chairman of the Board, and he has agreed to waive the accelerated vesting of his outstanding options.

INCENTIVE COMPENSATION

  Old Davel has implemented a bonus plan that allows each Executive to receive a substantial cash bonus. Under the plan, Mr. Robert Hill has a maximum bonus of 120% of his base pay with a target bonus of 60% of base pay, and Messrs. Rammelkamp, Turnipseed, Demirdjian, Kouri and Hayes have maximum bonuses of 60% of base pay and target bonuses of 30% of base pay. The bonuses are comprised of three parts: company objectives, departmental objectives and personal objectives. The company objectives are based upon growth in earnings per share and EBITDA, and the department and personal goals are determined with respect to each Executive by January 30 of the applicable year. Old Davel also maintains a stock option plan pursuant to which the Executives are granted options to purchase Old Davel Common Stock at the latest closing price that is available prior to the date the options are awarded. Under the new employment agreements, each Executive is awarded a minimum of 5,000 stock options each year of his employ and may be awarded a greater number at the discretion of the Compensation Committee.

  Under the stock option plan, other employees may be granted Old Davel Common Stock and options to purchase shares of Common Stock of Old Davel. The Compensation Committee of the Board currently administers the Stock Option Plan. The Compensation Committee determines which individuals will be granted options, the number of shares to be subject to options and other terms and conditions applicable to the grants. The employment agreement with Mr. David Hill provides that Mr. David Hill will receive option grants in amounts within a range based upon the percentage change in earnings per share of Old Davel Common Stock measured against a base year (1996 being set as the base year). Mr. David Hill also received a grant of options to purchase 200,000 shares of Old Davel Common Stock upon the signing of his employment agreement.

  Pursuant to the Stock Option Plan, Mr. David Hill is also entitled to annual grants of Old Davel Common Stock during the term of his employment agreement. The employment agreement provides that the annual stock grant will be valued at $100,000 for Mr. David Hill.

  Old Davel maintains a bonus plan pursuant to which Mr. David Hill is eligible to receive annual cash bonuses in an amount within a range based upon the percentage change in earnings per share of Old Davel's Common Stock measured against a base year (1996 being set as the base year). The incentive bonuses range from 5% to a maximum of 45% of his base salary.

401(K) PLAN

  Old Davel maintains a 401(k) Plan which is available to all employees of Old Davel, including its executive officers. Old Davel provides a matching contribution to the plan up to a maximum of 1.5% of the salary of the contributing employee. Old Davel's contribution to an employee's account vests over a period of five years.

COMPENSATION OF DIRECTORS

  Through December 31, 1995, Old Davel did not pay cash compensation for service as directors. In 1996, Old Davel began paying cash compensation to directors who are not employees of Old Davel in the amount of $2,500 per meeting. In April 1998, Old Davel's Board of Directors approved a resolution to eliminate the per-meeting payment and begin paying (effective as of the date of the 1998 annual meeting) an annual cash retainer to directors who are not employees of Old Davel in the amount of $20,000.

  Directors of Old Davel who are not employees of Old Davel are also reimbursed for their out-of-pocket expenses associated with attending meetings of the Board of Directors and committees and are eligible to receive options granted pursuant to Old Davel's Directors' Stock Option Plan.

  Old Davel also provides Mr. Yorke with individual health insurance coverage and provided Mr. Glen Barber with family health insurance coverage.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations obtained from certain reporting persons, Old Davel believes that, during 1997, all Section 16(a) filing requirements applicable to its officers, directors and ten-percent shareholders were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee in 1997 were Messrs. Vitale, Yorke and Barber. No member of the Compensation Committee was at any time during 1997, or formerly, an officer or employee of Old Davel or any subsidiary of Old Davel, nor has any member of the Compensation Committee had any relationship with Old Davel requiring disclosure under Item 404 of Regulation S-K under the Securities Act.

  No executive officer of Old Davel has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of Old Davel.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Old Davel Board of Directors was responsible for determining the compensation of all executive officers of Old Davel. The Compensation Committee was composed exclusively of directors who were neither employees or former employees of Old Davel nor eligible to participate in Old Davel's Stock Option Plan. The Stock Option Committee, comprised of Messrs. Barber and Yorke, administered the Old Davel Stock Option Plan during 1997.

COMPENSATION PHILOSOPHY

  The Compensation Committee's objective in its compensation decisions were to establish incentives for Old Davel's executive officers to achieve optimal short-term and long-term operating performance of Old Davel and to link executive and shareholder interests. The Committee determined the elements of each executive officer's compensation package by evaluating the responsibilities of his position, his performance and that of Old Davel generally, as well as his contribution to Old Davel's performance. Compensation for the CEO of Old Davel was determined through a process and based on considerations similar to those for the executive officers generally.

1997 COMPENSATION

  The 1997 compensation of Old Davel's executive officers was established pursuant to the parameters contained in their employment agreements with Old Davel effective January 1996. These agreements provided for four elements of compensation of Old Davel's executive officers: a base salary, an annual cash bonus, stock options granted under the Stock Option Plan and annual stock grants.

  Each executive officer's 1997 base salary was set forth in his employment agreement. Base salaries of all officers were intended to be relatively moderate and were believed to be at or below the median of the base salaries paid in 1997 by public telecommunications companies of a size comparable to Old Davel. The employment agreements did not provide for any increase in the base salaries of Old Davel's executive officers during the term of the agreements; accordingly, no increases in base salaries were made for 1997.

  Executive officers were also entitled to cash bonuses determined in accordance with their employment agreements. Under each executive officer's employment agreement, the percentage growth in earnings per share of Old Davel, adjusted for extraordinary items, for the year in which the bonus is applicable determined a range within which that executive officer's cash bonus would fall. The Compensation Committee determined each executive officer's cash bonus within the applicable range based on the executive officer's performance and contribution to Old Davel's financial performance. These bonuses were intended to reward executive officers for increasing Old Davel's profitability.

  In an effort to provide a long-term incentive for future performance that aligns their interests with the interests of shareholders, executive officers are eligible for participation in Old Davel's Stock Option Plan. Stock options were intended to provide an incentive for the creation of shareholder value over the term of several years since the full benefit of options will be realized only if the price of the securities underlying the options appreciates over that term. Pursuant to their employment agreements, executive officers were entitled to receive options falling within a range determined in a manner similar to the applicable ranges of cash bonuses, as described above. Old Davel's Stock Option Committee determined each executive officer's option grant within the applicable ranges based on the executive officer's performance and his contribution to Old Davel's financial performance. In accordance with the terms of their employment agreements, executive officers also received specified stock grants under the Stock Option Plan. Stock awarded under the Stock Option Plan contained certain restrictions on transfer, and were awarded to further long-term incentives to align the interests of the shareholder with the interests of the executive officers.

  The Compensation Committee reviewed the aggregate 1997 compensation paid to the executive officers in respect of 1997 and found it to be generally consistent with the Compensation Committee's policies and objectives regarding executive compensation. However, noting the increasing trend toward consolidation in the payphone industry and Old Davel's intention to participate in such consolidation, the Compensation Committee in July 1997 approved amendments to the executive officers' employment agreements to clarify certain ambiguities regarding, and generally to increase, the severance benefits to which the executives would be entitled upon a change in control of Old Davel. The Compensation Committee decided to implement such changes in order to keep Old Davel's management team intact during Old Davel's consideration, pursuit or consummation of any strategic alternatives. In contemplation of Old Davel's participation in such consolidation, including consummating the CCI Acquisition and entering into the Transaction, the Compensation Committee approved in July 1998 new employment agreements with the Company's executive officers, the terms of which are described above.

DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for public companies. The Committee believes that it is in the best interests of Old Davel's shareholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) to the extent consistent with Old Davel's need to attract and retain qualified executives.

  This Report of Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or any portion hereof into any of Old Davel's filings with the SEC, and such information shall not be deemed filed with the SEC, except as specifically otherwise provided in such other filings or to the extent required by Item 402 of Regulation S-K.

                                          Glen E. Barber
                                          Thomas M. Vitale
                                          A. Jones Yorke

                               PERFORMANCE GRAPH

  The comparative stock performance graph below compares the cumulative shareholder return on the Old Davel Common Stock for the period from October 20, 1993, the date the Old Davel Common Stock began trading on the Nasdaq Stock Market, through December 31, 1997, with the cumulative total return on
(i) the Nasdaq Composite Index and (ii) a peer group of companies that compete with Old Davel in the operation of privately owned payphones, in each case assuming the reinvestment of dividends. None of the companies in the peer group offers a range of products and services fully comparable to those of Old Davel, although each competes with Old Davel with respect to certain of Old Davel's significant business segments. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the peer group are Peoples, PhoneTel and CCI.

                         TOTAL RETURN TO STOCKHOLDERS
                     (Assumes $100 investment on 10/20/93)


                           [LINE GRAPH APPEARS HERE]

             Davel Communications
                  Group, Inc.           Peer Group        Nasdaq Composite (US)
             --------------------       ----------        ---------------------
10/20/93             100                    100                   100
12/31/93              92                     79                   101
12/30/94              76                     45                    99
12/29/95              81                     26                   136
12/31/96             109                     40                   171
12/31/97             152                     47                   204


                   CERTAIN TRANSACTIONS INVOLVING OLD DAVEL

  Old Davel has entered in the past, and New Davel may enter in the future, into certain transactions with its largest shareholder, Mr. David R. Hill, the Chairman of Old Davel. During 1997, Old Davel sold a life insurance policy, a house and an airplane to Mr. Hill, who at the Davel Record Date owned approximately 32% of the Old Davel Common Stock. The sale price was at the estimated fair market value of the assets as determined based upon independent appraisals, and the sale resulted in a gain for Old Davel of $273,000. The house and the airplane were subsequently leased back to Old Davel and a portion of the gain was deferred and is being recognized ratably over the term of the lease. In September 1997, Davel purchased long-distance switching equipment that had previously been leased from Mr. Hill for a purchase price of $378,000, which was the estimated fair market value of the equipment based upon independent appraisals. Prior to such sale, Mr. Hill received payments from Old Davel for the lease of such equipment and the rental of office space in Jacksonville, Illinois in the aggregate amount of $196,000, $239,000 and $232,000 in 1997, 1996 and 1995, respectively. In addition, Old Davel received payments from Mr. Hill for administrative services provided to him by certain employees of Davel in the aggregate amounts of $107,000, $122,000 and $127,000 in 1997, 1996 and 1995, respectively.

  In connection with advisory services provided by EGI, an affiliate of Samstock, to Old Davel, Old Davel has agreed to pay to EGI a fee, payable in New Davel Common Stock, equal to 0.35% of the enterprise value of the Transaction, payable upon consummation of the Transaction.

                      PRINCIPAL SHAREHOLDERS OF OLD DAVEL

  The following table sets forth certain information as of October 31, 1998 with respect to the beneficial ownership of Old Davel Common Stock by (1) each person who is known by Old Davel to own beneficially more than five percent of the Old Davel Common Stock, (2) each of Old Davel's directors and executive officers and (3) all current directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to him.

                                                          NUMBER OF
                                                            SHARES
                                                         BENEFICIALLY PERCENTAGE
DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS(1)        OWNED      OF CLASS
----------------------------------------------------     ------------ ----------
David R. Hill(2)(3)(4).................................   2,063,004      33.3%
Robert D. Hill(2)(3)(5)................................      42,405         *
Michael E. Hayes(2)(3)(6)..............................      33,421         *
Paul B. Demirdjian(2)(7)...............................      30,584         *
Michael G. Kouri(2)(8).................................      11,737         *
Theodore C. Rammelkamp, Jr.(2)(9)......................      43,343         *
Marlin E. Turnipseed(2)(10)............................      22,459         *
F. Philip Handy(3)(11).................................   1,973,900      32.0%
Thomas M. Vitale(3)(12)................................      20,000         *
A. Jones Yorke(3)(13)..................................      15,000         *
Samuel Zell(3)(11).....................................   1,973,900      32.0%
Goldman, Sachs & Co....................................     432,800       7.0%
FMR Corp...............................................     401,500       6.5%
Samstock, L.L.C.(14)...................................   1,973,900      32.0%
All current directors and executive officers as a group
 (11 persons)(15)......................................   6,200,364      64.6%

--------
*   Represents less than 1.0%.
(1) For purposes of calculating the beneficial ownership of each shareholder, it was assumed (in accordance with the Commission's definition of "beneficial ownership") that such shareholder had exercised all options, conversion rights or warrants by which such shareholder had the right, within 60 days following October 31, 1998, to acquire shares of such class of stock.

(2) Such person is an employee of Old Davel.
(3) Such person is a director of Old Davel.
(4) Includes 211,471 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(5) Includes 37,069 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(6) Includes 31,371 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(7) Includes 28,608 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(8) Includes 10,061 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(9) Includes 41,775 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(10) Includes 19,801 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan.
(11) Includes 8,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan and 1,973,900 shares beneficially owned by Samstock (including warrants to acquire 350,000 shares of Old Davel Common Stock) that Messrs. Handy and Zell could be deemed to beneficially own as a result of being principals of EGI, an affiliate of Samstock. Each of Messrs. Handy and Zell disclaims beneficial ownership of such shares.
(12) Includes 20,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan.
(13) Includes 12,000 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Directors' Stock Option Plan.
(14) Includes 293,304 shares and warrants to acquire 63,216 shares that are beneficially owned by EGI--Davel Investors, L.L.C., a limited liability company of which Samstock is the managing member.
(15) Includes 440,155 shares that could be acquired within 60 days upon the exercise of options granted pursuant to the Stock Option Plan and the Directors' Stock Option Plan and 1,973,900 shares beneficially owned by Samstock (including warrants to acquire 350,000 shares of Old Davel Common Stock) that Messrs. Handy and Zell could be deemed to beneficially own as a result of being principals of EGI, an affiliate of Samstock. Each of Messrs. Handy and Zell disclaims beneficial ownership of such shares.

  See "Certain Transactions Involving Old Davel" for a description of material transactions between Old Davel and Old Davel's Chairman during the past three years.

                   DESCRIPTION OF CAPITAL STOCK OF OLD DAVEL

  The total amount of authorized capital stock of Old Davel is 10,000,000 shares of Old Davel Common Stock and 1,000,000 shares of Old Davel Preferred Stock. As of the Davel Record Date, 5,784,209 shares of Old Davel Common Stock were issued and outstanding and no shares of Old Davel Preferred Stock were issued and outstanding. The following description is qualified in its entirety by reference to Old Davel's Articles of Incorporation and By-laws, which are incorporated herein by reference.

OLD DAVEL COMMON STOCK

  The holders of Old Davel Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. Subject to preferences that may be granted to holders of Old Davel Preferred Stock, holders of Old Davel Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Old Davel, holders of Old Davel Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, which may be granted to the holders of Old Davel Preferred Stock. Holders of Old Davel Common Stock have no conversion, preemptive or other rights to subscribe for additional shares or other securities, and there are no redemption or sinking fund provisions with respect to such shares. The issued and outstanding shares of Old Davel Common Stock are fully paid and nonassessable.

OLD DAVEL PREFERRED STOCK

  The Old Davel Board of Directors has the authority to issue by resolution up to 1,000,000 shares of Old Davel Preferred Stock in one or more series and to fix the number of shares constituting any such series and the rights and preferences thereof, including dividend rates, terms of redemption (including sinking fund provisions), redemption price or prices, voting rights, conversion rights and liquidation preferences of the shares constituting such series, without any further vote or action by Old Davel's shareholders. The issuance of Old Davel Preferred Stock by the Old Davel Board of Directors could adversely affect the rights of holders of Old Davel Common Stock. For example, an issuance of Old Davel Preferred Stock could result in a class of securities outstanding that would have preferences over the Old Davel Common Stock with respect to dividends and in liquidations, and that could (upon conversion or otherwise) enjoy all of the rights appurtenant to Old Davel Common Stock.

  The authority possessed by the Old Davel Board of Directors to issue Old Davel Preferred Stock could potentially be used to discourage attempts by others to obtain control of Old Davel, through merger, tender offer, proxy contest or otherwise, by making such attempts more difficult to achieve or more costly. The Old Davel Board of Directors may issue Old Davel Preferred Stock without shareholder approval and with voting and conversion rights that could adversely affect the voting power of holders of Old Davel Common Stock.

RIGHTS PLAN

  Each share of Old Davel Common Stock has associated with it a right (each, an "Old Right") entitling the registered holder, under certain circumstances, to purchase from Old Davel one one-thousandth of a share of Old Davel Series A Preferred Stock, at the Purchase Price of $100 per one one-thousandth of a share of Old Davel Series A Preferred Stock (the "Purchase Price"), subject to adjustment.

  The Old Rights are not immediately exercisable and are transferable only with the related Old Davel Common Stock certificates. The Old Rights will generally become exercisable and separately transferable only in the event a person, other than certain exempt persons, acquires beneficial ownership of 15% or more of the outstanding New Davel Common Stock. Specifically, the New Rights will become exercisable and transferrable upon the earlier of (1) the date of public disclosure that a person or group, other than an exempt person, together with non-exempt persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Old Davel Common Stock and (2) the tenth day after the date of commencement of disclosure of an intention to commence a tender offer or exchange offer by a person (other than an exempt person, Old Davel and certain related entities) if, upon consummation of the offer, such person or group, together with non-exempt persons affiliated or associated with it, could acquire beneficial ownership of 15% or more of the outstanding Old Davel Common Stock upon the Old Davel Distribution Date. Mr. David R. Hill and his spouse, and certain trusts for their benefit, and Samstock are considered "exempt persons" so long as the aggregate Old Davel Common Stock ownership of such persons, as the case may be, does not exceed the respective amounts of Old Davel Common Stock beneficially owned by such person (as of May 4, 1998, in the case of Mr. David R. Hill, and as of June 29, 1998, in the case of Samstock), expressed as a percentage of the total outstanding Common Stock, on a fully diluted basis, plus 1% of such amount.

  The Old Rights expire at the close of business on May 4, 2008 (the "Old Rights Expiration Date"), unless earlier redeemed or exchanged by Old Davel. At any time prior to the earlier of (1) 12:00 midnight ending the tenth day following the public announcement that a non-exempt person or persons has acquired beneficial ownership of 15% or more of the outstanding Old Davel Common Stock and (2) the Old Rights Expiration Date,

Old Davel may redeem the Old Rights in whole, but not in part, at a price of $.01 per Old Right. The Purchase Price and the number of shares of Old Davel Series A Preferred Stock or other securities, cash or other property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

  If a non-exempt person or persons has acquired beneficial ownership of 15% or more of the outstanding Old Davel Common Stock, the rights will "flip in" and entitle each holder of an Old Right (other than such non-exempt person or persons or an affiliate or associate of such persons) to purchase, upon exercise at the then-current Purchase Price, that number of shares of Old Davel Common Stock having a market value of two times such Purchase Price. In addition, following a "flip-in" the Old Davel Board of Directors has the option of exchanging all or part of the Old Rights (other than Old Rights held by such non-exempt person or persons or an affiliate or associate of any such person) for Old Davel Common Stock (and/or other equity securities deemed to have the same value as the Old Davel Common Stock).

  In the event that Old Davel is acquired in a merger or other business combination in which the Old Davel Common Stock does not remain outstanding or is changed or 50% or more of its consolidated assets or earning power is sold, leased, exchanged, mortgaged, pledged or otherwise transferred or disposed of (in one transaction or a series of related transactions) the Old Rights will "flip over" and entitle each holder of an Old Right (other than the non-exempt person or persons or an affiliate or associate of such person) to purchase, upon the exercise of the Old Right at the then-current Purchase Price, that number of shares of Common Stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times such Purchase Price.

  The Old Rights have certain anti-takeover effects. The Old Rights may cause substantial dilution to a person or group other than an exempt person that attempts to acquire Old Davel on terms not approved by the Old Davel Board of Directors, except pursuant to an offer conditioned on a substantial number of Old Rights being acquired. The Old Rights should not interfere with any merger or other business combination approved by the Old Davel Board of Directors prior to the time a person or group other than an exempt person has acquired beneficial ownership of 15% or more of the Old Davel Common Stock.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Old Davel Common Stock is ChaseMellon Shareholder Services, L.L.C.

                              BUSINESS OF PEOPLES

GENERAL AND RECENT DEVELOPMENTS

  Peoples is a leading independent provider of payphone services in the United States, on the basis of the number of the payphones in operation, Peoples' longevity in the industry and the quality of services offered to the public. Since installing its first payphone in 1985, Peoples' core payphone business has grown to an installed base, as of September 30, 1998, of approximately 43,000 payphones operated in 39 states and the District of Columbia.

  Peoples owns, operates, services and maintains a system of independent payphones. Its payphone business generates revenues from coin calls and non-coin calls such as telephone calling card, commercial credit card, collect and third-party billed calls made from its payphones. Non-coin calls also include dial-around calls. Peoples, in past years, grew through the acquisition of payphone routes from other IPPs. From 1990 through 1994, Peoples acquired over 33,000 payphones from 27 IPPs. Between 1995 and 1997, Peoples focused on growth through internal sales. However, on January 12, 1998, Peoples closed its first payphone company acquisition since October 1994, in an asset purchase transaction that added approximately 2,600 new payphones to Peoples' installed base. Peoples continually focuses on improvements to its payphone business with the intent of increasing cash flow, enhancing operating efficiencies, and achieving balanced, profitable growth.

  Peoples grows internally by entering into contracts for the installation of payphones in locations where Peoples believes there will be significant demand for payphone service, such as convenience stores, grocery stores, service stations, shopping centers, hotels, restaurants, airports and truck stops. Peoples believes that its nationwide presence in the payphone marketplace makes it a particularly attractive supplier of payphone services for Location Owners with regional or national facilities. Further external growth will be achieved through the targeted acquisition of other payphone routes that meet Peoples' strict financial and operational criteria for such transactions. Peoples believes that substantially all of its payphones are in high traffic locations.

  Between 1990 and 1993 Peoples entered into several non-payphone businesses, including telephone debit card services, cellular rental services, international services and inmate services. In late 1994, Peoples adopted a new strategic direction to return its focus to the core payphone business and to divest itself of the other non-core businesses. The sale of these non-strategic businesses took place largely in 1995 and concluded with the sale of the remaining portion of Peoples's inmate services division in December 1997. See "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations."

  During 1996, E. Craig Sanders joined Peoples as a Director, President and CEO and Neil N. Snyder, III joined as Executive Vice President and Chief Operating Officer. During the first quarter of 1997, David A. Arvizu joined Peoples as Senior Vice President of Sales and Services and during the third quarter of 1997, William A. Baum joined Peoples as Senior Vice President and Chief Financial Officer.

PAYPHONE INDUSTRY OVERVIEW

  Based on information compiled largely from the "Statistics of Telecommunications Common Carriers" filed with the FCC, there were approximately 2 million payphones in the United States, as of December 31, 1996. Of this total, approximately 350,000 payphones were operated by IPPs, and the balance were provided by the various LECs. Using these figures, Peoples' payphone base represents approximately 2% of the total domestic U.S. payphone installed base.

  The telecommunications marketplace through 1995 was principally shaped by the 1984 ruling in the well-documented AT&T Divestiture case. The AT&T Divestiture created various business opportunities in the telecommunications industry and paved the way for FCC rulings in 1984 which authorized independent payphone equipment to be connected to the public switched network and operated competitively. Subsequent to the 1984 FCC rulings, virtually all state jurisdictions have authorized the competitive provision of payphone services within their territories.

  In 1990, Congress passed TOCSIA, which established the mandate that payphone providers adopt a series of operational measures designed to provide information and "open access" for consumers seeking to place calls at payphones nationwide. As a result of TOCSIA, PSPs are required to afford open consumer access to carrier access code dialing and 800 subscriber calls from payphones. TOCSIA also required the FCC to consider fair compensation to payphone providers for the access offered on such calls.

  The various state and FCC regulatory rulings implementing competition in the payphone business, both before and after Congress' enactment of TOCSIA, created an operating environment in which IPPs, such as Peoples, were placed at a fundamental disadvantage vis-a-vis their primary competitors, the LEC payphone operators, in a variety of operational and financial aspects integral to the competitive provision of payphone services. For example, LECs were permitted to subsidize their payphone operations from their regulated local exchange telephone company operations. This cross-subsidization resulted in various market distortions, including "below cost" end-user rates for local coin and certain other calls. Yet regulators applied these same end-user rates as rate ceilings for competitive payphone providers, even though the latter did not have an opportunity to subsidize their payphone operations from monopoly telephone operations.

  On February 8, 1996, the Telecommunications Act was signed into law, giving broad powers to the FCC to preside over the development of competitive telecommunications markets, including local exchange, long distance and payphone sectors. The significant payphone provisions of the new law contained in Section 276 are designed to improve parity among payphone service providers and to address those fundamental regulatory inequities that have long plagued the public communications industry sector. For a discussion of the FCC's implementation of the Telecommunications Act and the related regulatory proceedings, see "Regulatory Matters."

PAYPHONES

  Peoples' payphone system consists of approximately 43,000 payphones located in 39 states and the District of Columbia. The majority of Peoples' payphones are located in the eastern half of the United States and California, with the largest geographic concentrations in the following states: Florida, New York, California, Indiana, Texas, Maryland, Virginia, Pennsylvania, Tennessee, Georgia, Louisiana, Ohio and North Carolina.

  Peoples' core payphone business generates revenues from coin and non-coin calls. Coin calls are made by depositing coins into the payphone. Non-coin calls include calling card, credit card, collect and third-party billed calls made using the OSP pre-selected by Peoples for its payphones and dial-around calls.

 Coin Calls

  Peoples' payphones generate coin revenues primarily from local calls. Pursuant to FCC rulings implementing the Telecommunications Act, Peoples has, effective October 7, 1997, begun to price local coin calls using market-based rates in most jurisdictions. Long distance intrastate coin calls are priced in accordance with applicable state regulatory rate caps or guidelines, while Peoples continues to maintain pricing flexibility on certain intrastate and all interstate coin calls. Peoples pays local line and usage charges to the LECs, or in certain circumstances CLECs, for the underlying local exchange transmission services provided for each of Peoples' installed payphones. These line and usage charges cover basic dial tone service to the payphone, as well as the transport and completion of local coin calls. Peoples also pays usage-based charges to its primary interexchange carriers for the underlying telecommunications transmission service used to initiate and complete coin long distance calls.

 Non-Coin Calls

  Peoples receives revenues (typically in the form of carrier paid commissions) from non-coin calls made from its payphones. The services needed to complete a non-coin call include providing an automated or live operator to answer and process the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call's duration, determining the charge for the call and billing and collecting the applicable end-user charges. In all jurisdictions, Peoples has the right to select the operator service provider for interLATA, interstate and international traffic for use on its payphones. In certain jurisdictions, Peoples has historically been required to use the LEC as the local, intraLATA and 0- service provider. The Telecommunications Act, however, has preempted and thereby eliminated most of these requirements prospectively and Peoples is now authorized to select the provider for substantially all 0+ revenue generating calls from its payphones. Currently, Peoples selects third-party OSPs to handle the calls for all of its traffic. Peoples uses the operator services of AT&T, Sprint and other smaller OSPs, in addition to certain LEC providers. Peoples has initiated a process of consolidating its traffic with fewer OSPs, to obtain the most beneficial commission and service arrangements, and believes this consolidation initiative will result in a positive impact to Peoples, although there can be no assurance of this.

  Each OSP selected by Peoples handles 0+ and/or 0- calls and pays Peoples a commission for each call completed thereby, except in those limited instances where Peoples is prohibited contractually, legally or otherwise from selecting the OSP. The state regulatory authorities have jurisdiction to mandate rates for intrastate calls other than local coin calls, and many have adopted such requirements. The FCC has the authority to regulate the amount payphone operators may charge for interstate calls, although no rate ceilings have been established. On January 29, 1998, the FCC adopted certain rate disclosure requirements for interstate 0+ calls originated from payphones and other transient locations. While Peoples believes that such rate disclosure requirements will prove beneficial for the payphone industry generally and Peoples specifically, there can be no assurance of this. See "Regulatory Matters."

  Peoples also receives non-coin revenue from IXCs pursuant to FCC regulations as dial-around compensation for certain non-coin calls made from its payphones. Pursuant to current FCC regulations adopted in the 1997 Payphone Order, Peoples is entitled to receive $0.284 per call for all dial-around calls completed from its payphones, for a two-year period beginning October 7, 1997. The FCC, in its 1997 Payphone Order, has tentatively concluded that this same $0.284 call compensation rate will also govern compensation obligations of the OSP's for the period from November 7, 1996 through October 6, 1997 and that PSPs are entitled to receive this compensation for all dial-around calls during this prior period. The 1997 Payphone Order further states that the allocation of this payment obligation between the OSPs for the period from November 7, 1996 through October 6, 1997 will be addressed in a subsequent order. See "Regulatory Matters."

 Operating Expenses

  Peoples pays monthly charges to the LECs and CLECs for interconnection to the public switched network for basic dial tone and local usage. These charges are computed, depending on the LEC or CLEC, using either a flat monthly rate or a fixed monthly charge plus a per message or per minute usage rate, based on the duration of the call. Additionally, Peoples pays the LECs, CLECs and IXCs a fee, based on usage, for intraLATA and interLATA transmission service used to complete coin long-distance calls. Peoples also typically shares coin revenues and commissions paid to Peoples by the OSPs with the Location Owners. Once accessed to the public switched network, Peoples is also responsible for the associated billing, collection, bad-debt and validation costs, when Peoples is acting as the OSP. As previously noted, Peoples currently is using AT&T and Sprint as its primary national providers of operator services, where none of these costs applies directly to Peoples.

  The Telecommunications Act was designed to open virtually all markets to competition in the telecommunications industry and Peoples believes that the future effect will be to lower certain costs of Peoples such as line charges and usage rates for local interconnection, although there can be no assurances as to the specific timing or amount of such reductions. In this regard, recently, the FCC has ordered the implementation of several new charges, namely Universal Service Funding charges, Presubscribed Interexchange Carrier charges, and payphone line coding charges, which represent increases in Peoples' telephone charges and which are in varying stages of administrative review. These new charges may limit the cost reductions otherwise anticipated under the Telecommunications Act, although there can be no assurance of the ultimate impacts experienced by Peoples or the materiality of such impacts. See "Regulatory Matters."

 Internal Growth

  Placement of Payphones. Peoples seeks to install its payphones in locations where it believes there will be significant demand for payphone service, such as convenience stores, grocery stores, gasoline service stations, shopping centers, hotels, restaurants, airports and truck stops. In evaluating locations, Peoples generally conducts a site survey to examine geographical factors, population density, traffic patterns, historical information (to the extent available) and other factors, in determining whether to install a payphone. Peoples has focused its efforts to date on securing payphone locations from local and regional accounts, and large national accounts which can provide a large number of high quality locations.

  Peoples installs its payphone equipment pursuant to Placement Agreements with the Location Owners. Peoples' typical Placement Agreement has a three to five-year term and may provide Peoples with the option to renew for an additional three to five years. Each Placement Agreement provides for a revenue-sharing arrangement between Peoples and the Location Owner based on the revenue generated from the payphone. The percentage of revenue paid to a Location Owner is generally fixed for the period of the Placement Agreement. Peoples estimates that the average cost of installing a new payphone, including site selection, hardware and labor, is approximately $1,950.

  In the past several years, Peoples has been able to grow internally through use of existing inventory and parts. To meet planned growth in new phone installations, Peoples now expects to significantly increase purchases of new payphones and parts for installations and repair purposes.

  Peoples is obligated to repair, maintain and service the payphone equipment installed pursuant to the Placement Agreements. Through its computer systems, Peoples generally is able to determine potential malfunctions before they are reported and repairs such malfunctions within 24 hours in the majority of cases. Generally, the failure of Peoples to remedy a default within 30 days after notice gives the Location Owner the right to terminate the Placement Agreement and Peoples may terminate a Placement Agreement on 30 days' prior notice to the Location Owner if the payphone does not generate sufficient total revenue for two consecutive months.

  Marketing. Although Peoples' past growth in its core payphone business was primarily driven by acquisitions through 1994, Peoples has more recently focused on internal sales growth to increase the number of payphones that Peoples owns, operates or services at local, regional and national accounts. An aggressive multi-channel sales organization is currently being developed by Peoples as a complement to this process. The primary focus of Peoples' marketing efforts has been, and continues to be, regional and national corporate accounts, although Peoples does operate a large number of its installed payphone base at local account locations. As one of the country's largest independent payphone providers, Peoples believes it is in a strong position to service national accounts, in contrast to smaller competitors or LECs, which currently operate only in their specific geographic regions. In contrast to the limited resources of the smaller independent payphone operators, Peoples' "smart" payphones, sophisticated management information systems, and highly trained national service and support staff allow Peoples to maintain a high level of service and react quickly to repair damaged equipment. Peoples' size and cost structure also allow it to offer attractive commissions to Location Owners that are competitive with other independent operators and the LECs, although the industry has become substantially more competitive with regard to commissions. Based upon the Telecommunications Act, Peoples believes that there will be additional changes in the competitive payphone environment, which may create both opportunities and risks for Peoples, the ultimate outcome of which cannot be predicted with any assurance.

 Acquisitions

  Through 1994, Peoples' core payphone business grew primarily through acquisition of other payphone companies. Peoples' acquisition of payphones for amounts in excess of $500,000 from 1990 through 1994 included approximately 32,350 payphones from 17 companies. On January 12, 1998, Peoples acquired the operating assets of Indiana Telcom Corporation, Inc. for approximately $11.3 million in cash. This transaction added approximately 2,600 payphones.

 Competition

  Peoples believes the principal competitive factors in the payphone business are: (i) commission payments to Location Owners; (ii) the ability to serve accounts with locations in several LATAs or states; (iii) the quality of service provided to the Location Owners and the users of the payphones; and
(iv) responsiveness to customer service needs.

  In the payphone business, Peoples principally competes with the LECs, a number of IPPs, major OSPs and IXCs. Some of these IPPs have increased in size through acquisitions and many of these companies compete for the most favorable payphone contracts and sites. Most LECs and IXCs with which Peoples competes have substantially greater financial, marketing and other resources than Peoples. In addition, many LECs, faced with competition from IPPs, have increased their compensation arrangements with Location Owners by offering more favorable commission schedules and other incentives. As a result of the passage of the Telecommunications Act and other regulatory changes, under certain circumstances, the LECs have been allowed to begin providing services outside of their monopoly franchise territories in a more deregulated mode, and other companies may also compete against the LECs for in-territory local business. The potential for competition from other new entrants in the payphone industry exists as well. These possibilities present both business opportunities and risks for Peoples. Opportunities include, but are not necessarily limited to, potential lower interconnection costs due to the advent of competition in the local service business and improved revenues as a result of the adoption of dial-around compensation. The risks include increased competition from the LECs, other new entrants, and a range of wireless technologies, particularly in light of recent increases in local coin call prices. See "Regulatory Matters."

 Telephone Systems Management and Service

  Peoples has internally developed a computer software system which interfaces with microprocessors in Peoples' payphones. Peoples' computer system polls the payphones each night to determine the amount of coin revenue in each payphone and to diagnose possible operational problems occurring with the payphones.

  Based on the results of each night's polling, Peoples determines which payphones require collection or service. Each of Peoples' technicians generally removes from 20 to 25 sealed coin boxes each day, depending upon the number of payphones within the collector's specified collection route. Once the route is completed, the technician returns to one of Peoples' coin collection rooms located at its executive office or one of its regional offices, where the seal on the coin box is removed and the coins are electronically counted. The actual amount in each coin box is automatically recorded and compared to the expected amount determined by polling the payphone on the previous night.

  Peoples maintains a staff of approximately 230 field service payphone technicians located throughout the states in which Peoples' payphones are installed. Peoples has imposed a high standard of service and maintenance in order to ensure that the payphones are operating properly and generating maximum revenue. Through its computer system, Peoples generally is able to determine malfunctions before they are reported and is able, in most cases, to repair such malfunctions within 24 hours. The most typical payphone malfunctions or problems are caused by vandalism and theft. On average, less than 2% of Peoples' payphones are out of service or are not operating properly at any one time. For accounting purposes, payphone repair costs are expensed by Peoples as incurred. Peoples also continuously monitors and reviews the latest technology in the industry to prevent tampering, vandalism, fraud and theft at its payphones. Peoples' management systems allow Peoples to decentralize its operations by giving its field operations personnel access to more information, thus allowing for quicker response and reduced out-of-service downtime.

  Peoples has continued its refurbishment program to improve the condition of its installed payphone base. In connection with this program, Peoples has created its own repair center located at its headquarters. This repair center has assisted in lowering Peoples' repair costs and providing a steadier supply of repaired equipment back to the field for deployment.

 Telephone Equipment Suppliers

  Peoples purchases its payphones from independent manufacturers. Peoples' payphones use microprocessors that provide voice synthesized calling instructions and the capability to detect and count coins deposited during each call. These "smart" payphones also provide information to the caller at certain intervals regarding the time remaining on the call and the need for an additional deposit to continue to call. As of June 30, 1998, approximately 34,900, or 81%, of the payphones that Peoples operates were manufactured by Intellicall. Peoples also operates payphones manufactured by other manufacturers. Peoples believes that it can purchase payphones from other payphone manufacturers on terms similar to those in effect with Intellicall. Peoples has a non-exclusive arrangement with Intellicall whereby the software and engineering schematics to repair the Intellicall telephones are held in escrow, to protect Peoples against the bankruptcy of, the cessation of business operations by, or the failure to provide system support maintenance by, Intellicall. Peoples, therefore, believes that the loss of Intellicall as a manufacturer of Peoples' payphone equipment would not have a material adverse effect on its business, although no assurances can be given.

LONG-DISTANCE OPERATOR SERVICES AGGREGATOR

  Peoples has developed a program involving the aggregation and resale of certain operator ("0+"/"0-") services and transmission ("1+") services to other PSPs. Peoples is able to arbitrage these services to smaller payphone companies based upon the favorable higher volume terms and conditions under which Peoples is able to obtain the services from the underlying LECs, OSPs and IXCs. Network and operator services which Peoples presently is authorized to resell to other PSPs either directly or through agency agreements include those of AT&T, Sprint, GTE Corp. and Ameritech Corp. Peoples is committed to developing alternate distribution channels for both carrier services and a full range of other public communications support services, which Peoples believes it is uniquely suited to provide. Peoples believes this area of the business should provide future revenue streams that will assist in Peoples' return to profitability, although there can be no assurances that such a positive impact will occur.

PREPAID CALLING CARD/INTERNATIONAL TELEPHONE CENTERS/CELLULAR/INMATE TELECOMMUNICATIONS OPERATIONS

  In December 1994, as part of its strategic initiative to return its focus to the core payphone business, the Peoples Board of Directors approved the sale of Peoples' prepaid calling card, international telephone center, cellular and inmate telecommunications operations. The sale of these units occurred largely in 1995. On December 19, 1997, Peoples sold the remaining operating assets of its inmate services division to Talton for a cash purchase price of $10,625,000, plus possible deferred consideration contingent on future operating results. Sale of the division resulted in a one-time gain on disposition of $4.2 million, recorded in the fourth quarter of 1997. As one of the continuing terms of the transaction, Peoples will maintain, subject to specified conditions and for a limited period, a performance bond and related collateralization with respect to an ongoing Clark County, Nevada inmate services agreement. In addition, pursuant to a management agreement concurrently entered into between the parties, and subject to the terms and conditions of the asset purchase agreement, Talton will, for the benefit of Peoples, supervise and manage the ongoing daily operations of the business with respect to those inmate services agreements requiring either regulatory or contractual approval prior to formal transfer of title to the assets. For additional information, see "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations."

PEOPLES EMPLOYEES

  As of October 31, 1998, Peoples had approximately 450 employees, approximately 130 of whom were executive, administrative, accounting, sales or clerical personnel and approximately 320 of whom were installers, maintenance and repair personnel and coin collectors.

LEGAL PROCEEDINGS

  In December 1995, Cellular World, Inc. filed a complaint in Dade County Circuit Court against Peoples and its subsidiary, PTC Cellular, Inc., alleging wrongful interference with Cellular World's advantageous business relationship with Alamo Rent-A-Car, and alleged misappropriation of Cellular World's trade secrets concerning Cellular World's proprietary cellular car phone rental system equipment. Cellular World is seeking damages alleged to exceed $10 million. Formal discovery is nearly completed. Trial has been scheduled for February 1999. Based on the proceedings conducted to date, Peoples continues to believe that it has several meritorious legal and factual defenses. However, based upon the current status of the case, Peoples is unable to predict the outcome of this litigation.

  On September 29, 1998, Old Davel announced that it was exercising its contractual rights to terminate the Davel/PhoneTel Merger Agreement, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Old Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against Old Davel and New Davel alleging that the Davel/PhoneTel Merger Agreement had been wrongfully terminated, and also filed a third party claim against Peoples alleging that Peoples wrongfully caused the termination of the Davel/PhoneTel Merger Agreement. The counterclaim and third party claim seek specific performance by Old Davel and New Davel of the transactions contemplated by the Davel/PhoneTel Merger Agreement and damages and other equitable relief from Old Davel, New Davel and Peoples. Peoples believes that the third party claim is without merit and intends to defend against it vigorously.

  Peoples is also subject to other various ordinary and routine legal proceedings arising out of the conduct of its business. Peoples does not believe that the ultimate disposition of such other proceedings will have a material adverse effect on its financial position. For information regarding regulatory proceedings which could affect Peoples, see "Regulatory Matters."

           PEOPLES MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis compares the year ended December 31, 1997 to the year ended December 31, 1996 and the year ended December 31, 1996 to the year ended December 31, 1995, and the quarter and nine months ended September 30, 1998 to the quarter and nine months ended September 30, 1997 and should be read in conjunction with the audited consolidated financial statements, the unaudited interim consolidated financial statements, and the notes thereto of Peoples appearing elsewhere in this Joint Proxy Statement/Prospectus, as well as the discussion set forth in "Regulatory Matters" above.

  Statements in "Peoples Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Peoples to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such known and unknown risks, uncertainties and other factors include, but are not limited to, the following: the impact of competition, especially in a deregulated environment (including the ability of Peoples to implement higher market-based rates for local coin calls, as well as competition from alternative telecommunications products such as wireless communications), uncertainties with respect to the implementation and effect of the Telecommunications Act, including any new rule-making by the FCC or litigation which may seek to modify or overturn the FCC orders implementing such act or portions thereof, particularly in the area of dial-around compensation, the ongoing ability of Peoples to deploy its public payphones in favorable locations, Peoples' ability to continue to implement operational improvements and the ability of Peoples to efficiently integrate acquisitions of other telephone companies. See "Forward-Looking Statements May Prove Inaccurate."

OVERVIEW

  On November 13, 1995, Peoples sold its cellular telephone operations for approximately $6.0 million (see Note 17 to the audited consolidated financial statements of Peoples included elsewhere herein). The results of operations and loss on disposal are included in the consolidated financial statements as discontinued operations.

  On October 9, 1995, Peoples sold a portion of its inmate telephone operations for approximately $1.7 million and on December 19, 1997, Peoples sold its remaining inmate telephone operations for approximately $10.6 million (see Notes 1 and 17 to the audited consolidated financial statements of Peoples included elsewhere herein). The results of operations and gain/(loss) on disposal are included in the consolidated financial statements as discontinued operations.

  On January 12, 1998, Peoples acquired the operating assets of Indiana Telcom Corporation, Inc. for approximately $11.3 million in cash (see Note 7 to the unaudited interim consolidated financial statements of Peoples included elsewhere herein). This transaction added approximately 2,600 pay phones, located primarily in Indiana and adjacent Midwestern states, and was largely financed with the proceeds from the sale of Peoples' inmate division assets in December 1997.

  On July 5, 1998, Peoples entered into the Merger Agreement. As of September 30, 1998, Peoples had incurred approximately $0.9 million in accounting, legal and advisory costs relating to the pending business combination. These costs have been recorded in other assets on Peoples' unaudited interim consolidated balance sheet and will be recognized in results of operations on consummation of the Transaction.

DIAL-AROUND COMPENSATION

  Effective November 6, 1996, pursuant to FCC regulations, Peoples derived additional revenues from dial-around calls placed from its public payphones. Under the 1996 Payphone Order, from November 6, 1996 to June 30, 1997, Peoples recorded gross dial-around revenue at the then-mandated rate of $45.85 per payphone per month, as compared with the flat fee of $6.00 per payphone per month in place prior to November 6, 1996. Pursuant to the 1997 Payphone Order, in the period from July 1 to October 6 of 1997, Peoples recorded gross dial-around compensation revenue at a rate of $37.20 per payphone per month and recorded a charge of approximately $2.1 million in the third quarter of 1997 for the retroactive reduction in the dial-around compensation rate from $45.85 to $37.20 per payphone per month, applicable to the November 6, 1996 to June 30, 1997 period. (See "Provision for Dial-Around Compensation Adjustment" below.)

  From October 7, 1997 to October 6, 1999, Peoples is entitled to receive dial-around compensation at a per-call rate of $0.284 based on the actual number of dial-around calls placed from each of its payphones (or such other number of calls as may be ultimately permitted by the FCC or the courts). Thereafter, the dial-around compensation rate is anticipated to be at a per-call rate equal to the local coin call rate less $0.066. For the period from October 7, 1997 to September 30, 1998, Peoples recorded dial-around compensation revenue using an estimated 131 calls per month per payphone. Peoples has based its compensation on an estimated number of calls per payphone per month because actual call counts are not available from the IXCs until four to nine months after the calls are made. From October 7, 1997 forward, the estimated amount may be adjusted for actual call counts provided by the IXCs. For the periods subsequent to October 7, 1997, Peoples did not begin to receive detail call count reporting from the carriers until July 1998. That reporting is still not complete. AT&T, in particular, has not provided accurate call count reporting for this period and has therefore agreed to pay Peoples on all of its payphones at a surrogate flat rate for the period from October 7, 1997 through March 31, 1998. Until detailed information is available to support higher estimates, Peoples continues to accrue dial-around compensation at an estimated 131 call average per payphone per month based on the FCC's original industry average figures. Actual receipts from carriers to date for the period from October 7, 1997 through December 31, 1997 are equivalent to an average of approximately 132 calls per month per payphone, supporting the accuracy of Peoples original call count estimates.

  The FCC, in its Order issued April 3, 1998, left in place the requirement for payment of per-call compensation for payphones that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on LEC lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 subscriber and access code calls placed from RBOC payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone. Based on the information available to it, including actual payments from IXCs for the fourth quarter of 1997, Peoples does not believe application of this order will result in any material adjustment to the dial-around compensation revenues recorded for the period from October 7, 1997 forward.

  On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court's decision. Peoples believes that the FCC will issue its ruling in the current proceeding within the six-month period established by the Court. Based on the information available to it, Peoples does not believe that it is reasonably possible that the amount of compensation for dial-around calls will be materially reduced from the amount recorded as dial-around compensation. While the amount of $0.284 per call constitutes Peoples' position on the minimum appropriate level of fair compensation, certain IXCs have challenged this rate level, asserting that the appropriate level of fair compensation should be lower than $0.284 per call.

  As part of non-coin revenue, Peoples recorded dial-around compensation revenue of approximately $3.2 million for the period from November 7, 1996 through December 31, 1996, approximately $17.2 million for the period from January 1, 1997 through December 31, 1997, and approximately $14.4 million for the period from January 1, 1998 through September 30, 1998.

SUMMARY MEASURES OF FINANCIAL PERFORMANCE

  The financial results discussed below relate to continuing operations and are presented as additional analysis of Peoples' results of operations.

                                        PERCENTAGE OF TOTAL REVENUES
                                        -------------------------------------
                                                                 FOR THE 9
                                                                  MONTHS
                                                                   ENDED
                                           YEAR ENDED            SEPTEMBER
                                          DECEMBER 31,              30,
                                        ---------------------   -------------
                                        1997    1996    1995    1998    1997
                                        -----   -----   -----   -----   -----
Revenues:
  Coin calls...........................  68.1%   72.3%   69.7%   68.7%   67.9%
  Non-coin calls(1)....................  31.9    27.7    30.2    31.3    32.1
  Service and other....................   0.0     0.0     0.1     0.0     0.0
                                        -----   -----   -----   -----   -----
    Total revenues..................... 100.0   100.0   100.0   100.0   100.0
                                        -----   -----   -----   -----   -----
Costs and expenses:
  Telephone charges....................  26.1    28.1    31.7    24.4    26.5
  Commissions(1).......................  26.4    26.4    24.6    28.4    25.7
  Field service and collection.........  17.5    17.9    18.8    18.5    17.4
  Depreciation and amortization........  19.0    19.1    17.1    19.3    19.0
  Selling, general and administrative..  11.6    11.7     9.9    10.4    11.3
  Other operating (income) expense.....   0.0    (1.4)    5.5     0.0     0.0
                                        -----   -----   -----   -----   -----
    Total costs and expenses........... 100.6   101.8   107.6   101.0    99.9
                                        -----   -----   -----   -----   -----
  Operating income (loss)..............  (0.6)   (1.8)   (7.6)   (1.0)    0.1
                                        -----   -----   -----   -----   -----
Other (income) and expenses:
  Interest expense, net................  11.7    12.0     9.2    11.2    11.7
  (Gain) loss on disposal of prepaid
   calling card and international
   telephone centers...................   0.0    (0.5)    0.5     0.0     0.0
                                        -----   -----   -----   -----   -----
    Total other (income) and expenses,
     net...............................  11.7    11.5     9.7    11.2    11.7
                                        -----   -----   -----   -----   -----
Loss from continuing operations before
 income taxes.......................... (12.3)  (13.3)  (17.3)  (12.2)  (11.6)
Benefit from income taxes..............   0.0     0.0     0.2     0.0     0.0
                                        -----   -----   -----   -----   -----
Net loss from continuing operations.... (12.3)% (13.3)% (17.1)% (12.2)% (11.6)%
                                        =====   =====   =====   =====   =====

--------
(1) Includes 1997 dial-around compensation adjustment. See note 19 to the accompanying audited consolidated financial statements.

                                       DOLLARS PER PHONE PER MONTH
                               -----------------------------------------------
                                                           FOR THE 9 MONTHS
                               YEAR ENDED DECEMBER 31,    ENDED SEPTEMBER 30,
                               -------------------------  --------------------
                                1997     1996     1995      1998       1997
                               -------  -------  -------  ---------  ---------
Average number of phones......  39,237   38,354   39,197     42,791     38,981
Revenues:
  Coin calls.................. $162.37  $168.15  $166.58  $  153.78  $  162.55
  Non-coin calls(1)...........   76.00    64.35    72.04      70.22      76.75
  Service and other...........    0.00     0.00     0.26       0.00       0.00
                               -------  -------  -------  ---------  ---------
    Total revenues............  238.37   232.50   238.88     224.00     239.30
                               -------  -------  -------  ---------  ---------
Costs and expenses:
  Telephone charges...........   62.25    65.41    75.65      54.59      63.35
  Commissions(1)..............   62.98    61.38    58.68      63.71      61.55
  Field service and
   collection.................   41.62    41.57    44.93      41.36      41.67
  Depreciation and
   amortization...............   45.25    44.47    40.78      43.21      45.56
  Selling, general and
   administrative.............   27.66    27.14    23.73      23.36      26.94
  Other operating (income)
   expense....................    0.00    (3.26)   13.13       0.00       0.00
                               -------  -------  -------  ---------  ---------
    Total costs and expenses..  239.76   236.71   256.90     226.23     239.07
                               -------  -------  -------  ---------  ---------
  Operating income (loss).....   (1.39)   (4.21)  (18.02)     (2.23)      0.23
                               -------  -------  -------  ---------  ---------
Other (income) and expenses:
  Interest expense, net.......   27.83    27.97    22.01      25.19      27.99
  (Gain) loss on disposal of
   prepaid calling card and
   international telephone
   centers....................    0.00    (1.18)    1.20       0.00       0.00
                               -------  -------  -------  ---------  ---------
    Total other (income) and
     expenses, net............   27.83    26.79    23.21      25.19      27.99
                               -------  -------  -------  ---------  ---------
Loss from continuing
 operations before incomes
 taxes........................  (29.22)  (31.00)  (41.23)    (27.42)    (27.76)
Benefit from income taxes.....    0.00     0.00     0.46       0.00       0.00
                               -------  -------  -------  ---------  ---------
Net loss from continuing
 operations................... $(29.22) $(31.00) $(40.77) $  (27.42) $  (27.76)
                               =======  =======  =======  =========  =========

--------
(1) Includes 1997 dial-around compensation adjustment. See note 19 to the accompanying audited consolidated financial statements.

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

 Revenues

  Peoples primarily derives its revenues from coin and non-coin calls. Coin revenue is generated exclusively from calls made by depositing coins in Peoples' payphones. Coin revenue decreased 1.2% to $76.4 million in 1997 as compared to 1996. Peoples' average installed payphone base was 39,237 phones and 38,354 phones for the years ended December 31, 1997 and 1996, respectively. Coin revenue on a per phone basis decreased by approximately 3.4% for the year ended December 31, 1997, as compared to 1996. Peoples believes that this decrease can be attributed to a shift in call mix, particularly away from coin and operator assisted long-distance traffic to dial-around calls. Also, the decline was magnified by a temporary increase in the number of local and long-distance coin calls in 1996 resulting from the implementation and promotion of new calling programs during the spring and summer months of 1996. Coin revenue decreased by 1.2% to approximately $77.4 million in 1996 as compared to $78.4 million in 1995. Although Peoples' installed payphone base decreased to an average of 38,354 phones in 1996 compared to 39,197 phones in 1995, coin revenue on a per phone basis remained relatively consistent between 1996 and 1995.

  Peoples believes that the number of coin calls made at its payphones may remain flat or decrease over time. Peoples believes that, among other things, the decrease will primarily result from the increased usage of alternative methods of calling such as prepaid calling cards and wireless technologies and the operation of more payphones in closer proximity to Peoples' telephones. Peoples also believes that these decreases may be offset, over time, by increases in local coin call rates as a result of recent regulatory changes, although there can be no assurances. Effective October 7, 1997, the FCC deregulated local coin rates. See "Regulatory Matters". During the fourth quarter of 1997, Peoples increased the local call rate from $0.25 to $0.35 on approximately 50% of its payphones. An additional 35% were converted in January, 1998. Since implementing these local coin call increases, Peoples has experienced a reduction in the number of coin calls on average from its payphones.

  Non-coin operator services revenue is derived from calling card calls, credit card calls, collect calls and third-party billed calls placed from Peoples' payphones. During the second quarter of 1995, Peoples signed a contract with AT&T to act as its primary national OSP. Prior to the execution of this agreement, non-coin calls were routed through Peoples' private label OSP. Peoples used its private label operator service or a third-party operator service provider based on which service Peoples believed netted it the highest gross margin from the call. Peoples recorded as revenue the total amount the end user paid for the call (net of taxes) when the call was completed through Peoples' private label operator service. In contrast, when the call is completed through a third-party OSP, Peoples records as revenue the amount it receives from the third-party OSP which represents a negotiated percentage of the total amount the caller pays for the call.

  In May 1996, AT&T began paying a specified per call amount for interLATA
(800) dial-around calls as opposed to a percentage of the revenue generated by those calls. Peoples estimates that the reduction in non-coin revenue from the change in the compensation structure under the AT&T contract was approximately $3.7 million for the year ended December 31, 1996. During 1997, Peoples signed new contracts with AT&T and Sprint to provide operator services on terms favorable to Peoples. In addition to the change in compensation under the AT&T contract, Peoples is continuing to experience a shift in call traffic from 0+/0- calls, for which Peoples receives a commission percentage of the revenue generated by those calls, to dial-around calls for which Peoples receives dial-around compensation. Due to aggressive advertising campaigns by long-distance companies promoting the use of dial-around calls, Peoples believes that the decrease in non-coin primary operator services revenue is likely to continue. Peoples believes that this decrease in revenues should be largely offset by changes in the amount of dial-around compensation received by Peoples, as required under the FCC rulings, and continued favorable contract terms with its primary carrier, although there can be no assurances. See "Regulatory Matters".

  Dial-around compensation is included in non-coin revenue and is compensation paid to Peoples for the use of its payphones to access operator services providers other than the service provider selected by Peoples and to originate subscriber calls. Under the terms of the 1996 Payphone Order, Peoples recorded dial-around compensation at $45.85 ($0.35 multiplied by an assumed 131 calls) per month per phone for the period from November 7, 1996 through June 30, 1997. See "Dial-Around Compensation" and "Provision for Dial-Around Compensation Adjustment" for further information. The FCC, in its 1997 Payphone Order, established a rate of $0.284 per call for dial-around compensation for the two-year period from October 7, 1997 through October 6, 1999. From July 1, 1997 through October 6, 1997, Peoples has recorded dial-around compensation at $37.20 per payphone per month ($0.284 multiplied by an assumed 131 calls). From October 7, 1997 through December 31, 1997, Peoples has based its compensation on an estimated number of calls (131) per payphone per month because actual call counts from the IXCs are not available until later in 1998. From October 7, 1997 forward, this amount may be adjusted for actual call counts provided by the IXCs. See "Regulatory Matters".

  Revenue from non-coin calls increased by 20.8% to $35.8 million in 1997, compared to 1996. The increase was primarily attributable to the increased dial-around compensation, offset by the decline in operator assisted calls. Non-coin revenue decreased by approximately 12.6% to $29.6 million in 1996 as compared to 1995. This decrease is primarily attributable to: (i) the method of recording revenue for certain non-coin calls as a result of the change to AT&T as Peoples' primary national operator service provider as described above; and (ii) the change in Peoples' compensation structure under the AT&T contract.

 Operating Expenses

  Operating expenses include telephone charges, commissions, field service and collection expenses and selling, general and administrative expenses. Telephone charges consist of local line charges paid to LECs which include costs of basic service and transport of local coin calls, long-distance transmission charges and network costs and billing, collection and validation costs. Commissions represent payments to Location Owners for revenues generated by payphones located on their properties. Field service and collection expenses represent the costs of servicing and maintaining the payphones on an ongoing basis, costs of collecting coins from the payphones and other related operational costs. Selling, general and administrative expenses primarily consist of payroll and related costs, legal and other professional fees, promotion and advertising expenses, property, gross receipt and certain other taxes, corporate travel and entertainment and various other expenses.

  Telephone charges decreased as a percentage of total revenues to 26.1% for the year ended December 31, 1997, compared to 28.1% for the same period in 1996 and 31.7% for the same period in 1995. Peoples has experienced decreased telephone charges as a result of regulatory changes and emerging competition within the local/intraLATA service markets. In addition, the decrease in telephone charges can be partially attributed to a decline in the number of calls placed through Peoples' private label operator service program. Peoples paid the costs incurred to transmit, bill, collect and validate the call when the call was completed through its private label operator services. Peoples incurred no such costs when a third-party operator service provider such as AT&T or Sprint completed the call.

  Commissions expense remained relatively consistent as a percentage of total revenues in 1997 compared with 1996. However, during the third quarter of 1997, Peoples renegotiated its contract terms under a joint venture with AT&T for providing payphones at Atlanta's Hartsfield International Airport and recorded other adjustments which in total reduced commissions expense by approximately $2.0 million. Excluding these adjustments, commissions expense as a percent of total revenues would have been 28.2% in 1997 compared to 26.4% in 1996. This increase in commissions as a percentage of revenues from 1996 to 1997 as well as in 1996 as compared to 1995 was primarily attributable to: (i) higher commission rates for new and renewed contracts due to increasing competition in the payphone markets; and (ii) the reduced revenue base due to the method of recording revenue for certain non-coin calls as a result of the change to AT&T and Sprint as Peoples' primary national operator service providers. Additionally, Peoples adjusted commissions expense in the third quarter of 1997 by approximately $0.5 million as part of the provision for dial-around compensation adjustment discussed more fully below.

  Field service and collection expenses as a percentage of revenues decreased slightly in 1997 as compared to 1996 and 1996 as compared to 1995. Peoples has been able to realize economies of scale and improve operating efficiencies from its field service operation. Peoples currently expects that field service and collection expenses will remain relatively constant or may decrease slightly over the next twelve months, on a per payphone per month basis, but no assurances can be given.

  Selling, general and administrative expenses remained relatively consistent at approximately 11.6% and 11.7% as a percentage of revenues for the years ended December 31, 1997 and 1996, respectively, compared to 9.9% in 1995. The increase from 1995 to 1996 and 1997 relates primarily to settlements of employment agreements with former executives, increases in insurance premiums and the salaries associated with the hiring of an internal sales force.

 Depreciation and Amortization

  Depreciation is based on the cost of the telephones, booths, pedestals and other enclosures, related installation costs and line interconnection charges and is calculated on a straight-line method using a ten-year useful life for payphone equipment. Amortization is primarily based on acquisition costs, including location contracts, goodwill, non-competition provisions, signing bonuses and sales commissions, and is calculated on a straight-line method using estimated useful lives ranging from three to twenty years. Depreciation and amortization increased to $21.3 million in 1997 from $20.5 million in 1996 and $19.2 million in 1995. The increases in depreciation and amortization are primarily attributable to amortization expense related to the cost of acquiring and renewing location contracts.

 Provision for Dial-Around Compensation Adjustment

  Based on the FCC's tentative conclusion in the 1997 Payphone Order, Peoples has adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 per payphone per month to $37.20 per payphone per month ($0.284 per call multiplied by an assumed 131 calls). See "Regulatory Matters." As a result of this adjustment, the Company recorded a net provision in the third quarter of 1997 for reduced dial-around compensation of approximately $2.1 million ($0.13 per share), consisting of a reduction in non-coin revenue of approximately $2.6 million and a reduction in commissions expense of approximately $0.5 million. For the period from July 1, 1997 through October 6, 1997, Peoples has recorded dial-around compensation at the rate of $37.20 per payphone per month. The amount of dial-around compensation recognized in the period from July 1, 1997 through October 6, 1997 is approximately $4.7 million and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC. A future order from the FCC to resolve the issue of allocation of compensation obligations among the carriers is expected during the first six months of 1999.

  Peoples is of the opinion that it is legally entitled to fair compensation under the Telecommunications Act for dial-around calls Peoples delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, Peoples believes that the minimum amount it is entitled to as fair compensation under the Telecommunications Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and Peoples, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. The foregoing sentence constitutes a forward-looking statement within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. While the amount of $0.284 per call constitutes Peoples' position on the minimum appropriate level of fair compensation, certain IXCs have challenged this rate level, asserting that appropriate level of fair compensation should be lower than $0.284 per call. For further information, see "Regulatory Matters."

 Other Operating (Income) Expense

  Other income for the year ended December 31, 1996 consists of amounts received in connection with the settlement of outstanding litigation. In 1995, other expenses included approximately $0.9 million incurred in connection with the settlement of a lawsuit brought by two shareholders against Peoples, approximately $0.6 million of losses for Peoples' equity interest in an unconsolidated affiliate, approximately $1.4 million for the settlement of an employment contract with a former officer and approximately $3.2 million of reserves for potentially uncollectible loans receivable from certain officers (see Note 18 to the audited consolidated financial statements of Peoples included elsewhere herein).

 Operating Loss

  Operating losses for the years ended December 31, 1997, 1996 and 1995 were approximately $(0.7) million, $(1.9) million and $(8.5) million, respectively.

 Interest

  Interest expense increased approximately $0.2 million to $13.1 million in 1997 as compared to 1996. Interest expense in 1995 was approximately $10.4 million. The increase in 1996 is primarily attributable to the higher interest rate on the $100.0 million of Peoples Notes as compared with the rates in effect on Peoples' line of credit outstanding for the first half of 1995.

 (Gain) Loss on Disposal of Prepaid Calling Card and International Telephone Centers

  The year ended December 31, 1996 includes gains on disposal of approximately $0.3 million received in connection with the sale of Peoples' international telephone center operations and approximately $0.3 million recognized in connection with the merger of Global Link Telco Corporation and Global Telecommunications
Solutions, Inc. (See Note 16 to the audited consolidated financial statements of Peoples included elsewhere herein.)

  In 1995, loss on disposal of prepaid calling card and international telephone centers includes the write-off of approximately $1.1 million of accounts receivable related to Peoples' prepaid calling card business offset by $0.5 million received in connection with Peoples' sale of its international telephone center operations.

 Benefit from Income Taxes

  Since the second quarter of 1995, Peoples has recorded valuation allowances for 100% of the deferred tax assets generated from operating losses. Peoples records valuation allowances for deferred tax assets which may not be realized in future periods. As a result, Peoples' benefit from income taxes decreased approximately $0.2 million from 1995 to 1996. Peoples recorded deferred tax asset valuation allowances for continuing operations of approximately $3.3 million, $3.0 million and $12.0 million during 1997, 1996 and 1995, respectively.

 Net (Loss) Income from Continuing Operations Before Extraordinary Item

  Peoples had a net loss from continuing operations before extraordinary item of approximately $13.8 million in 1997 compared to $14.3 million in 1996 and $19.2 million in 1995.

 Extraordinary Loss

  As a result of debt modifications during 1995, Peoples recorded an extraordinary loss of approximately $5.0 million, before the related income tax benefit of approximately $1.7 million, from the write-off of deferred financing costs associated with the early extinguishment of debt. There were no such transactions in 1997 or 1996.

 Discontinued Operations

  On November 13, 1995, Peoples sold its cellular telephone operations to STC for approximately $6.0 million. The assets were sold for $0.3 million in cash, a $2.0 million promissory note bearing interest at 8.0% with principal and interest payable semiannually through 2000, shares of STC common stock and payment of approximately $1.2 million of liabilities of Peoples' cellular telephone operations by STC. This transaction resulted in a loss of approximately $14.6 million which was recorded as a loss on disposal in the accompanying statements of operations for the year ended December 31, 1995. (See Note 17 to the audited consolidated financial statements of Peoples included elsewhere herein.) Income of $0.3 million was recorded in 1997 with respect to a payment on the promissory note which had been fully reserved.

  During the third quarter of 1995, Peoples sold a portion of its inmate telephone business for approximately $1.7 million. Impairment losses of approximately $0.3 million and a net loss on the sale of these inmate telephone operations of approximately $0.4 million are included in the loss from discontinued operations in the accompanying 1995 Consolidated Statements of Operations.

  On December 19, 1997, Peoples sold the remaining operating assets of its inmate phone division to Talton Holdings, Inc. for approximately $10.6 million in cash, plus additional contingent consideration based on a formula which shares incremental profits from certain existing contracts and from Talton's closing on certain pending bids. This transaction resulted in a gain on sale of approximately $4.2 million. The gain, combined with an operating loss of approximately $2.4 million, resulted in a net income of approximately $1.8 million from the discontinued inmate division in 1997.

THREE AND NINE MONTHS ENDING SEPTEMBER 30, 1998 AND 1997

 Revenues

  Coin revenue represented approximately 67.9% and 74.9% of total revenues for the quarters ended September 30, 1998 and 1997, respectively, and 68.7% and 67.9% of total revenues for the nine months ended September 30, 1998 and 1997, respectively. Coin revenue decreased 0.5% to $19.7 million during the quarter ended September 30, 1998, and increased approximately 3.8% to $59.2 million for the nine months ended

September 30, 1998, as compared to the same periods in 1997. Peoples' average installed payphone base was approximately 42,800 phones and 39,000 phones for the nine month periods ended September 30, 1998 and 1997, respectively. Coin revenue on a per phone basis decreased by 8.4% and 5.4% for the quarter and the nine months ended September 30, 1998, respectively, as compared to the same periods in 1997. The decrease in coin revenue on a per phone basis is primarily attributable to the higher than expected call suppression resulting from the implementation of higher market-based local calling rates following local coin rate deregulation. Peoples believes that the decrease is the result of, among other things, the increased usage of alternative methods of calling such as prepaid calling cards and wireless technologies and the operation of more payphones in close proximity to the Peoples' telephones.

  Additional one-time non-coin revenue of approximately $0.4 million was recorded in the third quarter of 1998, primarily from Peoples' joint venture which provides payphones at Atlanta's Hartsfield International Airport. This additional revenue is related to joint venture payphones not previously included in the joint venture reporting system.

  Non-coin revenue represented approximately 32.1% and 25.1% of total revenues for the quarters ended September 30, 1998 and 1997, respectively, and approximately 31.3% and 32.1% for the nine months ended September 30, 1998 and 1997, respectively. For the quarter ended September 30, 1998, revenues from non-coin calls increased 40.4%, to approximately $9.3 million, compared to the quarter ended September 30, 1997. This increase was primarily attributable to the Provision for Dial-Around Compensation Adjustment recorded during the third quarter of 1997 and the increased revenue from the Atlanta Hartsfield joint venture in the third quarter of 1998, as noted above. For the nine months ended September 30, 1998 and 1997, non-coin revenues increased 0.4%, to approximately $27.0 million, compared to the nine months ended September 30, 1997, primarily due to the increased revenue from the Atlanta Hartsfield joint venture and the increased number of payphones from the Indiana Telcom acquisition, offset by the lower revenue received by Peoples for operator service calls.

  Effective July 1, 1998, new FCC rules regarding Billed Party Preference require payphone operators to give payphone users the option of receiving a rate quote before a call is connected when making a O+ interstate call. These rules could reduce revenues earned by Peoples on long-distance calls placed from payphones by encouraging more consumers to dial around the OSP utilized by Peoples. Peoples cannot currently assess what impact the new rules will have on its financial performance.

  Peoples has continued to experience a shift in call traffic from operator service calls, for which Peoples receives a percentage of the revenue generated by those calls, to access code calls for which Peoples receives a flat rate per phone or per call dial-around compensation amount. Due to aggressive advertising campaigns by long-distance companies promoting the use of access code calls, Peoples believes that the decrease in non-coin revenue due to the changes in call traffic patterns is likely to continue. Subject to possible changes resulting from the FCC's response to the Court's decision on the 1997 Payphone Order, these decreases in non-coin revenue are currently being offset to some extent by changes in the amount of compensation due to Peoples for access code calls as well as (800) subscriber calls, as required under the 1997 Payphone Order. The 1997 Payphone Order mandates dial-around compensation to payphone providers for both types of calls at a rate of $0.284 per call beginning October 7, 1997.

  For the period from November 7, 1996 through October 6, 1997, Peoples has collected approximately $10.1 million from carriers for dial-around compensation. At September 30, 1998, Peoples' accounts receivable include approximately $6.3 million of accrued revenue for dial-around compensation from this period which should be collected after final resolution of the allocation obligation of the IXCs as determined by the FCC. See "Regulatory Matters" and "--Provision for Dial-Around Compensation Adjustment" for a more complete discussion.

 Operating Expenses

  Total operating expenses were approximately 80.7% and 83.5% of total revenues for the quarters ended September 30, 1998 and 1997, respectively. For the nine months ended September 30, 1998, total operating expenses were 81.7% of total revenue as compared to 80.9% for the same period in 1997.

  Telephone charges decreased as a percentage of total revenues to 23.7% for the quarter ended September 30, 1998, compared to 28.3% for the same period in 1997. For the nine months ended September 30, 1998 and 1997, telephone charges were 24.4% and 26.5% of total revenues, respectively. Peoples continues to experience decreased telephone charges as a result of regulatory changes and competition within the local/intraLATA service market.

  Commissions as a percentage of total revenues for the three months ended September 30, 1998 increased to approximately 28.4% as compared to 22.8% for the same period of the prior year. The increase in commissions as a percentage of revenues for the three months was primarily attributable to an adjustment recorded in the third quarter of 1997 as a result of the renegotiation of a lower commission percentage during the contract term under a joint venture with AT&T for providing pay telephones at Atlanta's Hartsfield International Airport and other adjustments, totaling approximately $1.5 million. For the nine months ended September 30, 1998 and 1997, commissions were approximately 28.4% and 25.7% of total revenues, respectively, again increasing primarily because of the same adjustment noted above for the three month period.

  Field service and collection expenses as a percentage of total revenues were 18.5% and 18.8% for the third quarters of 1998 and 1997, respectively, and 18.5% and 17.4% for the nine months ended September 30, 1998 and 1997, respectively. Field service and collection expenses decreased as a percentage of revenue for the three months due to the revenue adjustment as part of the Provision for Dial-Around Compensation Adjustment. Field service and collection expenses increased as a percent of revenue for the nine months primarily as a result of the increased number of phones coupled with the decrease in revenue per phone, as discussed above. Field service and collection expenses increased approximately 8.1%, to approximately $5.4 million for the third quarter of 1998, as compared to the same period in 1997 and approximately 9.0%, to approximately $15.9 million for the nine months ended September 30, 1998, as compared to the same period in 1997, due to the increase in the average number of phones.

  Selling, general and administrative expenses decreased approximately $0.7 million for the third quarter of 1998 to approximately $2.9 million, as compared to the same period in 1997. This decrease was primarily attributable to additional costs in 1997 associated with legal and regulatory work performed pertaining to the 1997 Payphone Order and the settlement of an employment contract with a former executive. Additionally, Peoples received approximately $0.3 million as payment of a loan from a former director, which had previously been fully reserved by Peoples.

 Depreciation and Amortization

  Depreciation and amortization increased to $5.5 million for the quarter ended September 30, 1998, compared to $5.4 million for the same period in 1997. For the nine months ended September 30, 1998 and 1997, depreciation and amortization expense was approximately $16.6 million and $16.0 million, respectively. These increases are primarily attributable to additional depreciation and amortization expenses related to the Indiana Telcom acquisition and to the renewal costs of location contracts.

 Interest Expense

  For the third quarter of 1998, net interest expense was approximately $3.2 million, which was the same as interest expense in the same quarter in 1997. For the first nine months of 1998, net interest expense remained consistent with net interest expense in the same period of 1997, at approximately $9.7 million and $9.8 million, respectively.

 Benefit from Income Taxes

  Peoples recorded deferred tax assets and deferred tax asset valuation allowances of approximately $1.2 million and $4.0 million for the three and nine months ended September 30, 1998.

 Net Loss

  Net loss for the three months ended September 30, 1998 was approximately $3.1 million as compared to $4.9 million for the third quarter of 1997. For the nine months ended September 30, 1998 and 1997, Peoples had net losses of approximately $10.6 million and $11.8 million, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  During the year ended December 31, 1997, Peoples financed its operations primarily from operating cash flow. Peoples' operating cash flow was $7.0 million in 1997 compared to $6.0 million in 1996 and $12.0 million in 1995.

  Peoples' working capital was approximately $11.0 million, with a current ratio of 1.34 to 1, at December 31, 1997. This is compared to working capital of $6.0 million and a current ratio of 1.21 to 1 at December 31, 1996. The change in Peoples' working capital is primarily a result of increases in certain accounts receivable balances related to dial-around compensation and other non-coin revenues.

  Peoples' primary sources of financing are the Peoples Notes and the Peoples Series C Preferred Stock issued in July, 1995. At that date, Peoples also entered into the $40.0 million New Peoples Credit Facility. Proceeds from the sale of the Peoples Notes, together with the proceeds from the sale of the Preferred Stock, were used to repay the prior credit facility and various other obligations of Peoples.

  During April 1996, Peoples amended the New Peoples Credit Facility reducing the availability to $10.0 million, and amended the financial covenants, among other things. In March 1997, Peoples executed a third amendment to the New Peoples Credit Facility with Creditanstalt increasing the amount available to $20.0 million and modifying certain of the financial covenants. In June, 1998, Peoples executed a fourth amendment to the New Peoples Credit Facility modifying certain of the financial covenants. All outstanding balances are due in full in 2000, and interest is payable monthly for loans based on the prime rate and quarterly for loans based on the LIBOR rate. As of September 30, 1998, Peoples was in compliance with the financial covenants and had no amounts borrowed under the New Peoples Credit Facility.

  In March 1997, Peoples' shareholders approved an increase to the number of authorized shares of Peoples' Common Stock to 75 million shares.

  During the first nine months of 1998, Peoples continued to finance its operations from current and prior period operating cash flow. For the nine months ended September 30, 1998, People's operating cash flow was $0.6 million compared to $1.9 million for the same period in 1997, due primarily to increases in accounts receivable and other assets (primarily costs related to the Transaction), offset to some extent by a reduced net loss and increased depreciation. Accounts receivable, primarily due from carriers for dial-around compensation, increased during the nine months ended September 30, 1998, primarily due to payment delays as carriers implemented new payment systems for per-call compensation under the FCC's dial-around compensation orders. Subsequent to September 30, Peoples has received approximately $5.1 million in dial-around compensation payments from various carriers primarily with respect to obligations from the first and second quarters of 1998.

  Peoples' net working capital was approximately $(0.3) million, with a current ratio of 0.99 to 1.0, at September 30, 1998. This compares with a net working capital of $11.0 million at December 31, 1997. Peoples used $11.3 million of cash in January 1998 to acquire the assets of Indiana Telcom Corporation, Inc.

  Under terms of Peoples' Series C Preferred Stock agreement, the Peoples Series C Preferred Stock cumulates dividends at an annual rate of 7%. The dividends are payable in cash, or, at Peoples' option during the first three years, will cumulate. Peoples' indenture agreement for the Peoples Notes allows cash payment of these dividends only in the event that Peoples' fixed charge coverage ratio exceeds a certain value. As of September 30, 1998, the fixed charge coverage ratio did not exceed that value. As a result, and as permitted under the preferred stock agreement, these dividends will continue to cumulate, until People's fixed charge coverage ratio exceeds the required value.

  Based upon current expectations, Peoples believes that cash flow from operations, together with amounts which may be borrowed under the New Peoples Credit Facility, will be adequate for it to meet its working capital requirements, pursue its business strategy and service its obligations with respect to the Peoples Notes through December 31, 1999, although there can be no assurance that it will be able to do so. The preceding forward-looking information is subject to a variety of factors and uncertainties, including the impact of competition on People's operations, the ultimate implementation and effect of the Telecommunications Act, the collectibility of amounts owed for dial-around compensation and the ongoing ability of Peoples to deploy its phones in favorable locations and to continue to implement operational improvements.

IMPACT OF YEAR 2000

  The Year 2000 Issue is the result of computer programs using two digits rather than four to define the applicable year. Any of Peoples' computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure, disruption of operations, and/or a temporary inability to conduct normal business activities.

  Peoples' Year 2000 project is broken into seven major sub-projects, including: 1) Telecommunications Equipment, 2) Computer Equipment, 3) Software, 4) Databases, 5) Data Services, 6) Network Infrastructure, and 7) Telephone Equipment. Each sub-project is divided into 4 phases: a) Analysis/Assessment, b) Plan Development, c) Implementation, and d) Testing. As each phase and sub-project is completed, project progress will be tracked against planned targets, and resource adjustments made as necessary. Two subprojects, Telecommunications Equipment and Software, began in the third quarter of 1998. The remaining sub-projects will all be underway by the fourth quarter of 1998. The project is estimated to be complete by August of 1999, which is prior to any anticipated impact on Peoples' operating systems. Peoples believes that with modifications to existing software, conversions to new software and replacement or modification of certain embedded systems, the Year 2000 issue will not pose significant operational problems. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue would have a material adverse impact on Peoples' business, financial condition and results of operations. In addition, formal communications with all significant suppliers and customers have been initiated to determine the extent to which related interfaces with Peoples' systems are vulnerable if these third parties fail to remediate their own Year 2000 Issues. There can be no assurance that these third parties' systems will be converted on a timely basis and will not adversely affect Peoples' systems.

  Peoples has completed the initial assessment of the Year 2000 issue with respect to internal business systems, and believes that it has secured sufficient resources to implement new and modified computer systems to address the issue. As a result, Peoples has not identified a need for contingency planning with respect to those systems at this time. The assessment of embedded systems is nearing completion and, due to the manageable quantity of embedded devices encountered in Peoples' facilities, Peoples does not believe that findings in this assessment warrant contingency planning at this time. The assessment of third parties external to Peoples is underway, and may reveal the need for contingency planning based on the progress and findings of the Year 2000 project.

  Peoples will utilize both internal and external resources to complete and test the Year 2000 project. At the present time, the total estimated cost of this project is in a range of $0.5 million to $1.0 million and is being funded through operating cash flows. Approximately 20% of the total will relate to purchased software and hardware and will be capitalized. The remainder will be expensed as incurred. Through September 30, 1998, Peoples has incurred costs of approximately $0.1 million. Project costs and the targeted completion date are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, the ability to locate and correct all relevant computer codes, third party modification plans and other factors. There can be no assurance these estimates will be achieved or that the actual results will not differ materially from those anticipated.

                        PEOPLES PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information concerning the beneficial ownership of Peoples Common Stock as of November 11, 1998 (except as otherwise indicated) by (i) each person known by Peoples to beneficially own more than five percent of the outstanding Peoples Common Stock, (ii) each current director, (iii) the Named Executive Officers and (iv) all directors and executive officers of Peoples, as a group.

                                               AMOUNT AND NATURE OF
                                                    BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                           OWNERSHIP(1)     OF CLASS(2)
------------------------                       -------------------- -----------
Charles J. Delaney............................              0(13)          *
Robert E. Lund................................        116,350(3)           *
Jody Frank....................................        233,262(4)       1.43%
Justin S. Maccarone...........................              0(13)          *
E. Craig Sanders..............................        600,000(5)       3.57%
Lawrence T. Ellman............................         52,500(6)           *
Bruce W. Renard...............................         87,500(7)           *
C. Keith Pressley.............................          9,500(8)           *
Neil N. Snyder, III...........................        133,332(9)           *
All directors and executive officers as a           1,316,444(10)      7.58%
 group (11 persons)...........................
Creditanstalt American Corp...................        850,000(11)      5.03%
 245 Park Avenue
 New York, New York 10167
Heartland Advisors, Inc.......................      3,847,400(12)     23.73%
 790 N. Milwaukee Street
 Milwaukee, Wisconsin 53202
UBS Capital II LLC............................      2,930,893(13)     15.31%
 299 Park Avenue
 New York, New York 10171
Vanguard Explorer Fund, Inc...................      1,540,300(14)      9.50%
 P.O. Box 2600, VM #V34
 Valley Forge, PA 19482
Goldman Sachs Group LP........................      1,652,000(15)     10.19%
 85 Broad Street
 New York, New York 10004
ING Baring (U.S.) Capital Corporation.........      1,249,800(16)      7.71%
 667 Madison Avenue
 New York, NY 10021
Strong Capital Management, Inc................      1,826,475(17)     11.27%
 100 Heritage Reserve
 Menomonee Falls,WI 53051

--------
*   Less than one percent.
(1) Includes shares of Common Stock issuable upon the exercise of stock options, which are exercisable within 60 days of November 11, 1998. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.
(2) Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Proxy Statement have been exercised.
(3) Includes 105,000 shares subject to options.
(4) Includes 85,000 shares subject to options and 3,812 shares owned by Jody Frank as custodian for Aaron Frank, Rebekah Frank and Lucy Frank, Mr. Frank's minor children.
(5) Includes 600,000 shares subject to options.
(6) Includes 52,500 shares subject to options.
(7) Includes 87,500 shares subject to options.
(8) Includes 9,500 shares subject to options.
(9) Includes 133,332 shares subject to options.
(10) Includes all of the shares subject to options in footnotes 3-9 above.
(11) Includes 700,000 shares subject to exercisable warrants.
(12) Based on a Schedule 13G filed as of August 10, 1998 by Heartland Advisors, Inc. Heartland Advisors, Inc. reports that it has sole voting power over 2,062,500 of these shares. Peoples has not independently verified this information.
(13) Includes 70,000 shares subject to options held for the benefit of UBS Capital by current directors Charles J. Delaney and Justin S. Maccarone, 2,857,143 shares issuable upon conversion of 150,000 shares of Preferred Stock currently outstanding owned by UBS Capital (a wholly owned subsidiary of Union Bank of Switzerland), and 3,750 shares held by UBS AG (which owns 100% of UBS Capital Holding LLC, the parent company of UBS Capital) of which it has both voting and dispositive power for 750 shares and voting power only for 2,000 shares.
(14) Based on a Schedule 13G filed as of February 9, 1998 by Vanguard Explorer Fund, Inc. ("Vanguard"). Vanguard reports that it has sole voting power over all of the reported shares. Peoples has not independently verified this information. A Schedule 13G filed as of February 11, 1998 by Wellington Management Company, LLP ("WMC") reported that Vanguard had the "right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of," more than 5% of the shares of Peoples Common Stock reported as beneficially owned by WMC. WMC has subsequently filed a Schedule 13G/A dated as of July 31, 1998 which reports that it no longer beneficially owns any shares of Peoples Common Stock. As of November 11, 1998, Vanguard had not filed a Schedule 13G/A reporting any changes in its holdings of Peoples Common Stock.
(15) Based on a Schedule 13G filed as of May 11, 1998 by Goldman Sachs Group LP. Goldman Sachs Group LP reports that it has sole voting power over none of the reported shares and shared voting power over 1,262,500 of the reported shares. Peoples has not independently verified this information.
(16) Based on a Schedule 13G filed as of July 6, 1998 by ING Baring (U.S.) Capital Corporation. ING Baring (U.S.) Capital Corporation reports that it has sole voting power over all of the reported shares. Peoples has not independently verified this information
(17) Based on a Schedule 13G filed as of July 31, 1998 by Strong Capital Management, Inc. ("Strong"). Strong reports that it has sole voting power over 774,725 of these shares. Peoples has not independently verified this information.

                    DESCRIPTION OF CAPITAL STOCK OF PEOPLES

  Peoples is authorized to issue 75,000,000 shares of Peoples Common Stock and 5,000,000 shares of Peoples Preferred Stock, of which 600,000 shares have been designated as Series B Preferred Stock and 160,000 shares have been designated as Peoples Series C Preferred Stock. As of the Peoples Record Date, there were 16,212,935 shares of Peoples Common Stock, no shares of Series B Preferred Stock and 150,000 shares of Peoples Series C Preferred Stock outstanding. The following description is qualified in its entirety by reference to the Peoples Certificate and Peoples Bylaws, which are incorporated herein by reference.

PEOPLES COMMON STOCK

  The holders of Peoples Common Stock have one vote per share for the election of directors, without provision for cumulative voting, and on all other matters. The outstanding shares of Peoples Common Stock are fully paid and non-assessable. The Peoples Common Stock is not redeemable and has no conversion or preemptive rights. In the event of liquidation of Peoples, subject to the rights of the holders of Peoples' Series B Preferred Stock, Peoples Series C Preferred Stock and any other series of Peoples Preferred Stock, the holders of the Peoples Common Stock will share equally in the balance of the corporate assets available for distribution to them.

SERIES B PREFERRED STOCK

  In 1990, Peoples authorized 600,000 shares of Series B Preferred Stock which are issuable only pursuant to the exercise of outstanding warrants held by Creditanstalt American Corporation. Dividends and distributions on the Series B Preferred Stock are to be paid on a parity with Peoples Common Stock, as though the Series B Preferred Stock and the Peoples Common Stock were one and the same class, provided that in determining the number of shares of Series B Preferred Stock outstanding and entitled to receipt of any such dividend or distribution, each share of Series B Preferred Stock outstanding shall be deemed to be equal to the number of shares of Peoples Common Stock into which one share of Series B Preferred Stock could have been converted on the date of such dividend or distribution pursuant to the conversion provisions of the Series B Preferred Stock described below. The Series B Preferred Stock is nonredeemable by Peoples and does not have any voting rights other than those specifically provided by New York law. The Series B Preferred Stock ranks prior to the Peoples Common Stock upon liquidation and has a liquidation value of one cent ($.01) per share, provided that, after payment on all amounts due to any stock ranking prior to the Peoples Common Stock as to rights and preferences on dissolution or liquidation, in addition to this liquidation value, the Series B Preferred Stock shall also be paid from the remaining net assets of Peoples equally and ratably with the holders of the Peoples Common Stock as though the Peoples Common Stock and the Series B Preferred Stock were one and the same class, provided that in determining the number of shares of Series B Preferred Stock outstanding and entitled to receipt of any such payment, each share of Series B Preferred Stock outstanding shall be deemed to be equal to the number of shares of Peoples Common Stock into which one share of Series B Preferred Stock could have been converted on the date of such payment pursuant to the conversion provisions of the Series B Preferred Stock described below.

  Each share of the Series B Preferred Stock is convertible, at the option of the holders, into one fully paid and nonassessable share of Peoples Common Stock, subject to certain antidilution adjustments, provided, however, that a holder thereof shall not have the right to convert the shares of Series B Preferred Stock held by it if the Peoples Common Stock to be received upon conversion would, when aggregated with the shares of Peoples Common Stock then beneficially owned by such holder and its affiliates, exceed 4.99% of the outstanding Peoples Common Stock, unless (i) if the holder is subject to the Bank Holding Act, there is available authority under the Bank Holding Act for the holder to acquire such 4.99%, or (ii) if the holder is not subject to the Bank Holding Act, the holder obtained the Series B Preferred Stock (a) in a transaction in which no individual or group would have acquired more than 2% of the outstanding Peoples Common Stock if the Series B Preferred Stock so acquired had been converted into Peoples Common Stock, or (b) in a widely dispersed public offering.

PEOPLES SERIES C PREFERRED STOCK

  Peoples issued 150,000 shares of its Peoples Series C Preferred Stock to UBS Capital in 1995. The Peoples Series C Preferred Stock cumulates dividends at an annual rate of 7%, subject to increase up to 11% under certain circumstances, including accelerations of indebtedness of Peoples and material breaches of representations, warranties and covenants, which are payable in cash or, at Peoples' option during the first three years after issuance, will continue to cumulate. The Peoples Series C Preferred Stock is immediately convertible, at the option of the holders, into approximately 2,857,143 shares of Peoples Common Stock at a conversion price of $5.25 per share, subject to reduction pursuant to antidilution adjustments in connection with, among other things, certain issuances of shares of, or rights to acquire, Peoples Common Stock at less than the Conversion Price of the Peoples Series C Preferred Stock. The Peoples Series C Preferred Stock is subject to (i) mandatory redemption by Peoples ten years after issuance or, subject to the prior payment in full of Peoples' indebtedness under the New Peoples Credit Facility and the Peoples Notes, in the event of certain bankruptcy or related events relating to Peoples, (ii) redemption at Peoples' option, and (iii) upon the occurrence of a change of control (as defined in the Indenture relating to the Peoples Notes), redemption, at the option of the holders thereof, in all cases at its liquidation preference ($15.0 million in the aggregate) plus accrued and unpaid dividends.

  The holders of the Peoples Series C Preferred Stock are entitled to elect two members of the Board of Directors of Peoples, which is limited to a maximum of six members. The Peoples Series C Preferred Stock is also entitled to vote on all other matters submitted to the shareholders for a vote together with the holders of the Peoples Common Stock voting as a single class with each share of Peoples Series C Preferred Stock entitled to one vote for each share of Peoples Common Stock issuable upon conversion.

  In connection with the Peoples Series C Preferred Stock, Peoples has agreed to certain affirmative and negative covenants with respect to the conduct of its business, among other matters. For so long as 25% of the shares of Peoples Series C Preferred Stock or the Peoples Common Stock into which such Peoples Series C Preferred Stock is convertible remain outstanding and have not been sold publicly, Peoples has agreed with UBS Capital and Appian to observe certain negative covenants, including that Peoples will not:

    (a) (i) amend its Certificate of Incorporation or bylaws in a way which would adversely affect the rights of holders of the Peoples Series C Preferred Stock or underlying Peoples Common Stock or subordinate the rights of the holders of the Preferred Stock to the rights of other holders of capital stock of Peoples; (ii) to the extent not prohibited by Peoples' Amended and Restated Certificate of Incorporation, except in an underwritten public offering, or issuances of Peoples Common Stock pursuant to options, warrants and other rights outstanding on the date of the Securities Purchase Agreement relating to the Peoples Series C Preferred Stock or employee stock options, and issuances of Peoples Common Stock in certain permitted acquisitions, sell capital stock of Peoples unless holders of the Peoples Series C Preferred Stock, the underlying Peoples Common Stock or the warrants to purchase Peoples Common Stock originally issued to Appian are given the right to purchase such capital stock to maintain such holders' percentage interest in Peoples Common Stock; or
  (iii) effect a fundamental change, including (a) the sale or transfer of more than 40% of the consolidated assets of Peoples and its subsidiaries and (b) mergers and consolidations other than those in which the Peoples Series C Preferred Stock is unaffected and the holders of the majority of the voting power to elect the Board of Directors continue to own such majority voting power unless such fundamental change provides that upon the consummation thereof, Peoples shall have purchased all such shares of the Peoples Series C Preferred Stock tendered to Peoples for purchase at a price per share equal to its liquidation preference of $100 per share plus accrued and unpaid dividends thereon pursuant to an offer to purchase given to the holders of the Peoples Series C Preferred Stock not less than 15 days prior to the date such fundamental change is to be consummated; or

    (b) without the approval of 75% of the members of the Board of Directors:
  (i) engage in transactions with shareholders, directors, officers, employees or defined affiliates which transactions would require disclosure under Rule 404 of Regulation S-K under the Securities Act; (ii) issue (a) debt securities which are convertible into Peoples Common Stock or with equity features such as warrants unless such equity features meet certain tests or (b) capital stock or other equity securities senior to or on a parity with the

  Peoples Series C Preferred Stock or having a voting power equivalent to or greater than one vote per share of Peoples Common Stock; (iii) merge or consolidate or, except for certain permitted acquisitions or dispositions, allow a subsidiary to merge or consolidate; (iv) sell, lease or otherwise dispose of assets of Peoples or its subsidiaries involving consideration greater than $5 million; (v) liquidate, dissolve or effect a recapitalization or reorganization; (vi) acquire an interest in or assets of any other company involving aggregate consideration greater than $5 million; (vii) own, manage or operate any business other than the domestic payphone business; or (viii) hire, elect or replace Peoples' CEO, President, Chief Financial Officer or Chief Operating Officer or change the terms of employment or compensation thereof. Notwithstanding the foregoing, Peoples may sell certain discontinued operations and enter into and borrow under the New Credit Agreement.

  So long as any shares of the Peoples Series C Preferred Stock remain outstanding, without the prior consent of the holders of a majority of the then outstanding shares of Peoples Series C Preferred Stock, Peoples is prohibited from redeeming, purchasing or otherwise acquiring junior securities (including Peoples Common Stock), paying or declaring any dividend or making any distribution on any other capital stock of Peoples (other than dividends payable solely in the securities in respect of which such dividends are paid).

  See "The Merger Agreement--Voting Agreements" for a discussion of the voting of the Peoples Series C Preferred Stock in connection with the Davel/Peoples Merger.

TRANSFER AGENT

  Peoples' Transfer Agent and Registrar is ChaseMellon Shareholder Services, L.L.C.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  If the Transaction is completed, Old Davel shareholders and Peoples shareholders will receive shares of New Davel Common Stock in exchange for their shares of Old Davel Common Stock or Peoples Common Stock, as applicable. The following is a summary of the material differences between the rights of holders of New Davel Common Stock and the rights of holders of Old Davel Common Stock or Peoples Common Stock. These differences arise in part from the differences between the Delaware Law, the Illinois Law and the New York Law. Additional differences arise from the governing instruments of the companies (in the case of New Davel, the New Davel Certificate and the New Davel Bylaws; and, in the case of Old Davel, the Old Davel Articles and the Old Davel Bylaws; and, in the case of Peoples, the Peoples Certificate and the bylaws of Peoples). Although it is impractical to compare all of the aspects in which the Delaware Law, the Illinois Law and the New York Law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes the material differences between them.

AMENDMENT OF CHARTER DOCUMENTS

  New Davel. Unless the certificate of incorporation otherwise provides, the Delaware Law requires approval by holders of a majority of the voting power of New Davel Common Stock in order to amend the New Davel Certificate. The New Davel Certificate does not provide otherwise.

  Old Davel. Under the Illinois Law, most amendments to an Illinois corporation's articles of incorporation require the recommendation of the board of directors and, unless otherwise specified in the corporation's articles of incorporation, the approval of shareholders holding two-thirds of the voting power of the corporation (except in cases where class voting is required, in which case, approval of two-thirds of the voting power of each such class is required). Because the Old Davel Articles do not provide for a different required vote, such amendments currently require the approval of the holders of two-thirds of the outstanding Old Davel Common Stock.

  Peoples. The New York Law requires that any amendment or change to the certificate of incorporation, other than those relating to certain immaterial procedural matters, requires the majority vote of both the board of directors and the shareholders. In addition, the New York Law requires that any amendment to the certificate of incorporation specifying a vote requirement for the transaction of specified items of business, which vote requirement is higher than that otherwise required by law, must be authorized by such greater vote. There is no provision in the Peoples Certificate which provides for such increased voting requirement.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

  New Davel. Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The New Davel Certificate grants the directors of New Davel the power to make, alter or repeal the bylaws of New Davel; provided, however, that the New Davel Board of Directors shall have no power to change the quorum for meetings of stockholders or of the board of directors, or to change the minimum or maximum number of directors that can be elected to the board of directors.

  Old Davel. Unless the power to make, alter, amend or repeal an Illinois corporation's bylaws is reserved to the shareholders by the corporation's articles of incorporation, the Illinois Law provides that both the board of directors and the shareholders of an Illinois corporation have the power to alter or amend the corporation's bylaws, except that if the bylaws so provide, the board of directors may not alter, amend or repeal any bylaw adopted by the shareholders. The Old Davel Bylaws provide that shareholders holding a majority of the outstanding shares of Old Davel Common Stock may make, alter, amend or repeal the Old Davel Bylaws and that the board of directors may make, alter, amend or repeal the Old Davel Bylaws, except that the holders of a majority of the outstanding shares of Old Davel Common Stock may alter, amend or repeal those bylaws made by Old Davel's board of directors and except that Old Davel's board of directors may not change the quorum for meetings of shareholders or the board of directors or change any provision of the Old Davel Bylaws with respect to the removal of directors or the filling of vacancies on the board of directors resulting from removal by the shareholders.

  Peoples. Under the New York Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation or bylaws, the directors, may adopt, amend or repeal the bylaws of a corporation. The Peoples Bylaws provide that either the board of directors or the shareholders may adopt, alter, amend or repeal the Peoples Bylaws, unless the bylaw relates to an impending election of directors, in which case the shareholders must approve the change.

SIZE OF THE BOARD OF DIRECTORS

  New Davel. The Delaware Law provides that, unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the bylaws if fixed therein, or in such manner as may be provided therein. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. The New Davel Certificate does not specify the number of directors. Under the New Davel Bylaws, the number of directors of New Davel shall be not less than five, nor more than eleven directors, as determined from time to time by the board of directors by vote of a majority of the entire board of directors.

  Old Davel. Under the Illinois Law, the number of directors is to be fixed by the bylaws of the corporation. The bylaws of an Illinois corporation may prescribe a variable range for the size of the board of directors (so long as the maximum number does not exceed the minimum number by more than five), and, if a variable range is established, the number of directors may be changed, within the minimum and maximum, by the directors or by the shareholders. The Old Davel Bylaws provide that the number of directors shall be not less than five, nor more than nine, as determined from time to time by a majority of Old Davel's entire board of directors.

  Peoples. Under the New York Law, the number of directors may be fixed, increased or decreased by the corporation's bylaws, or by action of the shareholders or of the board of directors under the specific provisions of a bylaw adopted by the shareholders. However, if the board of directors is authorized by the bylaws to change the number of directors, whether by amending the bylaws or by taking action under the specific provisions of a bylaw adopted by the shareholders, such amendment or action shall require the vote of a majority of the entire board of directors. The Peoples Bylaws provide that the Company shall have at least five and not more than ten directors. The number of directors shall be determined from time to time by the board of directors.

REMOVAL OF DIRECTORS

  New Davel. The Delaware Law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board (in which case directors may only be removed by shareholder vote for cause) or its certificate otherwise provides. The New Davel Certificate does not so provide. The New Davel Bylaws provide that any director or the entire board of directors may be removed with or without cause at any time by the affirmative vote of shareholders holding of record in the aggregate at least a majority of the outstanding shares of New Davel Common Stock then entitled to vote at an election of directors.

  Old Davel. Under the Illinois Law, a director may be removed with or without cause at a meeting of shareholders, in the absence of a classified board of directors or cumulative voting by the holders of a majority of the outstanding shares then entitled to vote at an election of directors, except that no director may be removed at a meeting of shareholders unless the notice of the meeting states that the purpose of the meeting is to vote upon the removal of the director. In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors. In addition, an Illinois court may, in certain limited circumstances, remove a director at the request of the corporation or the holders of at least ten percent of the outstanding shares of any class of capital stock. The Old Davel Bylaws provide that any director may be removed with or without cause by the affirmative vote of shareholders holding a majority of the outstanding shares of the corporation at a special meeting of shareholders called for that purpose, and may be removed for cause by action of Old Davel's board of directors.

  Peoples. The New York Law provides that any or all of the directors of a corporation may be removed for cause and, if the certificate or bylaws of the corporation provide, without cause by vote of the shareholders. The Peoples bylaws provide that, at a meeting of shareholders called expressly for that purpose, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

VACANCIES ON THE BOARD

  New Davel. The Delaware Law provides that unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by a majority of the directors then in office. The New Davel Certificate does not otherwise provide. The New Davel Bylaws provide that any vacancy in the board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation or removal of a director, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the board of directors called for that purpose.

  Old Davel. Under the Illinois Law, any vacancy in a directorship (including a vacancy resulting from an increase in the size of the board of directors) may be filled by election at an annual meeting or special meeting called for that purpose, and (except as otherwise specified by the corporation's bylaws) by the corporation's board of directors for vacancies arising prior to any such meeting. The Old Davel Bylaws provide that any vacancy in the board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation, disqualification, removal (unless a vacancy created by the removal of a director by the shareholders shall be filled by the shareholders at the meeting at which the removal was effected) or inability to act of any director, or otherwise, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the board of directors called for that purpose.

  Peoples. The New York Law provides that any vacancy occurring in the board of directors for any reason, other than for removal without cause, may be filled by the board of directors. Unless the certificate of incorporation or bylaws provide otherwise, a vacancy due to removal without cause may only be filled by a vote of the shareholders. The Peoples bylaws provide that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, of the Peoples Board of Directors. A director elected to fill a vacancy shall hold office only until the next election of directors by the shareholders. If there are no remaining directors, the vacancy shall be filled by the shareholders.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

  New Davel. The Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The New Davel Bylaws provide that a special meeting of the shareholders may be called at any time only by a majority of the board of directors or by the chairman or the president.

  Old Davel. Special meetings of the shareholders of an Illinois corporation may be called by the president of the corporation, by the corporation's board of directors, by the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called, or by other officers or persons as provided in the Illinois corporation's articles of incorporation or bylaws. The Old Davel Bylaws provide that a special meeting of the shareholders may be called at any time by the board of directors or by the chairman of the board and shall be called by the president or secretary at the written request of the holders of twenty-five percent of the shares then outstanding and entitled to vote thereat, or as otherwise required by law.

  Peoples. Under the New York Law, a special meeting of shareholders may be called by the board of directors or by any person authorized to do so in the corporation's certificate or bylaws. The Peoples bylaws provide that special meetings of the shareholders shall be held when directed by the president or the Peoples Board of Directors, or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting.

SHAREHOLDER ACTION WITHOUT A MEETING

  New Davel. The Delaware Law provides that, unless otherwise provided by the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of Common Stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The New Davel Certificate does not provide otherwise.

  Old Davel. The Illinois Law specifies that, unless the articles of incorporation otherwise provide, any action required to, or which may, be taken at any annual or special meeting of the shareholders of an Illinois corporation may be taken without a meeting and without a vote if a written consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting or by all of the corporation's shareholders entitled to vote with respect to the subject matter thereof. If, however, the consent is signed by less than all of the shareholders entitled to vote, the consent will not become effective unless a notice in writing is delivered to all the shareholders entitled to vote with respect to the subject matter thereof at least five days prior to the execution of the consent and, after the effective date of the consent, prompt written notice of such action is delivered to those shareholders who have not so consented. The Old Davel Articles do not provide otherwise.

  Peoples. The New York Law requires the unanimous consent in writing of the holders of all outstanding shares entitled to vote thereon for any action requiring a vote of shareholders, if such action is taken without a meeting. The Peoples bylaws provide that any action required by law, the Peoples bylaws or the Peoples Certificate to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock at a meeting at which all shares entitled to vote on the action were present and voted.

CLASS VOTING

  New Davel. The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes.

  Old Davel. The Illinois Law provides that holders of shares of a particular class are entitled to vote as a class upon a proposed amendment to a corporation's articles of incorporation that would increase or decrease the aggregate number of authorized shares of such class, would limit or deny the voting rights of the shares of such class, would otherwise change the designations, preferences, qualifications, limitations, restrictions or special or relative rights of the shares of such class, or would effect certain other specified changes that may adversely affect the holders of such class.

  Peoples. The New York Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation which
(i) limit the right to vote on any matter (except that an amendment may limit the voting rights of newly issued shares), (ii) change the par value of the class, change the number of authorized shares in the class, or change the rights and obligations of the class, or (iii) subordinate the rights of the class by authorizing preferential shares.

CUMULATIVE VOTING

  New Davel. Under the Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The New Davel Certificate does not grant such rights.

  Old Davel. The Illinois Law provides that, unless the articles of incorporation of the corporation otherwise specify, in all elections for directors, every shareholder has the right to vote cumulatively. The Old Davel Articles do not otherwise specify; therefore, Old Davel shareholders have the right to vote cumulatively.

  Peoples. The New York Law provides that the certificate of incorporation may provide for cumulative voting. The Peoples Certificate does not provide for cumulative voting.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

  New Davel. Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

  These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following: (i) where the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or
(ii) where the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section, with such amendment to be effective twelve months thereafter. The New Davel Certificate contains a provision expressly electing not to be governed by such section.

  Old Davel. Section 11.75 of the Illinois Law is similar to Section 203 of the Delaware Law and prohibits an "interested shareholder" (generally a person holding 15% or more of the outstanding voting shares of the corporation) from engaging in a wide range of "business combinations" similar to those prohibited by Section 203 of the Delaware Law. Section 11.75 restrictions do not apply under those circumstances described above in which the restrictions of Section 203 of the Delaware law do not apply. No amendment to the Old Davel Articles to elect out of the applicability of Section 11.75 has been adopted.

  In addition, Section 7.85 of the Illinois Law provides that any business combination (as defined therein, generally involving an interested shareholder) to which an Illinois corporation that is a "reporting company" under the Exchange Act, as amended, is a party requires the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the corporation's capital stock entitled to vote in the election of directors and the approval of a majority of the voting shares held by persons who are not (or otherwise associated with) interested shareholders (generally a person holding 15% or more of the outstanding voting shares of the corporation).

  The approvals described in the preceding paragraph are not required to effect a business combination if at least two-thirds of the corporation's directors who are not associated with the interested shareholder have approved the business combination or if certain procedural requirements are complied with and all shareholders of the corporation receive an amount of consideration in connection with the business combination that equals or exceeds certain thresholds described in
Section 7.85. The restrictions on business combinations also do not apply under certain other circumstances, including, but not limited to, the following: (i) where the corporation's articles of incorporation as in effect immediately prior to the corporation becoming a reporting company contain a provision expressly electing not to be governed by Section 7.85 of the Illinois Law, or (ii) where the corporation, by action of the holders of a majority of the outstanding voting shares, adopts an amendment to its bylaws or articles of incorporation expressly electing not to be governed by such section, with such amendment to be effective twelve months thereafter. The Old Davel Articles do not contain a provision expressly electing not to be governed by Section 7.85.

  Peoples. Section 912 of the New York Law generally prohibits a domestic corporation from engaging in a wide range of "business combinations" with an "interested shareholder" (defined as the beneficial owner of 20% or more of the corporation's stock) for a period of five years from the time the shareholder acquired the stock in such resident domestic corporation, unless the following conditions are met. The resident domestic corporation may engage in a business combination with the interested shareholder within the five-year period if the interested shareholder's stock purchase was approved by the corporation's board of directors prior to the purchase. The business combination is also permitted if any of the following criteria are met: (1) the business combination was approved by the board of directors prior to the interested shareholder's stock acquisition date; (2) the combination was approved by the majority of disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or (3) the price paid to all the shareholders meets statutory criteria establishing a formula price. The formula price is the higher of the price paid by the interested shareholder or the market value of the stock, computed as the higher of the value when acquired or when the announcement of the business combination was made.

  These restrictions on interested shareholders do not apply in certain circumstances, including, but not limited to, the following: (i) where the corporation does not have a class of voting stock registered with the Commission pursuant to Section 12 of the Exchange Act, unless the certificate of incorporation provides otherwise, (ii) where the corporation's original certificate of incorporation contains a provision electing to opt out of
Section 912 of the New York Law or (iii) where the shareholders of a corporation, by majority vote excluding the vote of any interested shareholders, adopt an amendment to the bylaws electing not to be governed by
Section 912 of the New York Law, provided that such amendment shall not be effective until 18 months after its adoption and shall not apply to any business combination with an interested shareholder whose stock acquisition date is prior to the effective date of the amendment. The Peoples bylaws do not contain any amendment electing to opt out of Section 912 of the New York Law.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

  New Davel. The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The New Davel Certificate does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the Delaware Law.

  Old Davel. Under the Illinois Law, approval of at least two-thirds of the votes entitled to vote thereon (unless any class or series is entitled to vote thereon, in which case the additional approval of at least two-thirds of the votes of such class or series) is required for mergers (other than certain so-called parent-subsidiary mergers), consolidations, share exchanges and sales, leases, exchanges or other dispositions of all or substantially all of the property and assets, with or without goodwill, of a corporation, unless the articles of incorporation specifies a different approval threshold (not to be reduced below a majority of the vote entitled to vote thereon). The Old Davel Articles do not provide for a different approval threshold.

  Peoples. The New York Law requires that a plan of merger be adopted (i) by a majority of shareholders for corporations in existence on February 22, 1998 which have a clause in the certificate of incorporation providing for such majority approval, (ii) by a majority of shareholders for corporations incorporated after February 22, 1998, and (iii) by two-thirds vote of shareholders for other corporations.

RIGHTS OF DISSENTING SHAREHOLDERS

  New Davel. Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The New Davel Certificate does not provide otherwise. The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The New Davel Certificate does not so provide. Under the Delaware Law, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights.

  Old Davel. The Illinois Law provides shareholders the right to dissent from, and obtain payment of the fair value of their respective shares in connection with, the lease, sale or exchange of all or substantially all of the property and assets of an Illinois corporation other than in the usual and regular course of business, in connection with certain amendments to the corporation's articles of incorporation that materially and adversely affect rights with respect to the shares of a dissenting shareholder and in connection with any other matters specified by the corporation's articles of incorporation or bylaws or a resolution of the corporation's board of directors. Neither the Old Davel articles of incorporation nor the Old Davel Bylaws grant any additional dissenters' rights and there exists no resolution of the Old Davel Board of Directors providing for other dissenters' rights. Under the Illinois Law, shareholders of an Illinois corporation being merged into, consolidated with or subject to a share exchange with another corporation are also entitled to dissenters' rights. To exercise such rights, among other procedural requirements, a shareholder must submit a written demand to the corporation prior to the taking of the vote on the matter giving rise to dissenters' rights. For further information regarding the procedural requirements, see "Dissenters' Rights--Dissenters' Rights of Old Davel Shareholders."

  Peoples. The New York Law provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of such shareholder's shares if such shareholder objects to: (i) a merger or consolidation; (ii) a disposition of assets which requires shareholder approval; or (iii) certain share exchanges. Such right to receive payment does not apply (i) to a shareholder of the parent corporation in a parent-subsidiary "short form" merger, (ii) to a shareholder of the surviving corporation in a merger unless the merger adversely affects such shareholder's preference rights, redemption or sinking fund rights, preemptive rights or voting rights, or (iii) to a shareholder of a corporation which is party to a merger or share exchange for shares which were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

DIVIDENDS

  The Delaware Law and the New York Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The New York Law provides that a corporation may pay dividends out of surplus only. The Peoples bylaws provide that the Peoples Board of Directors may from time to time declare, and the company may pay, dividends on its shares in cash, property or its own shares, except when the company is insolvent or when the payment of dividends would render the company insolvent, or when the declaration, payment or distribution would be contrary to any restriction contained in the Peoples Certificate. The Peoples Certificate does not contain any such restriction. Under the Illinois Law, an Illinois corporation may make distributions to its shareholders, except when, after giving effect to the distribution, the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount then payable to shareholders having preferential rights in liquidation if the corporation were then liquidated.

PREEMPTIVE RIGHTS OF SHAREHOLDERS

  New Davel. The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The New Davel Certificate does not provide for preemptive rights.

  Old Davel. The Illinois Law provides that the shareholders of a corporation organized on or after January 1, 1982 shall not have preemptive rights unless such right is provided in the articles of incorporation. The articles of incorporation may limit preemptive rights for corporations organized before January 1, 1982. Old Davel was incorporated on April 2, 1979. Since the Old Davel Articles are silent with respect to preemptive rights, Old Davel shareholders have preemptive rights.

  Peoples. The New York Law provides that the shareholders of a corporation incorporated on or after February 22, 1998 shall not have preemptive rights unless such right is provided in the certificate of incorporation. The certificate of incorporation may limit preemptive rights for corporations incorporated before February 22, 1998. The Peoples Certificate provides that except as provided by resolution of the board of directors or in a written agreement (including, without limitation, an amendment to the Peoples Certificate designating the rights, preferences and other terms of a series of preferred stock of Peoples) approved by the board of directors, no shareholder of the company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the company of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, or offered for sale by the company.

DUTIES OF DIRECTORS

  New Davel. The Delaware Law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of a corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to stockholders.

  Old Davel. In discharging their duties as directors of an Illinois corporation, directors may, in considering the best long-term and short-term interests of the corporation, consider the effects of any action (including without limitation actions which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

  Peoples. The New York Law requires directors to discharge their duties in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances. A director is entitled to rely on certain experts and other persons when performing his or her duties. A director may also consider, in addition to the long-term and short-term interests of the corporation and its shareholders, the future prospects of the corporation, the corporations's current and retired employees, the corporation's customers and creditors, and community interests.

LIMITATION ON DIRECTORS' LIABILITY

  New Davel. The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and the New Davel Certificate contains, a provision eliminating the liability of a director to New Davel or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for any breach of the director's duty of loyalty to New Davel or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

  Old Davel. The Illinois Law does not expressly provide that the liability of directors may be limited by an Illinois corporation. The Old Davel articles of incorporation, however, include a provision to limit the personal liability for breach of fiduciary duty by directors for acts or omissions occurring after July 27, 1993, except with respect to breaches of a director's duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, certain enumerated liabilities expressly imposed by the Illinois Law and any transaction from which the director derived an improper personal benefit. Notwithstanding the express foregoing limitation of liability, the Illinois Law imposes a treble damages liability (together with attorneys' fees) on directors and officers that make or receive commercial bribes.

  Peoples. The New York Law and the Peoples Certificate provide that a director shall not be liable to Peoples or its shareholders for damages for any breach of duty in his capacity as director unless (i) a judgment or other final adjudication adverse to the director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that he committed certain other acts set forth in the New York Law or (ii) the liability of any director for any act or omission occurred prior to December 10, 1987.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  New Davel. The Delaware Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. The Delaware Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

  The New Davel Bylaws provide that any person who was or is a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he, or a person to whom he is legal representative, is or was a director or officer of New Davel, or is or was a director, officer, employee, fiduciary or agent of any corporation, partnership, joint venture or other enterprise in which he served as such at the request of New Davel, shall be indemnified by New Davel to the fullest extent of the Delaware Law against all expense, liability and loss, including the reasonable attorney's fees actually incurred by him in connection with such proceeding.

  Old Davel. Under the Illinois Law, a corporation is permitted to indemnify directors, officers, employees, and agents under certain circumstances and is required to indemnify such persons under certain circumstances.

The Illinois Law generally permits a corporation to indemnify an officer, director, employee or agent for judgments, fines or amounts paid in settlement, as well as reasonable expenses, in actions, suits and proceedings against such person (other than derivative actions), if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses actually and reasonably incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions, suits or proceedings is mandatory to the extent that such person has been successful on the merits or otherwise. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Illinois Law grants express power to a corporation to purchase and maintain insurance for its directors, officers, employees, and agents, and for other persons serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, regardless of the corporation's power to indemnify such person for such liabilities. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

  The Old Davel Bylaws provide that any person who is a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of Old Davel, or of any corporation in which he served as such at the request of Old Davel, shall be indemnified by Old Davel to the fullest extent of the applicable law against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therefrom, except in relation to matters as to which it shall be adjudged in such action, suit or proceedings, or in connection with any appeal therefrom, that such officer, director or employee has been adjudged to be liable to Old Davel unless indemnification shall be otherwise allowed upon application to the adjudicating court.

  Peoples. The New York Law provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any action or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal actions or proceedings, had no reasonable cause to believe his or her actions were unlawful. The New York Law also provides for indemnification by a court in the event a corporation fails to provide indemnification. The Peoples Certificate provides that the officers and directors of the company shall be indemnified to the fullest extent provided by the law. The right to indemnification and advancement of expenses as otherwise provided by the New York Law shall not be exclusive of any other right which any director or officer may have or acquire under any provisions of the Peoples Certificate or the Peoples Bylaws, or by any agreement or vote of shareholders or disinterested directors of the company. However, no indemnification may be made to or on behalf of any officer or director if a judgment or other final adjudication adverse to the officer or director establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The New York Law expressly permits a corporation to purchase insurance to indemnify directors and officers whether or not they may be otherwise indemnified by the corporation. No insurance may provide for any payment (i) if a final adjudication adverse to such insured director or officer establishes that his or her acts of active and deliberate dishonesty were material to such adjudicated cause of action or that he or she gained an illegal financial profit or other advantage or (ii) if prohibited by the insurance laws of New York. The New York Law allows for the advance payment of expenses prior to the final disposition of an action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such executive is not entitled to be indemnified by the company.

  With respect to the advance payment of attorneys' expenses, the New York Law, unlike the Delaware Law, does not refer expressly to administrative and investigative proceedings. Furthermore, the New York Law refers specifically to indemnification of attorneys' fees only in the context of indemnification by court action.

                              DISSENTERS' RIGHTS

DISSENTERS' RIGHTS OF OLD DAVEL SHAREHOLDERS

  Section 11.65 of the Illinois Law provides all shareholders of Old Davel entitled to vote on the Old Davel/New Davel Merger the right to exercise dissenters' rights with respect to the Old Davel/New Davel Merger. The following is a summary of the principal steps an Old Davel shareholder must take to perfect dissenters' rights under Section 11.70 of the Illinois Law. This summary does not purport to be complete and is qualified in its entirety by reference to Sections 11.65 and 11.70 of the Illinois Law, a copy of which is attached as Appendix VI to this Joint Proxy Statement/Prospectus. The provisions of Sections 11.65 and 11.70 are technical in nature and complex. Any Old Davel shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, as dissenters' rights may be lost if the procedural requirements under Section
11.70 of the Illinois Law are not fully and precisely satisfied. To perfect dissenters' rights, an Old Davel shareholder must satisfy each of the following conditions:

1. No Vote in Favor of the Old Davel/New Davel Merger. Dissenter's Davel Shares held by the Dissenting Davel shareholder must not be voted at the Davel Annual Meeting in favor of the Old Davel/New Davel Merger. See "Meetings, Voting and Proxies--Davel Annual Meeting of Shareholders." This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Old Davel/New Davel Merger or to abstain from such vote, if no proxy is returned and no vote is cast at the Davel Annual Meeting in favor of the Old Davel/New Davel Merger, or if the Dissenting Davel shareholder revokes a proxy and thereafter abstains from voting with respect to the Old Davel/New Davel Merger or votes against the Old Davel/New Davel Merger at the Davel Annual Meeting. A VOTE IN FAVOR OF THE OLD DAVEL/NEW DAVEL MERGER AT THE DAVEL ANNUAL MEETING CONSTITUTES A WAIVER OF DISSENTERS' RIGHTS. A PROXY THAT IS RETURNED SIGNED BUT ON WHICH NO VOTING PREFERENCE IS INDICATED WILL BE VOTED IN FAVOR OF THE OLD DAVEL/NEW DAVEL MERGER AND WILL CONSTITUTE A WAIVER OF DISSENTERS' RIGHTS. A Dissenting Davel shareholder may revoke his proxy at any time before its exercise by (i) filing with the Secretary of Old Davel at or before the taking of the vote at the Davel Annual Meeting a notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares, (ii) giving notice of revocation in an open meeting or (iii) attending the Davel Annual Meeting and voting against the Old Davel/New Davel Merger in person. See "Meetings, Voting and Proxies--Davel Annual Meeting of Shareholders."

2. Filing Written Demand. Shareholders wishing to assert dissenters' rights must, prior to the date on which the vote is taken at the Davel Annual Meeting, deliver a written demand for payment for their shares of Old Davel Common Stock to Old Davel at the address set forth below. It is recommended, although not required, that any written demand be sent by registered or certified mail, return receipt requested. Voting against the Old Davel/New Davel Merger will not itself constitute a demand. Old Davel does not intend to send any further notice to Old Davel shareholders as to the date on which the Davel Annual Meeting will occur.

  For purposes of making a demand, the address of Old Davel is:

    Davel Communications Group, Inc.
    1429 Massaro Boulevard
    Tampa, Florida 33619
    Attention: Secretary

    Only a shareholder of record, or a beneficial owner who submits to Old Davel the record holder's written consent to the dissent before or at the same time as the beneficial owner asserts dissenters' rights, is entitled to assert a dissenters' right with respect to the shares of Old Davel Common Stock registered in the record holder's name. Beneficial owners who are not record holders and who wish to assert dissenters' rights are advised to consult promptly with the appropriate record holders as to the timely assertion of dissenters' rights. A record holder, such as a broker, who holds shares of Old Davel Common Stock as a nominee for others may exercise dissenters' rights with respect to the shares of Old Davel Common Stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners, but only if such record holder dissents with respect to all shares owned by any one beneficial owner. In such a case, the written demand should set forth the name and address of the beneficial owner on whose behalf the demand is made.

    A demand for payment for shares of Old Davel Common Stock owned of record by more than one person, as in a joint tenancy or a tenancy in common, must be executed by or for all joint owners. An authorized agent, including one or more joint owners, may execute the demand for a former record owner; however, the agent must identify the former record owner or owners and expressly disclose the fact that, in executing the demand, such person is acting as agent for the former record owner. A demand signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand and state that the demand is made in such capacity.

    A beneficial owner of shares of Old Davel Common Stock whose shares were held in "street name" and who asserts dissenters' rights should take such actions as may be necessary to ensure that a timely and proper written demand is made by the record holder of such shares or obtain and submit a written consent from the record holder at or prior to the time the demand is made, as described above. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as The Depositary Trust Company, Midwest Securities Trust Company, Philadelphia Depositary Trust Company, and others. Any beneficial owner desiring to assert dissenters' rights who holds his shares through a brokerage firm, bank or other financial institution is responsible for ensuring that either the written demand is made by the record holder or that a written consent from the record holder is obtained and timely submitted.

3. Response by Davel; Court Proceedings. Within 10 days after the date on which the Old Davel/New Davel Merger occurs or 30 days after the Dissenting Davel shareholder delivers the written demand for payment, whichever is later, Davel is required to send to the Dissenting Davel shareholder its opinion as to the estimated fair value of the Dissenter's Davel Shares, together with certain financial information regarding Davel, and either a commitment to pay for the Dissenter's Davel Shares at their fair value or instructions to the Dissenting Davel shareholder to sell his shares on the market within 10 days.

    If the shareholder disagrees with Davel's opinion as to the estimated fair value of the shares or the amount of interest due, he has 30 days to notify Davel of his own opinion as to the estimated fair value of the shares and/or interest due and demand payment for the difference between the Dissenting Davel shareholder's estimated fair value and/or interest due and the amount of payment by Davel or proceeds of sale. If Davel and the Dissenting Davel shareholder cannot agree as to fair value and/or interest due within 60 days thereafter, Davel must either pay the amount requested by the shareholder or file a petition in the Morgan County Court requesting judicial determination of the fair value of and interest due on the shares held by the Dissenting Davel shareholder. If such a petition is filed, all dissenting shareholders whose demands remain unsettled will be made parties to the proceeding.

    The Dissenting Davel shareholder's shares will be appraised by the Morgan County Court at their fair value immediately before the Davel Effective Time, excluding any appreciation or depreciation in anticipation of the Old Davel/New Davel Merger, unless such exclusion would be inequitable. The value so determined for the Dissenter's Davel Shares could be the same as or more than the Old Davel Merger Consideration, and could be based upon considerations other than, or in addition to, the price paid in the Old Davel/New Davel Merger, the market value of the shares, asset value and earning capacity.

    In Taxy v. Worden, 536 N.E.2d 901 (Ill. App. 1989), the Illinois Appellate Court noted that case law establishes that no precise and exact rules for determining the fair market value of stock exist. The court went on to say that "fair value" is determined by an exercise of the court's judgment after consideration of all relevant factors, which may include the nature of the business and the history of the enterprise from its inception, the economic outlook in general and the condition and outlook of the specific industry in particular, the book value of the stock and the financial condition of the business, the earning capacity of the company, the dividend-paying capacity of the company, whether or not the enterprise has goodwill or other intangible value, sales of the stock and the size of the company to be valued, and the market price (on an exchange or over the counter) of stocks of corporations in the same or a similar line of business. It should also be noted that Section 5/11.65(b) of the Illinois Law provides that "a shareholder entitled to dissent and obtain payment for his or her shares under this Section [5/11.65] may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of fiduciary duty owed to the shareholder."

    The Court will determine all costs of the proceeding, exclusive of fees and expenses of counsel and experts for the parties, and may assess some or all of such costs against Old Davel or any dissenter if it finds that such party's estimation of the fair value of the shares was materially above or below the fair value as determined by the Court. The Court may also assess the fees and expenses of counsel against Old Davel if it fails to comply with the requirements of the Illinois Law with respect to dissenters' rights, or against any party who abuses the rights accorded to it under the Illinois Law. In addition, some portion of counsel's fees of a Dissenting Davel shareholder may be awarded to such party, out of the expected awards of other dissenters, if the services of such party's counsel were of substantial benefit to other dissenters.

    A Dissenting Davel shareholder will retain all other rights of a shareholder until those rights are cancelled or modified by the occurrence of the Old Davel/New Davel Merger. Upon consummation of the Old Davel/New Davel Merger, Old Davel will be required to pay to each Dissenting Davel shareholder who surrenders the certificate representing the shares of Old Davel Common Stock held by such person the amount Old Davel estimates to be the fair value of such shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    The Merger Agreement provides that if, as a result of the exercise of dissenters' rights by shareholders of Old Davel, it is not possible to satisfy the conditions to consummation of the Transaction (see "The Merger Agreement--Conditions to Obligations to Effect the Transaction") relating to receipt of Financing, receipt of required letters regarding the accounting treatment for the Transaction or receipt of required opinions regarding the tax treatment of the Transaction (see "The Transaction-- Federal Income Tax Considerations"), then the parties will amend the Merger Agreement to provide for a structure similar to the one contemplated by the Original Merger Agreement. Under that structure, Peoples would have become a subsidiary of Old Davel and Old Davel would not have been merged with any other entity and, accordingly, no dissenters' rights would have been available to shareholders of Old Davel. If the alternative structure were to be implemented, the parties would take the necessary steps to seek the approval of their respective shareholders for that transaction and would resolicit proxies.

NO DISSENTERS' RIGHTS FOR PEOPLES SHAREHOLDERS

  Dissenters' rights are not available to Peoples shareholders under the New York Law because Peoples Common Stock is listed on a national securities exchange and because the holder of the outstanding Peoples Series C Preferred Stock has assented to the Davel/Peoples Merger. See "Merger Agreement--Voting Agreements."

                             ELECTION OF DIRECTORS

  Old Davel currently has seven directors. On June 30, 1998, Samuel Zell and
F. Philip Handy were elected to the Old Davel Board of Directors after Messrs. Paul B. Demirdjian, Michael G. Kouri, Theodore C. Rammelkamp, Jr. and Glen E. Barber resigned as directors of Old Davel in connection with arrangements entered into as part of the EGI Investment. The elections of Mr. Zell and Mr. Handy occurred pursuant to the terms of an Investment Agreement, dated as of June 29, 1998, by and among Samstock, David R. Hill and Old Davel. Each member of the Old Davel Board of Directors will serve until the next annual meeting of Old Davel's shareholders or until their successors have been elected and qualified. The persons named in the enclosed form of proxy intend to vote the proxies in favor of the election of the nominees listed below to serve as directors of Old Davel for terms expiring at the next annual meeting of shareholders or until the election and qualification of their successors, unless the shareholder indicates on the form of proxy that the vote should be withheld or contrary directions are indicated. If one or more nominees shall become unavailable for any reason, the Old Davel Board of Directors, in its discretion, may designate one or more substitute nominees, in which case such proxies will be voted for such substituted nominees. The Old Davel Board of Directors has no reason to doubt the availability of any of the nominees, and each has indicated his willingness to serve if elected. Cumulative voting will be applicable to the election of these nominees. Cumulative voting means that each shareholder entitled to vote may cast votes equal to the number of shares of Old Davel Common Stock eligible to be voted by that shareholder multiplied by the number of directors to be elected; a shareholder may cast all of his, her or its votes for a single nominee or may allocate them among nominees. For example, a holder of 100 shares may cast 700 votes for a single nominee, allocate 100 votes to each of the seven nominees or allocate 700 votes in any other manner. If a shareholder who signs and returns a proxy fails to designate an allocation of votes or to withhold authority to vote, the persons acting under the proxy will allocate that shareholder's votes evenly among the seven nominees.

  The following table sets forth certain information for each nominee for director.

                                                                 DIRECTOR
                                                               CONTINUOUSLY
      NAME                                                         SINCE     AGE
      ----                                                     ------------- ---
      F. Philip Handy.........................................   June 1998    54
      Michael E. Hayes........................................ December 1994  40
      David R. Hill...........................................  April 1979    67
      Robert D. Hill..........................................  August 1993   47
      Thomas M. Vitale........................................   July 1994    41
      A. Jones Yorke..........................................  August 1993   67
      Samuel Zell.............................................   June 1998    57

  Biographies of each nominee may be found under "Management of Old Davel." For further information, also see "Old Davel Executive Officer Compensation and Benefits."

  If the Transaction is consummated, the Old Davel Board of Directors intends to appoint Justin S. Maccarone to fill one of the two vacancies on the Old Davel Board of Directors.

  THE OLD DAVEL BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

EXECUTIVE OFFICERS

  The following table sets forth the names and ages of Old Davel's executive officers and their positions with Old Davel.

NAME                     AGE POSITION
----                     --- --------
David R. Hill...........  67 Chairman of the Board
Robert D. Hill..........  47 President, Chief Executive Office and Director
Paul B. Demirdjian......  38 Senior Vice President and Chief Information Officer
Michael E. Hayes........  40 Senior Vice President, Chief Financial Officer and Director
Michael G. Kouri........  54 Senior Vice President of Business Development
Theodore C. Rammelkamp,   53 Senior Vice President, General Counsel and Secretary
 Jr.....................
Marlin E. Turnipseed....  45 Senior Vice President of Sales and Marketing

COMMITTEES AND MEETINGS OF THE OLD DAVEL BOARD OF DIRECTORS

  The business of Old Davel is under the general management of the Old Davel Board of Directors as provided by the laws of Illinois, Old Davel's state of incorporation. The Old Davel Board of Directors held seven meetings during 1997. All members of the Old Davel Board of Directors were present at all meetings held in 1997. Between Board meetings, Board responsibilities are delegated to the Executive Committee, which in 1997 was comprised of Messrs. David Hill, Robert Hill and Rammelkamp. The Executive Committee held no meetings during 1997. Beginning at the 1998 Annual Meeting, if the directors nominated herein are elected, the Executive Committee will be comprised of Messrs. David Hill, Robert Hill, and Handy.

  Compensation for all senior executives, including officers of Old Davel, is determined by the Compensation Committee. The Compensation Committee also administers Old Davel's stock option plans. The Compensation Committee held four meetings in 1997. In 1997, Messrs. Glen E. Barber, Thomas M. Vitale and
A. Jones Yorke constituted the Compensation Committee. Beginning at the 1998 Annual Meeting, if the directors nominated herein are elected, the Compensation Committee will be comprised of Messrs. Vitale, Yorke and Handy.

  In 1997, the Audit Committee consisted of Messrs. David Hill, Vitale and Yorke. The Audit Committee held two meetings during 1997. The Audit Committee performs the following principal functions: (i) reviews the year-end financial statements with the outside auditors, internal accounting staff and management; (ii) reviews the scope of the external audit and internal reports with the outside auditors, internal accounting staff and management; (iii) reviews the results of Old Davel's outside audit with its auditors; (iv) recommends the selection of outside auditors; and (v) reviews and approves the rendering of audit and nonaudit services by the outside auditors. The Old Davel Board of Directors has not established a nominating committee or a committee serving a similar function. Nominations are made by the full Old Davel Board of Directors. There are at present no mandatory retirement ages stipulated either for officers or members of the Old Davel Board of Directors.

COMPENSATION OF DIRECTORS

  In 1997, Old Davel paid cash compensation to directors who were not employees of Old Davel in the amount of $2,500 per meeting of the Old Davel Board of Directors or of any committee thereof. Directors of Old Davel who are not employees of Old Davel are also reimbursed for their out-of-pocket expenses associated with attending meetings of the Old Davel Board of Directors and committees and are eligible to receive options granted pursuant to the Old Davel Directors' Stock Option Plan. In April 1998, the Old Davel Board of Directors approved a resolution to eliminate the per-meeting payment and begin paying (effective as of the date of the 1998 Annual Meeting) an annual cash retainer to directors who are not employees of Old Davel in the amount of $20,000.

  Old Davel provides Mr. Yorke with individual health insurance coverage.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

OLD DAVEL

  Any shareholder proposals to be presented at the 1999 Annual Meeting of Old Davel or, if applicable, New Davel must be received by Old Davel no later than July 15, 1999 at its principal executive offices at 1429 Massaro Boulevard, Tampa, Florida 33619 in order to be considered for inclusion in Old Davel's proxy statement and proxy relating to that meeting. Any proxy received by Old Davel in connection with the 1999 Annual Meeting may confer discretionary authority to vote on any shareholder proposal not received by Old Davel by September 27, 1999. If the date of the 1999 Annual Meeting of Old Davel is changed by more than 30 days from the date of the 1998 Annual Meeting, then this change will be disclosed in the earliest possible Form 10-Q of Old Davel and any shareholder proposal to be presented at the 1999 Annual Meeting must be received by a reasonable time before Old Davel mails its proxy materials for the 1999 Annual Meeting.

PEOPLES

  If the Transaction is not completed, Peoples will hold a 1999 Annual Meeting. A shareholder proposal intended to be presented to the 1999 Annual Meeting of Peoples must be received by Peoples on or before January 15, 1999 to be considered for inclusion in Peoples' proxy statement and form of proxy relating to that meeting. Any proxy received by Peoples in connection with the 1999 Annual Meeting may confer discretionary authority to vote on any shareholder proposal not received by Peoples by March 31, 1999. Any such proposal should be addressed to E. Craig Sanders, President, Peoples Telephone Company, Inc., 2300 N.W. 89th Place, Miami, Florida 33172.

                                 LEGAL MATTERS

  Certain legal matters with respect to the New Davel Common Stock will be passed upon for New Davel by Kirkland & Ellis, Chicago, Illinois. Certain United States federal income tax matters related to the Old Davel/New Davel Merger and the Davel/Peoples Merger will be passed upon for Old Davel by Kirkland & Ellis, Chicago, Illinois. Certain United States federal income tax matters related to the Davel/Peoples Merger will be passed upon by Shearman & Sterling, New York, New York. See "The Transaction--Federal Income Tax Considerations."

                                    EXPERTS

  The consolidated financial statements of Old Davel as of and for the year ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Representatives of Arthur Andersen LLP will be present at the Davel Annual Meeting to make a statement, if they desire, and to respond to appropriate questions of Old Davel shareholders. The consolidated financial statements of Old Davel as of and for the years ended December 31, 1996 and 1995 included in this Joint Proxy Statement/Prospectus have been audited by Kerber, Eck & Braeckel LLP, independent public accountants, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  Effective January 26, 1998, Old Davel engaged Arthur Andersen LLP as its independent public accountants for the fiscal year ended December 31, 1997. Old Davel informed its previous independent public accountants, Kerber, Eck & Braeckel LLP, of its dismissal on January 26, 1998. In connection with the audits of the two fiscal years ending December 31, 1996 and during subsequent interim periods, there have been no disagreements on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Kerber, Eck & Braeckel LLP, would have caused Kerber, Eck & Braeckel LLP to make reference to the matter in their report. The reports of Kerber, Eck & Braeckel LLP on Old Davel's consolidated financial statements for the 1995 and 1996 fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. On January 30, 1998, Old Davel filed a Current Report on Form 8-K disclosing these facts. Kerber, Eck & Braeckel LLP furnished Old Davel a letter, dated January 26, 1998 and filed as Exhibit 16.1 to the Form 8-K, confirming that it agreed with the statements contained in the Form 8-K.

  The consolidated financial statements of CCI at June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, included in this Joint Proxy Statement/Prospectus of Davel Communications Group, Inc. and Peoples Telephone Company, Inc., which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Peoples at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Joint Proxy Statement/Prospectus, which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                        WHERE YOU CAN FIND INFORMATION

  Old Davel and Peoples file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

  New Davel has filed a Registration Statement on Form S-4 to register with the Commission the New Davel Common Stock to be issued to Old Davel shareholders and Peoples shareholders in the Transactions. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes the prospectus of New Davel as well as the proxy statements of Old Davel and Peoples for the Davel Annual Meeting and the Peoples Special Meeting. As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their finances.

      OLD DAVEL COMMISSION FILINGS (FILE NO. 0-22610)   PERIOD
      -----------------------------------------------   ------
      Annual Report on Form 10-K                        Year ended December 31, 1997
      Annual Report on Form 10-K/A                      Year ended December 31, 1997 (filed on April 30, 1998,
                                                        November 9, 1998 and November 18, 1998)
      Quarterly Reports on Form 10-Q                    Quarters ended March 31, June 30 and September 30,
                                                        1998
      Quarterly Reports on Form 10-Q/A                  Quarters ended March 31 (filed on November 9, 1998),
                                                        June 30 (filed on November 9, 1998 and
                                                        November 18, 1998) and September 30, 1998
                                                        (filed on November 18, 1998)
      Current Reports on Form 8-K                       Filed on January 30, February 18, April 20, April 21,
                                                        April 30, June 23, and July 22, 1998
      PEOPLES COMMISSION FILINGS (FILE NO. 0001-12443)  PERIOD
      ------------------------------------------------  ------
      Annual Report on Form 10-K                        Year ended December 31, 1997
      Annual Report on Form 10-K/A                      Year ended December 31, 1997 (filed on November 9,
                                                        1998)
      Quarterly Reports on Form 10-Q                    Quarters ended March 31, June 30, and September 30,
                                                        1998
      Quarterly Reports on Form 10-Q/A                  Quarters ended March 31 (filed on November 9, 1998)
                                                        and June 30, 1998 (filed on November 9, 1998)
      Current Report on Form 8-K                        Filed on July 15, 1998
      1998 Proxy Statement                              Dated May 15, 1998

  We are also incorporating by reference additional documents that we file with the Commission between the dates of this Joint Proxy Statement/Prospectus and the date of the Davel Annual Meeting and the Peoples Special Meeting.

  Old Davel has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Old Davel and New Davel and Peoples has supplied all such information relating to Peoples.

                                   GLOSSARY

  "1996 Payphone Order" means the orders issued by the FCC in September and November 1996 implementing Section 276, adopted in a docket entitled In the Matter of Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388, which initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (equivalent to 131 calls multiplied by $0.35 per call).

  "1997 Payphone Order" means the payphone order implementing Section 276 issued by the FCC in October 1997 in response to the Court's removal and vacation of the 1996 Payphone Order, which adjusted the per-call rate for dial-around compensation to $0.284 per call.

  "1996 Credit Agreement" means Old Davel's $25 million revolving line of credit with NationsBank, N.A., entered into as of September 30, 1996.

  "1998 Credit Agreement" means Old Davel's credit agreement, dated as of February 3, 1998, with NationsBank, N.A., as Administrative Agent, SunTrust Bank, Tampa Bay, as Documentation Agent, LaSalle National Bank, as Co-Agent, and other lenders under which the lenders made available to Old Davel an initial revolving loan commitment of $15.0 million.

  "ABN AMRO" means ABN AMRO Incorporated.

  "Acquisition Proposal" means a proposal made by a third party, other than Old Davel or New Davel or its merger subsidiary, to acquire, directly or indirectly, (i) more than 25% of the shares and/or voting power of the Peoples Common Stock then outstanding pursuant to a merger, consolidation or other business combination, purchase of shares, tender offer or exchange offer or similar transaction or (ii) all or a substantial portion of the business or assets of Peoples and its subsidiaries.

  "Affected Employee" means any officer or employee of Peoples at the time the Davel/Peoples Merger becomes effective.

  "Appian" means Appian Capital Partners, L.L.C.

  "AT&T Divestiture" means the 1984 court-approved divestiture by American Telephone & Telegraph Company of the RBOCs.

  "Bank Holding Act" means the Bank Holding Company Act of 1956.

  "Billed Party Preference" means a plan that would automatically route "0+" dialed non-coin calls from payphones to the billed party's (i.e., a cardholder or the called party of a collect call) preferred carrier, thereby bypassing the opportunity for the pre-subscribed carrier of the payphone provider to handle and receive revenues from such calls.

  "Carrier Access Code" means a code dialed by a payphone user to place a call directly through a given IXC.

  "CBR" means Corporate Base Rate.

  "CCI" means Communications Central Inc., a wholly owned subsidiary of Old
Davel.

  "CCI Acquisition" means Old Davel's acquisition of CCI on February 3, 1998.

  "CEO" means Chief Executive Officer.

  "ChoiceTel" means ChoiceTel Communications, Inc.

  "CLECs" means local exchange telephone services providers offering local exchange telephone services on a basis competitive with the traditional incumbent landline local telephone companies.

  "Closing Date" means the date of the closing of the Transaction.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Companies" means Old Davel and Peoples.

  "ComTel" means ComTel Computer Corp.

  "Court" means the United States Court of Appeals for the District of Columbia Circuit.

  "Creditanstalt" means Creditanstalt Corporate Finance, Inc.

  "D Subsidiary, Inc." means D Subsidiary, Inc., an Illinois corporation and an indirect, wholly owned subsidiary of New Davel, formed for the purpose of merging with and into Old Davel.

  "Davel Annual Meeting" means the 1998 Annual Meeting of Shareholders of Old Davel to be held on December 22, 1998.

  "Davel Effective Time" means such time as the Davel Articles of Merger are duly filed with the Secretaries of State of the States of Illinois and Delaware and any additional requirements of the Illinois Law and Delaware Law are complied with, thereby causing the Old Davel/New Davel Merger to become effective.

  "Davel/Peoples Merger" means the merger, pursuant to the Merger Agreement, of Miami Merger Corp., an indirect, wholly owned subsidiary of New Davel, with and into Peoples, with Peoples as the surviving corporation.

  "Davel/PhoneTel Merger Agreement" means the Agreement and Plan of Merger and Reorganization, dated as of July 11, 1998, among Old Davel, New Davel, D Subsidiary, Inc., PT Merger Corp. and PhoneTel, which agreement was terminated by Old Davel on September 29, 1998.

  "Davel Record Date" means November 11, 1998.

  "Davel Surviving Corporation" means Old Davel as the surviving corporation of the merger of Old Davel with and into D Subsidiary, Inc.

  "DavelTel" means DavelTel, Inc., a wholly owned subsidiary of Old Davel.

  "DCF" means discounted cash flow.

  "Delaware Law" means the Delaware General Corporation Law.

  "Demand for Payment" means a written demand by a dissenting shareholder for payment of the fair cash value of the dissenter's shares.

  "dial-around calls" means non-coin calls placed by payphone users using Carrier Access Codes or "toll-free" subscriber access codes (e.g., 1-800, 1-888, 950, 10XXX or 1010XXX access codes), which permit a payphone user to "dial around" the operator service provided by the payphone provider.

  "dial-around compensation" means the FCC-prescribed payment made by IXCs and other carriers to payphone providers for use of their payphones for callers to
(a) access OSPs other than the primary OSPs selected by the owner of the payphone (carrier access code calls) and (b) originate toll free "1-800" or "1-888" dialed calls.

  "Dissenter's Davel Shares" means Old Davel Common Stock held by a Dissenting Davel Shareholder.

  "Dissenting Davel Shareholder" means an Old Davel shareholder who has chosen to exercise dissenters' rights under the Illinois Law with respect to the Old Davel/New Davel Merger.

  "EBIT" means earnings before interest and taxes.

  "EBITDA" means earnings before interest, taxes, depreciation, amortization and unusual charges.

  "EGI" means Equity Group Investments, Inc., a private investment company controlled by Sam Zell.

  "EGI Investment" means (i) the sale by Davel to EGI of 1,000,000 newly issued shares of Old Davel Common Stock and the issuance by Davel to EGI of warrants (expiring June 29, 2002) to purchase an additional 215,531 shares of Old Davel Common Stock at $32.00 per share, for total consideration of $28,000,000, (ii) the sale to EGI of 500,000 shares of Old Davel Common Stock by Mr. David R. Hill and the issuance by him to EGI of warrants (expiring June 29, 2002) to purchase an additional 107,785 shares of Old Davel Common Stock at $32.00 per share, for total consideration of $14,000,000, and (iii) the sale to EGI of 123,900 shares of Old Davel Common Stock by certain other selling shareholders and the issuance by them to EGI of warrants (expiring June 29, 2002) to purchase in the aggregate 26,684 shares of Old Davel Common Stock at $32.00 per share, for total consideration of $3,469,200.

  "Engagement Letter" means a letter agreement between Peoples and Goldman Sachs, dated December 18, 1997.

  "EPS" means earnings per share.

  "evergreen" means a provision for an automatic renewal of the term of a contract.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Agent" means ChaseMellon Shareholder Services, L.L.C.

  "Exchange Ratio" means a fixed exchange ratio of 0.235 shares of New Davel Common Stock per share of Peoples Common Stock.

  "FCC" means the Federal Communications Commission, the agency which regulates the interstate, international and, in certain circumstances, intrastate provision of telecommunications facilities and services originating or terminating in the United States.

  "FCC Rules" means the rules under Section 276 which directed the FCC to implement FCC Rules by November 1996 which would:

    . create a standard regulatory scheme for all public payphone providers;

    . establish a per-call compensation plan to ensure that all payphone service providers are fairly compensated for each and every completed intrastate and interstate call except for 911 emergency and telecommunications relay service calls;

    . terminate subsidies for LEC payphones from LEC-regulated base operations;

    . prescribe, at a minimum, nonstructural safeguards to eliminate discrimination between LEC and independent payphone providers and remove the LEC payphones from the LEC's regulated asset base;

    . provide for the RBOCs to have the same rights that independent payphone service providers have to negotiate with Location Owners over the selection of interLATA carrier services, subject to the FCC's determination that the selection right is in the public interest and subject to existing contracts between the Location Owners and interLATA carriers;

    . provide for the right of all PSPs to choose the local, intraLATA and interLATA carriers subject to the requirements of, and contractual rights negotiated with, Location Owners;

    . evaluate the requirement for payphones which would not normally be installed under competitive conditions but which might be desirable as a matter of public policy, and establish how to provide for and maintain such payphones if it is determined that they are required; and

    . preempt any state requirements which are inconsistent with the FCC's regulations implementing Section 276.

  "Financing" means the borrowings by New Davel under the New Credit Facility.

  "Forward EBITDA" means estimated next calendar year EBITDA.

  "GAAP" means United States generally accepted accounting principles.

  "Global Link" means Global Link Teleco Corporation.

  "Goldman Sachs" means Goldman, Sachs & Co.

  "Hospitality Division" means ComTel during such time that ComTel was the hospitality division of Old Davel.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "IBES" means Institutional Broker Estimate Service.

  "Illinois Law" means the Illinois Business Corporation Act.

  "interLATA" means telecommunications services originating and terminating in different LATAs.

  "intraLATA" means telephone service that both originates and terminates within the same LATA.

  "IPPs" means independent payphone providers, i.e., those operators of payphones that are not affiliated with the RBOCs, AT&T Corporation, other LECs or other long distance carriers.

  "IRS" means the Internal Revenue Service.

  "IXCs" means telecommunications providers of transmission services originating and terminating between local exchanges, typically referred to as long distance or toll telephone service.

  "Joint Board " means the Federal-State Joint Board on Universal Services.

  "LATAs" means geographic areas designed to differentiate between local/short-haul telecommunications transmission service and long distance telephone service.

  "LEC" means the incumbent local exchange carrier, which is a company providing local telephone services.

  "Location Owner" means the owner of the property on which a payphone is located.

  "LTM" means the latest twelve months.

  "MCI" means MCI Communications Corporation.

  "Merger Agreement" means the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among New Davel, Old Davel, Davel Merger Sub, Peoples Merger Sub and Peoples.

  "Morgan County Court" means the circuit court of Morgan County, Illinois.

  "Named Executive Officers" means, with respect to any Company, the CEO and each of the four remaining most highly compensated executive officers of such Company for the fiscal year ended December 31, 1997.

  "Nasdaq Composite Index" means the Total Return Index for the Nasdaq Stock Market (U.S. Companies).

  "New Credit Facility" means the credit facility not to exceed $260 million to be entered into between New Davel and certain lenders, which will be used, among other things, to repay the majority of the outstanding indebtedness of Old Davel and Peoples.

  "New Davel" means Davel Holdings, Inc., a Delaware corporation, which, no later than the Davel Effective Time, will be renamed Davel Communications, Inc.

  "New Davel Board of Directors" means the board of directors of New Davel as it may be constituted from time to time.

  "New Davel Bylaws" means the by-laws of New Davel.

  "New Davel Certificate" means the Certificate of Incorporation of New Davel.

  "New Davel Common Stock" means the common stock of New Davel, par value $.01 per share.

  "New Davel Preferred Stock" means the preferred stock of New Davel, par value $.01 per share.

  "New Davel Series A Preferred Stock" means the New Davel Junior
Participating Preferred Stock, Series A, par value $.01 per share.

  "New Peoples Credit Facility" means Peoples' revolving credit facility with Creditanstalt originally entered into in 1995, as amended.

  "New Right" means the preferred share purchase right entitling the registered holder under certain circumstances to purchase from New Davel one one-thousandth of a share of New Davel Series A Preferred Stock at the Purchase Price.

  "New Right Purchase Price" means, with respect to the New Rights, $100 per one one-thousandth share of New Davel Series A Preferred Stock, subject to adjustment.

  "New York Law" means the New York Business Corporation Law.

  "Non-coin calls" means calling card, credit card, collect and third-party billed calls. Such calls include those dialed using "0+" the number or "0-" dialing patterns ("0+/0-") and dial-around calls.

  "Old Davel" means Davel Communications Group, Inc., an Illinois corporation.

  "Old Davel Acquiring Person" means a person or group other than an exempt person.

  "Old Davel Articles" means the Articles of Incorporation of Old Davel.

  "Old Davel Board of Directors" means the board of directors of Old Davel as it may be constituted from time to time.

  "Old Davel Bylaws" means the bylaws of Old Davel.

  "Old Davel Certificate" means a certificate representing Old Davel Common
Stock.

  "Old Davel Common Stock" means the common stock of Old Davel, no par value per share.

  "Old Davel Merger Consideration" means one share of New Davel Common Stock.

  "Old Davel/New Davel Merger" means the merger, pursuant to the Merger Agreement, of Old Davel with and into D Subsidiary, Inc., with Old Davel surviving as an indirect, wholly owned subsidiary of New Davel.

  "Old Davel Purchase Price" means $100 per one one-thousandth share of Old Davel Series A Preferred Stock, subject to adjustment.

  "Old Davel Series A Preferred Stock" means Old Davel Junior Participating Preferred Stock, Series A, par value $.01 per share.

  "Old Right" means the preferred share purchase right entitling the registered holder under certain circumstances to purchase from Old Davel one one-thousandth of a share of Old Davel Series A Preferred Stock at the Purchase Price.

  "Original Merger Agreement" means the Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, among Old Davel, New Davel and Peoples, prior to its amendment and restatement on October 22, 1998.

  "OSP," or operator service provider, means a company providing automated and/or live operator services in conjunction with calls placed from payphones and other transient locations.

  "Payphone Companies" means ChoiceTel, Peoples, Davel and PhoneTel.

  "Peoples" means Peoples Telephone Company, Inc., a New York corporation.

  "Peoples Acquisition Committee" means a committee of the Peoples Board of Directors comprised of Messrs. Robert E. Lund and Justin S. Maccarone.

  "Peoples Board of Directors" means the board of directors of Peoples as it may be constituted from time to time.

  "Peoples Bylaws" means the Bylaws of Peoples.

  "Peoples Certificate" means the Amended and Restated Certificate of Incorporation of Peoples, as amended.

  "Peoples Certificates" means certificates representing Peoples Common Stock.

  "Peoples Common Stock" means the common stock, par value $.01 per share, of Peoples.

  "Peoples Debt Tender" means the tender offer for all of the Peoples Notes.

  "Peoples Effective Time" means such time as the Peoples Certificate of Merger is filed by the New York Department of State and any additional requirements of New York Law are complied with, thereby causing the Davel/Peoples Merger to become effective.

  "Peoples Merger Consideration" means the New Davel Common Stock issued to holders of Peoples Common Stock, plus cash paid in lieu of fractional shares.

  "Peoples Notes" means Peoples' outstanding 12 1/4% Senior Notes due 2002.

  "Peoples Preferred Stock" means any series of Preferred Stock, par value $.01 per share, of Peoples.

  "Peoples Record Date" means November 11, 1998.

  "Peoples Series B Preferred Stock" means the 600,000 shares of Peoples Preferred Stock which have been designated as Series B Preferred Stock.

  "Peoples Series C Preferred Stock" means the Series C Cumulative Convertible Preferred Stock of Peoples.

  "Peoples Special Meeting" means the special meeting of Peoples shareholders to be held on December 22, 1998 for the purpose of voting on the Transaction.

  "Peoples Surviving Corporation" means Peoples as the surviving corporation of the merger of Peoples and an indirect, wholly owned subsidiary of New Davel.

  "PhoneTel" means PhoneTel Technologies, Inc.

  "PhoneTel Transaction" means the transactions contemplated by the Davel/PhoneTel Merger Agreement, which was terminated on September 29, 1998.

  "Placement Agreements" means agreements with Location Owners to install payphones.

  "Platform Acquisitions" means acquisitions of companies with more than 10,000 payphones, which serve to substantially increase the payphone base of the acquiror.

  "Pooling Affiliate" means each person who is an affiliate of Davel or Peoples, as applicable, within the meaning of Rule 145 under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment.

  "Presubscribed Interexchange Carrier Charge" means the flat charge of up to $2.75 per line per month charged by LECs to IXCs, which was intended to partially offset the FCC's reduction in the per-minute interstate access charge by LECs to IXCs.

  "PSPs" means payphone services providers, which classification includes Davel, Peoples, PhoneTel, other IPPs and LEC payphone providers.

  "Public Interest Payphones" means payphones which (1) fulfill a public policy objective in health, safety, or public welfare, (2) are not provided for a Location Owner with an existing contract for the provision of a payphone and (3) would not otherwise exist as a result of the operation of the competitive marketplace.

  "public switched network" means the traditional domestic landline public telecommunications network, comprised of local, intraLATA and interLATA facilities, used to carry, switch and connect telephone calls between the calling and called parties.

  "Purchase Price" means, with respect to the Old Rights, $100 per one one-thousandth share of Old Davel Series A Preferred Stock, subject to adjustment.

  "RBOCs" means the Regional Bell Operating Companies, which were formed to provide local and intraLATA telephone services in connection with the AT&T Divestiture.

  "SEC" means the Securities and Exchange Commission.

  "Section 276" means the section of the Telecommunications Act regulating the provision of payphone services.

  "Securities Act" means the Securities Act of 1933, as amended.

  "SG&A" means selling, general and administrative expenses.

  "Small Acquisitions" means acquisitions of small (less than 5,000) payphone routes or businesses by the larger independent payphone operators.

  "STC" means Shared Technologies Cellular, Inc.

  "Talton" means Talton Holdings, Inc. of Dallas, Texas.

  "Telecommunications Act" means the comprehensive 1996 federal legislative enactment amending the Communications Act of 1934, which includes Section 276.

  "Termination Option" means the irrevocable option granted by Peoples to Old Davel to purchase up to 3,226,274 shares of Peoples Common Stock, or such other number of shares of Peoples Common Stock as equals 19.9% of the issued and outstanding shares of Peoples Common Stock at the time of exercise of the Termination Option, at an exercise price of $5.86 per share.

  "TOCSIA" means The Telephone Operator Consumer Services Improvement Act of
1990.

  "total enterprise value" means the aggregate market value of common stock, plus total debt, less cash and cash equivalents. Total enterprise value is essentially the value of a company assuming an unleveraged capital structure.

  "Trading Day" means any day on which the Nasdaq National Market is open for trading.

  "Transaction" means the Davel/Peoples Merger, the Old Davel/New Davel Merger and the other transactions contemplated by the Merger Agreement.

  "UBS Capital" means UBS Capital II LLC, a wholly owned subsidiary of Union Bank of Switzerland.

  "UBS Designee" means Charles J. Delaney or Justin S. Maccarone (as determined by UBS Capital), each of whom is currently a director of Peoples and an employee of UBS Capital.

  "UBS Voting Agreement" means the Corporate Governance, Liquidity and Voting Agreement, dated as of July 5, 1998, among UBS Capital, Old Davel, New Davel and Peoples.

  "Universal Services Funding Charge" means the monthly assessment charged to telecommunications providers for the purpose of providing funding for (1) access to advanced telecommunications services in rural, insular and high-cost areas at the same cost as similar services are provided in urban areas, (2) access to advanced telecommunications services for health care providers in rural areas and (3) below-cost access to advanced telecommunications services for schools and libraries.

  "Universal Services Order" means a Joint Board Report and Order affirmed by the FCC which requires all telecommunications providers, including payphone service providers such as the Companies, to contribute to universal services support beginning in January 1998.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
DAVEL COMMUNICATIONS GROUP, INC.
  Report of Arthur Andersen LLP.........................................   F-2
  Report of Kerber, Eck & Braeckel LLP..................................   F-3
  Consolidated Balance Sheets as of December 31, 1997 and December 31,
   1996.................................................................   F-4
  Consolidated Statements of Income for the fiscal years ended December
   31, 1997, 1996 and 1995..............................................   F-5
  Consolidated Statements of Shareholders' Equity for the fiscal years
   ended December 31, 1997, 1996 and 1995...............................   F-6
  Consolidated Statements of Cash Flows for the fiscal years ended
   December 31, 1997, 1996 and 1995.....................................   F-7
  Notes to Consolidated Financial Statements............................   F-8
  Consolidated Balance Sheets (Unaudited) as of September 30, 1998 and
   December 31, 1997....................................................  F-20
  Consolidated Statements of Operations (Unaudited) for the nine months ended September 30, 1998 and September 30, 1997......................  F-21
  Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 1998 and September 30, 1997......................  F-22
  Notes to Consolidated Financial Statements (Unaudited)................  F-23
COMMUNICATIONS CENTRAL INC.
  Report of Ernst & Young LLP...........................................  F-31
  Consolidated Balance Sheets as of June 30, 1997 and June 30, 1996.....  F-32
  Consolidated Statements of Operations for the fiscal years ended June
   30, 1997, 1996 and 1995..............................................  F-33
  Consolidated Statements of Shareholders' Equity for the fiscal years ended June 30, 1997, 1996, 1995 and 1994.............................  F-34
  Consolidated Statements of Cash Flows for the fiscal years ended June
   30, 1997, 1996 and 1995..............................................  F-35
  Notes to Consolidated Financial Statements............................  F-36
  Consolidated Balance Sheets (Unaudited) as of December 31, 1997 and
   June 30, 1997........................................................  F-47
  Consolidated Statements of Operations (Unaudited) for the six months ended December 31, 1997 and 1996.....................................  F-48
  Consolidated Statements of Cash Flows (Unaudited) for the six months ended December 31, 1997 and 1996.....................................  F-49
  Notes to Consolidated Financial Statements (Unaudited)................  F-50
PEOPLES TELEPHONE COMPANY, INC.
  Report of Ernst & Young LLP...........................................  F-52
  Consolidated Balance Sheets as of December 31, 1997 and 1996..........  F-53
  Consolidated Statements of Operations for the years ended December 31,
   1997, 1996 and 1995..................................................  F-54
  Consolidated Statements of Shareholders' Equity (Deficit) for the
   period from January 1, 1995 through December 31, 1997................  F-55
  Consolidated Statements of Cash Flows for the years ended December 31,
   1997, 1996 and 1995..................................................  F-56
  Notes to Consolidated Financial Statements............................  F-57
  Consolidated Balance Sheets as of September 30, 1998 (Unaudited) and
   December 31, 1997....................................................  F-72
  Consolidated Statements of Operations (Unaudited) for the three months ended September 30, 1998 and September 30, 1997......................  F-73
  Consolidated Statements of Operations (Unaudited) for the nine months ended September 30, 1998 and September 30, 1997......................  F-74
  Consolidated Statements of Cash Flows (Unaudited) for the nine months ended September 30, 1998 and September 30, 1997......................  F-75
  Notes to Consolidated Financial Statements (Unaudited) ...............  F-76

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Davel Communications Group, Inc.:

  We have audited the accompanying consolidated balance sheet of Davel Communications Group, Inc. (an Illinois corporation) and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Davel Communications Group, Inc. and Subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

St. Louis, Missouri,
March 6, 1998

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Davel Communications Group, Inc.

  We have audited the accompanying consolidated balance sheet of Davel Communications Group, Inc. (an Illinois corporation) and Subsidiaries as of December 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Davel Communications Group, Inc. and Subsidiaries as of December 31, 1996, and the consolidated results of their operations and their consolidated cash flows for years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          Kerber, Eck & Braeckel LLP

Springfield, Illinois
March 14, 1997

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1997 AND 1996

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                            ASSETS                               1997    1996
                            ------                              ------- -------
Current Assets:
  Cash and cash equivalents.................................... $ 2,567 $ 4,630
  Trade accounts receivable, net of allowance for doubtful
   accounts of $185 and $154, respectively.....................   9,105   6,079
  Note receivable..............................................   2,536   2,301
  Other current assets.........................................     702   1,745
                                                                ------- -------
    Total current assets.......................................  14,910  14,755
Property and Equipment.........................................  34,528  26,888
Other Assets, net..............................................   3,520   2,219
                                                                ------- -------
    Total assets............................................... $52,958 $43,862
                                                                ======= =======
             LIABILITIES AND SHAREHOLDERS' EQUITY
             ------------------------------------
Current Liabilities:
  Current maturities of long-term debt......................... $ 1,501 $    69
  Accounts payable.............................................   1,257   1,044
  Accrued liabilities..........................................   1,832   1,512
                                                                ------- -------
    Total current liabilities..................................   4,590   2,625
                                                                ------- -------
Long-term Debt.................................................   6,801   5,726
Deferred Income Taxes..........................................   3,597   2,576
                                                                ------- -------
Shareholders' Equity:
  Preferred stock--$.01 par value, 1,000,000 shares authorized
   but unissued................................................     --      --
  Common stock--$.01 par value, 10,000,000 shares authorized,
   4,629,323 and 4,581,269 shares issued and outstanding,
   respectively................................................      46      46
  Additional paid-in capital...................................  20,685  19,912
  Retained earnings............................................  17,239  12,977
                                                                ------- -------
    Total shareholders' equity.................................  37,970  32,935
                                                                ------- -------
    Total liabilities and shareholders' equity................. $52,958 $43,862
                                                                ======= =======

      The accompanying notes are an integral part of these balance sheets.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                 1997       1996       1995
                                               ---------  ---------  ---------
Revenues:
  Coin calls.................................. $  25,211  $  18,560  $  14,357
  Non-coin calls, net of 1997 dial-around
   compensation adjustment--Note 16...........    21,797     15,471     15,249
  Switching services provided to Hospitality
   Division--Note 8...........................       --       2,359      1,751
  Administrative support provided to
   discontinued subsidiaries--Note 8..........       --         583        473
                                               ---------  ---------  ---------
    Total revenues............................    47,008     36,973     31,830
                                               ---------  ---------  ---------
Costs and Expenses:
  Telephone charges...........................     9,576      7,501      6,076
  Commissions.................................     6,202      4,605      3,852
  Service, maintenance and network costs......    10,685      8,546      7,371
  Selling, general and administrative.........    13,846      9,388      7,269
  Commissions paid to Hospitality Division--
   Note 8.....................................       --       1,681      1,116
                                               ---------  ---------  ---------
    Total operating costs and expenses........    40,309     31,721     25,684
                                               ---------  ---------  ---------
    Operating profit..........................     6,699      5,252      6,146
Interest Expense..............................      (475)      (289)       (48)
Other.........................................       497        100        125
                                               ---------  ---------  ---------
    Income from continuing operations before
     income taxes.............................     6,721      5,063      6,223
Provision for Income Taxes....................     2,459      1,868      2,403
                                               ---------  ---------  ---------
    Net income from continuing operations.....     4,262      3,195      3,820
Discontinued Operations.......................       --         610     (2,508)
                                               ---------  ---------  ---------
    Net income................................ $   4,262  $   3,805  $   1,312
                                               =========  =========  =========
Basic Earnings per Share:
  Continuing operations....................... $     .93  $     .70  $     .85
                                               ---------  ---------  ---------
  Discontinued operations.....................       --         .14       (.56)
                                               ---------  ---------  ---------
  Basic earnings per share.................... $     .93  $     .84  $     .29
                                               =========  =========  =========
Diluted Earnings per Share:
  Continuing operations....................... $     .90  $     .70  $     .85
                                               ---------  ---------  ---------
  Discontinued operations.....................       --         .13       (.56)
                                               ---------  ---------  ---------
  Diluted earnings per share.................. $     .90  $     .83  $     .29
                                               =========  =========  =========
Weighted Average Shares Outstanding........... 4,600,725  4,513,035  4,455,000
                                               =========  =========  =========


        The accompanying notes are an integral part of these statements.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     COMMON STOCK   ADDITIONAL
                                   ----------------  PAID-IN   RETAINED
                                    SHARES   AMOUNT  CAPITAL   EARNINGS  TOTAL
                                   --------- ------ ---------- -------- -------
Balance, December 31, 1994........ 4,455,000  $ 45   $18,773   $ 7,860  $26,678
  Net income for the year ended
   December 31, 1995..............       --    --        --      1,312    1,312
                                   ---------  ----   -------   -------  -------
Balance, December 31, 1995........ 4,455,000    45    18,773     9,172   27,990
  Stock options and warrants
   exercised......................   126,269     1     1,139       --     1,140
  Net income for the year ended
   December 31, 1996..............       --    --        --      3,805    3,805
                                   ---------  ----   -------   -------  -------
Balance, December 31, 1996........ 4,581,269    46    19,912    12,977   32,935
  Stock options exercised and
   grants of common stock.........    48,054   --        773       --       773
  Net income for the year ended
   December 31, 1997..............       --    --        --      4,262    4,262
                                   ---------  ----   -------   -------  -------
Balance, December 31, 1997........ 4,629,323  $ 46   $20,685   $17,239  $37,970
                                   =========  ====   =======   =======  =======




        The accompanying notes are an integral part of these statements.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                     1997      1996     1995
                                                   --------  --------  -------
Cash Flows from Operating Activities:
  Net income...................................... $  4,262  $  3,805  $ 1,312
  Adjustments to reconcile net income to cash
   flows from operating
   activities--
    Gain on sale of discontinued operations.......      --       (644)     --
    Losses from discontinued operations...........      --         35    2,508
    Depreciation and amortization.................    4,316     2,986    2,136
    Gain on sale of property and equipment........     (156)       (1)      (6)
    Deferred income taxes.........................    1,021       833       45
    Nonrecurring charge...........................      --        --       215
  Changes in assets and liabilities, net of
   effects from acquisition--
    Accounts receivable...........................   (3,026)      447   (1,658)
    Note receivable...............................     (235)      --       --
    Other assets..................................   (1,102)     (929)     (81)
    Accounts payable..............................      213    (1,104)     392
    Accrued liabilities...........................      320       471     (364)
                                                   --------  --------  -------
      Net cash from operating activities..........    5,613     5,899    4,499
      Net cash from discontinued operations.......      --        671      355
                                                   --------  --------  -------
      Net cash flows from operating activities....    5,613     6,570    4,854
                                                   --------  --------  -------
Cash Flows from Investing Activities:
  Capital expenditures............................   (4,092)   (5,092)  (5,585)
  Proceeds from sale of property and equipment....       26       --        31
  Proceeds from sale of discontinued operations...      --      2,654      --
  (Increase) decrease in cash value of life
   insurance......................................       93        (9)      (6)
  Purchase of payphone assets, net of cash........   (7,131)   (8,570)  (1,688)
                                                   --------  --------  -------
      Net cash flows from investing activities....  (11,104)  (11,017)  (7,248)
                                                   --------  --------  -------
Cash Flows from Financing Activities:
  Proceeds from long-term debt....................   13,660     7,411      --
  Payments on long-term debt......................  (11,005)   (1,906)     (73)
  Issuance of common stock through stock options
   and warrants...................................      773     1,139      --
                                                   --------  --------  -------
      Net cash flows from financing activities....    3,428     6,644      (73)
                                                   --------  --------  -------
      Net (decrease) increase in cash and cash
       equivalents................................   (2,063)    2,197   (2,467)
Cash and Cash Equivalents, beginning of period....    4,630     2,433    4,900
                                                   --------  --------  -------
Cash and Cash Equivalents, end of period.......... $  2,567  $  4,630  $ 2,433
                                                   ========  ========  =======

        The accompanying notes are an integral part of these statements.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996 AND 1995
            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

1. DESCRIPTION OF BUSINESS:

  Davel Communications Group, Inc. and Subsidiaries (the Company) operates, services and maintains a system of approximately 19,000 payphones in 36 states and provides operator services to these payphones. The Company's headquarters is located in Tampa, Florida, with divisional and administrative facilities in 19 dispersed geographic locations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation, except as noted in Note 8.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentrations of Credit Risk

  Receivables have a significant concentration of credit risk in the telecommunications industry. In addition, a significant amount of receivables are generated by approximately 22% of the Company's payphones located in the state of Florida.

 Fair Value of Financial Instruments

  The fair value of the Company's financial instruments approximate their carrying amounts. Fair value for all financial instruments other than long-term debt, for which no quoted market prices exist, were based on appropriate estimates. The value of the Company's long-term debt is estimated based on market prices for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

 Property and Equipment

  Property and equipment is stated at cost and depreciation is provided over the estimated useful lives using straight-line and accelerated methods. Installed payphones and related equipment includes installation and other costs which are capitalized and amortized over the estimated useful lives of the equipment. The costs associated with maintenance, repair and refurbishment of telephone equipment are charged to expense as incurred.

 Other Assets

  Other assets include costs associated with obtaining written and signed location contracts, goodwill and other intangibles. Costs associated with obtaining location contracts are amortized on a straight-line basis over the life of the contract, based on contract terms, generally 5 years. Goodwill and other intangibles are amortized on a straight-line basis over periods estimated to be benefited, generally 10 years. Accumulated amortization as of December 31, 1997 and 1996 was approximately $1,113 and $646, respectively.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


  The Company periodically evaluates the carrying amount of intangible and long-lived assets, considering whether the undiscounted cash flows from related operations will be sufficient to recover recorded asset amounts.

 Recognition of Revenue

  Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

 Income Taxes

  The Company has accounted for income taxes under SFAS No. 109, an asset and liability approach to accounting and reporting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

 Earnings Per Share

  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128) during the year ended December 31, 1997, and all prior period earnings per share data has been presented on this basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

 Reclassification

  Certain reclassifications have been made to conform to the 1997 presentation.

3. DISCONTINUED OPERATIONS:

 Sale of Hospitality Division

  On December 31, 1996, the Company sold its Hospitality Division, ComTel Computer Corp. (ComTel), in a stock sale agreement for approximately $5,000 (cash proceeds of $2,700 and a note receivable of $2,300). The note receivable was amended as of December 31, 1997, and has a maturity date of November 30, 1998, with a stated interest rate of 9.75% per annum. The Company holds a first security interest in the assets and common stock of ComTel. The sale resulted in a gain of $746, after tax expense of $439 and added $.16 to the 1996 net earnings per share. The Company recorded a gain from operations of $334 and a loss of $2,043, net of income taxes of $115 and $243, respectively, in 1996 and 1995.

  The disposal of this division is being accounted for as a discontinued operation and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of income and cash flows for all periods presented.

 Remanufacturing Division

  During the fourth quarter of 1996, the Company committed to discontinue its remanufacturing operations. This disposition has been reported as a discontinued operation and, accordingly, results of its Remanufacturing

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

Division have been excluded from continuing operations in the consolidated statements of income and cash flows for all periods presented. The net assets of $599 have been separately classified in other current assets in the accompanying balance sheet at December 31, 1996, related to the disposal of this division. The sale resulted in a loss of $102, after a tax benefit of $63. The Company recorded losses from operations of $369 and $465, net of income tax benefits of $192 and $268, respectively in 1996 and 1995.

4. NONRECURRING CHARGE:

  In 1995, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". A nonrecurring charge of $2,700 related to intangible assets purchased in the April 1994 acquisition of ComTel has been included in discontinued operations. Acquired contracts with hotel and motel properties for operator services represent $2,500 of the charge, and acquired research and development costs represent the remaining $200. The Company determined the future cash flows from these impaired assets to be negligible and considered a complete write-down of the remaining intangible balances to be appropriate.

5. ACQUISITIONS:

  During the years ended December 31, 1997 and 1996, the Company made acquisitions, each of which has been accounted for as a purchase. The consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of each of these acquisitions were not significant. For all transactions, the purchase price was allocated to payphones and associated assets and, in some instances, noncompete agreements and goodwill. These acquisitions included a total of 2,861 and 2,767 payphones in 1997 and 1996, respectively, for purchase prices totaling $7,131 and $8,570, respectively.

6. OTHER CURRENT ASSETS:

  Other assets consist of the following at December 31:

                                                                    1997  1996
                                                                    ---- ------
      Prepaid income taxes......................................... $126 $  805
      Discontinued operations......................................  --     599
      Other........................................................  576    341
                                                                    ---- ------
          Total other current assets............................... $702 $1,745
                                                                    ==== ======

7. PROPERTY AND EQUIPMENT:

  Property and equipment is summarized as follows at December 31:

                                                  ESTIMATED
                                                 USEFUL LIFE
                                1997     1996     IN YEARS
                               -------  -------  -----------
      Installed payphones and
       related equipment...... $41,561  $30,849       10
      Vehicles and other
       equipment..............   1,654    1,679     5-39
                               -------  -------
                                43,215   32,528
      Less--Accumulated
       depreciation........... (11,943)  (8,567)
                               -------  -------
                                31,272   23,961
      Uninstalled payphone
       equipment..............   3,256    2,927
                               -------  -------
                               $34,528  $26,888
                               =======  =======

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

8. RELATED-PARTY NOTES AND TRANSACTIONS:

 Transactions With Shareholder

  The Company engaged in the following transactions with a shareholder.

                                                                1997 1996 1995
                                                                ---- ---- ----
      Payments made for rent of commercial real estate and
       lease of long distance switching equipment.............. $196 $239 $232
                                                                ==== ==== ====
      Payments received for providing administrative services.. $107 $122 $127
                                                                ==== ==== ====

  During 1997, the Company sold a life insurance policy, a house and an airplane to Mr. David Hill (the Shareholder) who owns 50.2% of the Company's outstanding common stock. The sale price was at the estimated fair value of the assets as determined based upon independent appraisals and the sale resulted in a gain of $273. The house and the airplane were subsequently leased back to the Company and the gain was deferred and is being recognized ratably over the term of the lease. During 1997, the Company recognized $128 of the deferred gain.

  In September 1997, the Company purchased the long distance switching equipment that had previously been leased from the Shareholder. The price of $378 was the estimated fair market of the equipment based upon independent appraisals.

 Intercompany Profits and Losses

  As the Hospitality and Remanufacturing Divisions' results of operations have been excluded from continuing operations in the consolidated statements of income for the years ended December 31, 1996 and 1995, certain intercompany transactions were not eliminated. These transactions include: a) revenue from directing call traffic from the Hospitality Division to the Company's switching equipment, b) income from providing administrative support to the discontinued subsidiaries and c) commissions paid to the Company's Hospitality Division for directing call traffic through the Company's switching equipment.

  The Stock Purchase Agreement for the sale of the Hospitality Division provided for a contractual relationship between the Company and the buyer for continuing use of the Company's switching equipment through December 31, 1997, at a rate structure substantially as provided during 1996.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


9. LONG-TERM DEBT:

  Following is a summary of long-term debt as of December 31:

                                                                 1997   1996
                                                                ------ ------
      Term note payable to the bank at the bank's adjusted
       LIBOR rate (7.66% at December 31, 1997), principal
       payments of $375 plus interest due quarterly beginning
       October 1, 1997, collateralized by the Company's assets. $7,125 $  --
      Revolving Advance on bank's line of credit at the bank's
       corporate base rate (8.50% and 8.25% at December 1997
       and 1996, respectively), interest due monthly with the
       principal due September 30, 2001, collateralized by the
       Company's assets........................................  1,176  5,590
      Notes payable to banks and others with interest rates
       ranging from 5.90% to 9.95% due at various dates ending
       March 1998..............................................      1    205
                                                                ------ ------
                                                                 8,302  5,795
      Less--Current maturities.................................  1,501     69
                                                                ------ ------
                                                                $6,801 $5,726
                                                                ====== ======

  Annual maturities of long-term debt are as follows:

             Year ended December 31:
               1998............................ $1,501
               1999............................  1,500
               2000............................  1,500
               2001............................  2,676
               2002............................  1,125

  Effective September 30, 1996, the Company expanded the size of its revolving bank line of credit from $15 million to $25 million. This line of credit provides for the conversion of up to $17.5 million of the line of credit to term loans. The terms of the agreement call for the Company to pay interest on a graduated scale based on the bank's Corporate Base Rate (CBR). The maturity date of the revolving portion of the credit facility is September 30, 2001. Principal outstanding on each term loan under the convertible portion of the credit facility shall be payable in 12 to 20 quarterly installments with the last installment due no later than September 30, 2003.

  The line of credit agreement requires, among other things, that the Company meet minimum net worth and current ratio requirements and contains certain other restrictions related to use of proceeds, compensating balances, types of investments and the assumption of additional debt.

10. OPERATING LEASE COMMITMENTS:

  The Company conducts a portion of its operations in leased facilities under noncancelable operating leases expiring at various dates through 2004. Some of the operating leases provide that the Company pay taxes, maintenance, insurance and other occupancy expenses applicable to leased premises.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


  The annual minimum rental commitments under operating leases are as follows:

             Year ended December 31:
               1998..............................  $345
               1999..............................   230
               2000..............................   127
               2001..............................   103
               2002..............................   103
               Thereafter........................    52
                                                   ----
                 Total minimum payments required.  $960
                                                   ====

  Rent expense for operating leases from continuing operations for the year ended December 31, 1997, 1996 and 1995 was $364, $213 and $169, respectively.

11. CAPITAL STOCK TRANSACTIONS:

 Preferred Stock

  The Company's articles of incorporation authorize 1,000,000 shares of preferred stock, par value $.01 per share. The Company does not have any immediate plans to issue any shares of preferred stock.

 Stock Options and Warrants

  The Company maintains a Stock Option Plan and a Directors' Stock Option Plan, accounted for under APB Opinion 25. The plans provide for the grant of nonqualified options to purchase shares of common stock and outright grants of common stock. For the year 1997, 25,004 outright stock grants were issued. The Company has 55,000 warrants outstanding with an exercise price of $15.60 issued in connection with the Company's initial public offering in 1993 that are scheduled to expire in 1998.

  The maximum number of shares of common stock reserved for issuance under the Stock Option Plan and the Directors' Stock Option Plan are 1,000,000 and 150,000 shares, respectively, and the maximum term of the options is five years. Generally, key employee options vest in three equal installments. Nonemployee Directors' options become fully vested upon receipt. The exercise price of each option generally equals the market price of the Company's stock on the date of grant. Accordingly, no compensation cost has been recognized for options granted under the plans. Had compensation cost for the plans been determined based on the fair value of the options at the grant dates consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                            1997   1996   1995
                                                           ------ ------ ------
      Net Earnings
        As reported....................................... $4,262 $3,805 $1,312
        Pro forma......................................... $4,150 $3,206 $1,283
      Basic earnings per common share
        As reported....................................... $  .93 $  .84 $  .29
        Pro forma......................................... $  .90 $  .71 $  .29

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes options-pricing method with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: dividend yield of 0% for all years; expected volatility of 54.0%, 32.9% and 43.4%, respectively, risk-free interest rates of 5.7%, 6.2% and 5.9%, respectively, and expected life of approximately five years.

  A summary of the status of the Company's stock option plans as of December 31 and changes during the years ending on those dates is presented below:

                                      1997              1996               1995
                                ----------------- ------------------ -----------------
                                         WEIGHTED           WEIGHTED          WEIGHTED
                                         AVERAGE            AVERAGE           AVERAGE
                                         EXERCISE           EXERCISE          EXERCISE
                                SHARES    PRICE    SHARES    PRICE   SHARES    PRICE
                                -------  -------- --------  -------- -------  --------
      Outstanding at beginning
       of year................  501,900   $14.07   420,774   $12.63  414,674   $12.67
      Granted.................   33,700    16.02   255,000    14.66   12,000    11.88
      Exercised...............  (23,050)   13.60  (173,874)   12.36      --       --
      Expired.................   (1,000)   12.38       --       --    (5,900)   13.42
                                -------   ------  --------   ------  -------   ------
      Outstanding at end of
       year...................  511,550   $14.22   501,900   $14.07  420,774   $12.63
                                =======   ======  ========   ======  =======   ======
      Options exercisable at
       year-end...............  511,550   $14.22   276,566   $13.44  344,672   $12.61
      Weighted-average fair
       value of options
       granted during the
       year...................            $ 6.04             $ 3.98            $ 3.85

  The following information applies to options outstanding at December 31, 1997:

      Number outstanding...........................................      511,550
      Range of exercise prices..................................... $9.25-$17.00
      Weighted-average exercise price..............................       $14.22
      Weighted-average remaining contractual life..................   2.57 years

12. EARNINGS PER SHARE:

  In accordance with SFAS 128, the following tables reconcile net income and weighted average shares outstanding to the amounts used to calculate the basic and diluted earnings per share for each of the years ended December 31, 1997, 1996 and 1995.

                                                    1997      1996      1995
                                                  --------- --------- ---------
      Weighted average shares outstanding........ 4,600,725 4,513,035 4,455,000
      Assumed exercise of options and warrants
       (treasury stock method)...................   126,016    50,557       --
                                                  --------- --------- ---------
      Diluted shares outstanding................. 4,726,741 4,563,592 4,455,000
                                                  ========= ========= =========

  Options to purchase 420,774 shares of common stock at a weighted average purchase price of $12.63 per share were outstanding during 1995 but were not included in the computation of diluted Earnings Per Share because the options' exercise price was greater than the average market price of the common shares.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


13. INCOME TAXES:

  Deferred income taxes arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets or liabilities at the end of each period are determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Income tax provisions will increase or decrease in the same period in which a change in tax rates is enacted.

  The provision for income taxes is as follows:

                                                           1997   1996   1995
                                                          ------ ------ ------
      Currently payable:
        Federal.......................................... $1,323 $  828 $1,968
        State............................................    115    207    299
                                                          ------ ------ ------
                                                           1,438  1,035  2,267
      Deferred...........................................  1,021    833    136
                                                          ------ ------ ------
          Income tax from continuing operations..........  2,459  1,868  2,403
      Income tax expense (benefit) from discontinued
       operations........................................    --     300    (25)
                                                          ------ ------ ------
          Total income tax expense....................... $2,459 $2,168 $2,378
                                                          ====== ====== ======

  Deferred tax assets and liabilities consist of the following at December 31:

                                                 1997               1996
                                          ------------------ ------------------
                                            NET      NET       NET      NET
                                          CURRENT NONCURRENT CURRENT NONCURRENT
                                          ------- ---------- ------- ----------
      Assets:
        Capital loss carryforward........  $--     $   561    $--     $   561
        State net operating loss and AMT
         carryforwards...................   --         135     --         --
        Other............................    82         63      79         27
                                           ----    -------    ----    -------
                                             82        759      79        588
      Liabilities:
        Depreciation.....................   --      (3,795)    --      (2,603)
                                           ----    -------    ----    -------
          Subtotals......................    82     (3,036)     79     (2,015)
      Valuation allowance................   --        (561)    --        (561)
                                           ----    -------    ----    -------
          Deferred taxes.................  $ 82    $(3,597)   $ 79    $(2,576)
                                           ====    =======    ====    =======

  A deferred tax asset of $561,123 has been provided for the $1.5 million of tax-basis capital loss carryover on the sale of ComTel. A valuation allowance for 100% of this deferred tax asset has been provided to reduce the asset to the amount of tax benefit management believes it will most likely realize. As time passes, management believes it will be able to better assess the amount of tax benefit it will realize from applying this capital loss. The capital loss carryover expires December 31, 2001.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995


  A reconciliation of federal statutory income taxes to the Company's effective tax provision is as follows:

                                                        1997    1996    1995
                                                       ------  ------  ------
      Provision for federal income tax at the
       statutory rate (34%)........................... $2,285  $1,722  $2,116
      State income taxes, net of federal benefit......    218     167     205
      Capital losses..................................    --      152     (49)
      Other, net......................................    (44)   (173)    131
                                                       ------  ------  ------
          Income taxes from continuing operations.....  2,459   1,868   2,403
      Income tax expense (benefit) from discontinued
       operations.....................................    --      300     (25)
                                                       ------  ------  ------
          Total income tax expense.................... $2,459  $2,168  $2,378
                                                       ======  ======  ======

14. 401(K) PROFIT SHARING PLAN:

  The Company maintains a 401(k) profit sharing plan which covers all full-time employees who meet the eligibility requirements as to age and length of service. The Company will match 50% of the participants' elective deferrals not exceeding 3% of the participants' compensation. Profit sharing expense was $53, $46 and $35 for 1997, 1996 and 1995, respectively.

15. STATEMENT OF CASH FLOWS:

  Cash paid during the years ended December 31 for interest and income taxes was as follows:

                                                              1997  1996   1995
                                                              ---- ------ ------
      Interest............................................... $196 $  367 $  142
                                                              ==== ====== ======
      Income tax payments.................................... $312 $2,129 $2,433
                                                              ==== ====== ======

  In 1997, noncash investing and financing transactions included the sale of certain fixed assets and a life insurance policy to the Shareholder in exchange for phone switching equipment and the assumption of two corporate loans totaling $148.

  In 1996, noncash investing activities included a note receivable of $2.3 million for the sale of the Hospitality Division.

16. PROVISION FOR DIAL-AROUND COMPENSATION:

  On September 20, 1996, the Federal Communications Commission (FCC) adopted rules in a docket entitled In the Matter of Implementation of the Payphone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the 1996 Payphone Order), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 (the Telcom
Act). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997, and ending October 6, 1998 the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the Court) responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

manner in which the FCC established the dial-around compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers (IXCs) would be required to compensate payphone service providers
(PSPs). The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997, that it had vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for 800 subscriber and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of local coin calls are similar to those of 800 subscriber and access code calls; and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996 through October 6, 1997.

  In accordance with the Court's mandate, on October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the 1997 Payphone Order). This order addressed the per-call compensation rate for 800 subscriber and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for 800 subscriber and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35-$0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for 800 subscriber and access code calls. These new rule provisions were made effective as of October 7, 1997. For the period October 7, 1997 through December 31, 1997, the Company has recorded dial-around compensation at a rate of $0.284 multiplied by 131 calls or $37.20 per payphone per month. The Company has calculated dial-around compensation on a per-call basis, at a rate of $0.284 per call, based on an estimated number of calls per payphone per month. While the 1997 Payphone Order required long distance carriers to pay dial-around compensation at a rate of $0.284 per call to payphone providers, certain long distance carriers were unable or unwilling to provide accurate call count reporting for the period due to the alleged lack of reliable payphone-specific coding from the local exchange carriers. As a result of the lack of availability of payphone-specific coding, certain long distance carriers, including AT&T (and only in the absence of a contractual commitment to the contrary), were granted a waiver during the period by the FCC to pay dial-around compensation at a flat rate surrogate based on the average monthly number of dial-around calls generated by payphones operated by RBOCs whose payphone lines already generate the necessary coding digits to enable per-call tracking. The Company believes that 131 calls per payphone per month represents the best estimate of the number of dial-around calls for which it is entitled to payment during the period October 7, 1997 through December 31, 1997. In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per-call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs are entitled to compensation for all access code and 800 subscriber calls during the period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

  Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Company has adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded for the year ended December 31, 1997 related to reduced dial-around compensation is approximately $1.2 million ($0.7 million net of applicable commissions and income taxes). The Company previously reported this provision as a separate component of costs and expenses. In the third quarter

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996 AND 1995

of 1998, the Company reclassified the provision as a reduction in non-coin revenue. For the period from July 1, 1997 through October 6, 1997, the Company has recorded dial-around compensation at the rate of $37.20 per payphone per month. The amount of dial-around revenue recognized in the period from July 1, 1997 through October 6, 1997 is approximately $2.2 million and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC.

  The Company recorded dial-around compensation revenue, net of the provision for dial-around compensation, of approximately $1.2 million for the period from November 7, 1996 through December 31, 1996 and approximately $7.7 million for the period from January 1, 1997 through December 31, 1997.

  The Company's counsel, Rammelkamp, Bradney, Kuster, Fritsche & Lindsay, P.C., is of the opinion that the Company is legally entitled to fair compensation under the Telcom Act for dial-around calls the Company delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telcom Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call. In a letter to the FCC dated August 15, 1997, AT&T stated its intention to make dial-around payments to PSPs based on its imputed rate of $0.12 per call until the FCC issues a new order setting the level of fair compensation. If the level of fair compensation is ultimately determined to be an amount less than $0.284 per call, such determination could result in a material adverse impact on the Company's results of operations and financial position.

17. COMMITMENTS AND CONTINGENCIES:

  The Company is involved in a number of lawsuits which are incidental to its business. Management does not believe that the resolution of these lawsuits will have a material impact on the Company's financial position and results of operations.

18. SUBSEQUENT EVENT:

  On February 3, 1998, the Company acquired all the issued and outstanding shares of common stock, $.01 par value per share (the Common Stock) of Communications Central Inc. (CCI) (including the associated rights to purchase shares of Common Stock) at a price of $10.50 per share in cash, or approximately $70.2 million in the aggregate, and assumed CCI's outstanding debt of $36.7 million.

  In order to finance the acquisition of CCI, the Company entered into a credit agreement dated as of February 3, 1998, with NationsBank, N.A., as Administrative Agent, SunTrust Bank, Tampa Bay, as Documentation Agent, LaSalle National Bank, as Co-Agent, and other lenders (Lenders), pursuant to which the Lenders made available to the Company an initial revolving loan commitment of $15 million and a term loan commitment of $110 million.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                        DECEMBER 31, 1997, 1996 AND 1995


19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

  Certain unaudited quarterly financial information for the year ended December 31, 1997 is as follows:

                                                QUARTER ENDED
                                     -----------------------------------  FULL
      1997                            MARCH    JUNE   SEPTEMBER DECEMBER  YEAR
      ----                           ------- -------- --------- -------- -------
      Total revenues................ $10,680 $ 11,969  $11,923  $12,436  $47,008
      Operating profit..............   1,813    2,614      308    1,964    6,699
      Net income....................   1,122    1,613      245    1,282    4,262
      Net earnings per share:
        Basic....................... $  0.25 $   0.35  $  0.05  $  0.28  $  0.93
        Diluted..................... $  0.24 $   0.34  $  0.05  $  0.27  $  0.90

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                        SEPTEMBER
                                                        30, 1998   DECEMBER 31,
                        ASSETS                         (UNAUDITED)     1997
                        ------                         ----------- ------------
Current Assets
  Cash and cash equivalents...........................  $  4,247     $ 2,567
  Trade accounts receivables, net of allowance for
   doubtful accounts of $5,366 and $185, respectively.    22,707       9,105
  Note receivable.....................................     2,404       2,536
  Other current assets................................     3,890         702
                                                        --------     -------
    Total current assets..............................    33,248      14,910
Property and Equipment................................    87,434      34,528
Other Assets..........................................    62,556       3,520
                                                        --------     -------
    Total assets......................................  $183,238     $52,958
                                                        ========     =======
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Current Liabilities
  Current maturities of long-term debt................  $ 20,833     $ 1,501
  Accounts payable....................................     4,550       1,257
  Accrued liabilities.................................     8,784       1,832
                                                        --------     -------
    Total current liabilities.........................    34,167       4,590
Long-Term Debt........................................    74,927       6,801
Deferred Income Taxes.................................    10,189       3,597
Shareholders' Equity
  Preferred stock--$.01 par value, 1,000,000 shares
   authorized but unissued............................       --          --
  Common stock--$.01 par value, 10,000,000 shares
   authorized, 5,784,209 and 4,629,323 shares issued
   and outstanding, respectively......................        58          46
  Additional paid-in capital..........................    49,382      20,685
  Retained earnings...................................    14,515      17,239
                                                        --------     -------
    Total shareholders' equity........................    63,955      37,970
                                                        --------     -------
    Total liabilities and shareholders' equity........  $183,238     $52,958
                                                        ========     =======


      The accompanying notes are an integral part of these balance sheets.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                    FOR THE NINE MONTHS ENDING SEPTEMBER 30
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                            1998       1997
                                                          ---------  ---------
Revenues
  Coin calls............................................. $  41,430  $  18,218
  Non-coin calls, net of 1997 dial-around compensation
   adjustment--Note 7....................................    27,753     16,239
                                                          ---------  ---------
    Total revenues.......................................    69,183     34,457
Costs and expenses
  Telephone charges......................................    15,019      7,187
  Commissions............................................    10,943      4,641
  Service, maintenance and network costs.................    14,344      7,792
  Restructuring costs....................................       825        --
  Selling, general and administrative....................    26,088     10,127
                                                          ---------  ---------
    Total operating costs and expenses...................    67,219     29,747
                                                          ---------  ---------
    Operating profit.....................................     1,964      4,710
Interest expense.........................................    (6,295)      (319)
Other....................................................       152        395
                                                          ---------  ---------
    Income (loss) from operations before income taxes....    (4,179)     4,786
Provision for income taxes...............................    (1,455)     1,806
                                                          ---------  ---------
    Net income (loss).................................... $  (2,724) $   2,980
                                                          =========  =========
Basic earnings (loss) per share.......................... $    (.54) $     .65
                                                          =========  =========
Diluted earnings (loss) per share........................ $    (.54) $     .63
                                                          =========  =========
Weighted average shares outstanding...................... 5,031,652  4,591,713
                                                          =========  =========



        The accompanying notes are an integral part of these statements.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                     FOR THE NINE MONTHS ENDED SEPTEMBER 30
                                 (IN THOUSANDS)

                                                             1998       1997
                                                           ---------  --------
Cash flows from operating activities
  Net income (loss)....................................... $  (2,724) $  2,980
  Adjustments to reconcile net income (loss) to cash flows
   from operating activities:
    Gain on sale of property and equipment................       (36)     (138)
    Depreciation and amortization.........................    11,683     3,044
    Deferred income taxes.................................       192       579
    Deferred gain on sale of assets.......................       --        139
    Restructuring charge..................................       825       --
  Changes in assets and liabilities, net of effects from
   acquisitions
    Accounts receivable...................................    (7,715)   (2,390)
    Note receivable.......................................       132       --
    Other assets..........................................    (3,350)      156
    Accounts payable......................................     2,630       316
    Accrued liabilities...................................     1,902        57
                                                           ---------  --------
      Net cash flows from operating activities............     3,539     4,743
Cash flows from investing activities
  Capital expenditures....................................    (7,143)   (4,375)
  Proceeds from sale of property and equipment............        51        19
  Decrease in net assets of discontinued operations.......       --        599
  (Increase) decrease in cash value of life insurance.....       --         (6)
  Increase in other investing assets......................    (1,597)     (164)
  Purchase of pay telephones..............................    (2,990)   (6,674)
  Purchase of Communications Central Inc., net of cash
   acquired...............................................  (103,946)      --
                                                           ---------  --------
      Net cash flows from investing activities............  (115,625)  (10,601)
Cash flows from financing activities
  Long-term debt financing................................   129,000     6,160
  Payments on long-term debt..............................   (43,942)   (3,502)
  Increase in other financing assets......................    28,708       681
                                                           ---------  --------
      Net cash flows from financing activities............   113,766     3,339
                                                           ---------  --------
      Net (decrease) increase in cash and cash
       equivalents........................................     1,680    (2,519)
Cash and cash equivalents, beginning of period............     2,567     4,630
                                                           ---------  --------
Cash and cash equivalents, end of period.................. $   4,247  $  2,111
                                                           =========  ========


        The accompanying notes are an integral part of these statements.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(UNAUDITED)

                              SEPTEMBER 30, 1998

                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
  The accompanying unaudited consolidated financial statements have been prepared by the Company and include the accounts of its subsidiaries. These statements reflect all adjustments, consisting of only normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of financial results for the three- and nine-month periods ended September 30, 1998 and 1997, in accordance with generally accepted accounting principles for interim financial reporting. Certain information and footnote disclosures normally included in audited financial statements have been omitted pursuant to such rules and regulations. These interim consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto for the years ended December 31, 1997 and 1996 and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Form 10-Q and in the Company's Form 10-K for the year ended December 31, 1997. The results of operations for the nine month periods ended September 30, 1998 and 1997 are not necessarily indicative of the results for the full year.

1. DESCRIPTION OF BUSINESS

  Davel Communications Group, Inc. and its Subsidiaries taken as a whole (the "Company") owns and operates a network of approximately 40,000 payphones in 36 states and the District of Columbia and provides operator services to these payphones through its long-distance switching equipment and through contractual relationships with various long-distance companies. The Company's payphones can accept coins as payment for local and long-distance calls and process non-coin calls, including calling card, credit card and third-party billed calls. The Company's payphones are located at convenience stores, truck stops, service stations, grocery stores and other locations which typically have a high demand for payphone service.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Earnings Per Share

  The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 (SFAS 128) during the period ended December 31, 1997, and all prior period earnings per share data have been presented on this basis.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

 Reclassification

  Certain reclassifications have been made to conform to the 1997 presentation.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998


3. ACQUISITION

  On February 3, 1998, Davel completed its acquisition of Communications Central, Inc (the CCI Acquisition) at a price of $10.50 per share in cash, or approximately $70.2 million in the aggregate, assumed CCI's outstanding debt of $36.7 million and incurred $6.9 million in transaction costs. The CCI Acquisition has been accounted for by the purchase method, and accordingly the results of operations are included in the Company's consolidated statement of operations from the date of acquisition. Goodwill associated with the acquisition will be amortized over fifteen years using straight-line amortization. The following summarizes unaudited pro forma consolidated results of operations for the nine months ended September 30, 1997 assuming the CCI Acquisition occurred at the beginning of 1997. These pro forma results are provided for comparative purposes only and do not purport to be indicative of the results which would have been obtained if this acquisition had been effected on the dates indicated or which may be obtained in the future.

      Nine Months Ended September 30, 1997:
        Total revenues................................................. $76,809
                                                                        =======
        Loss from continuing operations................................ $  (911)
                                                                        =======
        Basic and Diluted Loss from continuing operations per share.... $  (.18)
                                                                        =======

  The allocation of the purchase price of the CCI Acquisition is summarized as follows:

      Working capital................................................. $  7,955
      Property and equipment, net.....................................   48,578
      Goodwill........................................................   45,700
      Identifiable intangible assets..................................   11,583
                                                                       --------
                                                                       $113,816
                                                                       ========

4. LINE-OF-CREDIT

  In connection with the CCI Acquisition on February 3, 1998, the Company entered into a credit agreement dated as of February 3, 1998 with NationsBank, N.A., as Administrative Agent, SunTrust Bank, Tampa Bay, as Documentation Agent, LaSalle National Bank, as Co-Agent, and other lenders (the "Lenders"), pursuant to which the Lenders made available to the Company an initial revolving loan commitment (the "Revolving Credit Facility") of $15 million, including a $5.0 million sublimit available for the issuance of letters of credit, and a term commitment (the "Term Loan Facility") of $110 million (the "1998 Credit Agreement"). The balance of $8.7 million outstanding on the 1996 Credit Agreement was refinanced simultaneously with the signing of the 1998 Credit Agreement and is included as part of the balances outstanding on the 1998 Credit Agreement.

  The loans outstanding under the Term Loan Facility and the Revolving Credit Facility bear interest, at the Company's option, equal to (i) the Base Rate (as defined in the 1998 Credit Agreement) plus a margin of 1.25% or (ii) LIBOR (as defined in the 1998 Credit Agreement), based on one, two, three or six month periods, plus a margin of 2.75%, with the applicable margins for the Term Loan Facility and the Revolving Credit Facility being subject to reductions based on the Company's ratio of Funded Debt (as defined in the 1998 Credit Agreement) to EBITDA (as defined in the 1998 Credit Agreement) at given times. As of November 16, 1998, the interest rates on the balance of $76.8 million outstanding under the Term Loan Facility and on a $8.0 million, a $5.0 million, and a $1.8 million note outstanding under the Revolving Credit Facility were 8.07%, 8.35%, 8.13% and 7.98%, respectively.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998


  Amounts outstanding under the Term Loan Facility are required to be repaid in consecutive quarterly installments; the first two were paid on June 30 and September 30, respectively. The third installment (in the aggregate principal amount of approximately $3.33 million) is due on the last day of the calendar quarter ending December 31, 1998. The next 20 installments in the aggregate principal amount of $5.0 million each will be due on the last day of each calendar quarter commencing with the quarter ending March 31, 1999. The final installment under the Term Loan Facility will be payable on February 3, 2004. The Revolving Credit Facility will mature on February 3, 2004. As of November 16, 1998, $76.8 million in outstanding principal amount had been borrowed under the Term Loan Facility and $14.8 million in outstanding principal amount had been borrowed under the Revolving Credit Facility.

  Loans under the Term Loan Facility and the Revolving Credit Facility may be prepaid at any time and are subject to certain mandatory prepayments in an amount equal to (i) 100% of the net proceeds in excess of $1.0 million received from the issuance of equity by the Company or its subsidiaries, (ii) 100% of the net proceeds from certain asset sales in excess of $0.5 million in any calendar year and (iii) 50% (75% for the Company's 1998 fiscal year) of the Company's Excess Cash Flow (as defined in the 1998 Credit Agreement) if the ratio of its Funded Debt to EBITDA as of the last day of the fiscal year is less than 2.5 to 1.0. Prepayments under the Revolving Loan Facility will be applied first to reduce Base Rate loans until they are reduced to zero and then to reduce LIBOR loans. On June 30, 1998 and August 6, 1998, pursuant to the terms of the 1998 Credit Agreement, the Company reduced the principal amounts outstanding under the Term Loan Facility by $24.3 million and $5.5 million, respectively.

  The Term Loan Facility and the Revolving Credit Facility are guaranteed, on a joint and several basis, by the Company and certain of the direct and indirect subsidiaries of the Company. The 1998 Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for similar financings.

  On September 30, 1998, the Company and the Lenders agreed to the fifth amendment to the 1998 Credit Agreement which revised the definition of the borrowing base to include the entire amount of the Revolving Loan Facility through January 1, 1999. As of June 30, 1998, the Company was in violation of the covenant contained in the 1998 Credit Agreement which required the ratio of funded debt to EBITDA for the trailing twelve month period to be at or below 4.25 to 1. The Company and the Lenders have agreed to waive this requirement by entering into the fourth amendment to the 1998 Credit Agreement to increase the maximum allowable ratio of funded debt to EBITDA to 5.00 to
1.00 for each of the fiscal quarters ended June 30, 1998 and September 30, 1998. The fourth amendment also increases the amount of capital expenditures allowed from $6.0 million in the fiscal year ended December 31, 1998, to $10.0 million to allow the Company to pursue additional payphone acquisitions. The Company prepaid a portion of the Term Loan Facility in August 1998 to a level within the required ratio of funded debt to EBITDA as of June 30, 1998. The Company believes that it is probable that it will comply with the loan covenants for the next twelve months and, as such, has not classified the obligations under the 1998 Credit Agreement as current liabilities.

  On September 30, 1998, the Company entered into an additional revolving loan commitment of $5 million with NationsBank, N.A., under the same terms as the 1998 Credit Agreement. The principal of this revolving loan commitment and all accrued interest thereon will be payable on January 15, 1999. As of November 16, 1998, $2.5 million was outstanding under this revolving loan commitment.

5. RESTRUCTURING COSTS

  In connection with the CCI Acquisition, the Company plans to close the Atlanta office of CCI and close field offices where CCI and the Company have duplicate facilities. The office closings are expected to be

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998

completed by the end of the third quarter of 1998. In connection with this, the Company recognized restructuring costs of $825. These costs are composed of payments incurred in connection with early lease terminations, facility closing costs and employee termination benefits for 53 excess field operations and administrative personnel. Costs of $570 were incurred in the nine months ended September 30, 1998 and taken against the reserve.

6. SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid for interest and income taxes for the nine month periods ended September 30, 1998 and 1997 was as follows:

                                                                      1998  1997
                                                                     ------ ----
      Interest...................................................... $6,452 $319
      Income taxes.................................................. $  192 $286

7. PROVISION FOR DIAL-AROUND COMPENSATION

  On September 20, 1996, the Federal Communications Commission (FCC) adopted rules in a docket entitled In the Matter of Implementation of the Payphone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the 1996 Payphone Order), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 (the Telcom
Act). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997 and ending October 6, 1998, the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the Court) responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers (IXCs) would be required to compensate payphone service providers (PSPs). The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997, that it had vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for 800 subscriber and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of local coin calls are similar to those of 800 subscriber and access code calls; and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996 through October 6, 1997.

  In accordance with the Court's mandate, on October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the 1997 Payphone Order). This order addressed the per-call compensation rate for 800 subscriber and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for 800 subscriber and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35-$0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for 800 subscriber

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998

and access code calls. These new rule provisions were made effective as of October 7, 1997. For the period October 7, 1997 through June 30, 1998, the Company has recorded dial-around compensation at a rate of $0.284 multiplied by 131 calls or $37.20 per payphone per month. In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per-call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs are entitled to compensation for all access code and 800 subscriber calls during the period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

  Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Company has adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997, from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision recorded for the year ended December 31, 1997 related to reduced dial-around compensation is approximately $1.2 million ($0.7 million net of applicable commissions and income taxes). The Company previously reported this provision as a separate component of costs and expenses. In the third quarter of 1998, the Company reclassified the provision as a reduction in non-coin revenue. Beginning on July 1, 1997, the Company has recorded dial-around compensation at the rate of $37.20 per payphone per month.

  The Company recorded dial-around compensation revenue of approximately $4.5 million, $12.4 million, $3.2 million and $7.8 million for the three month and nine month periods ended September 30, 1998 and 1997, respectively.

  The Company's counsel, Rammelkamp, Bradney, Kuster, Fritsche & Lindsay, P.C., is of the opinion that the Company is legally entitled to fair compensation under the Telcom Act for dial-around calls the Company delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telcom Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month.

  While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call. Various parties have appealed certain aspects of the 1997 Payphone Order to the Court of Appeals for the District of Columbia. The issues being appealed include, but are not limited to, the costs included or excluded in the FCC's determination of the appropriate per-call dial-around compensation rate.

  On May 15, 1998, the Court remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court's decision. Based on the information available to it, the Company does not believe that it is reasonably possible that the amount of compensation for dial-around calls will be materially reduced from the amount recorded as dial-around compensation. While the amount of $0.284 per call constitutes the Company's position on the minimum appropriate level of fair compensation, certain IXCs have challenged this rate level, asserting that the appropriate level of fair compensation should be lower than $0.284 per call. If the level of fair compensation is ultimately determined to be an amount less than $0.284 per call, such determination could have a material adverse impact on the Company's results of operations and financial position.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998

  On April 3, 1998, the FCC issued a Memorandum Opinion and Order (the "1998 Payphone Order") which was made immediately effective. The 1998 Payphone Order granted IXCs a waiver of dial-around compensation requirements to enable them to pay per-phone compensation in lieu of per-call payments for dial-around calls when payphone-specific coding digits are not available to track the calls as being generated from a payphone. Payphones that are capable of providing such digits were determined to receive compensation at a rate of $0.284 per call. For payphones that cannot provide specific coding digits, the FCC stated that a flat-rate, per-phone payment must be made by calculating the average monthly number of dial-around calls received from Regional Bell Operating Company ("RBOC") payphones that can provide the coding digits. The average number of RBOC payphones providing coding digits as of the first of each month will be added together for the months of October 1997 through March 1998 and divided by six to calculate an average number of RBOC payphones. The average number of calls per month is then divided by the average number of phones per month to arrive at an average call volume from RBOC payphones. This average multiplied by $0.284 determines the amount of monthly flat-rate, per-phone compensation for payphones that cannot supply payphone-specific coding digits. A six-month average will be used to calculate such compensation amounts for the fourth quarter of 1997 and first quarter 1998 payments. Beginning in the second quarter of 1998, the individual monthly average will be used for the month in which compensation is payable.

  The FCC further determined that this weighted call average for per-phone compensation was too high for payphones in non-equal access areas or small- to mid-sized LEC territories where payphone-specific coding digits are not currently available and the LEC is precluded recovery of the upgrade cost. In these areas, payers were ordered to compensate PSPs based on the weighted average of call volumes submitted on the record. Based on data from only two companies, the FCC found that 16 calls per payphone per month was the appropriate compensation level. However, the FCC invited parties to submit additional information to enable it to further evaluate its tentative conclusions.

  At this time, the Company is not able to quantify either the amount of per-phone compensation where digits are not provided, the number of its payphones served by non-equal access switches, or the number of equal access switches in small- and mid-sized LEC territories. Under the 1998 Payphone Order, for each such payphone served by a non-equal access switch or in a small- or mid-sized LEC territory, the Company could experience a reduction in dial-around compensation. Based on currently available information, the Company believes that the number of such payphones is less than 3% of its payphone base and any related reduction would not have a material adverse effect on its financial condition. Further, upon the FCC's review of additional data and reconsideration of the 1998 Payphone Order, the compensation methodologies described above could be revised.

  The FCC provided that the 1998 Payphone Order was applicable only to the period beginning October 7, 1997 and not to the period from November 6, 1996 to October 6, 1997. The FCC indicated that issues related to this period would be addressed in a subsequent order.

8. COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and disclosure of comprehensive income and its components. For the three and nine month periods ended September 30, 1998 and 1997, comprehensive income equals net income.

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1998

9. EARNINGS PER SHARE:

  In accordance with SFAS 128, the following tables reconcile net income and weighted average shares outstanding to the amounts used to calculate the basic and diluted earnings per share for the three and nine month periods ended September 30, 1998 and 1997.

                                              THREE MONTHS ENDED SEPTEMBER 30,
                                              ---------------------------------
                                                    1998             1997
                                              ---------------- ----------------
      Weighted average shares outstanding....        5,780,427        4,612,260
      Assumed exercise of options and
       warrants
       (treasury stock method)...............           95,482          128,630
                                              ---------------- ----------------
      Diluted shares outstanding.............        5,875,909        4,740,890
                                              ================ ================
                                               NINE MONTHS ENDED SEPTEMBER 30,
                                              ---------------------------------
                                                    1998             1997
                                              ---------------- ----------------
      Weighted average shares outstanding....        5,031,652        4,591,713
      Assumed exercise of options and
       warrants
       (treasury stock method)...............          183,620          126,110
                                              ---------------- ----------------
      Diluted shares outstanding.............        5,215,272        4,717,823
                                              ================ ================

10. OTHER EVENTS

  On June 12, 1998, the Company announced the signing of a definitive agreement (the "Davel/PhoneTel Merger Agreement") to merge with PhoneTel Technologies, Inc. ("PhoneTel"), based in Cleveland, Ohio. Under the terms of the agreement, shareholders of PhoneTel will receive Company common stock equal to $3.08 per share based on the Company's average closing price for the 30 consecutive trading days ending on the second trading day prior to shareholders' approval; provided, however, that, in no event, will PhoneTel shareholders receive greater than 0.13765 shares of Company common stock for each share of PhoneTel stock.

  On June 30, 1998, the Company announced the closing of an investment by an affiliate of Equity Group Investments, Inc., a privately-held investment company controlled by Sam Zell. In the transaction, the Equity Group Investments affiliate invested $28 million in the Company as payment for 1,000,000 shares of newly issued common stock and warrants to purchase an additional 215,531 shares, which are exercisable at a price of $32.00 per share. Proceeds of the sale were used to reduce amounts outstanding under the Company's term loan facility.

  On July 6, 1998, the Company announced the signing of a definitive agreement to merge with Peoples Telephone Company, Inc. ("Peoples Telephone"), based in Miami, Florida. Under the terms of the agreement, holders of common stock of Peoples Telephone will receive 0.235 of a share of Company common stock for each outstanding share of Peoples Telephone common stock. The exchange ratio is fixed and not subject to adjustment. The transaction, which is intended to close in the fall of 1998, is subject to the approval of the shareholders of both companies, receipt of required regulatory approvals and other customary conditions. Consummation of the merger is conditioned on its eligibility for pooling-of-interests accounting treatment. The transaction is also subject to conversion of Peoples Telephone's convertible preferred stock into common stock and receipt by Davel of financing for, and successful consummation of, a cash tender offer for Peoples Telephone's 12 1/4% Senior Notes due 2002, pursuant to which a minimum of 85% of the aggregate outstanding principal amount of $100 million shall have been tendered. Peoples Telephone has received irrevocable tenders

               DAVEL COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)--(CONCLUDED)

                              SEPTEMBER 30, 1998

of approximately $99.9 million principal amount of such notes out of $100 million principal amount outstanding. The refinancing of the combined companies' indebtedness will be achieved through a senior credit facility.

  On September 29, 1998, the Company announced that it was exercising its contractual rights to terminate the Davel/PhoneTel Merger Agreement, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, the Company filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel Merger Agreement and a declaratory judgement that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against the Company alleging that the Davel/PhoneTel Merger Agreement had been wrongfully terminated, and also filed a claim against Peoples Telephone alleging that Peoples Telephone wrongfully caused the termination of the Davel/PhoneTel Merger Agreement. The counterclaim seeks specific performance of the transactions contemplated by the Davel/PhoneTel Merger Agreement and damages and other equitable relief from the Company and Peoples Telephone. The Company believes that it has meritorious claims against PhoneTel and intends to defend vigorously against the counterclaim initiated by PhoneTel.

11. NEW ACCOUNTING PRONOUNCEMENTS

  In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

  In April 1998, the FASB adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities and organization costs to be expenses as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company will adopt SOP 98-5 in fiscal 1999 and does not expect adoption to have a material impact on its consolidated financial statements.

  In February 1998, the FASB adopted SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," which establishes reporting requirements related to a business's pensions and other postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997, and does not apply to interim financial statements in the year of adoption. The Company will adopt SFAS No. 132 for the fiscal year ended December 31, 1998. The Company does not expect adoption to have a material impact on its consolidated financial statements.

  In June 1997, the FASB adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes reporting requirements related to a business's operating segments, products and services, geographic areas of operations and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, and does not apply to interim financial statements in the year of adoption. The Company will adopt SFAS No. 131 for the fiscal year ended December 31, 1998. The Company does not expect SFAS No. 131 to have a significant impact on its consolidated financial statements and the related disclosures.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Communications Central Inc.

  We have audited the accompanying consolidated balance sheets of Communications Central Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communications Central Inc. at June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming Communications Central Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses and has a working capital deficiency. In addition, the Company is not in compliance with certain terms of the loan agreement with its bank. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          Ernst & Young LLP

Atlanta, Georgia
September 19, 1997

                          COMMUNICATIONS CENTRAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                                            JUNE 30,
                                                    --------------------------
                                                        1997          1996
                                                    ------------  ------------
ASSETS
Current assets:
  Cash............................................. $  5,403,731  $  2,266,327
  Accounts receivable, less allowance for doubtful
   accounts of $3,586,000 and $2,140,000 at June
   30, 1997 and 1996, respectively.................    9,275,643    10,612,382
  Prepaid expenses.................................    1,180,487       707,699
  Assets held for sale.............................   38,791,285           --
  Other current assets.............................    1,961,522       870,815
                                                    ------------  ------------
    Total current assets...........................   56,612,668    14,457,223
Operating equipment:
  Telecommunication equipment......................   63,776,675    73,262,895
  Uninstalled equipment............................      552,721       665,415
                                                    ------------  ------------
                                                      64,329,396    73,928,310
  Less accumulated depreciation and amortization...  (33,418,171)  (29,922,368)
                                                    ------------  ------------
                                                      30,911,225    44,005,942
Leasehold improvement, computer equipment and
 software and office furniture and equipment, net
 of accumulated depreciation and amortization of
 approximately $3,172,000 and $2,162,000 at June
 30, 1997 and 1996, respectively...................    2,183,441     2,367,534
Deferred loan costs, net of accumulated
 amortization of $243,000 at June 30, 1996.........          --        260,153
Intangible assets
  Site license contracts, net......................    3,345,221     7,053,568
  Agreements not to compete, net...................      513,284     1,046,450
  Goodwill, net....................................    8,680,937    36,555,441
Other assets, net..................................    2,086,523     3,981,290
                                                    ------------  ------------
  Total assets..................................... $104,333,299  $109,727,601
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable to shareholders.................... $        --   $      8,333
  Note payable.....................................          --         79,650
  Accounts payable.................................    4,674,064     3,324,204
  Accrued expenses.................................    4,799,916     2,878,447
  Current portion of long-term debt................   71,697,389     3,000,000
  Accrued commissions..............................    2,009,907     2,637,010
  Accrued interest.................................      880,172       634,295
  Accrued compensation.............................      142,822       102,351
  Accrued income taxes payable.....................      578,984       328,984
                                                    ------------  ------------
    Total current liabilities......................   84,783,254    12,993,274
Long-term debt.....................................          --     70,197,389
Commitments and contingencies......................          --            --
Shareholders' equity
  Common Stock, $.01 par value:
   Authorized shares - 50,000,000; issued and
    outstanding shares--6,284,222 and 6,054,556 at
    June 30, 1997 and 1996, respectively...........       62,842        60,545
  Additional paid-in capital.......................   51,483,958    50,067,383
  Accumulated deficit..............................  (31,996,755)  (23,590,990)
                                                    ------------  ------------
    Total shareholders' equity.....................   19,550,045    26,536,938
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $104,333,299  $109,727,601
                                                    ============  ============

                            See accompanying notes.

                          COMMUNICATIONS CENTRAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED JUNE 30,
                                       ---------------------------------------
                                           1997          1996         1995
                                       ------------  ------------  -----------
Revenue:
  Coin calls.......................... $ 34,575,398  $ 35,509,110  $33,326,399
  Non-coin calls......................   65,894,619    66,644,945   47,951,407
  Other...............................    3,377,759     3,185,516      144,433
                                       ------------  ------------  -----------
                                        103,847,776   105,339,571   81,422,239
Costs and expenses:
  Line access charges.................   31,532,544    35,923,596   27,411,215
  Commissions.........................   20,839,017    22,299,044   15,111,992
  Service and collection..............   19,218,670    19,362,209   12,001,623
  Selling, general and administrative.    5,868,275     4,778,522    4,633,821
  Bad debt expense....................   17,208,408     8,575,422    4,640,610
  Depreciation and amortization.......   12,374,243    11,741,785    9,795,025
  Impairment loss.....................          --     14,183,996          --
  Impairment loss on assets held for
   sale...............................    2,400,000           --           --
                                       ------------  ------------  -----------
    Total costs and expenses..........  109,441,157   116,864,574   73,594,286
                                       ------------  ------------  -----------
Operating income (loss)...............   (5,593,381)  (11,525,003)   7,827,953
Other income, net.....................    5,473,408           --           --
Impairment loss of loan origination
 fees.................................   (1,155,652)          --           --
Interest expense......................   (7,130,140)   (6,343,142)  (3,527,644)
                                       ------------  ------------  -----------
Income (loss) before income tax
 expense..............................   (8,405,765)  (17,868,145)   4,300,309
Income tax expense....................          --         78,352    1,127,896
                                       ------------  ------------  -----------
Net income (loss)..................... $ (8,405,765) $(17,946,497) $ 3,172,413
                                       ============  ============  ===========
Net income (loss) per common share.... $      (1.38) $      (2.96) $      0.52
                                       ============  ============  ===========
Weighted average shares outstanding...    6,101,451     6,054,556    6,064,447
                                       ============  ============  ===========



                            See accompanying notes.

                          COMMUNICATIONS CENTRAL INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           COMMON STOCK    ADDITIONAL                     TOTAL
                         -----------------   PAID-IN    ACCUMULATED   SHAREHOLDERS'
                          SHARES   AMOUNT    CAPITAL      DEFICIT        EQUITY
                         --------- ------- -----------  ------------  -------------
Balance of June 30,
 1994................... 5,424,021 $54,240 $48,799,468  $ (8,816,906)  $40,036,802
  Issuance of Common
   Stock in acquisition.    46,809     468     549,538           --        550,006
  Issuance of Common
   Stock upon exercise
   of options...........   180,335   1,803     301,153           --        302,956
  Issuance of Common
   Stock upon exercise
   of warrants..........   226,891   2,269      (2,281)          --            (12)
  Tax benefit from
   employees' stock
   option plans.........       --      --      213,000           --        213,000
  Net income............       --      --          --      3,172,413     3,172,413
                         --------- ------- -----------  ------------   -----------
Balance at June 30,
 1995................... 5,878,056 $58,780 $49,860,878  $ (5,644,493)  $44,275,165
  Issuance of Common
   Stock upon exercise
   of options...........   176,500   1,765     206,505           --        208,270
  Net loss..............       --      --          --    (17,946,497)  (17,946,497)
                         --------- ------- -----------  ------------   -----------
Balance at June 30,
 1996................... 6,054,556 $60,545 $50,067,383  $(23,590,990)  $26,536,938
  Issuance of warrants..       --      --    1,378,125           --      1,378,125
  Issuance of Common
   Stock upon exercise
   of options...........       666       7       3,490           --          3,497
  Issuance of Common
   Stock upon exercise
   of warrants..........   229,000   2,290      34,960           --         37,250
  Net loss..............       --      --          --     (8,405,765)   (8,405,765)
                         --------- ------- -----------  ------------   -----------
Balance at June 30,
 1997................... 6,284,222 $62,842 $51,483,958  $(31,996,755)  $19,550,045
                         ========= ======= ===========  ============   ===========


                            See accompanying notes.

                          COMMUNICATIONS CENTRAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED JUNE 30,
                                       ---------------------------------------
                                          1997          1996          1995
                                       -----------  ------------  ------------
Operating activities
  Net income (loss)................... $(8,405,765) $(17,946,497) $  3,172,413
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
    Depreciation and amortization.....  12,374,243    11,741,785     9,795,025
    Other.............................      (7,463)          --        (16,336)
    Impairment loss...................         --     14,183,996           --
    Impairment loss on assets held for
     sale.............................   2,400,000           --            --
    Impairment loss of loan
     origination fees.................   1,155,652           --            --
    Changes in operating assets and
     liabilities:
      Accounts receivable.............   1,336,739        23,923    (6,690,852)
      Prepaid expenses, other current
       assets and other assets........  (1,778,607)   (2,136,962)   (2,506,920)
      Accounts payable................   1,349,860     2,459,091    (1,611,327)
      Accrued expenses................   1,830,713     1,119,946     1,325,688
      Other liabilities...............         --            --      2,261,656
                                       -----------  ------------  ------------
        Net cash provided by operating
         activities...................  10,255,372     9,445,282     5,729,347
Investing activities
  Purchase of telecommunication
   equipment, leasehold improvements
   and office furniture and equipment,
   net................................  (3,373,207)   (7,496,323)  (11,402,674)
  Acquisitions of telecommunication
   equipment, site licenses,
   agreements not to compete and
   goodwill...........................         --       (462,000)  (41,187,892)
  Purchases of site licenses, net.....  (2,230,825)   (2,294,360)   (1,957,274)
  Proceeds from sale of equipment.....      33,300       285,000       115,526
                                       -----------  ------------  ------------
        Net cash used in investing
         activities...................  (5,570,732)   (9,967,683)  (54,432,314)
Financing activities
  Payments on notes payable...........  (1,587,983)     (423,583)   (7,678,146)
  Proceeds from long-term debt........         --      3,000,000    51,640,463
  Issuance of Common Stock............      40,747       208,270       302,944
                                       -----------  ------------  ------------
  Net cash provided by (used in) fi-
   nancing activities.................  (1,547,236)    2,784,687    44,265,261
                                       -----------  ------------  ------------
  (Decrease) increase in cash.........   3,137,404     2,262,286    (4,437,706)
                                       -----------  ------------  ------------
        Cash at beginning of year.....   2,266,327         4,041     4,441,747
                                       -----------  ------------  ------------
        Cash at end of year........... $ 5,403,731  $  2,266,327  $      4,041
                                       ===========  ============  ============
Supplemental disclosure
        Cash paid for interest........ $ 6,388,854  $  6,725,240  $  2,591,138
                                       ===========  ============  ============
        Cash paid for income taxes.... $       --   $        --   $  1,170,900
                                       ===========  ============  ============


                            See accompanying notes.

                          COMMUNICATIONS CENTRAL INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Communications Central Inc. (the "Company") is an independent payphone and inmate phone operator operating in 42 states and the District of Columbia. Revenues from the operation of payphones and inmate phones are recorded based on equipment usage and from routing calls to operator service companies and long distance carriers.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Communications Central of Georgia, Inc., InVision Telecom, Inc. and Central Payphone Services, Inc. Significant intercompany accounts and transactions have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Investments

  At June 30, 1997 and 1996, the Company held warrants to purchase common stock of a vendor. The Company has classified this investment as trading. Trading investments are held for resale in anticipation of short-term market movements. Trading investments are stated at fair value. Gains or losses, both realized and unrealized, are included in Other Revenue. The Company recognized a realized gain of $1.2 million and an unrealized gain of $1.4 million in fiscal 1997.

 Operating Equipment

  Operating equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful life of the assets. The estimated useful life of all telecommunication equipment is 10 years. The Company capitalizes the cost of initial installation as part of the cost of telecommunication equipment. Repairs and maintenance are expensed as incurred.

 Concentrations of Credit Risk and Major Customers

  The Company derives a majority of its operating revenues from commercial customers in the United States and large long distance telecommunications companies. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience.

 Intangible Assets

  Intangible assets consist of costs allocated to agreements not to compete, site license contracts relating to installed and acquired equipment, and goodwill, which represents the excess of the purchase price paid for acquired equipment over the fair value of the acquired equipment.

  Amortization for agreements not to compete is computed using the straight-line method over the life of the agreements, ranging from 3 to 7 years. Accumulated amortization on agreements not to compete at June 30, 1997 and 1996 was approximately $1,359,000 and $1,019,000, respectively. In the case of the site licenses acquired in an acquisition, the estimated fair value of the site license is capitalized. Amortization for site license contracts is computed using the straight-line method over the estimated life of the contracts, ranging from 6 to 7 years.

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997

Accumulated amortization on site license contracts at June 30, 1997 and 1996 was approximately $4,891,000 and $2,683,000, respectively. Amortization for goodwill is computed using the straight-line method over lives of 15 and 40 years. Accumulated amortization on goodwill at June 30, 1997 and 1996 was approximately $3,844,000 and $2,298,000, respectively.

 Impairment of Long-Lived Assets

  In March 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the third quarter of fiscal 1996.

  Periodically, the Company assesses the appropriateness of the carrying amounts of long-lived assets and related amortization periods based on the undiscounted value of the current and anticipated future cash flows generated by the business. If there are indicated impairments, a write-down is recorded to the extent the carrying amount exceeds fair value. Fair value is based on either a quoted value, if available, or the estimated future cash flows of the business discounted at a market rate of interest.

  An impairment loss of $14.2 million during the third quarter of fiscal 1996 was recognized in accordance with SFAS No. 121. Cash flow generation by payphones and inmate lines, on an acquisition-by-acquisition basis, was calculated based on the Company's best estimate of future income and expenses including the impact of a continued reduction in operator service provider revenue as a result of "dial around." Where the sums of future undiscounted cash flows of these long-lived assets were less than their recorded book values, an impairment loss was recognized. Such losses consisted of approximately $12.4 million for operating equipment and approximately $1.8 million for related intangible assets.

  An impairment loss on assets held for sale of $2.4 million was recognized during the fourth quarter of fiscal 1997 in accordance with SFAS No. 121. The impairment loss was determined based on the estimated fair value to be received for long-lived assets to be disposed of under an August 21, 1997 Asset Purchase Agreement with Talton Holdings, Inc. ("Talton") to purchase substantially all of the assets of the Company's inmate division. (See Note
16). All of the long-lived assets of the Company's inmate division have been classified as assets held for sale in current assets. The results of operations for the inmate division were (millions):

                                                             1997   1996  1995
                                                             -----  ----- -----
      Revenue............................................... $46.2  $47.9 $21.1
      Income/(Loss) Before Income Taxes....................  (13.4)   1.5   3.3

 Recognition of Revenue

  Revenues from coin calls and non-coin calls are recognized as calls are made. When revenue on a telephone call is recorded, an expense is also recorded for fees associated with the call.

 Income Taxes

  The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997

liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Net Income (Loss) Per Share

  Net income (loss) per share is computed using the weighted average number of common shares and, if dilutive, common equivalent shares outstanding during the period.

 Stock Based Compensation

  During 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which provides an alternative to APB Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for stock-based compensation to employees. As permitted by SFAS 123, the Company continues to account for stock option grants in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of the effect of SFAS No. 123. Accordingly, adoption of the standard in fiscal 1997 did not affect the Company's results of operations or financial position.

 New Accounting Pronouncements

  In February 1997, the Financial Accounting Standards Board issued a new accounting pronouncement, SFAS No. 128, "Earnings Per Share", which will change the current method of computing earnings per share. The new standard requires presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS No. 128 will be effective for the Company's quarter ending December 31, 1997, and, upon adoption, all prior period earnings per share data presented shall be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted. The Company does not expect that the adoption of the new pronouncement will have a material impact on the Company's results of operations.

 Reclassifications

  Certain changes in the presentation of the June 30, 1996 amounts have been made to conform to the June 30, 1997 presentation.

2. GOING CONCERN AND MANAGEMENT'S PLAN

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern; they do not include adjustments relating to the recoverability of recorded asset amounts and classification of recorded assets and liabilities to reflect the possible future effects if the Company is not able to continue as a going concern.

  The Company reported a net loss of $8.4 million for the year ended June 30, 1997, and reported a net loss of $17.9 million for the preceding year. The Company violated certain terms and conditions of the Credit Agreement, resulting in the outstanding balance of $71.7 million as of June 30, 1997 being classified a current liability. At June 30, 1997 there was a working capital deficiency of $28.2 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

  Management's plan for addressing these conditions is as follows:

    Sale of the Company's inmate operations. Pursuant to the Asset Purchase Agreement between the Company and Talton Holdings, Inc., the Company has agreed to sell certain assets of the inmate operations to Talton for approximately $42 million. (See Note 16) The sale is scheduled to be consummated on or about October 31, 1997, and is contingent upon a number of items. The cash from the sale of these assets is planned to reduce a portion of the outstanding debt and provide working capital.

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


    Take advantage of deregulated local coin rates. In appropriate markets, the Company intends to increase the coin rate charged on or about October 7, 1997.

    Aggressively pursue "fair compensation" as mandated in the Telecommunications Act of 1996 for dial-around calls. Through participation in industry groups and individually, the Company will pursue compensation for dial-around calls from appropriate interexchange providers.

    Renegotiate or replace the 1996 Credit Agreement. Management intends to renegotiate the terms of the 1996 Credit Agreement with its existing lender or replace the agreement with a new secured lender.

  Although the results of these actions cannot be predicted, the Company believes that the above steps are appropriate and, if successful, will help improve operating results and cash flow.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short maturities of these instruments. The carrying amounts reported in the balance sheet for notes payable and long-term debt approximate fair values. Fair values for notes payable and long-term debt are estimated based on the present value of expected cash flows.

4. ACCOUNTS RECEIVABLE AND BAD DEBT EXPENSE

  At June 30, 1997, the accounts receivable balance was $12.9 million with an allowance for doubtful accounts of $3.6 million. Of that amount, $6.4 million represents receivables generated from inmate calling along with an allowance of $3.4 million. The remaining $6.5 million represents receivables generated from the Company's pay telephones which includes $5.7 million due from interexchange carrier's for "dial-around compensation". In the fourth quarter of fiscal 1997, the Company changed its estimate of bad debt expenses by recording expenses of $6.8 million related to its inmate calling business primarily to reflect its experience with increased levels of chargebacks for prior periods reported by LECs primarily in the second and third quarters of fiscal 1997.

  At June 30, 1996, the accounts receivable balance was $12.7 million with an allowance for doubtful accounts of $2.1 million. Of that amount, $9.9 million represents receivables generated from inmate calling along with an allowance of $2.0 million. The remaining $2.8 million represents receivables from the Company's pay telephones which includes $1.2 million due from interexchange carriers for "dial-around compensation".

5. NOTES PAYABLE

                                                                    JUNE 30,
                                                                  -------------
                                                                  1997   1996
                                                                  ----- -------
      Unsecured notes payable to shareholders.................... $ --  $ 8,333
      Note payable...............................................   --   79,650
                                                                  ----- -------
                                                                         87,983
      Less current portion.......................................   --   87,983
                                                                  ----- -------
                                                                  $ --  $   --
                                                                  ===== =======

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


6. BANK DEBT

  In July 1995, the Company entered into an agreement (the "1995 Loan") with a bank that amended and restated the terms of a previous agreement. The 1995 Loan contains affirmative and negative covenants including provisions for maintaining minimum consolidated net worth, interest coverage ratios, and fixed charge coverage. In addition, it provided that the Company could not declare or pay dividends and it restricted capital expenditures, indebtedness, third party guarantees and asset dispositions.

  In August 1996, the Company entered into a Credit Agreement (the "1996 Credit Agreement") that amended and restated the 1995 Loan. The 1996 Credit Agreement permitted borrowing of up to $75,000,000 until November 30, 1996. It required a payment of $12,000,000 on or before July 1, 1997. The 1996 Credit Agreement is secured by essentially all of the assets of the Company including the stock of its operating subsidiaries. The 1996 Credit Agreement further requires principal payments of $500,000 per month beginning January 1997, and $750,000 per month beginning in January 1998, through the 1996 Credit Agreement's maturity in July 1999. In conjunction with the 1996 Credit Agreement, the Company incurred loan origination costs of approximately $257,000. These costs, which include loan closing fees, legal and professional fees, are being amortized over the life of the 1996 Credit Agreement.

  On October 8, 1996, the Company's lender agreed to amend the 1996 Credit Agreement to extend the maturity of the $12,000,000 payment due on November 30, 1996 to July 1, 1997, and to adjust the financial covenants accordingly.

  In consideration for the amendments during fiscal year 1997, the lender received warrant agreements to purchase up to 225,000 shares of the Company's Common Stock at a nominal price. The cost of approximately $1.4 million associated with these warrants will be amortized over the life of the 1996 Credit Agreement.

  In June 1997, the above terms were modified by the Second Amendment to the 1996 Credit Agreement which extended the timing of the July 1, 1997 payment to September 1, 1997 upon the payment of a principal amount of $1,500,000. The Company was not able to repay the remaining payment due of $10,500,000 on September 1, 1997. As a result, the Company is in default under the 1996 Credit Agreement. In addition, the Company was not in compliance with the financial covenants under the 1996 Credit Agreement, as amended, as of June 30, 1997. Because of this default, the Company has recognized the impairment of deferred loan costs of $1.2 million at June 30, 1997.

  As a result of the above, all of the debt under the 1996 Credit Agreement, as amended, is shown as current.

7. LEASE COMMITMENTS

  The Company leases office space and certain equipment under operating leases. Total rent expense for the years ended June 30, 1997, 1996, and 1995 was approximately $668,000, $587,000, and $899,000, respectively.

  Future minimum payments, by year and in the aggregate, under the noncancellable operating leases with initial or remaining terms of one year or more consist of the following at June 30, 1997:

             Year ending June 30,
               1998........................ $1,295,000
               1999........................  1,067,000
               2000........................     89,000
                                            ----------
                                            $2,451,000
                                            ==========

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


8. PREFERRED STOCK

  As of June 30, 1997 the Company had 2,000,000 shares of Preferred Stock authorized and none issued and outstanding.

9. COMMON STOCK

  The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, the Company recognizes compensation expense to the extent the exercise price of the Company's employee stock options is less than the market price of the underlying stock on the date of grant.

 Stock Options

  During fiscal 1992, the Board of Directors issued 348,500 options to purchase Common Stock at an exercise price of $1.18 per share. These options are exercisable and became fully vested upon consummation of the Company's initial public offering on December 16, 1993. The option holders exercised the remaining 176,500 of the vested options during fiscal 1996.

  On October 19, 1993, the Board of Directors approved the establishment of the 1993 Stock Option Plan. The 1993 Stock Option Plan was amended and restated as of October 11, 1995 (the "1993 Plan") to increase the shares for issuance upon exercise of options granted to 850,000 shares. Options are to be granted at an exercise price per share that is not less than the fair market value on the date of the grant. All Options granted under the 1993 Plan must be exercised no later than the tenth anniversary of the date of the grant. Options may be granted with different vesting terms, but generally provide for vesting over a three year period. During 1996, the Company repriced 65,000 options, with exercise prices which ranged from $11.88 to $15.00, to fair market value on the date of the repricing.

  On October 19, 1993, the Board of Directors established the Stock Option Plan for Directors (the "Directors' Plan"), which provides for the grant of non-qualified stock options to purchase up to 50,000 shares of Common Stock to directors who are not also employees of the Company. Under the Directors' Plan, eligible directors could elect to receive stock options in lieu of annual director compensation. The option exercise price is defined as 50% of the fair market value of a share on the date of grant. During fiscal 1995 and 1996, 7,997 and 25,402 options were granted under the Directors' Plan, respectively. Under the Directors' Plan, on the date of the grant of options at less than fair market value, the Company will, to the extent compensation expense has not already been recorded, recognize compensation expense ratably over the vesting period in an amount equal to the difference between the fair market value on the date of grant and the option exercise price.

  Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively; risk-free interest rates of 5.54% and 6.48%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.555; and a weighted-average expected life of the options of 3 years.

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                        1997          1996
                                                     -----------  ------------
      Pro forma net loss............................ $(8,818,000) $(18,386,000)
      Pro forma loss per share...................... $     (1.45) $      (3.04)

  Because SFAS No. 123 is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be fully reflected until fiscal year 1998.

  A summary of the Company's stock option activity under the 1993 Stock Option Plan, for the years ended June 30 follows:

                                                  YEAR ENDED JUNE 30,
                         ------------------------------------------------------------------------
                                  1997                    1996                     1995
                         ----------------------- ------------------------ -----------------------
                                    WEIGHTED-                WEIGHTED-               WEIGHTED-
                                     AVERAGE                  AVERAGE                 AVERAGE
                         OPTIONS  EXERCISE PRICE OPTIONS   EXERCISE PRICE OPTIONS  EXERCISE PRICE
                         -------  -------------- --------  -------------- -------  --------------
Outstanding, beginning
 of year................ 735,000      $6.45       287,584      $12.60     204,750      $11.12
Granted.................  85,000       6.86       660,000        6.11     183,500       14.30
Exercised...............    (666)      5.25           --          --       (8,333)      12.00
Canceled................  (2,334)      5.25      (212,584)       5.30     (92,333)      12.76
                         -------      -----      --------      ------     -------      ------
Outstanding, end of
 year................... 817,000      $6.49       735,000      $ 6.45     287,584       12.60
                         =======      =====      ========      ======     =======      ======
Exercisable, end of the
 year................... 333,207      $7.53        67,999      $ 8.48      46,166      $12.08
                         =======      =====      ========      ======     =======      ======
Weighted-average fair
 value of options
 granted during the
 year...................              $3.76                    $ 2.61
                                      =====                    ======

  Options outstanding at June 30, 1997 have a weighted average remaining contractual life of approximately 8.17 years and are exercisable at prices ranging from $5.25 to $15.00.

 Warrants

  In fiscal 1991, the Company issued stock purchase warrants to its bank to purchase up to 316,188 shares of Common Stock at an exercise price of $.01 per share, subject to adjustment in certain events. All of the warrants expire on May 1, 2001. The warrant holders had the right to put the warrants to the Company; however, termination of these put rights occurred automatically upon the closing of the Company's initial public offering on December 16, 1993, and the Company therefore transferred $1,204,117 from redeemable warrants to additional paid-in capital on Common Stock. Upon the closing of the Company's initial public offering, the warrant was partially exercised and converted into 79,047 shares of Common Stock (see above). During fiscal 1994, the warrant was further exercised and converted into an additional 10,114 shares of Common Stock. During fiscal 1995, 226,891 warrants were exercised and converted into an additional 226,891 shares of Common Stock. An additional 136 warrants were recovered, but not converted into Common Stock.

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


  In September 1996, the Company issued stock purchase warrants to its lender to purchase 225,000 shares of Common Stock at an exercise price of $.01 per share. (See Note 4) The warrants were exercised and converted into 225,000 shares of Common Stock on March 17, 1997. As of June 30, 1997 no warrants to purchase shares of Common Stock remain outstanding.

  In July 1995, the Company issued warrants to purchase 44,500 shares of Common Stock at $8.75 per share to a vendor. During fiscal 1997, warrants to purchase 4,000 shares were exercised.

  On June 30, 1997, the Company had reserved a total of 882,902 shares of Common Stock for future issuance upon exercise of the stock options and warrants.

10. OTHER INCOME

  In March 1997, the Company announced an Agreement and Plan of Merger ("Merger Agreement") with PhoneTel Technologies, Inc. ("PhoneTel"). On August 21, 1997, the Company announced that its Merger Agreement had been terminated without any shares of the Company's stock being purchased. In the fourth quarter of fiscal 1997, the Company received payments totaling $6 million from PhoneTel. As a result of the amendment and then termination of the agreement, PhoneTel forfeited these payments to the Company. The payments were recorded as "Other Income", net of related expenses.

11. INCOME TAXES

  The components of income taxes are as follows:

                                                          YEAR ENDED JUNE 30,
                                                        ------------------------
                                                        1997   1996      1995
                                                        ----- ------- ----------
      Current:
        Federal........................................ $ --  $78,352 $1,127,896
        State..........................................   --      --         --
                                                        ----- ------- ----------
                                                          --   78,352  1,127,896
      Deferred:
        Federal........................................   --      --         --
        State..........................................   --      --         --
                                                        ----- ------- ----------
                                                        $ --  $78,352 $1,127,896
                                                        ===== ======= ==========

  At June 30, 1997, the Company had net operating loss carryforwards ("NOLs") of approximately $32.9 million for federal income tax purposes. These NOLs expire in varying amounts beginning in 2002 as follows:

             Year ended June 30,
               2002....................... $   185,000
               2003.......................     944,000
               2004.......................   3,475,000
               2005.......................   2,052,000
               2006.......................     889,000
               2007.......................   2,735,000
               2008.......................   2,285,000
               2009.......................     579,000
               2010.......................     806,000
               2011.......................  11,751,000
               2012.......................   7,212,000
                                           -----------
                                           $32,913,000
                                           ===========

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


  Section 382 of the Internal Revenue Code, as amended ("Section 382"), limits the amount of federal taxable income that may be offset by the preexisting NOL's of a corporation following a change in ownership ("Ownership Change") of the corporation. Approximately $12.9 million of the Company's NOL's are currently subject to limitation under Section 382 because the Company experienced an Ownership Change in fiscal 1991 due to the issuance of convertible preferred stock and in fiscal 1994 due to the issuance of common stock in the Company's initial public offering. Based upon the Ownership Change that occurred in fiscal 1991 and 1994, the Company has estimated the NOL's subject to the Section 382 limitation will not exceed $469,000 per year. The remaining NOL of $20.0 million can offset future taxable income without limitation.

  Income tax expense differs from the amount computed by applying the statutory Federal income tax rates for the following reasons:

                                                  YEAR ENDED JUNE 30,
                                           ------------------------------------
                                              1997         1996         1995
                                           -----------  -----------  ----------
Income tax expense at statutory federal
 income tax rate applied to income before
 income taxes............................  $(2,857,960) $(6,075,169) $1,462,105
Increase (decrease) resulting from:
  State tax expense, less federal tax
   benefit...............................     (336,230)    (626,339)    192,870
  Change in valuation allowance..........    3,086,504    6,694,557    (612,903)
  Other..................................      107,686       85,303      85,824
                                           -----------  -----------  ----------
                                           $       --   $    78,352  $1,127,896
                                           ===========  ===========  ==========

  Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         ----------- ----------
Deferred tax assets:
  Net operating loss carryforwards...................... $13,641,425 $9,766,394
  Reserves and vacation pay.............................   1,095,360  1,212,897
  AMT credit............................................   1,117,135  1,117,135
  Book over tax amortization............................   6,409,097  5,126,872
                                                         ----------- ----------
  Gross deferred tax assets.............................  22,263,017 17,223,298
  Valuation allowance...................................  10,749,143  7,662,639
                                                         ----------- ----------
    Total deferred tax assets...........................  11,513,874  9,560,659
Deferred tax liabilities:
  Tax over book depreciation............................  10,481,678  8,601,976
  Deferred bonus expense................................   1,032,196    958,683
                                                         ----------- ----------
    Total deferred tax liabilities......................  11,513,874  9,560,659
                                                         ----------- ----------
    Net deferred tax balance............................ $       --  $      --
                                                         =========== ==========

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


12. ACQUISITIONS

  During the year ended June 30, 1995 the Company acquired certain assets of various independent payphone and inmate phone operators including:

                                                                     AMOUNT
                                                                  ALLOCATED TO
     ACQUISITION                                       PURCHASE   INTANGIBLES
        DATE                 SELLING COMPANY             PRICE      ACQUIRED
     -----------             ---------------           --------   ------------
     July 1994      Pay-Tel of Illinois               $ 4,162,000 $   778,000
     July 1994      InVision Telecommunications, Inc.   4,246,000   3,770,000
     August 1994    Pay Phones Plus, Inc.               5,899,000   3,358,000
     November 1994  Telso, Inc.                        12,590,000   7,303,000
     April 1995     Robert Cefail & Associates         18,905,000  13,025,000

  The purchase method of accounting was used to record each of the above acquisitions. Accordingly, the purchase price was allocated to the assets acquired based on estimated fair values at the purchase dates. Operating results for the respective companies have been included in the Company's results of operations from the respective purchase dates.

  The following represents the unaudited pro forma results of operations for the year ended June 30, 1995, assuming the above acquisitions has occurred at the beginning of the year preceding the year of acquisition:

                                                                    YEAR ENDED
                                                                     JUNE 30,
                                                                       1995
                                                                   ------------
      Net revenues................................................ $104,929,000
      Income before extraordinary item............................    9,158,000
      Net Income..................................................    9,158,000
      Net income per share........................................         1.51

13. EMPLOYEE SAVINGS PLAN

  Effective January 1, 1993, the Company formed a contributory savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code, covering substantially all of its employees. The Company matches 50% of employee contributions to a maximum of 6% of employee earnings each Plan year. Company contributions to the Plan were approximately $83,500 and $84,000 for the years ended June 30, 1997 and 1996, respectively.

14. CONTINGENCIES AND UNCERTAINTIES OF DIAL AROUND COMPENSATION

  The Company is from time to time subject to claims and suits arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of any such pending matters will not have a material effect on the Company's financial position.

  The Federal Communications Commission ("FCC") issued an order on "dial-around" compensation ("FCC Order"), which provided an interim plan by which the interexchange carriers ("IXC's") paid an aggregate monthly amount of $45.85 per phone to the owners of each payphone. The Company received $1.7 million for the partial month of November 1996 and the full month of December 1996. For the months of January 1997, February 1997 and March 1997 the Company received an amount of approximately $36.12 per phone per month as several of the IXCs refused to pay while the FCC Order was being appealed. The Company has accrued at the rate of $45.85 per phone per month through June 30, 1997. The receivable owing from all of the IXCs at June 30, 1997 was approximately $5,700,000. Of that amount, approximately $1,800,000 was collected in July 1997, leaving a balance of approximately $3,900,000 remaining to be collected.

                          COMMUNICATIONS CENTRAL INC.

                                 JUNE 30, 1997


  In a July 1, 1997 decision, the U.S. Court of Appeals for the District of Columbia Circuit ("Court") reviewed certain Orders of the FCC related to the implementation of the payphone-specific provisions of the Telecommunications Act of 1996. Among other things, the Court remanded the issue of rates for compensation for 800 and access code calls to independent payphone providers ("dial-around compensation") back to the FCC for further consideration. Further, in a supplemental opinion dated September 16, 1997, the Court clarified its opinion on dial-around compensation by stating that it was vacating, rather than remanding, the FCC's previous dial-around compensation rates while the FCC further reviews the issue. The Company is continuing to analyze these complex rulings, and attempting to determine the effect, if any, that they may have on the Company's financial statements and results of operations.

  If the FCC fails to implement a dial around compensation amount that approximates at least the $45.85 per phone per month or 35 cents per call, then the impact of such a ruling could have a material adverse effect on the Company's financial position. For every dollar that the FCC changes its compensation plan from $45.85 per phone per month, the Company's revenue from non-coin calls could be impacted positively or negatively by approximately $155,000 for the period from November 8, 1996 through June 30, 1997.

15. RELATED PARTIES

  During the year ended June 30, 1995 the Company paid consulting fees of approximately $25,000 per year to a shareholder who also holds a position on the Board of Directors of the Company.

16. SUBSEQUENT EVENTS

  On August 21, 1997, the Company, InVision Telecom, Inc. (a wholly owned subsidiary of the Company) and Talton Holdings, Inc. ("Talton") entered into an Asset Purchase Agreement (the "Purchase Agreement") whereby Talton agreed to purchase substantially all of the assets of the Company's inmate phone business for approximately $42 million (subject to adjustment as provided in the Purchase Agreement). The Purchase Agreement is scheduled to close on or about October 31, 1997 and is subject to certain closing conditions including the consent of the Company's principal lender and the execution of satisfactory employment agreements with certain members of InVision's management team. Upon consummation of the Purchase Agreement and the transactions contemplated thereby, the Company will not own any inmate phones or have any inmate phone operations.

                          COMMUNICATIONS CENTRAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,    JUNE 30,
                                                        1997          1997
                                                    ------------  ------------
                                                    (UNAUDITED)
ASSETS:
Current assets:
  Cash............................................. $  4,890,771  $  5,403,731
  Accounts receivable, less allowance for doubtful
   accounts of $5,247,000 and $3,586,000 at
   December 31, 1997 and June 30, 1997,
   respectively....................................    8,567,943     9,275,643
  Prepaid expenses.................................    1,114,457     1,180,487
  Assets held for sale.............................          --     38,791,285
  Other current assets.............................    3,848,159     1,961,522
                                                    ------------  ------------
    Total current assets...........................   18,421,330    56,612,668
Operating equipment:
  Telecommunications equipment.....................   64,486,433    63,776,675
  Uninstalled equipment............................      552,721       552,721
                                                    ------------  ------------
                                                      65,039,154    64,329,396
  Less accumulated depreciation and amortization...  (36,134,080)  (33,418,171)
                                                    ------------  ------------
                                                      28,905,074    30,911,225
Leasehold improvements and office furniture and
 equipment, net of accumulated depreciation and
 amortization of approximately $2,909,000 and
 $3,172,000 at December 31, 1997 and June 30, 1997,
 respectively......................................    2,374,971     2,183,441
Intangible assets:
  Site license contracts, net......................    3,957,063     3,345,221
  Agreements not to compete, net...................      402,979       513,284
  Goodwill, net....................................    8,328,638     8,680,937
Other assets, net..................................    2,222,635     2,086,523
                                                    ------------  ------------
    Total assets................................... $ 64,612,690  $104,333,299
                                                    ============  ============
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable................................. $  4,415,383  $  4,674,064
  Accrued expenses.................................    3,899,216     4,799,916
  Current portion of long-term debt................   36,400,000    71,697,389
  Accrued commissions..............................    1,357,519     2,009,907
  Accrued interest.................................      244,617       880,172
  Accrued compensation.............................      162,117       142,822
  Accrued income taxes payable.....................      578,984       578,984
                                                    ------------  ------------
    Total current liabilities......................   47,057,836    84,783,254
Shareholders' equity:
  Common Stock, $.01 par value:
   Authorized shares--50,000,000; issued and
   outstanding shares--6,286,209 at December 31,
   1997 and 6,284,222 at June 30, 1997.............       62,967        62,842
  Additional paid-in capital.......................   51,549,274    51,483,958
  Accumulated deficit..............................  (34,057,387)  (31,996,755)
                                                    ------------  ------------
    Total shareholders' equity.....................   17,554,854    19,550,045
                                                    ------------  ------------
    Total liabilities and shareholders' equity..... $ 64,612,690  $104,333,299
                                                    ============  ============

                See notes to consolidated financial statements.

                          COMMUNICATIONS CENTRAL INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                         SIX MONTHS ENDED
                                                           DECEMBER 31,
                                                      ------------------------
                                                         1997         1996
                                                      -----------  -----------
Revenues:
  Coin calls......................................... $16,444,176  $18,019,392
  Non-coin calls.....................................  18,634,380   34,080,813
  Other..............................................   2,629,395    1,058,465
                                                      -----------  -----------
    Total revenues...................................  37,707,951   53,158,670
Cost and expenses:
  Line access charges................................  10,640,187   15,782,323
  Commissions........................................   7,254,072   10,545,201
  Service and collection.............................   6,588,302    7,947,290
  Bad debt expense...................................   3,230,243    5,887,237
  Selling, general and administrative................   5,182,296    4,006,459
  Depreciation and amortization......................   4,291,683    6,047,556
                                                      -----------  -----------
    Total cost and expense...........................  37,186,783   50,216,066
                                                      -----------  -----------
Operating income (loss)..............................     521,168    2,942,604
Interest expense.....................................   2,581,799    3,305,877
                                                      -----------  -----------
Income (loss) before income tax expense..............  (2,060,631)    (363,273)
Income tax expense (benefit) ........................         --           --
                                                      -----------  -----------
    Net income (loss)................................ $(2,060,631) $  (363,273)
                                                      ===========  ===========
    Net income (loss) per share...................... $     (0.33) $     (0.06)
                                                      ===========  ===========
Weighted average number of shares outstanding........   6,286,209    6,054,556
                                                      ===========  ===========


                See notes to consolidated financial statements.

                          COMMUNICATIONS CENTRAL INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                         SIX MONTHS ENDED
                                                           DECEMBER 31,
                                                     -------------------------
                                                         1997         1996
                                                     ------------  -----------
Operating activities
  Net loss.......................................... $ (2,060,631) $  (363,273)
  Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities:
    Depreciation and amortization...................    4,648,926    6,047,556
    Changes in operating assets and liabilities:
      Accounts receivable...........................      707,700   (2,009,169)
      Prepaid expenses, other current assets and
       other assets.................................   (1,820,606)  (1,359,750)
      Accounts payable and other accrued expenses...   (2,428,035)     640,399
                                                     ------------  -----------
        Net cash (used in) provided by operating
         activities.................................     (952,646)   2,955,763
Investing activities
  Purchases of telecommunications equipment,
   leasehold improvements, office furniture and
   equipment........................................   (1,379,312)  (1,247,113)
  Acquisitions of telecommunications equipment, site
   licenses, agreements not to compete and goodwill.          --       (27,526)
  Additions of site licenses, net...................   (1,540,339)    (865,106)
  Proceeds from sale of inmate operations...........   38,791,285          --
                                                     ------------  -----------
        Net cash provided by (used in) investing
         activities.................................   35,871,634   (2,139,745)
Financing activities
  Payments on notes payable.........................  (35,297,389)     (65,600)
  Payment of loan origination cost..................     (200,000)    (215,210)
  Issuance of Common Stock..........................       65,441          --
                                                     ------------  -----------
        Net cash (used in) financing activities.....  (35,431,948)    (280,810)
                                                     ------------  -----------
Increase (decrease) in cash.........................     (512,960)     535,208
  Cash at beginning of period.......................    5,403,731    2,266,327
                                                     ------------  -----------
  Cash at end of period............................. $  4,890,771  $ 2,801,535
                                                     ============  ===========
Supplemental disclosure
  Cash paid for interest............................ $  3,131,672  $ 3,159,625
                                                     ============  ===========
  Cash paid for income taxes........................ $        --   $       --
                                                     ============  ===========


                See notes to consolidated financial statements.

                          COMMUNICATIONS CENTRAL INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               DECEMBER 31, 1997

1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  These financial statements should be read in conjunction with the Company's audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 1997. Operating results for the six-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected in future periods.

2. SALE OF INMATE ASSETS

  Pursuant to an August 21, 1997 Asset Purchase Agreement between the Company and Talton Holdings, Inc. ("Talton"), the Company agreed to sell certain assets of its inmate operations to Talton for approximately $42 million. The sale was consummated as of October 1, 1997, and approximately $34 million of the proceeds were used to reduce the Company's bank debt.

3. PROVISION FOR DIAL-AROUND COMPENSATION

  On September 20, 1996, the Federal Communications Commission ("FCC") adopted rules in a docket entitled In the Matter of Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the "1996 Payphone Order"), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 ("Telecom Act"). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and subscriber 800 calls at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997 and ending October 6, 1998 the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the "Court") responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the dial-around compensation for subscriber 800 and access code calls, the manner in which the FCC established the interim dial-around compensation plan and the basis upon which interexchange carriers ("IXCs") would be required to compensate payphone service providers ("PSPs"). The Court remanded the issue to the FCC for further consideration, and clarified on September 16, 1997 that it had vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for subscriber 800 and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of local coin calls are similar to those of subscriber 800 and access code calls and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996 through October 6, 1997.

                         COMMUNICATIONS CENTRAL, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                               DECEMBER 31, 1997

  In accordance with the Court's mandate, on October 9, 1997 the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the "1997 Payphone Order"). This order addressed the per-call compensation rate for subscriber 800 and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for subscriber 800 and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.350 minus $0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for subscriber 800 and access code calls. These new rule provisions were made effective as of October 7, 1997.

  In addition, the 1997 Payphone Order tentatively concluded that the same $0.284 per call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs are entitled to compensation for all access code and subscriber 800 calls during this period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

  Based on the FCC's tentative conclusion in the 1997 Payphone Order, the Company has adjusted the amounts of dial-around compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this adjustment, the provision, net of applicable commissions, recorded in the quarter ended September 30, 1997 for reduced dial-around compensation is approximately $1,162,510 ($.18 per share). This provision is recorded as a reduction of non-coin call revenue. For the period from October 1, 1997 through December 31, 1997, the Company has recorded dial-around compensation at the rate of $37.20 per payphone per month. The amount of dial-around revenue recognized in the period from July 1, 1997 through October 6, 1997 is $2,221,302 and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC.

  The Company's outside federal regulatory counsel, Dickstein, Shapiro, Morin & Oshinsky LLP, is of the opinion that the Company is legally entitled to fair compensation under the Telecom Act for dial-around calls the Company delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telecom Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, are asserting and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Peoples Telephone Company, Inc.

  We have audited the consolidated balance sheets of Peoples Telephone Company, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity/ (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Peoples Telephone Company, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in Note 1, the Company previously presented replacement parts as inventory and has restated the 1997, 1996 and 1995 consolidated financial statements to include replacement parts as a component of property and equipment.

                                          Ernst & Young LLP

Miami, Florida
February 27, 1998, except for
the second and third
paragraphs of Note 20, as to
which the date is October 27,
1998, and the fourth paragraph
of Note 1, as to which the
date is November 6, 1998

                        PEOPLES TELEPHONE COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              DECEMBER 31,
                                                            ------------------
                          ASSETS                              1997      1996
                          ------                            --------  --------
Current assets:
  Cash and cash equivalents................................ $ 22,834  $ 12,556
  Restricted cash..........................................      920       --
  Accounts receivable, net of allowance for doubtful
   accounts of $4,936 in 1997 and $4,361 in 1996...........   17,061    11,598
  Prepaid expenses and other current assets................    2,631     2,547
  Net assets of discontinued operations....................      --      8,196
                                                            --------  --------
    Total current assets...................................   43,446    34,897
Property and equipment, net................................   50,362    61,541
Location contracts, net....................................   23,936    26,498
Intangible assets, net.....................................      824     1,475
Goodwill, net..............................................    4,084     4,788
Deferred income taxes......................................    3,407     3,407
Other assets, net..........................................    5,258     8,264
                                                            --------  --------
    Total assets........................................... $131,317  $140,870
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------
Current liabilities:
  Notes payable and current maturities of long-term debt... $    634  $    548
  Current portion of obligations under capital leases......      536       952
  Accounts payable and accrued expenses....................   22,722    19,240
  Accrued interest payable.................................    5,702     5,697
  Income and other taxes payable...........................    2,844     2,418
                                                            --------  --------
    Total current liabilities..............................   32,438    28,855
Notes payable and long-term debt...........................  100,000   100,657
Obligations under capital leases...........................      275       573
                                                            --------  --------
    Total liabilities......................................  132,713   130,085
                                                            --------  --------
Commitments and contingencies (Notes 14 and 15)............      --        --
Redeemable Preferred Stock:
  Cumulative convertible preferred stock, Series C, $.01
   par value; 160 shares authorized; 150 shares issued and
   outstanding; $100 per share liquidation value...........   13,711    13,556
  Preferred stock dividends payable........................    2,573     1,523
                                                            --------  --------
    Total preferred stock..................................   16,284    15,079
                                                            --------  --------
Common shareholders' deficit:
  Preferred stock; $.01 par value, 4,240 shares authorized
   in 1997 and 4,140 shares authorized in 1996; none issued
   and outstanding.........................................      --        --
  Convertible preferred stock; Series B, $.01 par value;
   600 shares authorized; none issued and outstanding......      --        --
  Common stock; $.01 par value, 75,000 shares authorized in
   1997 and 25,000 shares authorized in 1996; 16,209 shares
   in 1997 and 16,195 shares in 1996 issued and
   outstanding.............................................      162       162
  Capital in excess of par value...........................   59,291    60,453
  Accumulated deficit......................................  (75,108)  (63,438)
  Unrealized loss on investments...........................   (2,025)   (1,471)
                                                            --------  --------
    Total common shareholders' deficit.....................  (17,680)   (4,294)
                                                            --------  --------
    Total liabilities less shareholders' deficit........... $131,317  $140,870
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FOR THE YEAR ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
Revenues:
  Coin calls..................................... $ 76,449  $ 77,389  $ 78,353
  Non-coin calls, including 1997 dial-around
   compensation adjustment (see Note 19).........   35,786    29,617    33,887
  Service and other..............................      --        --        122
                                                  --------  --------  --------
    Total revenues...............................  112,235   107,006   112,362
Costs and expenses:
  Telephone charges..............................   29,310    30,107    35,582
  Commissions....................................   29,656    28,250    27,599
  Field service and collection...................   19,598    19,130    21,134
  Depreciation and amortization..................   21,304    20,466    19,180
  Selling, general and administrative............   13,023    12,491    11,160
  Other operating (income) expense...............      --     (1,500)    6,177
                                                  --------  --------  --------
    Total costs and expenses.....................  112,891   108,944   120,832
                                                  --------  --------  --------
  Operating loss.................................     (656)   (1,938)   (8,470)
Other (income) and expenses:
  Interest expense, net..........................   13,106    12,875    10,355
  (Gain) loss on disposal of prepaid calling card
   and international telephone centers...........      --       (545)      566
                                                  --------  --------  --------
    Total other (income) and expenses, net.......   13,106    12,330    10,921
                                                  --------  --------  --------
Loss from continuing operations before income
 taxes and extraordinary item....................  (13,762)  (14,268)  (19,391)
Benefit from income taxes........................      --        --        217
                                                  --------  --------  --------
Loss from continuing operations before
 extraordinary item..............................  (13,762)  (14,268)  (19,174)
Discontinued operations:
  Loss from operations...........................   (2,418)   (1,724)      (19)
  Gain (loss) on dispositions....................    4,510       --    (15,340)
                                                  --------  --------  --------
  Gain (loss) from discontinued operations.......    2,092    (1,724)  (15,359)
                                                  --------  --------  --------
Loss before extraordinary item...................  (11,670)  (15,992)  (34,533)
Extraordinary loss from extinguishment of debt,
 net of income tax benefit of $1,737.............      --        --     (3,327)
                                                  --------  --------  --------
    Net loss..................................... $(11,670) $(15,992) $(37,860)
                                                  ========  ========  ========
Earnings per share (basic and diluted):
  Loss from continuing operations................ $  (0.92) $  (0.96) $  (1.23)
  Income (loss) from discontinued operations.....     0.13     (0.10)    (0.95)
  Extraordinary loss, net........................      --        --      (0.20)
                                                  --------  --------  --------
    Net loss..................................... $  (0.79) $  (1.06) $  (2.38)
                                                  ========  ========  ========
Weighted average common shares outstanding.......   16,198    16,188    16,091
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

         FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     CAPITAL
                                    IN EXCESS             UNREALIZED
                             COMMON    OF     ACCUMULATED   LOSS ON
                             STOCK  PAR VALUE   DEFICIT   INVESTMENTS  TOTAL
                             ------ --------- ----------- ----------- --------
Balance at January 1, 1995..  $158   $58,143   $ (9,586)    $   --    $ 48,715
Exercise of 93 options at
 $2.00-$3.59 per share......     1       306        --          --         307
Issuance of 224 shares for
 prior acquisitions.........     2     1,302        --          --       1,304
Peoples Series C preferred
 stock dividends accrued....   --       (473)       --          --        (473)
Preferred stock issuance
 cost accretion.............   --        (69)       --          --         (69)
Issuance of 275 preferred
 stock warrants.............   --        558        --          --         558
Write-off of officer and
 director notes receivable
 previously charged to
 Capital in Excess of Par
 Value......................   --      1,806        --          --       1,806
Net loss....................   --        --     (37,860)        --     (37,860)
                              ----   -------   --------     -------   --------
Balance at December 31,
 1995.......................   161    61,573    (47,446)        --      14,288
Issuance of 22 shares for
 prior acquisitions.........     1        74        --          --          75
Peoples Series C preferred
 stock dividends accrued....   --     (1,050)       --          --      (1,050)
Preferred stock issuance
 cost accretion.............   --       (144)       --          --        (144)
Unrealized loss on
 investments................   --        --         --       (1,471)    (1,471)
Net loss....................   --        --     (15,992)        --     (15,992)
                              ----   -------   --------     -------   --------
Balance at December 31,
 1996.......................   162    60,453    (63,438)     (1,471)    (4,294)
Exercise of 18 options at
 $2.19-$3.44 per share......   --         44        --          --          44
Peoples Series C preferred
 stock dividends accrued....   --     (1,050)       --          --      (1,050)
Preferred stock issuance
 cost accretion.............   --       (156)       --          --        (156)
Unrealized loss on
 investments................   --        --         --         (554)      (554)
Net loss....................   --        --     (11,670)        --     (11,670)
                              ----   -------   --------     -------   --------
Balance at December 31,
 1997.......................  $162   $59,291   $(75,108)    $(2,025)  $(17,680)
                              ====   =======   ========     =======   ========



  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                       FOR THE YEAR ENDED
                                                          DECEMBER 31
                                                   ----------------------------
                                                     1997      1996      1995
                                                   --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................  $(11,670) $(15,992) $(37,860)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization................    21,304    20,466    19,180
    Amortization of deferred financing costs.....       611       906       390
    Deferred income taxes........................       --        --     (1,954)
    Extraordinary loss on debt extinguishment....       --        --      5,064
    (Gain) loss on disposition of assets, net....       --       (545)      956
    (Gain) loss on sale of discontinued
     operations, net.............................    (4,510)      --     15,340
    Write-off of officer and director
     receivables.................................       --        --      3,555
    Changes in operating assets and liabilities:
      Accounts receivable........................    (6,906)   (4,381)    7,335
      Prepaid expenses and other current assets..       (84)    1,101     1,156
      Other assets...............................       809      (470)    4,828
      Accounts payable and accrued expenses......     5,363      (478)   (3,092)
      Accrued interest payable...................         5        94     4,542
      Income and other taxes payable.............        45       (34)     (239)
      Net effect of discontinued operations and
       assets held for sale......................     2,081     5,304    (7,210)
                                                   --------  --------  --------
        Net cash provided by operating
         activities..............................     7,048     5,971    11,991
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment additions...............    (2,181)   (2,932)   (5,637)
  Proceeds from sale of assets...................     1,208     1,383     3,295
  Proceeds from sale of discontinued operations..    10,625       848       895
  Payments for certain contracts.................    (3,163)   (3,347)   (2,806)
  Restricted cash................................      (920)      --        --
  Other..........................................       --        --        127
                                                   --------  --------  --------
        Net cash provided by (used in) investing
         activities..............................     5,569    (4,048)   (4,126)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under long-term debt................       --        --    101,600
  Principal payments on long-term debt...........      (571)     (560) (110,487)
  Principal payments under capital lease
   obligations...................................    (1,594)   (1,173)   (3,384)
  Debt issuance costs............................      (218)      --     (5,100)
  Exercise of stock options and warrants.........        44       --        307
  Proceeds from Peoples Series C preferred stock.       --        --     15,000
  Issuance costs associated with stock offerings.       --        --     (1,198)
  Proceeds from the issuance of stock warrants...       --        --        100
                                                   --------  --------  --------
        Net cash used in financing activities....    (2,339)   (1,733)   (3,162)
                                                   --------  --------  --------
Net increase in cash and cash equivalents........    10,278       190     4,703
Cash and cash equivalents at beginning of year...    12,556    12,366     7,663
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $ 22,834  $ 12,556  $ 12,366
                                                   ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest.....................................  $ 13,541  $ 12,643  $  7,357
                                                   ========  ========  ========
    Income taxes.................................  $    135  $    158  $    242
                                                   ========  ========  ========
NON-CASH INVESTING AND FINANCING ACTIVITIES
  Fixed assets acquired under capital lease
   obligations...................................  $    325  $    224  $  1,185
                                                   ========  ========  ========
  Fair value of common stock issued for
   acquisition...................................  $    --   $     75  $  1,304
                                                   ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--GENERAL

 Description of business

  Peoples Telephone Company, Inc. (the "Company") owns, operates, services and maintains public pay telephone systems connected to the network of regulated telephone companies at various third party property owner locations throughout the United States. The Company also derives commission revenue from routing calls to operator service companies and from FCC-mandated payments by interexchange carriers for access code ("10xxx") and subscriber access toll-free calls ("Dial-Around Compensation").

 Principles of consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  The divestitures of the Company's cellular and inmate telephone operations have been classified as discontinued operations. Accordingly, operating results and cash flows for these businesses have been segregated and reported as discontinued operations in the accompanying consolidated financial statements (see Note 17).

 Restatement

  The Company maintains replacement parts to service its base of payphones. The Company previously reported replacement parts as inventory in its consolidated balance sheets. On November 6, 1998, replacement parts were reclassified to property and equipment for all periods presented.

 Changes in business

  During 1995, the Company sold its prepaid calling card business and international telephone center operations for $6.3 million and $2.0 million, respectively (see Note 16). Operations for these business for the year ended December 31, 1995 were not significant.

  On November 13, 1995, the Company sold its cellular telephone operations for approximately $6.0 million (see Note 17).

  On October 9, 1995, the Company sold a portion of its inmate telephone operations for approximately $1.7 million. Included in discontinued operations in the accompanying consolidated statement of operations in 1995 are approximately $0.3 million of impairment losses and a $0.4 million loss on the sale of these inmate telephone operations (see Note 17).

  On December 19, 1997, the Company sold its remaining inmate telephone operations for approximately $10.6 million. The Company recognized a net gain of approximately $4.2 million as a result of this sale (see Note 17).

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Recognition of revenue

  Revenue is recognized when earned. Coin call and non-coin call revenues are recognized at the time the call is made. Revenue from service contracts is recognized on a straight-line basis over the term of the contract.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                        PEOPLES TELEPHONE COMPANY, INC.

 Cash and cash equivalents

  The Company considers cash and cash equivalents to be those highly liquid investments purchased with an original maturity of three months or less. The credit risk associated with cash and cash equivalents in banks is considered low due to the credit quality of the financial institutions.

 Restricted cash

  Approximately $0.9 million of cash on the accompanying consolidated balance sheet at December 31, 1997 is restricted and serves as collateral for the Company's performance under an inmate payphone agreement and a letter of credit.

 Property and equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets commencing when the equipment is installed or placed in service. Installed telephones and related equipment includes installation and other costs which are capitalized and amortized over the estimated useful lives of the equipment. The costs associated with maintenance, repair and refurbishment of telephone equipment are charged to expense as incurred.

  The capitalized cost of equipment and vehicles under capital leases is amortized over the lesser of the lease term or the asset's estimated useful life, and is included in depreciation and amortization expense in the consolidated statements of operations.

 Location Contracts and Other Intangible Assets

  Location contracts and other intangible assets primarily result from business combinations and signing bonuses paid to property owners and include acquisition costs allocated to location owner contracts, agreements not to compete, and other identifiable intangible assets. These assets are amortized on a straight-line basis over their estimated lives (3 to 10 years). Accumulated amortization at December 31, 1997 and 1996 was approximately $26.3 million and $20.0 million, respectively.

  Goodwill arising from acquisitions is amortized on a straight-line basis over the periods to be benefited or 20 years, whichever is less. Accumulated amortization at December 31, 1997 and 1996 was approximately $3.0 million and $2.3 million, respectively.

  The carrying value of intangible assets is periodically reviewed by the Company and impairments, if any, are recognized when the expected future undiscounted cash flows derived from such intangible assets are less than their carrying value.

  The Company accounts for long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. The Company, based on current circumstances, does not believe that any long-lived assets are impaired at December 31, 1997.

 Other assets

  Other assets primarily include deferred financing costs and long-term deposits. Deferred financing costs are amortized over the term of the debt on a straight-line basis. At December 31, 1997 and 1996, accumulated amortization of the deferred financing costs was approximately $1.8 million and $1.2 million, respectively.

                        PEOPLES TELEPHONE COMPANY, INC.

  The Company's investment in Global Telecommunications Solutions, Inc. ("GTS") is accounted for in accordance with Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and is reported at fair value with unrealized gains or losses, net of tax, recorded as a separate component of Shareholders' Equity (Deficit) (see Note 16). The Company's investment in GTS is included in "other assets, net" in the accompanying consolidated balance sheet.

 Other operating (income) expense

  Other operating (income) expense is comprised of amounts recorded in connection with settlements of loans and employment contracts with former officers, the Company's former equity interest in the operating results of an unconsolidated affiliate and amounts related to the resolution of outstanding litigation.

 Income taxes

  Deferred income taxes are recognized for temporary differences between the tax and financial reporting bases of the Company's assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not the tax assets will not be realized.

 Stock Options

  The Company adopted the provisions of Statement No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation, on January 1, 1996, but as permitted by SFAS 123 will continue to account for options issued to employees or directors under the Company's stock option plans in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant; therefore, no compensation expense is recognized under APB 25.

 Earnings per share

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS 128 requirements. Diluted earnings per share amounts are computed based upon the weighted average number of common and common equivalent shares outstanding. Earnings per share on a diluted basis were equal to basic earnings per share for all periods presented, since exercise of outstanding options and warrants, and the conversion of convertible preferred stock would be anti-dilutive.

 Reclassification

  Certain amounts for the prior years have been reclassified to conform with the current year presentation.

 New Accounting Standards

  In 1997, the FASB issued Statement No. 130 ("SFAS 130"),"Reporting Comprehensive Income" and Statement No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." These statements are effective beginning in 1998. SFAS 130 establishes standards for reporting and displaying comprehensive income, while SFAS 131 abandons the "industry segment approach" in favor of the "managing approach" for disclosure purposes. Adoption of SFAS 130 is not expected to result in a significant change from the current required disclosures and the adoption of SFAS 131 is not expected to result in additional disclosures.

                        PEOPLES TELEPHONE COMPANY, INC.

NOTE 3--ACCOUNTS RECEIVABLE

  Accounts receivable at December 31, 1997 and 1996 consist primarily of amounts currently due from long distance carriers for Dial-Around Compensation (as defined in Note 19) and commissions from various operator service companies which handle non-coin calls.

  The balance due from one collection clearinghouse for Dial-Around Compensation was approximately $4.1 million and $2.7 million at December 31, 1997 and 1996, respectively. The balance due from one operator service company for commissions was $4.3 million and $3.5 million at December 31, 1997 and 1996, respectively.

NOTE 4--PROPERTY AND EQUIPMENT

  Property and equipment is summarized as follows (in thousands):

                                                  DECEMBER 31,       ESTIMATED
                                                ------------------  USEFUL LIVES
                                                  1997      1996     (IN YEARS)
                                                --------  --------  ------------
      Installed telephones and related
       equipment..............................  $106,903  $103,060       10
      Telephones and related equipment pending
       installation...........................     5,146     7,704
      Land....................................       950       950
      Building and improvements...............     4,366     4,360       25
      Furniture, fixtures and office
       equipment..............................     7,086     6,190      5-7
      Vehicles and equipment under capital
       leases.................................     3,027     3,906        4
      Other...................................     1,022     1,019        5
                                                --------  --------
                                                 128,500   127,189
      Less accumulated depreciation and
       amortization, including $2,042 and
       $2,198 for capital leases..............   (78,138)  (65,648)
                                                --------  --------
                                                $ 50,362  $ 61,541
                                                ========  ========

  Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was approximately $14.2 million, $13.8 million and $12.9 million, respectively.

  During 1995, the Company recorded obsolescence reserves of approximately $1.7 million for telephone and related equipment pending installation, which is included in field service and collection expenses in the accompanying 1995 consolidated statement of operations.

  The majority of the Company's assets are security for long-term bank debt (see Note 6).

  The Company has entered into various noncancellable leases which are classified as capital leases. Future minimum lease payments, including imputed interest, are as follows (in thousands):

      For the year ending December 31:
        1998............................................................. $ 603
        1999.............................................................   188
        2000.............................................................   102
        2001.............................................................    18
        2002.............................................................     1
                                                                          -----
                                                                            912
      Less amount representing interest..................................   (93)
                                                                          -----
      Present value of obligations under capital leases..................   819
      Less current interest payable......................................    (8)
      Less current portion...............................................  (536)
                                                                          -----
                                                                          $ 275
                                                                          =====

                        PEOPLES TELEPHONE COMPANY, INC.

NOTE 5--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1997    1996
                                                                ------- -------
      Telecommunication charges................................ $ 2,676 $ 3,473
      Commissions..............................................  10,343   7,879
      Employee costs...........................................   3,282   2,023
      Unearned revenue.........................................   3,258     314
      Other....................................................   3,163   5,551
                                                                ------- -------
                                                                $22,722 $19,240
                                                                ======= =======

NOTE 6--NOTES PAYABLE AND LONG-TERM DEBT

  Notes payable and long-term debt consist of the following (in thousands):

                                                             DECEMBER 31,
                                                           ------------------
                                                             1997      1996
                                                           --------  --------
      $100 million Senior Notes due 2002 with a stated
       interest
       rate of 12 1/4%.................................... $100,000  $100,000
      $20 million revolving line of credit with interest
       rates ranging from the Bank's prime rate plus 1.5%
       to LIBOR plus 3.0%.................................      --        --
      Various notes payable with interest rates ranging
       from prime plus 1.25% to prime plus 1.5% and
       maturity dates ranging from due on demand to
       October 1998.......................................      634     1,205
                                                           --------  --------
                                                            100,634   101,205
      Less current maturities.............................     (634)     (548)
                                                           --------  --------
                                                           $100,000  $100,657
                                                           ========  ========

  During July 1995, the Company completed the sale of $100.0 million of Senior Notes due 2002 (the "Senior Notes") and the issuance of $15.0 million of Series C Cumulative Convertible Preferred Stock (the "Preferred Stock") (see
Note 7). The Senior Notes bear interest at 12 1/4% per annum, payable semiannually beginning January 15, 1996. The Senior Notes are senior unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, on or after July 15, 2000, at pre-established redemption prices together with accrued and unpaid interest to the redemption date. The Company paid approximately $5.1 million in issuance costs, which was deferred and is being amortized over the term of the Senior Notes.

  Simultaneously with the sale of the Senior Notes and issuance of the Preferred Stock, the Company executed the Fourth Amended and Restated Loan and Security Agreement (the "Loan Agreement") with Creditanstalt Corporate Finance, Inc. (the "Bank"). The Loan Agreement provided for a new $40.0 million credit facility bearing interest at rates ranging from the Bank's prime rate plus 1 1/2% to LIBOR plus 3%. During April 1996, the Company amended the Fourth Amended Loan and Security Agreement (the "Amendment") with the Bank. The Amendment, among other things, decreased the facility to $10.0 million and reduced the requirements of the financial covenants. During March 1997, the Company executed an amendment increasing the credit facility to $20.0 million.

  The interest rate on balances outstanding under the $20.0 million credit facility varies based upon the leverage ratio maintained by the Company. All outstanding principal balances are due in full in 2000, and interest

                        PEOPLES TELEPHONE COMPANY, INC.

is payable monthly for loans based on the prime rate and quarterly for loans based on the LIBOR rate. A commitment fee of 1/2 of 1% is charged on the aggregate daily unused balance of the credit facility under the Loan Agreement. The Loan Agreement is secured by substantially all of the Company's assets and contains certain restrictive covenants which, among other things, require the Company to maintain certain cash flow levels and interest coverage ratios and places certain restrictions on the payment of dividends. At December 31, 1997, there were no amounts outstanding under the credit facility.

  As a result of various 1995 amendments to its credit facilities, the Company recorded extraordinary losses of $5.0 million for the write-off of deferred financing costs associated with the early extinguishment of debt, before an income tax benefit of approximately $1.7 million.

NOTE 7--PREFERRED STOCK

  In March 1997, the Company's shareholders approved an increase of the Company's authorized Preferred Stock to 5 million shares.

  During 1995, the Company issued 150,000 shares of Series C Cumulative Convertible Preferred Stock to UBS Capital II LLC, a wholly owned subsidiary of Union Bank of Switzerland, for proceeds of $15.0 million. The Preferred Stock cumulates dividends at an annual rate of 7%. The dividends are payable in cash or, at the Company's option during the first three years, will cumulate. The Preferred Stock is immediately convertible into shares of Common Stock of the Company at an initial conversion price of $5.25 per share and is mandatorily redeemable by the Company in July 2005. The liquidation value and annual dividends are $100 per share and $7 per share, respectively. Pursuant to the terms of the Preferred Stock, the holders are entitled to elect two of the six members of the Company's Board of Directors and have voting rights equal to those of Common Shareholders. The Company paid issuance costs of approximately $1.2 million.

  In connection with the sale of the Preferred Stock, the Company issued warrants to purchase 275,000 shares of Common Stock of the Company to a third party which assisted with the transaction, for approximately $100,000. The warrants are exercisable at $5.25 per share through the year 2005.

  The net proceeds were allocated to the preferred stock and warrants based on their respective fair values. The preferred stock is being accreted to its redemption value, using the effective interest method through retained earnings, or in the case of an accumulated deficit, capital in excess of par value over the term of the Preferred Stock.

NOTE 8--SHAREHOLDERS' EQUITY

  In March 1997, the Company's shareholders approved an increase to the number of authorized shares of the Company's Common Stock to 75 million shares. The Company has a sufficient number of authorized common shares available to issue upon the conversion of the outstanding preferred stock, warrants and stock options.

  Under the terms of the Company's loan agreement, as amended, the Company granted its lender warrants to purchase 1,600,000 shares of Common Stock. The exercise price of 900,000 of these shares is $3.17 per share and the remaining 700,000 shares is $5.25 per share. From 1992 through 1994, the Company's lender exercised its right to purchase 900,000 shares of Common Stock at $3.17 per share. All warrants expire in the year 2000.

  The Company's preferred stock may be issued from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors is authorized to issue these shares in different series and, with respect to each series, to determine the dividend rate, provisions regarding redemption, conversion, liquidation preference and other rights and privileges.

                        PEOPLES TELEPHONE COMPANY, INC.

  As of December 31, 1997, common shares reserved for issuance are as follows:

      Peoples Series C Preferred Stock................................ 2,857,143
      Employee stock options outstanding.............................. 2,657,408
      Warrants........................................................   975,000
                                                                       ---------
          Total....................................................... 6,489,551
                                                                       =========

NOTE 9--STOCK OPTION PLANS

  The Company maintains five non-qualified stock option plans covering primarily employees and directors. The Company continues to account for its stock options issued under APB 25. Under APB 25, because the exercise price of the underlying stock option equals or exceeds the market price of the common stock on the date of grant, no compensation expense is recognized.

  The 1987 Non Qualified Stock Option Plan and 1994 Stock Incentive Plan cover substantially all employees and provide for the issuance of options to purchase up to 2,100,000 shares and 100,000 shares of the Company's Common Stock, respectively. The 1987 and 1993 Non-Employee Director Stock Option Plans allow for the issuance of options for the purchase of 750,000 shares and 315,000 shares, respectively. Options are issued to non-employee members of the Company's Board of Directors for their service. In addition, prior to February of 1995, the Company, from time to time, issued options to purchase shares of the Company's Common Stock outside of the established stock option plans. The grants of these options have been approved by the Company's shareholders. The 1997 Incentive Plan allows for the issuance of options for the purchase of 1,350,000 shares.

  Options to purchase shares of the Company's Common Stock are issuable at the discretion of committees appointed by the Board of Directors which determine the specific terms of options granted. Currently, options generally vest at rates of 10%, 20%, 33% and 100% per year from the date of issuance and generally expire after 5 to 10 years of continued employment or within periods of up to 90 days of the termination or resignation of the employee or director.

  The following table summarizes information related to the Company's stock option activity (in thousands, except for per share data):

                                       1997                1996                1995
                                ------------------- ------------------- -------------------
                                 NUMBER   WTD. AVG.  NUMBER   WTD. AVG.  NUMBER   WTD. AVG.
                                OF SHARES EX. PRICE OF SHARES EX. PRICE OF SHARES EX. PRICE
                                --------- --------- --------- --------- --------- ---------
      Outstanding at beginning
       of year................    1,709     $6.05     2,272     $6.42     2,794     $6.33
      Granted.................    1,206      5.61       283      2.92       200      3.68
      Exercised...............      (18)     2.82       --        --        (93)     3.27
      Expired.................      (95)     5.75       (29)     3.45      (629)     5.59
      Canceled................     (145)     5.37      (817)     5.85       --        --
                                  -----               -----               -----
      Outstanding at end of
       year...................    2,657      5.96     1,709      6.05     2,272      6.42
                                  =====               =====               =====
      Exercisable at end of
       year...................    1,946      6.86     1,645      6.09     2,055      6.39
                                  =====               =====               =====

  The exercise prices for options outstanding as of December 31, 1997 ranged from $2.00 to $11.38. The weighted average remaining contractual life of those options is approximately 2.7 years.

                        PEOPLES TELEPHONE COMPANY, INC.

  The fair value of options granted during 1997, 1996 and 1995 were estimated using a binomial valuation model. The following weighted-average assumptions were used in calculating the fair value of options granted in 1997, 1996 and 1995, respectively: risk free interest rates of 5.6%, 6.3% and 6.1%; dividend yields of 0%; volatility factors of 0.669, 0.706 and 0.846; and weighted average expected life of the options of 2.7, 4.0 and 3.3 years.

  Pro forma net loss and loss per share information is provided in accordance with SFAS 123 as if the Company's stock options were accounted for under the fair value method.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The following table sets forth pro forma net loss and loss per share (in thousands, except for per share data):

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
      Pro forma net loss......................... $(13,071) $(16,311) $(38,213)
      Pro forma loss per share, basic and
       diluted................................... $  (0.87) $  (1.07) $  (2.40)

  The effect on pro forma net loss and loss per share of applying SFAS 123 is not necessarily indicative of pro forma net loss and loss per share for future periods until the new fair value method is applied to all non-vested awards.

NOTE 10--EMPLOYEE SAVINGS PLAN

  During November 1990, the Company established a savings plan under the provisions of section 401(k) of the Internal Revenue Code (the "Plan"), which covers substantially all employees. The Company's contributions to the Plan are discretionary. Employees participating in the Plan vest in amounts contributed by the Company over a period of 5 years. The Company matches 25% of employee contributions. Employees may contribute up to 15% of their earnings each plan year. The Company's contributions totaled approximately $0.1 million in each of the years ended December 31, 1997, 1996 and 1995.

NOTE 11--INCOME TAXES

  The components of the benefit from income taxes are as follows (in thousands):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                1997 1996 1995
                                                                ---- ---- -----
      Currently payable:
      Federal.................................................. $--  $--  $ --
      State....................................................  --   --    107
      Deferred.................................................  --   --   (324)
                                                                ---- ---- -----
                                                                $--  $--  $(217)
                                                                ==== ==== =====

  A reconciliation between the Company's effective income tax rate and federal income tax statutory rate is as follows:

                                   YEAR ENDED
                                  DECEMBER 31,
                                ---------------------
                                1997    1996    1995
                                -----   -----   -----
      Statutory tax rate......  (34.0)% (34.0)% (34.0)%
      Change in valuation
       allowance..............   37.5    37.5    35.4
      Non-deductible expenses.    --      --      1.0
      State taxes and other,
       net....................   (3.5)   (3.5)   (3.5)
                                -----   -----   -----
                                    0%      0%   (1.1)%
                                =====   =====   =====

                        PEOPLES TELEPHONE COMPANY, INC.

  Significant temporary differences included in the net deferred tax asset are as follows (in thousands):

                                                               DECEMBER 31,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
      Deferred tax assets:
        Net operating loss carryforward...................... $21,854  $18,721
        Alternative minimum tax credit carryforward..........      30      218
        Other................................................   8,626    6,012
                                                              -------  -------
          Total gross deferred tax assets....................  30,510   24,951
      Less--valuation allowance..............................  18,364   15,017
                                                              -------  -------
          Total deferred tax assets..........................  12,146    9,934
                                                              -------  -------
      Deferred tax liabilities:
        Difference between book and tax bases of fixed
         assets..............................................  (7,322)  (5,105)
        Other................................................  (1,417)  (1,422)
                                                              -------  -------
          Total deferred tax liabilities.....................  (8,739)  (6,527)
                                                              -------  -------
          Net deferred tax assets............................ $ 3,407  $ 3,407
                                                              =======  =======

  At December 31, 1997, the Company has tax net operating loss carryforwards of approximately $80.8 million, which expire in various amounts in the years 2002 to 2012. Approximately $3.2 million of these net operating loss carryforwards relate to business acquisitions for which annual utilization will be limited to approximately $0.3 million, with further limitation if future ownership changes occur. In addition, these loss carryforwards can only be utilized against future taxable income, if any, generated by these acquired companies as if these companies continued to file separate income tax returns. During 1997, the Company generated a capital loss of approximately $0.7 million, which expires in the year 2002.

  During 1997, the deferred tax asset valuation allowance against net operating losses increased to approximately $18.4 million. Realization of deferred tax assets is dependent upon sufficient future taxable income during the periods that temporary differences and carryforwards are expected to be available to reduce taxable income. Based upon past earnings history, trends, regulatory changes, expiration dates of net operating loss carryforwards and tax planning strategies that could be implemented, if necessary, the Company believes it will be able to realize its $3.4 million in net deferred tax assets. In addition, the Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of its operating loss carryforwards.

NOTE 12--EARNINGS PER SHARE

  For the years ended December 31, 1997, 1996 and 1995, the treasury stock method was used to determine the dilutive effect of the options and warrants on earnings per share data. The following table summarizes the restated net loss from continuing operations per share and the weighted average number of shares outstanding used in the computations in accordance with SFAS No. 128 (in thousands, except per share data):

                                                    1997      1996      1995
                                                  --------  --------  --------
   Net loss from continuing operations........... $(13,762) $(14,268) $(19,174)
   Deduct:
     Cumulative preferred stock dividend
      requirement................................    1,050     1,050       473
     Preferred stock issuance cost accretion.....      156       144        69
                                                  --------  --------  --------
       Net loss applicable to common
        shareholders............................. $(14,968) $(15,462) $(19,716)
                                                  ========  ========  ========
   Weighted average common shares outstanding....   16,198    16,188    16,091
                                                  ========  ========  ========
   Basic and diluted loss per share.............. $  (0.92) $  (0.96) $  (1.23)
                                                  ========  ========  ========

                        PEOPLES TELEPHONE COMPANY, INC.

  Diluted earnings per share is equal to basic earnings per share since the conversion of preferred shares and the exercise of outstanding options and warrants would be anti-dilutive for all periods presented.

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

  The fair market values of financial instruments held by the Company at December 31, 1997 and 1996 are based on a variety of factors and assumptions, may not necessarily be representative of the actual gains or losses that will be realized in the future, and do not include expenses that could be incurred in an actual sale or settlement.

 Long-Term Debt

  The fair value of the Company's Senior Notes was estimated by obtaining quoted market prices. The fair value of the Company's Senior Notes at December 31, 1997 and 1996 was approximately $106.5 million and $105.0 million, respectively.

  The fair value of the Company's credit facility is assumed to be equal to its carrying value. At December 31, 1997 and 1996 there were no amounts outstanding under the credit facility.

 Preferred Stock

  The Company's Preferred Stock does not have a quoted market price and the Company does not believe it is practicable to estimate a fair value different from the security's carrying value of approximately $13.7 million because of features unique to this security including, but not limited to, the right to appoint two directors and super majority voting requirements. The amount due upon redemption equals $15.0 million plus accrued dividends.

NOTE 14--LEASES

  The Company leases office and warehouse space under various operating lease agreements expiring through 2000. Rental expense under such leases aggregated approximately $0.5 million, $0.5 million and $0.7 million for the years ended December 31, 1997, 1996 and 1995, respectively.

  As of December 31, 1997, future minimum payments under noncancellable operating leases with remaining terms in excess of one year are as follows (in thousands):

             Year ended:
               1998.............................. $308
               1999..............................  174
               2000..............................   41
                                                  ----
                                                  $523
                                                  ====

NOTE 15--COMMITMENTS AND CONTINGENCIES

  In March, 1997, the Company and WorldCom Network Services, Inc. amicably settled and resolved litigation to the satisfaction of both parties involved. In connection with that settlement, the Company paid approximately $240,000 to WorldCom in full settlement and satisfaction of all claims raised, or which could have been raised, by WorldCom against the Company arising from the parties' prior business relationship.

  During July 1995, the Company reached an agreement in principle for the settlement (the "Settlement") of a lawsuit seeking class action certification brought by two shareholders against the Company and certain of its officers and directors in the United States District Court, Southern District of Florida, alleging the violation of certain federal securities laws. The Company's share of the Settlement of approximately $0.9 million was recorded in the accompanying consolidated statement of operations for the year ended December 31, 1995. The Settlement was approved by the United States District Court during January 1996.

                        PEOPLES TELEPHONE COMPANY, INC.

  During April 1995, the Company settled a dispute with one of its vendors which resulted in a reduction of the amounts owed. Accounts payable and telephone charges were reduced during the first quarter of 1995 by approximately $1.3 million to reflect this settlement.

  In December 1995, Cellular World, Inc. filed a complaint in Dade County Circuit Court against the Company and its subsidiary, PTC Cellular, Inc., alleging wrongful interference with Cellular World's advantageous business relationship with Alamo Rent-A-Car, and alleged misappropriation of Cellular World's trade secrets concerning Cellular World's proprietary cellular car phone rental system equipment. Cellular World is seeking damages alleged to exceed $10 million. Formal discovery has not been completed. Trial has been set for July 1998. Based on the discovery conducted to date, the Company continues to believe that it has several meritorious legal and factual defenses. Based upon the incomplete status of discovery, the Company is unable to predict the final outcome of the litigation.

  In addition to the aforementioned litigation, the Company is a party to certain legal actions arising in the normal course of business. In the opinion of management, the ultimate outcome of such litigation will not have a material effect on the financial position, results of operations or cash flows of the Company.

  The Company has employment contracts with certain officers which expire through December 31, 1999. The contracts provide for increases in annual base salary, contingent upon the profitability of the Company, as well as bonus and stock option provisions.

NOTE 16--PREPAID CALLING CARD AND INTERNATIONAL TELEPHONE CENTERS

  During February 1995, the Company sold its prepaid calling card business to Global Link Teleco Corporation ("Global Link") for approximately $6.3 million of cash, promissory notes and shares of common stock of Global Link. The operations of the prepaid calling card business for the year ended December 31, 1995 were not significant.

  On March 1, 1996, Global Link consummated a merger transaction (the "Merger") with Global Telecommunications Solutions, Inc. ("GTS"). The Company exchanged its outstanding notes and other receivables, including accrued interest, for shares of GTS Common stock, $0.6 million in cash and $1.5 million of notes receivable.

  Included in other assets in the accompanying 1997 and 1996 consolidated balance sheets is the fair value of the Company's investment in GTS common stock of approximately $1.1 million and $1.7 million, net of approximately $2.0 million and $1.5 million of unrealized investment losses, respectively.

  Prior to the Merger, the Company's investment in Global Link was accounted for using the equity method. The Company's share of the results of operations of Global Link from the divestiture date through December 31, 1995 are included in "Other operating (income) expenses" in the accompanying consolidated statements of operations.

  On September 28, 1995, the Company sold its international telephone center operations for $0.5 million in cash and a $1.5 million promissory note. The operations of the international telephone center business for the year ended December 31, 1995 were not significant. For financial accounting purposes, the recovery of $2.0 million previously written off will be recognized as the cash is received. Accordingly, a gain of approximately $0.3 million and $0.5 million has been included in other income and expenses in the accompanying consolidated statements of operations during the years ended December 31, 1996 and 1995, respectively.

                        PEOPLES TELEPHONE COMPANY, INC.

NOTE 17--DISCONTINUED OPERATIONS

  On November 13, 1995, the Company sold its cellular telephone operations to Shared Technologies Cellular, Inc. ("STC") for approximately $6.0 million. The proceeds from the sale were $0.3 million in cash, a $2.0 million promissory note bearing interest at 8.0%, with principal and interest payable semi-annually through 2000, shares of STC Common Stock, and payment of approximately $1.2 million of the Company's liabilities. This transaction resulted in a loss of $14.6 million. The loss on disposal in the accompanying December 31, 1995 statement of operations includes a valuation allowance of approximately $5.5 million to reduce the deferred tax assets generated by this transaction to a level which, more likely than not, will be realized.

  For the period from January 1, 1995 through the divestiture date, the cellular telephone operations had net operating losses of $3.7 million which were previously accrued for in 1994.

  On October 9, 1995, the Company sold a portion of its inmate telephone operations for approximately $1.7 million. Included in discontinued operations in the accompanying consolidated statement of operations in 1995 are approximately $0.3 million of impairment losses and a $0.4 million loss on the sale of these inmate telephone operations.

  On December 19, 1997, the Company sold the remaining operating assets of the Company's inmate phone division to Talton Holdings, Inc. ("Talton") for $10.6 million in cash plus additional contingent consideration. This transaction resulted in a gain of approximately $4.2 million. The contingent consideration is payable within 18 months after the closing based upon a formula which generally provides for the sharing of (a) incremental profits from revenue increases on certain contracts sold to Talton and (b) profits resulting from Talton closing on pending bids initiated by the Company which result in new contracts. For financial accounting purposes, the contingent consideration will be recognized as received.

  The following tables set forth the results of operations and gain (loss) on disposal of the cellular and inmate telephone operations as they are included in the consolidated financial statements (in thousands):

                         CELLULAR TELEPHONE OPERATIONS

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                             ------------------
                                                             1997 1996   1995
                                                             ---- ---- --------
Revenues...................................................  $--  $--  $    --
Income (loss) from discontinued operations before income
 taxes.....................................................   --   --       --
Gain (loss) on disposal....................................   268  --   (14,600)
                                                             ---- ---- --------
Gain (loss) on discontinued operations before income taxes.   268  --   (14,600)
Provision for income taxes.................................   --   --       --
                                                             ---- ---- --------
Gain (loss) from discontinued operations...................  $268 $--  $(14,600)
                                                             ==== ==== ========

                          INMATE TELEPHONE OPERATIONS

                                                        FOR THE YEAR ENDED
                                                           DECEMBER 31,
                                                      -------------------------
                                                       1997     1996     1995
                                                      -------  -------  -------
Revenues............................................  $11,931  $17,952  $26,029
Income (loss) from discontinued operations before
 income taxes.......................................   (2,418)  (1,724)     (19)
Gain (loss) on disposal.............................    4,242      --      (740)
                                                      -------  -------  -------
Gain (loss) on discontinued operations before income
 taxes..............................................    1,824   (1,724)    (759)
Provision for income taxes..........................      --       --       --
                                                      -------  -------  -------
Gain (loss) from discontinued operations............  $ 1,824  $(1,724) $  (759)
                                                      =======  =======  =======

                        PEOPLES TELEPHONE COMPANY, INC.

NOTE 18--RELATED PARTY TRANSACTIONS

  During February 1995, the Company sold its prepaid calling card business to Global Link for approximately $6.3 million. At the time of the transactions, a former officer and director of the Company and two directors of the Company were also directors of Global Link. Mr. Jeffrey Hanft, a former officer and director of the Company, resigned as a director of Global Link in October 1995, and Mr. Jody Frank, a former director of the Company, resigned as a director of Global Link prior to the March 1996 transaction with GTS (see Note
16).

  During 1994 and 1995, the Company made loans of approximately $3.6 million to certain officers and directors for, among other things, the repayment of debt previously incurred by them in connection with the exercise of stock options and payment of related income taxes. The officers and directors exercised the stock options in December 1993 to purchase the Company's Common Stock for purposes of increasing the Company's shareholders' equity without accessing external capital markets. The officers and directors executed promissory notes for a portion of the amounts due which became payable on March 28, 1996. In addition, during 1994 and 1995, under the terms of employment contracts with certain officers, the Company paid approximately $0.6 million in life insurance policy premiums. Such premiums are required to be reimbursed by such officers upon termination. During the fourth quarter of 1995, the Company recorded a reserve for potential uncollectible loan and insurance amounts of approximately $3.2 million which is included in "Other operating (income) and expenses" in the accompanying consolidated statements of operations. During 1997, the Company recorded an additional reserve for potential uncollectible loan amounts of approximately $0.2 million which is included in "Selling, general and administrative expense" in the accompanying 1997 statements of operations.

  During December 1995, the Company entered into a settlement agreement in connection with the termination of an employment contract and settlement of a claim made by Robert D. Rubin, the Company's former president. As part of the settlement agreement, approximately $1.4 million of severance costs were incurred by the Company and have been recorded in "Other operating (income) and expenses" in the accompanying 1995 consolidated statement of operations. Mr. Rubin repaid approximately $0.4 million of amounts owed the Company as part of the settlement agreement.

  In February 1996, the Company restructured approximately $0.2 million of outstanding loans to Jody Frank, a director of the Company. In connection with the restructuring, the Company received from Mr. Frank promissory notes with various due dates through 2007 and a stock pledge agreement encumbering 35,000 shares of the Company's Common Stock held by Mr. Frank.

  During April 1996, the Company terminated Richard F. Militello, the Company's former Chief Operating Officer, without cause. Pursuant to terms of his employment agreement, Mr. Militello was due a severance payment of approximately $0.5 million. The after tax portion of this amount was offset against certain outstanding loans owed to the Company by Mr. Militello. Approximately $0.2 million of severance costs incurred by the Company in connection with Mr. Militello's termination have been recorded in "Selling, general and administrative expense" in the accompanying 1996 consolidated statement of operations.

  During October 1996, the Company entered into a separation agreement with Jeffrey Hanft, the Company's former Chairman and Chief Executive Officer. As part of the separation agreement, the Company received a promissory note for amounts owed by Mr. Hanft, which becomes due and payable in 2001. In addition, the Company received from Mr. Hanft a stock pledge agreement encumbering 0.3 million shares of the Company's Common Stock issuable upon exercise of certain employment agreement options. Approximately $0.3 million of severance costs incurred by the Company in connection with the separation agreement have been recorded in "Selling, general and administrative expense" in the accompanying 1996 consolidated statement of operations.

  During July 1997, the Company terminated Bonnie S. Biumi, the Company's former Chief Financial Officer, without cause. Approximately $0.3 million of severance costs incurred by the Company in connection

                        PEOPLES TELEPHONE COMPANY, INC.

with Ms. Biumi's termination have been recorded in "Selling, general and administrative expense" in the accompanying 1997 consolidated statement of operations.

NOTE 19--PROVISION FOR DIAL-AROUND COMPENSATION ADJUSTMENT

  On September 20, 1996, the Federal Communications Commission ("FCC") adopted rules in a docket entitled In the Matter of Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996, FCC 96-388 (the "1996 Payphone Order"), implementing the payphone provisions of Section 276 of the Telecommunications Act of 1996 ("Telecom Act"). The 1996 Payphone Order, which became effective November 7, 1996, initially mandated dial-around compensation for both access code calls and 800 subscriber calls ("Dial-Around Compensation") at a flat rate of $45.85 per payphone per month (131 calls multiplied by $0.35 per call). Commencing October 7, 1997 and ending October 6, 1998, the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties filed petitions for judicial review of certain of the FCC regulations including the Dial-Around Compensation rate. On July 1, 1997, the U.S. Court of Appeals for the District of Columbia Circuit (the "Court") responded to appeals related to the 1996 Payphone Order by remanding certain issues to the FCC for reconsideration. These issues included, among other things, the manner in which the FCC established the Dial-Around Compensation for 800 subscriber and access code calls, the manner in which the FCC established the interim Dial-Around Compensation plan and the basis upon which interexchange carriers ("IXCs") would be required to compensate payphone service providers ("PSPs"). The Court remanded the issues to the FCC for further consideration, and clarified on September 16, 1997 that it had vacated certain portions of the FCC's 1996 Payphone Order, including the Dial-Around Compensation rate. Specifically, the Court determined that the FCC did not adequately justify (i) the per-call compensation rate for subscriber 800 and access code calls at the deregulated local coin rate of $0.35, because it did not sufficiently justify its conclusion that the costs of local coin calls are similar to those of subscriber 800 and access code calls; and (ii) the allocation of the payment obligation among the IXCs for the period from November 7, 1996 through October 6, 1997.

  In accordance with the Court's mandate, on October 9, 1997, the FCC adopted and released its Second Report and Order in the same docket, FCC 97-371 (the "Remand Order"). This order addressed the per-call compensation rate for subscriber 800 and access code calls that originate from payphones in light of the decision of the Court which vacated and remanded certain portions of the FCC's 1996 Payphone Order. The FCC concluded that the rate for per-call compensation for subscriber 800 and access code calls from payphones is the deregulated local coin rate adjusted for certain cost differences. Accordingly, the FCC established a rate of $0.284 ($0.35-$0.066) per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). The IXCs are required to pay this per-call amount to PSPs, including the Company, beginning October 7, 1997. After the first two years of per-call compensation, the market-based local coin rate, adjusted for certain costs defined by the FCC as $0.066 per call, is the surrogate for the per-call rate for subscriber 800 and access code calls. These new regulations were made effective as of October 7, 1997; however, they are still subject to challenge.

  In addition, the Remand Order tentatively concluded that the same $0.284 per call rate adopted on a going-forward basis should also govern compensation obligations during the period from November 7, 1996 through October 6, 1997, and that PSPs are entitled to compensation for all access code and subscriber 800 calls during this period. The FCC stated that the manner in which the payment obligation of the IXCs for the period from November 7, 1996 through October 6, 1997 will be allocated among the IXCs will be addressed in a subsequent order.

  Based on the FCC's tentative conclusion in the Remand Order, the Company has adjusted the amounts of Dial-Around Compensation previously recorded related to the period from November 7, 1996 through June 30, 1997 from the initial $45.85 rate to $37.20 ($0.284 per call multiplied by 131 calls). As a result of this

                        PEOPLES TELEPHONE COMPANY, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

adjustment, the Company recorded a provision in the third quarter of 1997 for reduced Dial-Around Compensation of approximately $2.1 million ($0.13 per share). The Company previously reported this provision as a separate component of costs and expenses. In the third quarter of 1998, the Company reclassified the provision as a reduction in non-coin revenue of approximately $2.6 million and a reduction in commissions expense of approximately $0.5 million. For the period from July 1, 1997 through October 6, 1997, the Company has recorded Dial-Around Compensation at the rate of $37.20 per payphone per month. The amount of dial-around revenue recognized in the period from July 1, 1997 through October 6, 1997 is approximately $4.7 million and such amount will be billed after final resolution of the allocation obligations of the IXCs as determined by the FCC.

  The Company's counsel, Latham & Watkins, is of the opinion that the Company is legally entitled to fair compensation under the Telecom Act for Dial-Around Calls the Company delivered to any carrier during the period from November 7, 1996 through October 6, 1997. Based on the information available, the Company believes that the minimum amount it is entitled to as fair compensation under the Telecom Act for the period from November 7, 1996 through October 6, 1997 is $37.20 per payphone per month and the Company, based on the information available to it, does not believe that it is reasonably possible that the amount will be materially less than $37.20 per payphone per month. While the amount of $0.284 per call constitutes the Company's position of the appropriate level of fair compensation, certain IXCs have asserted in the past, have asserted in petitions for reconsideration now pending before the FCC and in appeals pending before the U.S. Court of Appeals for the District of Columbia Circuit, and are expected to assert in the future that the appropriate level of fair compensation should be lower than $0.284 per call. For example, in a letter to the FCC dated August 15, 1997, AT&T stated its intention to make dial-around payments to PSPs based on its imputed rate of $0.12 per call until the FCC issues a new order setting the level of fair compensation.

NOTE 20--SUBSEQUENT EVENTS
  On January 12, 1998, the Company acquired the operating assets of Indiana Telcom Corporation for approximately $11.3 million in cash. This transaction added approximately 2,600 public pay telephones, located primarily in Indiana and adjacent midwestern states.

  On July 5, 1998, the Company entered into a definitive merger agreement with Davel Communications Group, Inc. and Davel Holdings, Inc. (collectively "Davel"). Under the terms of the agreement, which has been approved by the Board of Directors of each company, holders of common stock of the Company will receive 0.235 of a share of Davel common stock for each outstanding share of Company common stock and the Company will become a wholly owned subsidiary of Davel (the "Merger"). The transaction, which is intended to close in the fourth quarter of 1998, is subject to the approval of the shareholders of both companies, receipt of required regulatory approvals and other customary conditions. Consummation of the Merger is conditioned on its eligibility for pooling-of-interests accounting treatment. The transaction is also subject to conversion of the Company's Series C Cumulative Convertible Preferred Stock into common stock and receipt by Davel of financing for, and successful consummation of, a cash tender offer for the Company's 12 1/4% Senior Notes due 2002 (the "Senior Notes"), pursuant to which a minimum of 85% of the aggregate outstanding principal amount of $100 million shall have been tendered. Davel plans to refinance the Senior Notes through a new senior credit facility. No assurance can be given that all of the conditions for the consummation of the proposed Merger will be satisfied.

  On June 12, 1998, Davel signed a definitive agreement to merge with PhoneTel Technologies, Inc. ("PhoneTel"). On September 29, 1998, Davel announced that it was exercising its contractual rights to terminate the Davel/PhoneTel merger agreement based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel merger agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against Davel alleging that the Davel/PhoneTel merger agreement had been wrongfully terminated, and also filed a third party claim against the Company alleging that the Company wrongfully caused the termination of the Davel/PhoneTel merger agreement. The counterclaim and third party claim seek specific performance by Davel of the transactions contemplated by the Davel/PhoneTel merger agreement and damages and other equitable relief from Davel and the Company. The Company believes that the third party claim is without merit and intends to defend against it vigorously.

                        PEOPLES TELEPHONE COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SEPTEMBER 30, DECEMBER 31,
                       ASSETS                            1998          1997
                       ------                        ------------- ------------
                                                      (UNAUDITED)
Current assets:
  Cash and cash equivalents.........................   $  5,817      $ 22,834
  Restricted cash...................................        929           920
  Accounts receivable, net of allowance for doubtful
   accounts of $3,898 in 1998 and $4,936 in 1997....     18,579        17,061
  Prepaid expenses and other current assets.........      2,149         2,631
                                                       --------      --------
    Total current assets............................     27,474        43,446
Property and equipment, net.........................     49,809        50,362
Location contracts, net.............................     22,215        23,936
Intangible assets, net..............................        451           824
Goodwill, net.......................................      8,442         4,084
Deferred income taxes...............................      3,407         3,407
Other assets, net...................................      4,637         5,258
                                                       --------      --------
    Total assets....................................   $116,435      $131,317
                                                       ========      ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
        ------------------------------------
Current liabilities:
  Notes payable and current maturities of long-term
   debt.............................................   $     54      $    634
  Current portion of obligations under capital
   leases...........................................        604           536
  Accounts payable and accrued expenses.............     21,754        22,722
  Accrued interest payable..........................      2,578         5,702
  Income and other taxes payable....................      2,772         2,844
                                                       --------      --------
    Total current liabilities.......................     27,762        32,438
Notes payable and long-term debt....................    100,000       100,000
Obligations under capital leases....................      1,488           275
                                                       --------      --------
    Total liabilities...............................    129,250       132,713
                                                       --------      --------
Commitments and contingencies.......................        --            --
Redeemable Preferred Stock:
  Cumulative convertible preferred stock; Series C,
   $.01 par value; 160 shares
   authorized; 150 shares issued and outstanding,
   $100 per share liquidation value.................     13,823        13,711
  Preferred stock dividends payable.................      3,756         2,573
                                                       --------      --------
    Total preferred stock...........................     17,579        16,284
                                                       --------      --------
Common shareholders' deficit:
  Preferred stock; $.01 par value; 4,240 shares au-
   thorized; none issued and
   outstanding......................................        --            --
  Convertible preferred stock; Series B, $.01 par
   value; 600 shares authorized; none issued and
   outstanding......................................        --            --
  Common stock; $.01 par value; 75,000 shares autho-
   rized; 16,213 shares in 1998 and 16,209 shares in
   1997 issued and outstanding......................        162           162
  Capital in excess of par value....................     58,004        59,291
  Accumulated deficit...............................    (85,671)      (75,108)
  Accumulated other comprehensive loss..............     (2,889)       (2,025)
                                                       --------      --------
    Total common shareholders' deficit..............    (30,394)      (17,680)
                                                       --------      --------
    Total liabilities less shareholders' deficit....   $116,435      $131,317
                                                       ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                  ----------------------------
                                                      1998           1997
                                                  -------------  -------------
Revenues:
  Coin calls..................................... $      19,694  $      19,796
  Non-coin calls.................................         9,323          6,640
                                                  -------------  -------------
    Total revenues...............................        29,017         26,436
Costs and expenses:
  Telephone charges..............................         6,877          7,484
  Commissions....................................         8,248          6,029
  Field service and collection...................         5,361          4,960
  Depreciation and amortization..................         5,539          5,376
  Selling, general and administrative............         2,933          3,592
                                                  -------------  -------------
    Total costs and expenses.....................        28,958         27,441
                                                  -------------  -------------
  Operating (loss) income........................            59         (1,005)
Other expenses:
  Interest expense, net..........................         3,208          3,192
                                                  -------------  -------------
Loss from continuing operations before income
 taxes...........................................        (3,149)        (4,197)
Income taxes.....................................           --             --
                                                  -------------  -------------
Loss from continuing operations..................        (3,149)        (4,197)
Loss from discontinued operations................            --           (713)
                                                  -------------  -------------
Net loss.........................................        (3,149)        (4,910)
Dividends and accretion on preferred stock.......          (363)          (301)
                                                  -------------  -------------
Net loss applicable to common shareholders....... $      (3,512) $      (5,211)
                                                  =============  =============
Loss per common share (basic and diluted):
  Loss from continuing operations................ $       (0.22) $       (0.28)
  Loss from discontinued operations..............           --           (0.04)
                                                  -------------  -------------
    Net loss..................................... $       (0.22) $       (0.32)
                                                  =============  =============
Weighted average common shares outstanding.......        16,213         16,195
                                                  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  FOR THE NINE  MONTHS ENDED
                                                         SEPTEMBER 30,
                                                  ----------------------------
                                                      1998           1997
                                                  -------------  -------------
Revenues:
  Coin calls..................................... $      59,222  $      57,029
  Non-coin calls.................................        27,043         26,924
                                                  -------------  -------------
    Total revenues...............................        86,265         83,953
Costs and expenses:
  Telephone charges..............................        21,024         22,224
  Commissions....................................        24,535         21,593
  Field service and collection...................        15,929         14,620
  Depreciation and amortization..................        16,641         15,984
  Selling, general and administrative............         8,996          9,453
                                                  -------------  -------------
    Total costs and expenses.....................        87,125         83,874
                                                  -------------  -------------
  Operating (loss) income........................          (860)            79
Other expenses:
  Interest expense, net..........................         9,703          9,820
                                                  -------------  -------------
Loss from continuing operations before income
 taxes...........................................       (10,563)        (9,741)
Income taxes.....................................           --             --
                                                  -------------  -------------
Loss from continuing operations..................       (10,563)        (9,741)
Loss from discontinued operations................           --          (2,018)
                                                  -------------  -------------
Net loss.........................................       (10,563)       (11,759)
Dividends and accretion on preferred stock.......        (1,300)          (904)
                                                  -------------  -------------
Net loss applicable to common shareholders....... $     (11,863) $     (12,663)
                                                  =============  =============
Loss per common share (basic and diluted):
  Loss from continuing operations................ $       (0.73) $       (0.66)
  Loss from discontinued operations..............           --           (0.12)
                                                  -------------  -------------
    Net loss..................................... $       (0.73) $       (0.78)
                                                  =============  =============
Weighted average common shares outstanding.......        16,212         16,195
                                                  =============  =============

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                              FOR THE NINE
                                                              MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................. $(10,563) $(11,759)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
  Depreciation and amortization............................   16,641    15,984
  Amortization of deferred financing costs.................      590       667
  Changes in operating assets and liabilities:
    Accounts receivable....................................   (1,518)   (4,240)
    Prepaid expenses and other current assets..............      482        23
    Other assets...........................................     (832)    2,876
    Accounts payable and accrued expenses..................     (968)     (982)
    Accrued interest payable...............................   (3,124)   (3,083)
    Income and other taxes payable.........................      (72)      335
    Net effect of discontinued operations and assets held
     for sale..............................................      --      2,115
                                                            --------  --------
      Net cash provided by operating activities............      636     1,936
CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment additions.........................   (2,886)   (2,156)
  Proceeds from sale of assets.............................      --        233
  Payments for acquisition of Indiana Telcom assets........  (11,317)      --
  Payments for certain contracts...........................   (2,292)   (2,939)
  Restricted cash..........................................       (9)     (898)
                                                            --------  --------
      Net cash used in investing activities................  (16,504)   (5,760)
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on long-term debt.....................     (580)     (426)
  Principal payments under capital lease obligations.......     (577)     (758)
  Debt issuance costs......................................      --       (218)
  Exercise of stock options and warrants...................        8       --
                                                            --------  --------
      Net cash used in financing activities................   (1,149)   (1,402)
                                                            --------  --------
Net decrease in cash and cash equivalents..................  (17,017)   (5,226)
Cash and cash equivalents at beginning of period...........   22,834    12,556
                                                            --------  --------
Cash and cash equivalents at end of period................. $  5,817  $  7,330
                                                            ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        PEOPLES TELEPHONE COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

NOTE 1--UNAUDITED INTERIM INFORMATION

  The accompanying interim consolidated financial data for Peoples Telephone Company, Inc. (the "Company") and subsidiaries, are unaudited; however, in the opinion of management, the interim data include all adjustments necessary for a fair presentation of the results for the interim periods. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  The results of operations for the three months and nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

  The interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1997 as set forth in the Company's 1997 Annual Report on Form 10-K as amended by Form 10-K/A No. 1 ("Form 10-K").

NOTE 2--INVESTMENTS AND OTHER COMPREHENSIVE LOSS

  Investments in debt and equity securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). The Company's investment in Global Telecommunications Solutions, Inc. ("GTS") is classified as "available for sale", and reported at fair value with unrealized gains or losses, net of tax, recorded as a separate component of shareholders' deficit. The Company's investment in GTS common stock at September 30, 1998 was approximately $0.2 million, net of approximately $2.9 million of unrealized losses.

  As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net loss or shareholders' deficit. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which, prior to adoption, were reported separately in shareholders' deficit, to be included in other comprehensive loss. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

  The components of the comprehensive loss are as follows (in thousands):

                                                        FOR THE THREE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
      Net loss......................................... $   (3,149) $   (4,910)
      Unrealized (loss) gain on investment.............       (373)        320
                                                        ----------  ----------
      Comprehensive loss............................... $   (3,522) $   (4,590)
                                                        ==========  ==========
                                                         FOR THE NINE MONTHS
                                                         ENDED SEPTEMBER 30,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
      Net loss......................................... $  (10,563) $  (11,759)
      Unrealized (loss) gain on investment.............       (863)        874
                                                        ----------  ----------
      Comprehensive loss............................... $  (11,426) $  (10,885)
                                                        ==========  ==========

                        PEOPLES TELEPHONE COMPANY, INC.

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)

NOTE 3--EARNINGS PER SHARE

  For the quarter and nine months ended September 30, 1998 and 1997, the treasury stock method was used to determine the dilutive effect of options and warrants on earnings per share data. The following table summarizes the loss from continuing operations and the weighted average number of shares outstanding used in the computation of loss from continuing operations per common share in accordance with SFAS No. 128, Earnings Per Share (in thousands, except per share data).

                                                              FOR THE THREE
                                                                 MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
      Loss from continuing operations....................  $  (3,149) $  (4,197)
        Deduct:
          Cumulative preferred stock dividend
           requirement...................................       (324)      (262)
          Preferred stock issuance cost accretion........        (39)       (39)
                                                           ---------  ---------
            Loss from continuing operations applicable to
             common shareholders.........................  $  (3,512) $  (4,498)
                                                           =========  =========
            Weighted average common shares outstanding...     16,213     16,195
                                                           =========  =========
            Basic and diluted loss per share from
             continuing operations.......................  $   (0.22) $   (0.28)
                                                           =========  =========
                                                           FOR THE NINE MONTHS
                                                           ENDED SEPTEMBER 30,
                                                           --------------------
                                                             1998       1997
                                                           ---------  ---------
      Loss from continuing operations....................  $ (10,563) $  (9,741)
        Deduct:
          Cumulative preferred stock dividend
           requirement...................................       (849)      (787)
          Cumulative adjustment for preferred stock
           dividend compounding..........................       (334)        --
          Preferred stock issuance cost accretion........       (117)      (117)
                                                           ---------  ---------
            Loss from continuing operations applicable to
             common shareholders.........................  $ (11,863) $ (10,645)
                                                           =========  =========
            Weighted average common shares outstanding...     16,212     16,195
                                                           =========  =========
            Basic and diluted loss per share from
             continuing operations.......................  $   (0.73) $   (0.66)
                                                           =========  =========

  Diluted loss per share is equal to basic loss per share since the conversion of preferred shares and the exercise of outstanding options and warrants would be anti-dilutive for all periods presented.

                        PEOPLES TELEPHONE COMPANY, INC.

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)


NOTE 4--LONG-TERM DEBT

  During June 1998, the Company executed an amendment to the Fourth Amended and Restated Loan and Security Agreement which modified the Company's financial covenants in the Company's $20 million credit facility with Bank Austria Creditanstalt Corporate Finance, Inc., formerly known as "Creditanstalt-Bankverein" (the "Credit Facility"), as of June 30, 1998. The interest rate on balances outstanding under the Credit Facility varies based upon the leverage ratio maintained by the Company. Outstanding principal balances are due in full in the year 2000. Interest is payable monthly for loans based on the prime rate and quarterly for loans based on the LIBOR rate. A commitment fee of 1/2 of 1% is charged on the aggregate daily available balance of the Credit Facility. The Credit Facility is secured by substantially all of the Company's assets and contains certain covenants which, among other things, require the Company to maintain certain cash flow levels and interest coverage ratios and places certain restrictions on the payment of dividends. At September 30, 1998, the Company had no amounts borrowed under the Credit Facility and was in compliance with the financial covenants.

NOTE 5--INCOME TAXES

  For the three and nine months ended September 30, 1998, the Company recorded deferred tax assets and deferred tax asset valuation allowances of approximately $1.2 million and $4.0 million, respectively. Valuation allowances were provided to reduce the deferred tax assets to a level which, more likely than not, will be realized.

NOTE 6--LOSS FROM DISCONTINUED OPERATIONS

  In the fourth quarter of 1997, the Company sold the operating assets of its inmate telephone division. The accompanying Consolidated Statement of Operations for the three and nine months ended September 30, 1997 and the Consolidated Statement of Cash Flows for the nine months ended September 30, 1997 have been restated to present results of the former inmate telephone division as discontinued operations. For the three months and nine months ended September 30, 1997, the Company reported approximately $0.7 million and $2.0 million in losses from discontinued operations, respectively.

NOTE 7--ACQUISITION OF INDIANA TELCOM CORPORATION

  On January 12, 1998, the Company acquired the operating assets of Indiana Telcom Corporation for approximately $11.3 million in cash. The results of operations for the Company include the operations of Indiana Telcom from January 12, 1998 forward. The acquisition was accounted for as a purchase, and, accordingly, the purchase price was allocated to the assets acquired based on appraisals and other estimates of their underlying fair values. The allocation of the purchase price is preliminary, pending finalization of appraisals and other estimates. The fair value of the assets acquired included $5.4 million of installed payphones and related equipment and $0.3 million in location contracts. No liabilities were assumed in the transaction. The excess of the purchase price over the fair value of net assets acquired of $5.6 million was recorded as goodwill and is being amortized over 5 years.

                        PEOPLES TELEPHONE COMPANY, INC.

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)


  The following summarizes unaudited pro forma consolidated results of operations for the nine months ending September 30, 1997 assuming the Indiana Telcom acquisition occurred at the beginning of 1997. These pro forma results are provided for comparative purposes only and do not purport to be indicative of the results that would have been obtained if this acquisition had been effected on the date indicated or which may be obtained in the future (in thousands, except per share data).

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 1997
                                                              ------------------
      Total revenues.........................................      $87,760
      Loss from continuing operations........................      (10,494)
      Loss from continuing operations per common share.......        (0.70)

NOTE 8--MERGER AGREEMENT WITH DAVEL COMMUNICATIONS GROUP

  The Company has entered into an amended and restated merger agreement with Davel Communications Group, Inc. ("Old Davel") and Davel Holdings, Inc. ("New Davel"). Under the terms of the agreement, which has been approved by the Board of Directors of each company, holders of common stock of the Company will receive 0.235 of a share of New Davel common stock for each outstanding share of Company common stock and the Company and Old Davel will become a wholly owned subsidiary of New Davel (the "Merger").

  The transaction, which is intended to close in the fourth quarter of 1998, is subject to the approval of the shareholders of both Old Davel and the Company, receipt of required regulatory approvals and other customary conditions. Consummation of the Merger is conditioned on its eligibility for pooling-of-interests accounting treatment. The transaction is also subject to conversion of the Company's Series C Cumulative Convertible Preferred Stock into common stock and receipt by Davel of financing for, and successful consummation of, a cash tender offer for the Company's 12 1/4% Senior Notes due 2002 (the "Senior Notes"), pursuant to which a minimum of 85% of the aggregate outstanding principal amount of $100 million shall have been tendered. As of November 11, 1998, substantially all of the principal amount had been tendered, thereby satisfying that condition. Old Davel plans to refinance the Senior Notes through a new senior credit facility. No assurance can be given that all of the conditions for the consummation of the proposed Merger will be satisfied.

  As of September 30, 1998, the Company had incurred approximately $0.9 million in accounting, legal and advisory costs relating to the pending business combination. These costs have been recorded in other assets on the Company's Consolidated Balance Sheet and will be recognized in results of operations upon the consummation of the Merger.

NOTE 9--DIAL-AROUND COMPENSATION

  Effective November 6, 1996, pursuant to FCC regulations, the Company derived additional revenues from dial-around calls placed from its public payphones. Under the 1996 Payphone Order, from November 6, 1996 to June 30, 1997, the Company recorded gross dial-around revenue at the then-mandated rate of $45.85 per payphone per month, as compared with the flat fee of $6.00 per payphone per month in place prior to November 6, 1996. Pursuant to the Remand Order, in the period from July 1 to October 6 of 1997 the Company recorded gross dial-around compensation revenue at a rate of $37.20 per payphone per month and recorded a charge of approximately $2.1 million, consisting of a reduction in non-coin revenue of approximately $2.6 million and a reduction in commissions expense of approximately $0.5 million, in the third quarter of 1997 for the retroactive reduction in the dial-around compensation rate from $45.85 to $37.20 per payphone per month, applicable to the November 6, 1996 to June 30, 1997 period.

                        PEOPLES TELEPHONE COMPANY, INC.

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)


  From October 7, 1997 to October 6, 1999, the Company is entitled to receive dial-around compensation at a per-call rate of $0.284 based on the actual number of dial-around calls placed from each of its payphones (or such other number of calls as may be ultimately permitted by the FCC or the courts). Thereafter, the dial-around compensation rate is anticipated to be at a per-call rate equal to the local coin call rate less $0.066. For the period from October 7, 1997 to September 30, 1998, the Company recorded dial-around compensation revenue using an estimated 131 calls per month per payphone. The Company has based its compensation on an estimated number of calls (i.e., 131) per payphone per month because actual call counts are not available from the IXCs until four to nine months after the calls are made. From October 7, 1997 forward, the estimated amount may be adjusted for actual call counts provided by the IXCs.

  The FCC, in its Order issued April 3, 1998, left in place the requirement for payment of per-call compensation for payphones that do not transmit the requisite payphone-specific coding digits, but gave the IXCs a choice for computing the amount of compensation for payphones on local exchange carrier lines not transmitting the payphone-specific coding digits of either accurately computing per-call compensation from their databases or paying per-phone, flat-rate compensation computed by multiplying the $0.284 per call rate by the nationwide average number of 800 and 888 subscriber and access code calls placed from regional Bell operating company payphones for corresponding payment periods. Accurate payments made at the flat rate are not subject to subsequent adjustment for actual call counts from the applicable payphone. Based on the information available to it, including actual payments from IXCs for the fourth quarter of 1997, the Company does not believe application of this order will result in any material adjustment to the dial-around compensation revenues recorded for the period from October 7, 1997 forward.

  On May 15, 1998, the Court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 per call rate. The Court stated that any resulting overpayment would be subject to refund and directed the FCC to conclude its proceedings within a six-month period from the effective date of the Court's decision. The Company believes that the FCC will issue its ruling in the current proceeding within the six-month period established by the Court. Based on the information available to it, the Company does not believe that it is reasonably possible that the amount of compensation for dial-around calls will be materially reduced from the amount recorded as dial-around compensation. While the amount of $0.284 per call constitutes the Company's position on the minimum appropriate level of fair compensation, certain IXCs have challenged this rate level, asserting that the appropriate level of fair compensation should be lower than $0.284 per call.

NOTE 10--COMMITMENTS AND CONTINGENCIES

  In December 1995, Cellular World filed a complaint in Dade County Circuit Court against the Company and its subsidiary, PTC Cellular, Inc., alleging wrongful interference with Cellular World's advantageous business relationship with Alamo Rent-A-Car, and alleged misappropriation of Cellular World's trade secrets concerning Cellular World's proprietary cellular car phone rental system equipment. Cellular World is seeking damages alleged to exceed $10 million. The Company successfully obtained dismissal of one count of the complaint early in the proceedings, but the court allowed the remaining two counts to proceed through discovery. Formal discovery is nearly completed. On July 31, 1998, the court granted a summary judgment in the Company's favor, dismissing one of the two remaining counts. Trial has been reset for February 1999. Based on the discovery conducted to date, the Company continues to believe that it has several meritorious legal and factual defenses. Based upon the incomplete status of discovery, the Company is unable to predict the final outcome of the litigation.

                        PEOPLES TELEPHONE COMPANY, INC.

                   SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997
                                  (UNAUDITED)


NOTE 11--SUBSEQUENT EVENTS

  On June 12, 1998, Old Davel (see Note 8) signed a definitive agreement (the "Davel/PhoneTel Merger Agreement") to merge with PhoneTel Technologies, Inc. ("PhoneTel"). On September 29, 1998, Old Davel announced that it was exercising its contractual rights to terminate the Davel/PhoneTel Merger Agreement, based on breaches of representations, warranties and covenants by PhoneTel. On October 1, 1998, Old Davel filed a lawsuit in Delaware Chancery Court seeking damages, rescission of the Davel/PhoneTel Merger Agreement and a declaratory judgment that such breaches occurred. On October 27, 1998, PhoneTel answered the complaint and filed a counterclaim against Old Davel alleging that the Davel/PhoneTel Merger Agreement had been wrongfully terminated, and also filed a third-party claim against the Company alleging that the Company wrongfully caused the termination of the Davel/PhoneTel Merger Agreement. The counterclaim and third party claim seek specific performance by Old Davel of the transactions contemplated by the Davel/PhoneTel Merger Agreement and damages and other equitable relief from Old Davel and the Company. The Company believes that the third party claim is without merit and intends to defend against it vigorously.

                                   APPENDICES

Appendix I............ Fairness Opinion of ABN AMRO with respect to the
                        Transaction
Appendix II........... Fairness Opinion of Goldman Sachs with respect to the
                        Transaction
Appendix III.......... Davel/Peoples Merger Agreement
Appendix IV........... New Davel's Certificate of Incorporation
Appendix V............ New Davel's Bylaws
Appendix VI........... Statutory Provisions under the Illinois Law with Respect to Dissenters' Rights

                                  APPENDIX I

         FAIRNESS OPINION OF ABN AMRO WITH RESPECT TO THE TRANSACTION

                                                                   July 5, 1998

Board of Directors
Davel Communications Group, Inc.
1429 Massaro Boulevard
Tampa, Florida 33619

Members of the Board:

  You have asked us to advise you with respect to the fairness to Davel Communications Group, Inc. ("Davel") and its shareholders, from a financial point of view, of the consideration to be paid in connection with the proposed acquisition (the "Transaction") of Peoples Telephone Company, Inc. ("PTCI") as set forth in, and pursuant to the terms of the Agreement and Plan of Merger, dated as of July 5, 1998, (the "Merger Agreement"), by and among Davel, Davel Holdings, Inc. ("Holdings"), a Delaware Corporation and PTCI.

  The Merger Agreement provides that PTCI will be merged with and into Miami Merger Corporation, a New York Corporation to be formed as a wholly owned subsidiary of Davel (or, if the Davel Merger (as defined in the Merger Agreement) is consummated prior to the Effective Time, of Holdings) with PTCI surviving as a wholly owned subsidiary of Davel, or if applicable, of Holdings (the "Transaction"). In order to effect the Transaction, each share ("Share") of PTCI common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive .235 (the "Exchange Ratio") fully paid and nonassessable shares of Davel Common Stock or, if applicable, Holdings Common Stock (the "Merger Consideration").

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Davel and PTCI. In addition to the Merger Agreement, we have also reviewed certain other information, including financial forecasts provided to us by the Company and PTCI. We have met with the management of Davel and PTCI and have discussed the past and current operations, financial conditions and prospects of, and regulatory environment affecting, Davel and PTCI. In addition, we have considered certain financial and stock market data for Davel and PTCI. We compared that data with similar data for other publicly held companies in businesses we deemed relevant and have considered the financial terms of certain other business combinations which have recently been effected. We have also analyzed the pro forma impact of the Transaction on Davel's financial position and performance and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. We have also considered the potential impact on Davel of this transaction in conjunction with other contemplated transactions involving Davel, including achieving greater scale from consolidation and enhancing Davel's position to participate in additional industry consolidation.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of each of: (i) Davel and PTCI as to the future financial performance of Davel and PTCI, respectively, on a stand-alone basis; and (ii) Davel as to the future financial performance of Davel after giving effect to the Transaction contemplated by the Merger Agreement, including Davel management's estimates of cost savings and operating synergies to potentially be realized in the proposed business combination. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, we have not made an independent evaluation or appraisal of the assets of Davel or PTCI, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on economic, monetary and market conditions existing on the date of this opinion.

  ABN AMRO Incorporated will receive a fee for rendering this opinion, which is not contingent upon the consummation of the Transaction.

  In the past, ABN AMRO Incorporated has separately performed certain investment banking services for the Company and received customary fees for such services. In the ordinary course of our business, ABN AMRO Incorporated and its affiliates may actively trade securities of both Davel and PTCI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the benefit and use of the Board of Directors of Davel in its consideration of the Transaction, and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent except that ABN AMRO authorizes Davel to use and to include this letter in its entirety in any Proxy Statement required by the Merger Agreement. In addition, we may not be otherwise publicly referred to without our prior written consent which will not be unreasonably withheld. This letter does not constitute a recommendation to any shareholder with respect to whether to vote their shares in favor of the Transaction.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Davel in connection with the Transaction is fair to Davel and its shareholders from a financial point of view.

                                          Very truly yours,

                                          ABN AMRO Incorporated

                                  APPENDIX II

                          [GOLDMAN SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

July 5, 1998

Board of Directors
Peoples Telephone Company, Inc.
2300 N.W. 89th Place
Miami, Florida 33172

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Peoples Telephone Company, Inc. (the "Company") of the exchange ratio of 0.235 shares of Common Stock, par value $0.01 per share (the "Davel Shares"), of Davel Communications Group, Inc. ("Davel"), to be received for each Share (the "Exchange Ratio") by such holders pursuant to the Agreement and Plan of Merger, dated as of July 5, 1998, by and among Davel Holdings, Inc. ("Holdings"), Davel and the Company (the "Agreement"), pursuant to which Miami Merger Corp., a corporation to be formed as a wholly owned subsidiary of Davel or Holdings (as described in the Agreement) will be merged with and into the Company (the "Merger"). Pursuant to the terms of the Agreement, in the event that the merger (the "PhoneTel Merger") contemplated by the Agreement and Plan of Merger and Reorganization (the "PhoneTel Agreement"), dated June 11, 1998, by and among Davel, Holdings, D Subsidiary, Inc., PT Merger Corp. and PhoneTel Technologies, Inc. ("PhoneTel") occurs prior to or simultaneously with the Merger, then 0.235 shares of Common Stock, par value $0.01 per share ("Holdings Shares"), of Holdings will be issued to holders of Shares for each Share in lieu of Davel Shares. We understand that pursuant to the Agreement, the PhoneTel Merger is not a condition to the completion of the Merger.

  Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. has also provided certain investment banking services to Equity Group Investments, Inc. ("EGI", a company which we understand recently became an affiliate of Davel) and certain companies affiliated with EGI. Goldman, Sachs & Co. may provide investment banking services to EGI and its affiliates in the future, and is currently serving as a Co-Manager of a secondary offering of equity securities for an affiliate of EGI. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities of the Company, Davel and PhoneTel for its own account and for the accounts of customers. As of the date hereof, Goldman, Sachs & Co., through Goldman Sachs Asset Management, holds long positions of 554,700 Davel Shares and 1,684,900 Shares. In addition, Goldman, Sachs & Co., through its Credit Arbitrage Investment department, holds long positions of $9,880,000 of PhoneTel's 12% Senior Notes due 2006.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the PhoneTel Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company, Davel and PhoneTel for the five years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company, Davel and PhoneTel; certain other communications from the Company, Davel and PhoneTel to their respective stockholders; certain internal financial analyses and forecasts for the Company, Davel and PhoneTel prepared by their respective managements; and certain internal financial analyses and pro forma consolidated forecasts (including certain projected cost savings and operating synergies) reflecting the combination of Davel and PhoneTel, Davel and the Company, and Davel, PhoneTel and the Company, prepared by EGI. We have also held discussions with members of the senior managements of the Company, Davel and EGI regarding the strategic rationale for, and potential benefits of, the Merger and the PhoneTel Merger and the past and current business operations, financial condition and future prospects of the Company, Davel and PhoneTel. In addition, we have reviewed the reported price and trading activity for the Shares and the Davel Shares; compared certain financial and stock market information for the Company and Davel with similar information for certain other companies, the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the independent payphone industry specifically and in other industries generally; and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial analyses, forecasts and pro forma consolidated forecasts, including the underlying assumptions, provided to us with respect to Davel, PhoneTel, the Company, the Merger and the PhoneTel Merger, including, without limitation, the projected cost savings and operating synergies expected to result from the Merger and the PhoneTel Merger, have been reasonably prepared on a basis reflecting the best currently available judgements and estimates of the management of the Company, Davel, PhoneTel and EGI. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of the Company, Davel or PhoneTel or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. Our opinion as expressed below does not imply any conclusion as to the likely trading range of Davel Shares or Holdings Shares following consummation of the Merger (if such shares are issued), which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                          Goldman, Sachs & Co.

                                  APPENDIX III

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                               AND REORGANIZATION

                                  DATED AS OF

                                  JULY 5, 1998

                         AND AMENDED AND RESTATED AS OF

                                OCTOBER 22, 1998

                                  BY AND AMONG

                             DAVEL HOLDINGS, INC.,

                       DAVEL COMMUNICATIONS GROUP, INC.,

                              D SUBSIDIARY, INC.,

                               MIAMI MERGER CORP.

                                      AND

                        PEOPLES TELEPHONE COMPANY, INC.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
 ARTICLE 1       THE PEOPLES MERGER.......................................    2
    Section 1.01 Effectuation of Peoples Merger...........................    2
    Section 1.02 Conversion of Peoples Shares.............................    2
    Section 1.03 Exchange of Peoples Shares...............................    3
    Section 1.04 Certain Peoples Adjustments..............................    5
    Section 1.05 Peoples Stock Options, Warrants and Restricted Stock.....    6
    Section 1.06 Articles of Incorporation................................    7
    Section 1.07 Bylaws...................................................    7
    Section 1.08 Directors and Officers...................................    7
 ARTICLE 2       THE DAVEL MERGER.........................................    7
    Section 2.01 Effectuation of Davel Merger.............................    7
    Section 2.02 Conversion of Davel Shares...............................    8
    Section 2.03 Exchange of Davel Shares.................................    8
    Section 2.04 Davel Stock Options and Warrants.........................   10
    Section 2.05 Dissenters' Rights.......................................   11
    Section 2.06 Davel Articles of Incorporation..........................   11
    Section 2.07 Davel Bylaw..............................................   11
    Section 2.08 Davel Directors and Officers.............................   11
 ARTICLE 3       REPRESENTATIONS AND WARRANTIES OF PEOPLES................   11
    Section 3.01 Corporate Organization...................................   11
    Section 3.02 Authorization............................................   12
    Section 3.03 Capital Stock............................................   12
    Section 3.04 Peoples Subsidiaries.....................................   12
    Section 3.05 Consents and Approvals; No Violation.....................   13
    Section 3.06 SEC Reports and Financial Statements.....................   13
    Section 3.07 Absence of Undisclosed Liabilities.......................   14
    Section 3.08 Changes..................................................   14
    Section 3.09 Investigations; Litigation...............................   14
    Section 3.10 Contracts and Commitments................................   15
    Section 3.11 Environmental and Safety Matters.........................   15
    Section 3.12 Taxes....................................................   16
    Section 3.13 Employment Agreements....................................   16
    Section 3.14 Change of Control Provisions.............................   16
    Section 3.15 Employee Benefit Plans...................................   16
    Section 3.16 Licenses.................................................   17
    Section 3.17 Real Estate Leases.......................................   18
    Section 3.18 Real Property............................................   18
    Section 3.19 Intellectual Property....................................   18
    Section 3.20 Compliance with Other Instruments and Laws...............   18
    Section 3.21 Employees................................................   19
    Section 3.22 Information Supplied.....................................   19
    Section 3.23 Certain Fees.............................................   19
    Section 3.24 Opinion of Financial Advisor.............................   19
    Section 3.25 Voting Requirements......................................   19
    Section 3.26 State Takeover Statutes..................................   19
    Section 3.27 Payphones................................................   20
    Section 3.28 Average Net Revenue......................................   20

                                                                            PAGE
                                                                            ----
 ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF DAVEL.................    20
    Section 4.01 Corporate Organization..................................    20
    Section 4.02 Authorization...........................................    20
    Section 4.03 Capital Stock...........................................    21
    Section 4.04 Subsidiaries............................................    21
    Section 4.05 Consents and Approvals; No Violations...................    21
    Section 4.06 SEC Reports and Financial Statements....................    22
    Section 4.07 Absence of Undisclosed Liabilities......................    22
    Section 4.08 Changes.................................................    23
    Section 4.09 Investigations; Litigation..............................    23
    Section 4.10 Environmental and Safety Matters........................    24
    Section 4.11 Certain Fees............................................    24
    Section 4.12 Taxes...................................................    24
    Section 4.13 Change of Control Provisions............................    24
    Section 4.14 Licenses................................................    25
    Section 4.15 Compliance with Other Instruments and Laws..............    25
    Section 4.16 Employees...............................................    25
    Section 4.17 Information Supplied....................................    25
    Section 4.18 Opinion of Financial Advisor............................    25
    Section 4.19 Voting Requirements.....................................    25
    Section 4.20 State Takeover Statutes.................................    26
    Section 4.21 No Peoples Shares.......................................    26
    Section 4.22 Rights..................................................    26
    Section 4.23 Financing...............................................    26
 ARTICLE 5       COVENANTS OF PEOPLES....................................    26
                   Conduct of Business by Peoples Pending Consummation of
    Section 5.01 the Transaction.........................................    26
    Section 5.02 Stockholders' Meeting...................................    27
    Section 5.03 Access to Information...................................    27
    Section 5.04 No Solicitation.........................................    28
    Section 5.05 Corporate Organization..................................    28
    Section 5.06 Termination Option Agreement............................    28
    Section 5.07 Preferred Stock and Senior Notes........................    28
 ARTICLE 6       COVENANTS OF DAVEL AND HOLDINGS.........................    29
    Section 6.01 Access to Information...................................    29
    Section 6.02 Newco Incorporation; Obligations of Newco...............    29
    Section 6.03 Indemnification.........................................    29
    Section 6.04 Stockholders' Meeting...................................    30
    Section 6.05 Davel Financing.........................................    30
    Section 6.06 Employee Matters........................................    30
    Section 6.07 Financial Disclosure....................................    30
                 Conduct of Business of Davel Pending Consummation of the
    Section 6.08 Transaction.............................................    31
 ARTICLE 7       COVENANTS OF THE PARTIES................................    31
    Section 7.01 Reasonable Best Efforts.................................    31
    Section 7.02 Certain Filings.........................................    32
    Section 7.03 Public Announcements....................................    32
    Section 7.04 Further Assurances......................................    32
    Section 7.05 Notices of Certain Events...............................    32
    Section 7.06 Preparation of the Form S-4 and the Proxy Statement.....    32
    Section 7.07 Letters of Accountants..................................    33

                                                                            PAGE
                                                                            ----
    Section 7.08  Affiliates.............................................    33
    Section 7.09  Nasdaq Listing.........................................    34
    Section 7.10  Tax Treatment..........................................    34
    Section 7.11  Pooling of Interests...................................    34
    Section 7.12  Representations........................................    34
    Section 7.13  Confidentiality........................................    34
 ARTICLE 8        CONDITIONS TO THE MERGER...............................    34
    Section 8.01  Conditions to the Obligations of Each Party............    34
                  Conditions to the Obligations of Davel, Holdings, Newco
    Section 8.02  and D Sub..............................................    35
    Section 8.03  Conditions to the Obligations of Peoples...............    35
 ARTICLE 9        TERMINATION............................................    36
    Section 9.01  Termination............................................    36
    Section 9.02  Waiver.................................................    37
    Section 9.03  Closing................................................    37
    Section 9.04  Effect of Termination; Termination Fee.................    37
 ARTICLE 10       MISCELLANEOUS..........................................    38
    Section 10.01 Notices................................................    38
    Section 10.02 Survival of Representations and Warranties.............    38
    Section 10.03 Amendments; No Waivers.................................    39
    Section 10.04 Expenses...............................................    39
    Section 10.05 Successors and Assigns.................................    39
    Section 10.06 Governing Law..........................................    39
    Section 10.07 Counterparts; Effectiveness............................    39
    Section 10.08 Headings; Schedules....................................    39
    Section 10.09 Obligations of Davel and Holdings......................    39
    Section 10.10 No Third Party Beneficiaries...........................    40

                                 DEFINED TERMS

                                                                           PAGE
TERM                                                                      NUMBER
----                                                                      ------
Acquisition Proposal.....................................................     39
Adjusted Davel Option....................................................     14
Adjusted Davel Warrant...................................................     14
Adjusted Peoples Option..................................................      8
Adjusted Peoples Warrant.................................................      8
Affected Employee........................................................     42
Agreement................................................................      1
Average Net Revenue......................................................     28
Closing..................................................................     52
Closing Date.............................................................     52
Closing Time.............................................................      2
Code.....................................................................      2
D Sub....................................................................      1
Davel....................................................................      1
Davel Articles of Merger.................................................     10
Davel Certificates.......................................................     12
Davel Common Stock.......................................................     11
Davel Dissenting Shares..................................................     15
Davel Effective Time.....................................................     10
Davel Exchange Fund......................................................     12
Davel Investigation......................................................     32
Davel Material Adverse Effect............................................     28
Davel Merger.............................................................      1
Davel Merger Consideration...............................................     11
Davel Options............................................................     14
Davel Reports............................................................     31
Davel Rights............................................................. 11, 36
Davel Stock Option Plans.................................................      9
Davel Stockholder Approval...............................................     28
Davel Stockholders Meeting...............................................     41
Davel Subsidiaries.......................................................     30
Davel Subsidiary.........................................................     30
Davel Surviving Corporation..............................................     10
Davel Warrants...........................................................     14
Davel/PhoneTel Merger Agreement..........................................     29
DCG, Inc.................................................................     16
Disclosure Document......................................................     44
Disparate Adverse Effect.................................................     43
Environmental Laws.......................................................     22
ERISA....................................................................     24
Excess Shares............................................................      5
Exchange Act.............................................................     18
Exchange Agent...........................................................      3
Financing................................................................     36
Form S-4.................................................................     27
GAAP.....................................................................     19
Governmental Entity......................................................     18
Holdings.................................................................      1

                                                                           PAGE
TERM                                                                      NUMBER
----                                                                      ------
Holdings Common Stock....................................................     3
HSR Act..................................................................    18
Illinois Law.............................................................    10
Indemnified Parties......................................................    41
Intellectual Property....................................................    25
Investigation............................................................    20
knowledge of Davel.......................................................    33
knowledge of Peoples.....................................................    20
Licenses.................................................................    25
Location Owners..........................................................    22
New York Law.............................................................     2
Newco....................................................................     1
Notes....................................................................    40
Original Agreement.......................................................     1
Peoples..................................................................     1
Peoples Award............................................................     9
Peoples Certificate of Merger............................................     2
Peoples Certificates.....................................................     4
Peoples Common Stock.....................................................     3
Peoples Common Stock Trust...............................................     6
Peoples Effective Time...................................................     2
Peoples Exchange Fund....................................................     4
Peoples Exchange Ratio...................................................     3
Peoples Material Adverse Effect..........................................    16
Peoples Merger...........................................................  1, 2
Peoples Merger Consideration.............................................     3
Peoples Reports..........................................................    19
Peoples Share............................................................     3
Peoples Stock Option Plans...............................................     8
Peoples Stockholder Approval.............................................    27
Peoples Stockholders Meeting.............................................    38
Peoples Subsidiaries.....................................................    17
Peoples Subsidiary.......................................................    17
Peoples Surviving Corporation............................................     2
Peoples Transaction......................................................     2
Peoples Warrants.........................................................     8
Plans....................................................................    24
Pooling Affiliate........................................................    46
Proxy Statement..........................................................    18
SEC......................................................................    18
Securities Act...........................................................    18
Site Location Agreements.................................................    25
Term Sheet...............................................................    36
Termination Option Agreement.............................................     2
Transaction..............................................................     1

                             AMENDED AND RESTATED
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of July 5, 1998, and is amended and restated as of October 22, 1998, by and among Davel Communications Group, Inc., an Illinois corporation ("Davel"), Davel Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Davel ("Holdings"), Miami Merger Corp., a New York corporation and an indirect, wholly owned subsidiary of Holdings ("Newco"), D Subsidiary, Inc., an Illinois corporation and an indirect, wholly owned subsidiary of Holdings ("D Sub"), and Peoples Telephone Company, Inc., a New York corporation (the "Peoples").

                                   RECITALS

  WHEREAS, Holdings, Davel and Peoples are parties to an Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998 (the "Original Agreement"), and such parties desire to amend and restate the Original Agreement in its entirety as set forth herein and to add Newco and D Sub as parties to this Agreement;

  WHEREAS, reference herein "to the date of this Agreement" or to "the date hereof" shall refer to the date of the Original Agreement, and reference herein to "this Agreement" shall refer to the Original Agreement as hereby amended and restated;

  WHEREAS, the Boards of Directors of Davel and Peoples deem it advisable and in the best interests of the stockholders of such corporations to effect a business combination of Davel and Peoples through the transactions provided for herein (collectively, the "Transaction"), as a result of which each of Davel and Peoples shall become an indirect, wholly-owned subsidiary of Holdings;

  WHEREAS, in order to effect the Transaction, (a) D Sub shall be merged with and into Davel with Davel surviving as an indirect, wholly owned subsidiary of Holdings (the "Davel Merger"), and (b) Newco shall be merged with and into Peoples with Peoples surviving as an indirect, wholly-owned subsidiary of Holdings (the "Peoples Merger"), in each case pursuant to this Agreement;

  WHEREAS, the respective Boards of Directors of Davel, Newco and D Sub have approved and adopted this Agreement, and the Board of Directors of Davel has unanimously resolved to recommend that this Agreement be approved and adopted by the shareholders of Davel;

  WHEREAS, the Board of Directors of Peoples has approved and adopted this Agreement, and the Peoples Board of Directors has unanimously resolved to recommend that this Agreement be approved and adopted by the shareholders of Peoples;

  WHEREAS, for Federal income tax purposes, it is intended that each of the Peoples Merger and the Davel Merger shall qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the shareholders of Peoples and Davel will recognize no gain or loss for Federal income tax purposes as a result of the consummation of the Peoples Merger or the Davel Merger, except with respect to any cash received;

  WHEREAS, for accounting purposes, it is intended that the Transaction be accounted for as a "pooling of interests"; and

  WHEREAS, as of the date of this Agreement and as a condition and inducement to Davel's willingness to enter into the Original Agreement, Davel and Peoples have entered into a Termination Option Agreement dated as of the date of this Agreement (the "Termination Option Agreement"), pursuant to which Peoples has granted Davel an option to purchase shares of common stock of Peoples under certain circumstances;

  NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                              THE PEOPLES MERGER

  Section 1.01 Effectuation of Peoples Merger.

  (a) At the Peoples Effective Time (as defined in Section 1.01(b) hereof), Newco shall be merged (the "Peoples Merger") with and into Peoples in accordance with the New York Business Corporation Law ("New York Law"), whereupon the separate existence of Newco shall cease, and Peoples shall be the surviving corporation (the "Peoples Surviving Corporation"). The Peoples Merger and the other transactions contemplated by this Article 1 are sometimes hereinafter referred to as the "Peoples Transaction."

  (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Transaction (the time of such satisfaction or waiver being referred to herein as the "Closing Time"), Peoples and Newco will cause a certificate of merger to be executed, verified and delivered for filing by the New York Department of State (the "Peoples Certificate of Merger") and make all other filings or recordings required by New York Law in connection with the Peoples Merger. The Peoples Merger shall become effective at such time as the Peoples Certificate of Merger is duly filed by the New York Department of State and any additional requirements of New York Law are complied with or at such later time as is specified in the Peoples Certificate of Merger (the "Peoples Effective Time").

  (c) From and after the Effective Time, the Peoples Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Peoples and Newco, all as provided under New York Law.

  Section 1.02 Conversion of Peoples Shares.

  (a) At the Peoples Effective Time and by virtue of the Peoples Merger and without any action on the part of the holders thereof:

    (i) each share of common stock of Peoples held by Peoples as treasury stock or owned by Davel, Holdings, Newco or any subsidiary of any of them immediately prior to the Peoples Effective Time shall be canceled, and no payment shall be made with respect thereto; provided, however, that any shares of common stock of Peoples as to which Peoples, Holdings or Davel is or may be required to act as a fiduciary or in a similar capacity shall not be canceled but, instead, shall be treated as set forth in Section 1.02(a)(iii) below;

    (ii) each share of capital stock of Newco outstanding immediately prior to the Peoples Effective Time shall be converted into and become one share of capital stock of the Peoples Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Peoples Surviving Corporation; and

    (iii) subject to Section 1.03(e) and Section 1.04 hereof, each share (a "Peoples Share") of common stock of Peoples, $0.01 par value per share (the "Peoples Common Stock"), outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (i) of this subsection, be converted into the right to receive .235 (the "Peoples Exchange Ratio") fully paid and nonassessable shares of common stock, par value $0.01 per share (the "Holdings Common Stock"), of Holdings (the "Peoples Merger Consideration"). As of the Peoples Effective Time, all such Peoples Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Peoples Common Stock shall cease to have any rights with respect thereto, except the right to receive the Peoples Merger Consideration and any cash in lieu of fractional shares of Holdings Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.03 hereof, without interest.

  Section 1.03 Exchange of Peoples Shares.

  (a) As of the Peoples Effective Time, Holdings shall enter into an agreement with ChaseMellon Shareholder Services, L.L.C., as exchange agent for the Merger (the "Exchange Agent"), which shall provide that Holdings shall deposit with the Exchange Agent as of the Peoples Effective Time, for the benefit of the holders of shares of Peoples Common Stock, for exchange in accordance with this Article 1, through the Exchange Agent, certificates representing the shares of Holdings Common Stock (as defined below) (such shares of Holdings Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 1.03(e) hereof) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Holdings Common Stock being hereinafter referred to as the "Peoples Exchange Fund") issuable pursuant to Section 1.02 hereof in exchange for outstanding shares of Peoples Common Stock.

  (b) As soon as reasonably practicable after the Peoples Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Peoples Common Stock (the "Peoples Certificates") whose shares were converted into the right to receive the Peoples Merger Consideration, pursuant to Section 1.02 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Peoples Certificates shall pass, only upon delivery of the Peoples Certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdings may reasonably specify) and (ii) instructions for use in surrendering the Peoples Certificates in exchange for certificates representing the Peoples Merger Consideration, as applicable. Upon surrender of a Peoples Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of this Article 1, certain dividends or other distributions in accordance with Section 1.03(c) hereof and cash in lieu of any fractional share of Holdings Common Stock in accordance with Section 1.03(e) hereof, and the Peoples Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Peoples Common Stock which is not registered in the transfer records of Peoples, a certificate representing the proper number of shares of Holdings Common Stock may be issued to a person other than the person in whose name the Peoples Certificate so surrendered is registered if such Peoples Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Holdings Common Stock to a person other than the registered holder of such Peoples Certificate or establishes to the satisfaction of Davel that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.03, each Peoples Certificate shall be deemed at any time after the Peoples Effective Time to represent only the right to receive upon such surrender the Peoples Merger Consideration, which the holder thereof has the right to receive in respect of such Peoples Certificate pursuant to the provisions of this Article 1, certain dividends or other distributions in accordance with Section 1.03(c) hereof and cash in lieu of any fractional share of Holdings Common Stock in accordance with Section 1.03(e) hereof. No interest shall be paid or will accrue on any cash payable to holders of Peoples Certificates pursuant to the provisions of this Article 1.

  (c) No dividends or other distributions with respect to Holdings Common Stock with a record date after the Peoples Effective Time shall be paid to the holder of any unsurrendered Peoples Certificate with respect to the shares of Holdings Common Stock represented thereby, and, in the case of Peoples Certificates representing Peoples Common Stock, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.03(e) hereof, and all such dividends, other distributions and cash in lieu of fractional shares of Holdings Common Stock shall be paid by Holdings to the Exchange Agent and shall be included in the Peoples Exchange Fund, in each case until the surrender of such Peoples Certificate in accordance with this
Article 1. Subject to the effect of applicable escheat or similar laws, following surrender of any such Peoples Certificate there shall be paid to the holder of the certificate representing whole shares of Holdings Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Peoples Effective Time theretofore paid with respect to such whole shares of Holdings Common Stock, and, in the case of Peoples Certificates representing Peoples Common Stock, the amount of any cash payable in lieu of a fractional share of Holdings Common Stock to which such holder is entitled pursuant to Section 1.03(e) hereof, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Peoples Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Holdings Common Stock.

  (d) All shares of Holdings Common Stock issued upon the surrender for exchange of Peoples Certificates in accordance with the terms of this Article 1 (including any cash paid pursuant to this Article 1) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Peoples Common Stock theretofore represented by such Peoples Certificates, subject, however, to the Peoples Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Peoples Effective Time which may have been declared or made by Peoples on such shares of Peoples Common Stock which remain unpaid at the Peoples Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Peoples Surviving Corporation of the shares of Peoples Common Stock which were outstanding immediately prior to the Peoples Effective Time. If, after the Peoples Effective Time, Peoples Certificates are presented to the Peoples Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by law.

  (e) (i) No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Peoples Certificates, no dividend or distribution of Holdings shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdings.

  (ii) As promptly as practicable following the Peoples Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Holdings Common Stock delivered to the Exchange Agent by Holdings pursuant to
Section 1.03(a) hereof over (B) the aggregate number of whole shares of Holdings Common Stock to be distributed to former holders of Peoples Common Stock pursuant to Section 1.03(b) hereof (such excess being herein called the "Excess Shares"). Following the Peoples Effective Time, the Exchange Agent shall, on behalf of former holders of Peoples Certificates representing Peoples Common Stock, sell the Excess Shares at then-prevailing prices on the Nasdaq National Market, all in the manner provided in Section 1.03(e)(iii) hereof.

  (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq National Market in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Peoples Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Peoples Certificates formerly representing Peoples Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Peoples Common Stock Trust"). The Peoples Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Peoples Common Stock Trust to which each former holder of Peoples Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Peoples Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Peoples Common Stock is entitled (after taking into account all shares of Peoples Common Stock held at the Peoples Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Peoples Common Stock are entitled.

  (iv) Notwithstanding the provisions of Section 1.03(e)(ii) and (iii) hereof, the Peoples Surviving Corporation may elect at its option, exercised prior to the Peoples Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each former holder of Peoples

Common Stock an amount in cash equal to the product obtained by multiplying
(A) the fractional share interest to which such former holder (after taking into account all shares of Peoples Common Stock held at the Peoples Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Holdings Common Stock as reported on the Nasdaq National Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this Section 1.03(e)(iv).

  (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Peoples Certificates formerly representing Peoples Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Peoples Certificates formerly representing Peoples Common Stock subject to and in accordance with the terms of Section 1.03(c) hereof.

  (f) Any portion of the Exchange Fund which remains undistributed to the holders of the Peoples Certificates for six months after the Peoples Effective Time shall be delivered to Holdings, upon demand, and any holders of the Peoples Certificates who have not theretofore complied with this Article 1 shall thereafter look only to Holdings for payment of their claims for Merger Consideration, any dividends or distributions with respect to Holdings Common Stock and any cash in lieu of fractional shares of Holdings Common Stock.

  (g) None of Holdings, Peoples nor the Exchange Agent shall be liable to any person in respect of any shares of Holdings Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Holdings Common Stock or any cash from the Peoples Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Peoples Certificate shall not have been surrendered prior to two years after the Peoples Effective Time (or immediately prior to such earlier date on which any Peoples Merger Consideration, any dividends or distributions payable to the holder of such Peoples Certificate or any cash payable to the holder of such Peoples Certificate formerly representing Peoples Common Stock pursuant to this
Article 1, would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05 hereof)), any such Peoples Merger Consideration, dividends or distributions in respect of such Peoples Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Peoples Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (h) The Exchange Agent shall invest any cash included in the Peoples Exchange Fund, as directed by Holdings, on a daily basis. Any interest and other income resulting from such investments shall be paid to Holdings.

  (i) If any Peoples Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Peoples Certificate to be lost, stolen or destroyed and, if required by the Peoples Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Peoples Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Peoples Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Peoples Certificate the Peoples Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Holdings Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such person pursuant to this Agreement.

  Section 1.04 Certain Peoples Adjustments. If after the date hereof and on or prior to the Peoples Effective Time the outstanding shares of Peoples Common Stock (or the outstanding shares of Davel Common Stock or Holdings Common Stock, other than a result of the Davel Merger) shall be changed into a different number, class or series of shares or any other security by reason of any reclassification, recapitalization, reorganization, merger, business combination, split-up, stock split, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Peoples Exchange Ratio (and/or the security or securities to be issued to the holders of Peoples Common Stock) shall be appropriately adjusted to provide the effects contemplated by this Agreement prior to such reclassification, recapitalization, reorganization, merger, business combination, split-up, stock split, combination, exchange or dividend or similar event.

  Section 1.05 Peoples Stock Options, Warrants and Restricted Stock.

  (a) As of the Peoples Effective Time, (i) each outstanding employee stock option to purchase Peoples Common Stock granted under Peoples' incentive and stock option plans (collectively, the "Peoples Stock Option Plans") or otherwise, shall be converted into an option (an "Adjusted Peoples Option") to purchase the number of shares of Holdings Common Stock equal to the number of shares of Peoples Common Stock subject to such options immediately prior to the Peoples Effective Time multiplied by the Peoples Exchange Ratio (rounded to the nearest whole number of shares of Holdings Common Stock, at an exercise price per share equal to the exercise price for each such share of Peoples Common Stock subject to such option divided by the Peoples Exchange Ratio (rounded down to the nearest whole cent), and all references in each such option to Peoples shall be deemed to refer to Holdings; provided, however, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code shall be effected in a manner consistent with the requirements of Section 424(a) of the Code, (ii) Holdings shall assume the obligations of Peoples under the Peoples Stock Option Plans and (iii) each outstanding warrant to purchase Peoples Common Stock (the "Peoples Warrants") shall be converted into a warrant (an "Adjusted Peoples Warrant") to purchase the number of shares of Holdings Common Stock equal to the number of Peoples Common Stock shares subject to such Peoples Warrants immediately prior to the Peoples Effective Time multiplied by the Peoples Exchange Ratio (rounded to the nearest whole number of shares of Holdings Common Stock, at an exercise price per share equal to the exercise price for each such share of Peoples Common Stock subject to such Peoples Warrant divided by the Peoples Exchange Ratio (rounded down to the nearest whole cent), and all references in each such Peoples Warrant to Peoples shall be deemed to refer to Holdings. The other terms of each Adjusted Peoples Option and Adjusted Peoples Warrant, and the plans or agreements under which they were issued (including accelerated vesting of options which shall occur by virtue of the consummation of the Peoples Merger, to the extent required by the terms of the Peoples Stock Option Plans, the agreements under which the options were granted, or employment agreements), shall continue to apply in accordance with their terms. The date of grant of each Adjusted Peoples Option and Adjusted Peoples Warrant shall be the date on which the corresponding option or warrant was granted. Prior to the Peoples Effective Time, Peoples shall use its reasonable best efforts, subject to Section 7.11, to obtain any consents from holders of options or warrants to purchase Shares that are necessary to give effect to the transactions contemplated by this Section 1.05(a).

  (b) As of the Peoples Effective Time, (i) each outstanding award (including restricted stock, deferred stock, phantom stock, stock equivalents and stock units) (each a "Peoples Award") under the Peoples Stock Option Plans shall be converted into the same instrument of Holdings, in each case with such adjustments (and no other adjustments) to the terms of such Peoples Awards as are necessary to preserve the value inherent in such Peoples Awards without any detrimental effect to the holder thereof and (ii) Holdings shall assume the obligations of Peoples under the Peoples Awards. The other terms of each Peoples Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms.

  (c) Peoples, Davel and Holdings agree that each of the Peoples Stock Option Plans and each of the Davel stock option plans (the "Davel Stock Option Plans") shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of each share of Peoples Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Holdings Common Stock on a basis consistent with the transactions contemplated by this Agreement. Peoples, Davel and Holdings agree to submit the amendments to the Davel Stock Option Plans or the Peoples Stock Option Plans to their respective stockholders, if such submission is determined to be necessary by counsel to Peoples, Davel or Holdings after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Transaction.

  (d) Holdings shall (i) reserve for issuance the number of shares of Holdings Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 1.05 and (ii) issue or cause to be issued the appropriate number of shares of Holdings Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Peoples Effective Time or thereafter granted or awarded. No later than the Peoples Effective Time, Holdings shall prepare and file with the SEC an effective registration statement on Form S-8 (or other appropriate form) registering a number of shares of Holdings Common Stock necessary to fulfill its obligations under this Section 1.05. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained), if then required by the SEC, for at least as long as Adjusted Peoples Options, Adjusted Peoples Warrants or Peoples Awards remain outstanding.

  (e) As soon as practicable after the Peoples Effective Time, Holdings shall deliver to the holders of the options granted under the Peoples Stock Option Plans, Peoples Warrants and Peoples Awards appropriate notices setting forth such holders' rights pursuant to the respective Peoples Stock Option Plans and the agreements evidencing the grants of such options, Peoples Warrants and Peoples Awards and that such options, Peoples Warrants and Peoples Awards and the related agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.05 after giving effect to the Peoples Merger).

  Section 1.06 Articles of Incorporation. At the Peoples Effective Time, the articles of incorporation of Newco as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Peoples Surviving Corporation until amended in accordance with applicable law, except that the name of the Peoples Surviving Corporation shall be "Peoples Telephone Company, Inc."

  Section 1.07 Bylaws. At the Peoples Effective Time, the bylaws of Newco as in effect immediately prior to the Peoples Effective Time shall be the bylaws of the Peoples Surviving Corporation until amended in accordance with applicable law.

  Section 1.08 Directors and Officers. From and after the Peoples Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of Newco immediately prior to the Peoples Effective Time shall constitute all of the directors of the Peoples Surviving Corporation, and (b) the officers of Peoples immediately prior to the Effective Time shall be the officers of the Peoples Surviving Corporation.

                                   ARTICLE 2

                               THE DAVEL MERGER

  Section 2.01 Effectuation of Davel Merger.

  (a) On the terms and subject to the conditions hereof, on the Closing Date, the parties shall effect the Davel Merger, pursuant to which D Sub shall be merged with and into Davel in accordance with the Illinois Business Corporation Act ("Illinois Law"), whereupon the separate corporate existence of D Sub shall cease, and Davel shall be the surviving corporation (the "Davel Surviving Corporation").

  (b) As soon as practicable after the Closing Time, in order to effectuate the Davel Merger, Davel and D Sub shall file articles of merger with the Secretary of State of the State of Illinois (the "Davel Articles of Merger") and make all other filings or recordings required by Illinois Law in connection with the Davel Merger. The Davel Merger shall become effective at such time as the Davel Articles of Merger are duly filed with the Secretary of State of the State of Illinois and any additional requirements of Illinois Law are complied with (the "Davel Effective Time") (it being understood that the Davel Effective Time shall occur no later than immediately prior to the Peoples Effective Time).

  (c) From and after the Davel Effective Time, the Davel Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of Davel and D Sub, all as provided under Illinois Law.

  Section 2.02 Conversion of Davel Shares.

  (a) At the Davel Effective Time and by virtue of the Davel Merger and without any action on the part of the holders thereof:

    (i) each share of common stock, no par value per share, of Davel (including each attached Davel Right, the "Davel Common Stock") held by Davel as treasury stock, or owned by Peoples or any Peoples Subsidiary immediately prior to the Davel Effective Time shall be canceled, and no payment shall be made with respect thereto; provided, however, that any shares of Davel Common Stock as to which Davel or any subsidiary of Davel is or may be required to act as a fiduciary or in a similar capacity shall not be canceled but, instead, shall be treated as set forth in Section 2.02(a)(iv) below;

    (ii) each share of capital stock of D Sub outstanding immediately prior to the Davel Effective Time shall be converted into and become one share of capital stock of the Davel Surviving Corporation with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Davel Surviving Corporation;

    (iii) each share of capital stock of Holdings outstanding and owned by Old Davel or any of its subsidiaries immediately prior to the Davel Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto; and

    (iv) subject to Section 2.05 hereof, each share of Davel Common Stock, outstanding immediately prior to the Davel Effective Time shall, except as otherwise provided in clause (i) of this subsection, be converted into the right to receive one fully paid and nonassessable share of Holdings Common Stock (the "Davel Merger Consideration"). As of the Davel Effective Time, all such shares of Davel Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Davel Common Stock shall cease to have any rights with respect thereto, except the right to receive the Davel Merger Consideration to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.03 hereof, without interest. As used herein, "Davel Rights" shall mean the common stock purchase rights issued pursuant to the Rights Agreement, dated as of April 22, 1998, between Davel and ChaseMellon Shareholder Services, L.L.C.

  Section 2.03 Exchange of Davel Shares.

  (a) Prior to the Davel Effective Time, Holdings shall enter into an agreement with the Exchange Agent, which shall provide that Holdings shall deposit with the Exchange Agent prior to the Davel Effective Time, for the benefit of the holders of shares of Davel Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Holdings Common Stock issuable pursuant to Section
2.02 hereof in exchange for outstanding shares of Davel Common Stock (such shares of Holdings Common Stock, together with any dividends or distributions with respect thereto payable to such holder in accordance with Section 2.03(c) hereof being herein referred to as the "Davel Exchange Fund").

  (b) As soon as reasonably practicable after the Davel Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Davel Effective Time represented outstanding shares of Davel Common Stock (the "Davel Certificates") whose shares of Davel Common Stock were converted into the right to receive the Davel Merger Consideration pursuant to Section 2.02 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Davel Certificates shall pass, only upon delivery of the Davel Certificates to the Exchange Agent and shall be in such form and have such other provisions typical in transactions of this type as Holdings may reasonably specify) and (ii) instructions for use in surrendering the Davel Certificates in exchange for the Davel Merger Consideration, as applicable. Upon surrender of a Davel Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Davel Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Holdings Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, any dividends or other distributions with respect thereto payable to such holder in accordance with
Section 2.03(c) hereof, and the Davel Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Davel Common Stock which is not registered in the transfer records of Davel, a certificate representing the proper number of shares of Holdings Common Stock may be issued to a person other than the person in whose name the Davel Certificate so surrendered is registered if such Davel Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of the issuance of shares of Holdings Common Stock to a person other than the registered holder of such Davel Certificate or establishes to the satisfaction of Holdings that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Davel Certificate shall be deemed at any time after the Davel Effective Time to represent only the right to receive upon such surrender that number of shares of Holdings Common Stock which the holder thereof has the right to receive pursuant to the provisions of this Article II and any dividends or other distributions payable to the holder thereof in accordance with Section 2.03(c) hereof. No interest shall be paid or shall accrue on any cash payable to holders of Davel Certificates pursuant to the provisions of this Article II.

  (c) No dividends or other distributions with respect to Davel Common Stock with a record date after the Davel Effective Time shall be paid to the holder of any unsurrendered Davel Certificate with respect to the shares of Davel Common Stock represented thereby, and all such dividends and other distributions shall be paid by Holdings to the Exchange Agent and shall be included in the Davel Exchange Fund, in each case, until the surrender of such Davel Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Davel Certificate, there shall be paid to the holder of the certificate representing shares of Holdings Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Davel Effective Time theretofore paid with respect to such whole shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Davel Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Holdings Common Stock.

  (d) All shares of Holdings Common Stock issued upon the surrender for exchange of Davel Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Davel Common Stock theretofore represented by such Davel Certificates, subject, however, to the Davel Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Davel Effective Time which may have been declared or made by Holdings on such shares of Davel Common Stock which remain unpaid at the Davel Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Davel Surviving Corporation of the shares of Davel Common Stock which were outstanding immediately prior to the Davel Effective Time. If, after the Davel Effective Time, Davel Certificates are presented to the Davel Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

  (e) Any portion of the Davel Exchange Fund which remains undistributed to the holders of the Davel Certificates six months after the Closing Date shall be delivered to Holdings, upon demand, and any holders of the Davel Certificates who have not theretofore surrendered their Davel Certificates in accordance with this Article II shall thereafter look only to Holdings for payment of their claims for Davel Merger Consideration and any dividends or distributions with respect to Holdings Common Stock.

  (f) None of Holdings, D Sub or the Exchange Agent shall be liable to any person in respect of any shares of Holdings Common Stock, any dividends or distributions with respect thereto, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Davel Certificate shall not have been surrendered prior to the date on which any Davel Merger Consideration, any dividends or distributions payable to the holder of such Davel Certificate or any cash payable to the holder of such Davel Certificate formerly representing Davel Common Stock pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity, any such Davel Merger Consideration, dividends or distributions in respect of such Davel Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Davel Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (g) The Exchange Agent shall invest any cash included in the Davel Exchange Fund, as directed by Holdings, on a daily basis. Any interest and other income resulting from such investments shall be paid to Holdings.

  (h) If any Davel Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Davel Certificate to be lost, stolen or destroyed and, if required by the Davel Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Davel Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Davel Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Davel Certificate the Davel Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Holdings Common Stock deliverable in respect thereof, in each case, due to such person pursuant to this Agreement.

  Section 2.04 Davel Stock Options and Warrants.

  (a) As of the Davel Effective Time, (i) each outstanding option to purchase Davel Common Stock (collectively, the "Davel Options"), shall be converted into an option (an "Adjusted Davel Option") to purchase the same number of shares of Holdings Common Stock at an exercise price per share equal to the exercise price for each such share of Davel Common Stock subject to such option, and all references in each such option to Davel shall be deemed to refer to Holdings, where appropriate, (ii) Holdings shall assume the obligations of Davel under the Davel Options, (iii) each outstanding warrant to purchase Davel Common Stock (the "Davel Warrants") shall be converted into a warrant (an "Adjusted Davel Warrant") to purchase the same number of shares of Holdings Common Stock, at an exercise price per share equal to the exercise price for each such share of Davel Common Stock subject to such Davel Warrant, and all references in each such Davel Warrant to Davel shall be deemed to refer to Holdings, where appropriate, and (iv) Holdings shall assume the obligations of Davel under the Davel Warrants. The other terms of each Adjusted Davel Option and Adjusted Davel Warrant, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Davel Option and Adjusted Davel Warrant shall be the date on which the corresponding option or warrant was granted.

  (b) Davel and Holdings agree that each of the applicable Davel Stock Option Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of each share of Davel Common Stock held or to be awarded or paid pursuant to such plans, programs or agreements into shares of Holdings Common Stock on a basis consistent with the transactions contemplated by this Agreement. Davel and Holdings agree to submit such amendments to the Holdings Stock Option Plans or such Davel plans, programs or agreements to their respective stockholders, if such submission is determined to be necessary by counsel to Davel or Holdings after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Transaction.

  (c) Holdings shall (i) reserve for issuance the number of shares of Holdings Common Stock that shall become subject to the plans, programs and agreements referred to in this Section 2.04 and (ii) issue or cause to be issued the appropriate number of shares of Holdings Common Stock pursuant to applicable plans, programs and agreements, upon the exercise or maturation of rights existing thereunder on the Davel Effective Time or thereafter granted or awarded. No later than the Davel Effective Time, Holdings shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Holdings Common Stock necessary to fulfill Holdings's obligations under this Section 2.04. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained), if then required by the SEC, for at least as long as any Adjusted Davel Options remain outstanding.

  (d) As soon as practicable after the Davel Effective Time, Holdings shall deliver to the holders of Davel Options and Davel Warrants appropriate notices setting forth (i) such holders' rights pursuant to the respective plans and agreements evidencing the grants of the related Davel Options and Davel Warrants, (ii) the number of shares of Holdings Common Stock for which such holder's Adjusted Davel Options or Adjusted Davel Warrants are then exercisable and the exercise price therefor and (iii) that such Davel Options and Davel Warrants and the related plans, programs and agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.04 after giving effect to the Davel Merger).

  Section 2.05 Dissenters' Rights.

  (a) Any Davel Common Stock as to which rights are perfected under Sections 5/11.65 and 5/11.70 of the Illinois Law ("Davel Dissenting Shares") shall not be converted into or represent a right to receive the Davel Merger Consideration. Holders of Davel Dissenting Shares shall be entitled only to the rights of a dissenting shareholder under Section 5/11.70 of the Illinois Law, and such Davel Common Stock shall be canceled and retired and shall cease to exist.

  (b) If the rights of any holder who has made a demand for dissenters' rights under Section 5/11.70 of the Illinois Law are terminated for any reason other than the purchase by the Davel Surviving Corporation or Holdings of the Davel Common Stock subject to the demand, the shares subject to the demand shall be converted into and represent only the right to receive the Davel Merger Consideration, without interest thereon, upon surrender of the certificates representing the shares, and such shares shall be canceled and retired and shall cease to exist.

  Section 2.06 Davel Articles of Incorporation. The articles of incorporation of D Sub in effect at the Davel Effective Time shall be the articles of incorporation of the Davel Surviving Corporation until amended in accordance with applicable law, except that the name of the Davel Surviving Corporation shall be "DCG, Inc." or such other name as Holdings shall determine.

  Section 2.07 Davel Bylaws. The bylaws of D Sub in effect at the Davel Effective Time shall be the bylaws of the Davel Surviving Corporation until amended in accordance with applicable law.

  Section 3.01 Davel Directors and Officers. From and after the Davel Effective Time, until successors are duly elected or appointed in accordance with applicable law, (a) the directors of D Sub at the Davel Effective Time shall constitute all of the directors of the Davel Surviving Corporation, and
(b) the officers of D Sub at the Davel Effective Time shall be the officers of the Davel Surviving Corporation.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PEOPLES

  Peoples represents and warrants to Davel and Holdings that as of July 5, 1998 (except where a certain date is specified with respect to matters addressed in any representation or warranty, in which case such representation or warranty shall be made as of such certain date):

  Section 3.01 Corporate Organization. Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 3.01 hereto, Peoples is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing will not, individually or in the aggregate, have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Peoples and the Peoples Subsidiaries taken as a whole, except for the impact of any order or determination by the Federal Communications Commission or Federal appellate court concerning compensation paid by interexchange carriers and local exchange carriers to payphone service providers as provided in the Federal Communications Commission CC Docket No. 96-128, Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996 (a "Peoples Material Adverse Effect").

  Section 3.02 Authorization.

  (a) Peoples has the necessary corporate power and authority to enter into this Agreement and the Termination Option Agreement and, subject to Peoples Stockholder Approval (as defined below), to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Termination Option Agreement by Peoples, the performance by Peoples of its obligations hereunder and thereunder and the consummation by Peoples of the transactions contemplated hereby and thereby have been duly and validly authorized by the Peoples Board of Directors, have been unanimously approved by the Board of Directors prior to either Davel, Holdings or Newco becoming an "interested shareholder" as defined in Section 912(a)(10) of New York Law and have been approved as otherwise required by Peoples' certificate of incorporation, as amended. Except for the approval of this Agreement and the Peoples Merger by Peoples' stockholders, no other corporate proceeding on the part of Peoples is necessary for the execution and delivery of this Agreement and the Termination Option Agreement by Peoples, the performance of Peoples' obligations hereunder and thereunder or the consummation by Peoples of the transactions contemplated hereby and thereby. This Agreement and the Termination Option Agreement have been duly and validly executed and delivered by Peoples and are legal, valid and binding obligations of Peoples, enforceable against Peoples in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

  (b) As of October 22, 1998, in connection with the amendment and restatement of the Original Agreement, Peoples has taken the necessary steps to cause
Section 3.02(a) to continue to be true.

  Section 3.03 Capital Stock. As of June 29, 1998, the authorized capital stock of Peoples consisted of: (a) 75,000,000 shares of Peoples Common Stock, of which there were 16,212,434 shares issued and outstanding (and no shares held in Peoples' treasury) and (b) 5,000,000 shares of preferred stock, $.01 par value per share, consisting of (i) 600,000 shares designated as Series B Preferred Stock, of which no shares are issued and outstanding, (ii) 160,000 shares designated as Series C Cumulative Convertible Preferred Stock, of which 150,000 shares are issued and outstanding, and (iii) 4,240,000 shares undesignated as to series, of which no shares are issued and outstanding. All of the outstanding capital stock of Peoples and all of the outstanding shares of capital stock of the Peoples Subsidiaries (as defined in Section 3.04 hereof) have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of June 12, 1998, except for options to acquire not more than 2,599,908 shares of Peoples Common Stock pursuant to stock options and warrants to acquire not more than 975,000 shares of Peoples Common Stock or 700,000 shares of Series B Convertible Preferred Stock and except for 2,857,143 shares of Peoples Common Stock issuable upon the conversion of the outstanding shares of Series C Cumulative Convertible Preferred Stock, there were no outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating Peoples to issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock.

  Section 3.04 Peoples Subsidiaries. Schedule 3.04 hereto lists all direct and indirect subsidiaries of Peoples (each, a "Peoples Subsidiary" and collectively, the "Peoples Subsidiaries"). Except as listed in Schedule 3.04 hereto, Peoples does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. Each Peoples Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 3.04 hereto, each Peoples Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Peoples Material Adverse Effect. Except as set forth on Schedule 3.04 hereto, all outstanding shares of capital stock of each Peoples Subsidiary are validly issued, fully paid and nonassessable and are owned by Peoples or another Peoples Subsidiary free and clear of any liens, claims or encumbrances.

  Section 3.05 Consents and Approvals; No Violation. Except as set forth on
Schedule 3.05 hereto and except for (a) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), including the filing with and clearing by the United States Securities and Exchange Commission (the "SEC") of a proxy statement relating to the Peoples Stockholders Meeting (as defined in Section 5.02 hereof) and the Davel Stockholders Meeting (as defined in Section 6.04 hereof), as amended or supplemented from time to time (the "Proxy Statement"), (b) the filing of a Pre-Merger Notification and Report Form by Peoples and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) the filing of the Peoples Certificate of Merger as required by New York Law, (d) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Peoples Merger,
(e) filing with the American Stock Exchange and the SEC with respect to the delisting and deregistration of the shares of Peoples Common Stock and (f) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under public utility, telecommunication or payphone laws, rules or regulations of any state or municipality or under the corporation, takeover or blue sky laws of various states, no filing with or prior notice to, and no permit, authorization, consent or approval of, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") is necessary for the consummation by Peoples of the Peoples Merger. Neither the execution and delivery of this Agreement by Peoples nor the consummation by Peoples of the transactions contemplated hereby nor compliance by Peoples with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the certificate of incorporation, as amended, or bylaws of Peoples or any Peoples Subsidiary,
(ii) except as set forth on Schedule 3.05, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Peoples or any Peoples Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or, (iii) assuming that all filings, consents and approvals contemplated by the first sentence of this Section 3.05 have been or shall have been made or obtained, violate any federal, state, local or foreign order, writ, injunction, decree, statute, rule or regulation applicable to Peoples, any Peoples Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Peoples Material Adverse Effect or impair materially the ability of Peoples to perform its obligations hereunder or prevent or materially delay the consummation of the Peoples Merger. The New York Security Takeover Disclosure Act (Section 1600 et seq. of the New York
Law) does not apply to the execution and delivery of this Agreement or the consummation of the Peoples Merger and the other transactions contemplated hereby to which Peoples is a party.

  Section 3.06 SEC Reports and Financial Statements.

  (a) Since December 31, 1994, Peoples has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (hereinafter collectively referred to as the "Peoples Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. Peoples has previously made available to Davel copies of all such Peoples Reports.

  (b) None of the Peoples Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) Except as set forth on Schedule 3.06 hereto, the consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and changes in financial position (including, without limitation, the related notes thereto) of Peoples and the Peoples Subsidiaries included in the financial statements contained in Peoples' Annual Report on Form 10-K for the year ended December 31, 1997 and in Peoples' Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 present fairly, in all material respects, the consolidated financial position of Peoples and the Peoples Subsidiaries as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods then ended, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein, and subject in the case of unaudited interim financial statements to normal year-end audit adjustments and the absence of notes thereto.

  Section 3.07 Absence of Undisclosed Liabilities. Neither Peoples nor any Peoples Subsidiary has any liabilities (whether absolute, accrued or contingent), except: (a) liabilities, obligations or contingencies that are accrued or for which adequate reserves have been provided in the consolidated balance sheet of Peoples and the Peoples Subsidiaries as of March 31, 1998 or reflected in the notes thereto or in the notes to Peoples' financial statements as at and for the year ended December 31, 1997, (b) liabilities incurred since December 31, 1997 in the ordinary course of business, (c) liabilities disclosed in Schedule 3.07 hereto or (d) any liabilities which, individually or in the aggregate, have not had and would not reasonably be expected to have a Peoples Material Adverse Effect.

  Section 3.08 Changes. Since December 31, 1997, and except as set forth in the Peoples Reports filed prior to the date of this Agreement, and except as otherwise disclosed in Schedule 3.08 hereto or as otherwise provided in this
Agreement:

    (a) there have been no events or circumstances that would constitute a Peoples Material Adverse Effect, provided that, for purposes of this
  Section 3.08(a), any effect that could have been reasonably expected to result from the execution of this Agreement or the transactions contemplated hereby or the announcement thereof will not be deemed to constitute a Peoples Material Adverse Effect;

    (b) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of Peoples' capital stock, or any declaration, setting aside or payment of any dividend or other distribution by Peoples in respect of Peoples' capital stock, or any issuance of any shares of capital stock of Peoples, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of Peoples or any stock split or other change in Peoples' capitalization;

    (c) neither Peoples nor any Peoples Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of Peoples or any Peoples Subsidiary;

    (d) neither Peoples nor any Peoples Subsidiary has entered into or agreed to enter into any new or amended contract with any of the officers thereof or otherwise increased the compensation payable to the officers or directors of any such entity;

    (e) neither Peoples nor any Peoples Subsidiary has (i) entered into or amended in any material respect any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulations or (ii) made any contribution to any such plan except for contributions specifically required by law or pursuant to the terms thereof; and

    (f) Peoples has not made any change in accounting methods, principles or practices materially and adversely affecting its assets, liabilities or business, except in accordance with GAAP.

  Section 3.09 Investigations; Litigation.

  (a) Except as described in Schedule 3.09(a), and other than reviews pursuant to the HSR Act, there are no pending or, to the knowledge of Peoples, threatened, investigations, reviews or inquiries by any Governmental Entity with respect to Peoples or any Peoples Subsidiary or, to the knowledge of Peoples, with respect to the activities of any officer, director or employee of Peoples (an "Investigation"), other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, have a Peoples Material Adverse Effect. For the purpose of this Agreement, "knowledge of Peoples" shall be deemed to mean the actual knowledge, after reasonable inquiry, of any executive officer of Peoples.

  (b) Except as described in Schedule 3.09(b) hereto, (i) there are no actions or proceedings pending or, to the knowledge of Peoples, threatened against Peoples or any Peoples Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Peoples Merger or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Peoples Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against Peoples or any Peoples Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Peoples Material Adverse Effect, (iii) neither Peoples nor any Peoples Subsidiary is in violation of, and none of them has received any claim or notice that it is in violation of, any federal, state, local or foreign laws, statutes, rules, regulations or orders promulgated or judgments entered by any Governmental Entity, which violations, individually or in the aggregate, would reasonably be expected to have a Peoples Material Adverse Effect; and (iv) as of the date of this Agreement, there are no actions pending, or to the knowledge of Peoples, threatened against the directors or any director of Peoples alleging a breach of such directors' or director's fiduciary duties that, individually or in the aggregate, would reasonably be expected to have a Peoples Material Adverse Effect.

  Section 3.10 Contracts and Commitments.

  (a) Except as set forth on the attached Schedule 3.10 or in the Peoples Reports, Peoples is not nor is any Peoples Subsidiary, with respect to its business, a party to any oral or written contract:

    (i) that prohibits Peoples or any of the Peoples Subsidiaries from freely engaging or competing, in any material respect, in its line of business anywhere in the world;

    (ii) that is not on arms-length terms;

    (iii) that is material to Peoples and the Peoples Subsidiaries, taken as a whole, and by its terms may be terminated upon consummation of the Merger;

    (iv) that commits Peoples or any of the Peoples Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $250,000; or

    (v) that, other than Site Location Agreements (as defined below), involves an unfulfilled obligation, individually or in the aggregate, to one party in excess of $250,000 and is not terminable by Peoples or any of the Peoples Subsidiaries upon less than 60 calendar days' notice for a cost of not less than $100,000.

  (b) Except as specifically disclosed in the attached Schedule 3.10, (i) since December 31, 1997, none of Peoples' or any Peoples Subsidiary's customers, suppliers, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to either Peoples or any such Peoples Subsidiary.

  (c) Peoples has made available to Davel a true and correct copy of all written contracts which are referred to on the attached Schedule 3.10, together with all amendments, exhibits, attachments, waivers or other changes thereto.

  Section 3.11 Environmental and Safety Matters. Except as described in the Peoples Reports or on Schedule 3.11 hereto, (a) Peoples and each of the Peoples Subsidiaries are in compliance with all applicable Federal, state, local and foreign laws and regulations and all judicial and administrative orders and determinations relating to pollution or protection of the environment or of human health (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Peoples Material Adverse Effect, which compliance includes, but is not limited to, the possession by Peoples and each of the Peoples Subsidiaries of permits and other governmental authorizations required under applicable Environmental

Laws, and compliance with the terms and conditions thereof; (b) neither Peoples nor any of the Peoples Subsidiaries has received written notice of, or, to the knowledge of Peoples, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Peoples Material Adverse Effect; and (c) there has not been by Peoples or any of the Peoples Subsidiaries any treatment, storage, disposal or release of any hazardous or toxic material, substance or waste or of petroleum, or any fractions or by-products thereof, at any of their current or, to the knowledge of Peoples, former properties or facilities or any current or, to the knowledge of Peoples, former offsite properties and facilities used in the business of Peoples or the Peoples Subsidiaries (in each case, other than properties or facilities where payphones are located pursuant to Site Location Agreements with location providers ("Location Owners")) in a manner or at levels that require or are reasonably likely to require investigation, removal or remediation under Environmental Laws that would, either individually or in the aggregate, reasonably be expected to have a Peoples Material Adverse Effect.

  Section 3.12 Taxes.

  (a) Each of Peoples and the Peoples Subsidiaries has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Peoples Material Adverse Effect. Each of Peoples and the Peoples Subsidiaries has timely paid (or Peoples has paid on its behalf) all taxes that have become due and payable, except to the extent the failure to pay such taxes individually or in the aggregate would not reasonably be expected to have a Peoples Material Adverse Effect, and the most recent financial statements contained in the Peoples Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Peoples and the Peoples Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

  (b) Except as set forth on Schedule 3.12(b) hereto, no deficiencies for any taxes have been proposed, asserted or assessed against Peoples or any of the Peoples Subsidiaries that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not reasonably be expected to have a Peoples Material Adverse Effect. Except as set forth on
Schedule 3.12(b) hereto, there is no action, suit, taxing authority proceeding or audit now in progress, pending, or, to the knowledge of Peoples, threatened against or with respect to Peoples or any of the Peoples Subsidiaries.

  Section 3.13 Employment Agreements. Except as disclosed in Schedule 3.13 hereto, there are no employment, consulting, severance or indemnification contracts or agreements between Peoples or any Peoples Subsidiary, on the one hand, and any directors, officers or other employees of Peoples or any Peoples Subsidiary, on the other hand, other than those that are terminable at will for less than $100,000 in the aggregate.

  Section 3.14 Change of Control Provisions. Except as disclosed in Schedule
3.14 hereto, none of the contracts or agreements set forth in Section 3.13 hereof and none of Peoples' or any Peoples Subsidiary's employee benefit plans, programs or arrangements contains any provision that would become operative as the result of the Peoples Merger or any other transactions contemplated by this Agreement.

  Section 3.15 Employee Benefit Plans.

  (a) Except as set forth on Schedule 3.15 hereto, all of the (i) Plans (as defined in subsection (b) of this Section 3.15), and (ii) other bonus, insurance, pension, profit sharing, retirement, health, and other benefit plans, stock option plans and stock purchase or ownership plans currently maintained by Peoples or any of the Peoples Subsidiaries or to which Peoples or any of the Peoples Subsidiaries is a party may be terminated by the Peoples Surviving Corporation following the Peoples Effective Time without material financial penalty or premium and there will be no obligation of the Peoples Surviving Corporation or Davel following the Peoples Effective Time to issue any shares of their respective capital stock pursuant to any of the foregoing or otherwise following the Effective Time. Except as set forth in
Schedule 3.15 hereto, no payment by Peoples or any of the Peoples Subsidiaries to any person (whether payable or distributable pursuant to the foregoing agreements and plans, this Agreement or otherwise) will be nondeductible by Peoples or any of the Peoples Subsidiaries for federal income tax purposes because of Section 280G of the Code.

  (b) Except as set forth on Schedule 3.15 hereto, all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by Peoples or any of the Peoples Subsidiaries since December 31, 1997 (collectively, the "Plans") are in material compliance with, and have been administered and operated in all material respects in accordance with, the terms of such Plans and applicable law, and the Internal Revenue Service has determined that each such Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and that each related trust is exempt from tax under Section 501(a) of the Code. No event which constitutes a "reportable event" as defined in Section 4043 of ERISA for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation has not been waived has occurred and is continuing with respect to any Plan subject to Title IV of ERISA. No material liability under any statutes, orders, governmental rules or regulations applicable to any Plan, including, without limitation, ERISA and the Code, has been or may reasonably be expected to be incurred with respect to any Plan (other than liabilities for premiums to the Pension Benefit Guaranty Corporation and the payment of contributions and benefits in the ordinary course) that has not been satisfied in full. No Plan has been terminated pursuant to Title IV of ERISA. No event has occurred and no condition exists with respect to any Plan which presents a material risk of termination or partial termination of any Plan, which could reasonably be anticipated to result in material liability on the part of Peoples or any of the Peoples Subsidiaries. Full payment has been made, or provision has been made therefor in Peoples' or a Peoples Subsidiary's financial statements or records, of all amounts which Peoples or any of the Peoples Subsidiaries were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither Peoples nor any of the Peoples Subsidiaries nor, to the knowledge of Peoples, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) has engaged in any nonexempt prohibited transactions in connection with any Plan (or its related trust) with respect to which Peoples, any of the Peoples Subsidiaries, or any officer, director, employee of Peoples or any of the Peoples Subsidiaries or, to the knowledge of Peoples, any trustee, administrator or other fiduciary of any Plan, would be subject to either a civil penalty pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code nor, to the knowledge of Peoples, will the consummation of the transactions contemplated by this Agreement constitute such a transaction. Except as disclosed on Schedule 3.15 hereto, no claim, action or litigation has been made, commenced or, to the knowledge of Peoples, threatened with respect to any Plan (other than routine claims for benefits). No Plan or related trust owns any securities in violation of Section 407 of ERISA. No withdrawal by Peoples or any of the Peoples Subsidiaries, partial or complete, within the meaning of Title IV of ERISA, has occurred or may be reasonably expected to occur with respect to any Plan which is a multiemployer plan which would create a material liability not adequately reserved against by Peoples. With respect to each employee pension benefit plan (as defined in Section 3(2) of ERISA) which is a defined benefit plan and is not a multiemployer plan, the assets of such Plan available to meet the accrued liabilities of such Plan would exceed such liabilities, based on the actuarial assumptions used for plan termination. Peoples has paid, or has set up an adequate reserve for the payment of, all liabilities under each Plan.

  Section 3.16 Licenses. Except as set forth on Schedule 3.16 hereto, Peoples and the Peoples Subsidiaries have obtained all permits, concessions, grants, franchises, licenses and other federal, state, local or foreign governmental authorizations and approvals (collectively, "Licenses") material, individually or in the aggregate, to the conduct of the business of Peoples and the Peoples Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of Peoples, will not be impaired or adversely affected by the Transaction in a manner or to a degree that would reasonably be expected to have a Peoples Material Adverse Effect. There is not pending or, to the knowledge of Peoples, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such Licenses, and, except as set forth on Schedule 3.16, no event under the control of Peoples has occurred that (whether with notice or lapse of time, or both) would reasonably be expected to result in a suspension or revocation of or failure to renew any of the Licenses, the loss of which would reasonably be expected to have a Peoples Material Adverse Effect.

  Section 3.17 Real Estate Leases. Schedule 3.17 hereto sets forth a list of
(a) all leases and subleases under which Peoples or any of the Peoples Subsidiaries is lessor or lessee of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto, (b) all options held by Peoples and the Peoples Subsidiaries or contractual obligations on the part of Peoples and the Peoples Subsidiaries to purchase or acquire any interest in real property and (c) all options granted by Peoples and the Peoples Subsidiaries or contractual obligations on the part of Peoples and the Peoples Subsidiaries to sell or dispose of any interest in real property, in each case, other than site location agreements between Peoples or any of the Peoples Subsidiaries and Location Owners ("Site Location Agreements").

  Section 3.18 Real Property. Schedule 3.18 hereto lists all real property owned, as of the date of this Agreement, by Peoples and the Peoples Subsidiaries. Each of Peoples and the Peoples Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on
Schedule 3.18 hereto, in each case, to the knowledge of Peoples, free and clear of all liens, except for (a) liens set forth on Schedule 3.18 hereto,
(b) mechanics', construction, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, (c) liens for taxes and other governmental charges that are not due and payable or which may thereafter be paid without penalty, (d) minor survey exceptions, reciprocal easement agreements and other customary liens on title to real property that
(i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its present purposes, and (e) liens in favor of Davel or Holdings.

  Section 3.19 Intellectual Property.

  (a) All of the patents, registered trademarks, registered service marks, registered copyrights, application for any of the foregoing and material unregistered trademarks, service marks, copyrights, trade names and corporate names material to the conduct, as of the date of this Agreement, of the business of Peoples and the Peoples Subsidiaries taken as a whole (collectively, "Intellectual Property") are set forth on Schedule 3.19. To the knowledge of Peoples and except as set forth on Schedule 3.19, (i) Peoples and the Peoples Subsidiaries owns and possesses all right, title and interest in and to, or possess the valid and enforceable right to use, the Intellectual Property; (ii) Peoples has not received any notice of, and neither Peoples nor any of the Peoples Subsidiaries has any knowledge of any potential claim of any, infringement of or misappropriation from any third party with respect to any material item of Intellectual Property; and (iii) Peoples and the Peoples Subsidiaries are not currently infringing and, except as set forth on Schedule 3.19, have not infringed any intellectual property of any other person. To the knowledge of Peoples, the transactions contemplated by this Agreement will not impair in any material respect any item of Intellectual Property.

  (b) Peoples has taken or is taking all commercially reasonable measures to ensure that none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are material to the conduct of Peoples' business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results in any material respect when processing, providing or receiving (i) date-related data from, onto and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

  Section 3.20 Compliance with Other Instruments and Laws. Except as set forth on Schedule 3.20, neither Peoples nor any Peoples Subsidiary is in violation of any term of its articles of incorporation, as amended, or bylaws, or in violation of any mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names Peoples or any Peoples Subsidiary or in violation of any term of any other material instrument, contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except to the extent that any such violation would not reasonably be expected to have a Peoples Material Adverse Effect. Except as set forth on Schedule 3.20, Peoples' and each Peoples Subsidiary's businesses are in compliance in all material respects with all federal, state, local or foreign statutes, laws, ordinances, rules, governmental regulations, permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals applicable to the operation of such business, except to the extent that the failure to be in compliance would not reasonably be expected to have a Peoples Material Adverse Effect.

  Section 3.21 Employees. Except as set forth on Schedule 3.21 hereto, to the knowledge of Peoples, as of the date of this Agreement, no key employee, or group of employees of Peoples has any plans to terminate employment with Peoples. Without limiting the generality of Section 3.20 hereof, Peoples has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and it does not have any material labor relations problems (including without limitation threatened or actual strikes or work stoppages or material grievances).

  Section 3.22 Information Supplied. None of the information supplied or to be supplied by Peoples specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Davel in connection with the issuance of Holdings Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Peoples or at the time of the Peoples Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Peoples with respect to statements made or incorporated by reference therein based on information supplied by Davel specifically for inclusion or incorporation by reference in the Proxy Statement.

  Section 3.23 Certain Fees. Except in connection with the engagement of Goldman, Sachs & Co., neither Peoples nor any Peoples Subsidiary has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

  Section 3.24 Opinion of Financial Advisor. Peoples has received the oral opinion of Goldman, Sachs & Co., to be confirmed in writing, to the effect that the Peoples Exchange Ratio pursuant to this Agreement is fair from a financial point of view to holders of Peoples Common Stock.

  Section 3.25 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding shares of Peoples Common Stock and the Series C Cumulative Convertible Preferred Stock voting as a single class with each share of such Preferred Stock entitled to one vote for each share of Peoples Common Stock issuable upon the conversion thereof and the holders of a majority of the outstanding shares of such Preferred Stock voting as a separate class ("Peoples Stockholder Approval") at the Peoples Stockholders Meeting is the only vote of the holders of any class or series of the capital stock of Peoples necessary to approve and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of Peoples has duly and validly approved and taken all corporate action required to be taken by the Peoples Board of Directors for the consummation of the transactions contemplated by this Agreement.

  Section 3.26 State Takeover Statutes. The Board of Directors of Peoples has approved this Agreement and the consummation of the Peoples Merger and the other transactions contemplated hereby and, assuming that none of Davel, Holdings or Newco was and is an "interested shareholder" within the meaning of such Section 912 of New York Law, such approval constitutes approval of the Peoples Merger and the other transactions contemplated by this Agreement by the Board of Directors of Peoples under the provisions of Section 912 of New York Law such that Section 912 of New York Law does not apply to the Peoples Merger or the other transactions contemplated by this Agreement. No other New York takeover statute, and, to the knowledge of Peoples, no other state takeover statute, is applicable to the Peoples Merger or the other transactions contemplated by this Agreement.

  Section 3.27 Payphones. Except as disclosed on Schedule 3.27 hereto, as of June 26, 1998, Peoples had good and marketable title to at least 43,244 payphones in operation, subject to enforceable site location agreements. As of June 26, 1998, such site location agreements have an average remaining term of at least 33 months.

  Section 3.28 Average Net Revenue. The Average Net Revenue is at least $70.00 per payphone in operation as of June 26, 1998. For purposes of this Agreement, "Average Net Revenue" for such payphones shall mean the average of the monthly gross revenues minus telephone bills and commissions (excluding dial-around compensation) for the 3 months prior to March 31, 1998. Average Net Revenue from operator service providers shall only include revenues received by Peoples from such providers.

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF DAVEL

  Davel represents and warrants to Peoples that as of July 5, 1998 (except where a certain date is specified with respect to matters addressed in any representation or warranty, in which case such representation or warranty shall be made as of such certain date):

  Section 4.01 Corporate Organization. Each of Davel and Holdings is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its businesses as now being conducted. Except as set forth in Schedule 4.01 hereto, each of Davel and Holdings is duly qualified to do business and in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Davel Material Adverse Effect. As used herein, "Davel Material Adverse Effect" shall mean a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Davel, Holdings and their respective subsidiaries taken as a whole, except for the impact of any order or determination by the Federal Communications Commission or Federal appellate court concerning compensation paid by interexchange carriers and local exchange carriers to payphone service providers as provided in the Federal Communications Commission CC Docket No. 96-128, Implementation of the Pay Telephone Reclassification and Compensation Provisions of the Telecommunications Act of 1996.

  Section 4.02 Authorization.

  (a) Each of Davel and Holdings has the necessary corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the affirmative vote of at least two-thirds of the outstanding shares of Davel Common Stock ("Davel Stockholder Approval"), to carry out its obligations hereunder. Each of D Sub and Newco has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Davel and Holdings, the performance by Davel and Holdings of their respective obligations hereunder and the consummation by Davel and Holdings of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Davel and Holdings. Except for the Davel Stockholder Approval, no other corporate proceeding on the part of either Davel or Holdings is necessary for the execution and delivery of this Agreement by such party, the performance of its obligations hereunder or the consummation by either such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Davel and Holdings and is a legal, valid and binding obligation of Davel and Holdings, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors' rights generally or by the availability of equitable remedies generally.

  (b) As of October 22, 1998, in connection with the amendment and restatement of the Original Agreement, Davel has taken the necessary steps to cause
Section 4.02(a) to continue to be true with respect to both Davel and Holdings and also has taken the necessary steps to cause the representations and warranties in Section 4.02(a) to be true with respect to both of D Sub and Newco, notwithstanding that such parties are not referenced therein.

  Section 4.03 Capital Stock. As of June 26, 1998, the authorized capital stock of Davel consisted of: (a) 10,000,000 shares of Davel Common Stock, of which 4,647,809 shares were issued and outstanding and no shares were held in Davel's treasury and (b) 1,000,000 shares of preferred stock, par value $.01 per share, of which, as of June 26, 1998, no shares were issued and outstanding. All of the outstanding shares of capital stock of Davel have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of June 26, 1998, there were no outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating Davel to issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, except pursuant to an Agreement and Plan of Merger and Reorganization dated June 11, 1998 by and among Davel, Holdings, D Sub, PT Merger Corp., an Ohio corporation, and PhoneTel Technologies, Inc., an Ohio corporation (the "Davel/PhoneTel Merger Agreement"), and this Agreement and for options to acquire not more than 500,350 shares of Davel Common Stock pursuant to Davel's stock option plans and warrants to acquire not more than 58,000 shares of Davel Common Stock. As of June 26, 1998, the authorized capital stock of Holdings consisted of 1,000 shares of Holdings Common Stock, of which 1,000 shares were issued and outstanding. All of the outstanding shares of capital stock of Holdings have been validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of June 26, 1998, there were no outstanding subscriptions, options, warrants, rights, contracts or other arrangements or commitments obligating Holdings to issue any shares of its capital stock or any securities convertible into or exchangeable for shares of its capital stock, except pursuant to the Davel/PhoneTel Merger Agreement and this Agreement.

  Section 4.04 Subsidiaries. Schedule 4.04 hereto lists all direct and indirect subsidiaries of Davel as of the date hereof (each, a "Davel Subsidiary" and collectively, the "Davel Subsidiaries") (it being understood that as of October 22, 1998, Davel Financing Company, L.L.C. has been organized as a direct, wholly owned subsidiary of Holdings, Newco has been organized as a direct wholly owned subsidiary of Davel Financing Company, L.L.C., and ownership of 100% of the outstanding capital stock of D Sub has been transferred to Davel Financing Company, L.L.C.). Except for the Davel Subsidiaries and as set forth in Schedule 4.04 hereto, Davel does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity. Each Davel Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth in
Schedule 4.04, each Davel Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Davel Material Adverse Effect. Except as set forth in
Schedule 4.04 hereto, all outstanding shares of capital stock of each Davel Subsidiary are validly issued, fully paid and nonassessable and are owned by Davel or another Davel Subsidiary free and clear of any liens, claims or encumbrances.

  Section 4.05 Consents and Approvals; No Violations. Except for (a) applicable requirements of the Securities Act and the Exchange Act, including the filing with and clearing by the SEC of the Form S-4 and the Proxy Statement, (b) the filing of a Pre-Merger Notification and Report Form by Davel or Holdings and the expiration or termination of the waiting period under the HSR Act, (c) the filing of the Certificate of Merger as required by New York Law, (d) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Transaction, (e) filings with the Nasdaq Stock Market to permit the shares of Holdings Common Stock that are to be issued in the Transaction to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, and to continue to be listed on the Nasdaq Stock Market following the Closing Date (as defined below), (f) the filing of the Articles of Merger as required by Illinois Law, and (g) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under public utility, telecommunication or payphone laws, rules or regulations of any state or municipality or under the corporation, takeover or blue sky laws of various states, no filing with or prior notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation by either Davel or Holdings of the Transaction. Except as set forth in Schedule 4.05 hereto, neither the execution and delivery of this Agreement by Davel and Holdings, nor the consummation by Davel and Holdings of the transaction contemplated hereby nor compliance by Davel and Holdings with any of the provisions hereof, will (i) conflict with or result in any violation of any provision of the articles of incorporation or bylaws, or comparable organizational documents, of Davel, Holdings or any Davel Subsidiary, (ii) at the Effective Time, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage indenture, license, agreement or other instrument or obligation to which Davel, Holdings or any Davel Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) assuming that all filings, consents and approvals contemplated by the first sentence of this Section 4.05 have been or shall have been made or obtained, violate any Federal, state, local or foreign order, writ, injunction, decree, statute, rule or regulation applicable to Davel, Holdings or any Davel Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to have a Davel Material Adverse Effect or impair materially Davel's ability to perform its obligations hereunder or prevent or materially delay the consummation of the Transaction.

  Section 4.06 SEC Reports and Financial Statements.

  (a) Since December 31, 1994, Davel has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the Exchange Act (hereinafter collectively referred to as the "Davel Reports Davel Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.

  (b) None of the Davel Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (c) The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and changes in financial position (including, without limitation, the related notes thereto) of Davel and its consolidated subsidiaries included in the financial statements contained in Davel's Annual Report on Form 10-K for the year ended December 31, 1997 and in Davel's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 present fairly, in all material respects, the consolidated financial position of Davel and its consolidated subsidiaries as of their respective dates, and the results of consolidated operations and changes in consolidated financial position for the periods then ended, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein, and in the case of unaudited interim financial statements subject to normal year-end audit adjustments and the absence of footnotes thereto.

  Section 4.07 Absence of Undisclosed Liabilities. None of Davel, Holdings or any Davel Subsidiary has any liabilities (whether absolute, accrued or contingent), except: (a) liabilities, obligations or contingencies that are accrued or for which adequate reserves have been provided in the consolidated balance sheet of Davel and the Davel Subsidiaries as of March 31, 1998 or reflected in the notes thereto or in the notes to Davel's financial statements as at and for the year ended December 31, 1997, (b) liabilities incurred since December 31, 1997 in the ordinary course of business, (c) liabilities disclosed in Schedule 4.07 hereto, or (d) any liabilities which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Davel Material Adverse Effect.

  Section 4.08 Changes. Since December 31, 1997, and except as set forth in the Davel Reports filed prior to the date of this Agreement, and except as otherwise disclosed in Schedule 4.08 hereto or as otherwise provided by this
Agreement:

    (a) there have been no events or circumstances that would constitute a Davel Material Adverse Effect, provided that, for purposes of this Section 4.08(a), any effect that could have been reasonably expected to result from the execution of this Agreement or the transactions contemplated hereby or the announcement thereof will not be deemed to constitute a Davel Material Adverse Effect;

    (b) as of the date hereof, except as permitted or otherwise contemplated by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of Davel's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by Davel in respect of Davel's capital stock, or any issuance of any shares of capital stock of Davel, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of Davel or any stock split or other change in Davel's capitalization;

    (c) as of the date hereof, none of Davel, Holdings or any Davel Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of Davel, Holdings or such Davel Subsidiary;

    (d) as of the date hereof, none of Davel, Holdings or any Davel Subsidiary has entered into or agreed to enter into any new or amended contract with any of the officers thereof or otherwise increased the compensation payable to the officers or directors of any such entity;

    (e) as of the date hereof, none of Davel, Holdings or any Davel Subsidiary has (i) entered into or amended in any material respect any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulations or (ii) made any contribution to any such plan except for contributions specifically required by law or pursuant to the terms of such plans; and

    (f) none of Davel, Holdings or any Davel Subsidiary has made any change in accounting methods, principles or practices materially and adversely affecting its assets, liabilities or business, except in accordance with GAAP.

  Section 4.09 Investigations; Litigation.

  (a) Except as described in Schedule 4.09 hereto, and other than reviews pursuant to the HSR Act, there are no pending or, to the knowledge of Davel, threatened investigations, reviews or inquiries by any Governmental Entity with respect to Davel, Holdings or any Davel Subsidiary or, to the knowledge of Davel, with respect to the activities of any officer, director or employee of Davel (a "Davel Investigation"), other than Davel Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, reasonably be expected to have a Davel Material Adverse Effect. For the purpose of this Agreement, "knowledge of Davel" shall be deemed to mean the actual knowledge, after reasonable inquiry, of any executive officer of Davel.

  (b) Except as described in Schedule 4.09 hereto, (i) there are no actions or proceedings pending or, to the knowledge of Davel, threatened against Davel, Holdings or any Davel Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Davel Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against either Davel or Holdings that, individually or in the aggregate, would reasonably be expected to have a Davel Material Adverse Effect, (iii) none of Davel, Holdings or any Davel Subsidiary is in violation of, and none of them has received any claim or notice that it is in violation of, any federal, state, local or foreign laws, statutes, rules, regulations or orders promulgated or judgments entered by any Governmental Entity, which violations, individually or in the aggregate, would reasonably be expected to have a Davel Material Adverse Effect; and (iv) as of the date of this Agreement, there are no actions pending or, to the knowledge of Davel, threatened against the directors or any director of Davel alleging a breach of such directors' or director's fiduciary duties that, individually or in the aggregate, would reasonably be expected to have a Davel Material Adverse Effect.

  Section 4.10 Environmental and Safety Matters. Except as described in the Davel Reports, (a) Davel, Holdings and the Davel Subsidiaries are in compliance with all applicable Environmental Laws, except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Davel Material Adverse Effect, which compliance includes, but is not limited to, the possession by Davel, Holdings and the Davel Subsidiaries of permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) none of Davel, Holdings or any Davel Subsidiary has received written notice of, or, to the knowledge of Davel, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person alleging liability under or non-compliance with any Environmental Law that would, individually or in the aggregate, reasonably be expected to have a Davel Material Adverse Effect; and (c) there has not been by either Davel or Holdings any treatment, storage, disposal or release of any hazardous or toxic material, substance or waste or of petroleum, or any fractions or by-products thereof, at any of their current or, to the knowledge of Davel, former properties or facilities or any current or, to the knowledge of Davel, former offsite properties and facilities used in the business of Davel, Holdings or any Davel Subsidiary (in each case, other than properties or facilities where payphones are located pursuant to Site Location Agreements with Location Owners) in a manner or at levels that require or are reasonably likely to require investigation, removal or remediation under Environmental Laws that would, either individually or in the aggregate, reasonably be expected to have a Davel Material Adverse Effect.

  Section 4.11 Certain Fees. Except as described in Schedule 4.11 hereto, neither Davel nor Holdings has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

  Section 4.12 Taxes.

  (a) Each of Davel, Holdings and the Davel Subsidiaries has filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not reasonably be expected to have a Davel Material Adverse Effect. Each of Davel, Holdings and the Davel Subsidiaries has timely paid (or Davel has paid on its behalf) all taxes that have become due and payable, except to the extent the failure to pay such taxes individually or in the aggregate would not reasonably be expected to have a Davel Material Adverse Effect, and the most recent financial statements contained in the Davel Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Davel, Holdings and the Davel Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

  (b) No deficiencies for any taxes have been proposed, asserted or assessed against Davel, Holdings or any Davel Subsidiary that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not reasonably be expected to have a Davel Material Adverse Effect. Except as set forth in Schedule 4.12 hereto, there is no action, suit, taxing authority proceeding or audit now in progress, pending, or, to the knowledge of Davel, threatened against or with respect to any of Davel, Holdings or any Davel Subsidiary.

  Section 4.13 Change of Control Provisions. Except as disclosed in Schedule
4.13 hereto, none of the employment, consulting, severance or indemnification contracts or agreements between Davel, Holdings or any Davel Subsidiary, on the one hand, and any directors, officers or other employees of Davel, Holdings or such

Davel Subsidiary, on the other hand, and none of Davel's, Holdings' or any Davel Subsidiary's employee benefit plans, programs or arrangements contains any change-in-control provision that would become operative as a result of the Davel Merger.

  Section 4.14 Licenses. Davel, Holdings and the Davel Subsidiaries have obtained all Licenses material, individually or in the aggregate, to the conduct of the business of Davel, Holdings and the Davel Subsidiaries taken as a whole. All of such Licenses are in full force and effect and, to the knowledge of Davel, will not be impaired or adversely affected by the Transaction in a manner or to a degree that would reasonably be expected to have a Davel Material Adverse Effect. There is not pending or, to the knowledge of Davel, threatened any domestic or foreign suit or proceeding with respect to the suspension, revocation, cancellation, modification or non-renewal of any of such Licenses, and, except as set forth in Schedule 4.14 hereto, no event under the control of Davel has occurred that (whether with notice or lapse of time, or both) would reasonably be expected to result in a suspension or revocation of or failure to renew any of such Licenses, the loss of which would reasonably be expected to have a Davel Material Adverse Effect.

  Section 4.15 Compliance with Other Instruments and Laws. Except as set forth in Schedule 4.15 hereto, none of Davel, Holdings or any Davel Subsidiary is in violation of any term of its articles of incorporation or bylaws or comparable organizational documents, or in violation of any judgment, decree or order which names Davel, Holdings or any Davel Subsidiary or in violation of any term of any other material instrument, contract or agreement to which it is a party or by which it or any of its properties or assets is bound, except to the extent that any such violation would not reasonably be expected to have a Davel Material Adverse Effect. Except as set forth in Schedule 4.15, the businesses of Davel, Holdings and the Davel Subsidiaries are in compliance with all federal, state, local and foreign statutes, laws, ordinances, rules, governmental regulations, permits, concessions, grants, franchises, licenses or other governmental authorizations or approvals applicable to the operation of such business, except to the extent that the failure to be in compliance would not reasonably be expected to have a Davel Material Adverse Effect.

  Section 4.16 Employees. Without limiting the generality of Section 4.15 hereof, Davel has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and, to the knowledge of Davel, it does not have any material labor relations problems (including, without limitation, actual or threatened strikes or work stoppages or material grievances).

  Section 4.17 Information Supplied. None of the information supplied or to be supplied by Davel or Holdings for inclusion or incorporation by reference in
(i) the Form S-4 shall, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Proxy Statement shall, at the date it is first mailed to Davel's stockholders or at the time of the Davel Stockholders Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act, except that no representation or warranty is made by Davel with respect to statements made or incorporated by reference in either the Form S-4 or the Proxy Statement based on information supplied by Peoples for inclusion or incorporation by reference therein.

  Section 4.18 Opinion of Financial Advisor. Davel has received the opinion of ABN AMRO Incorporated, dated June 28, 1998, to the effect that, as of such date, the Merger Consideration to be paid in connection with the Transaction is fair to Davel and its stockholders from a financial point of view.

  Section 4.19 Voting Requirements. Davel Stockholder Approval is the only vote of the holders of any class or series of Davel's capital stock necessary to allow Davel to consummate the transactions contemplated hereby.

  Section 4.20 State Takeover Statutes. To the knowledge of Davel, assuming no shareholder of Peoples will beneficially own 15 percent or more of the outstanding Davel Common Stock after the Effective Time, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal law applicable to Davel is applicable to the Transaction.

  Section 4.21 No Peoples Shares. Neither Davel nor Holdings owns any shares of Peoples Common Stock.

  Section 4.22 Rights. Assuming that no stockholder of Peoples shall, upon consummation of the Davel Merger, become the beneficial owner of 15 percent or more of the shares of Davel Common Stock then outstanding, the execution of this Agreement and the consummation of the Transaction do not and will not result in the ability of any person to exercise any rights ("Davel Rights") pursuant to the Rights Agreement dated as of April 22, 1998, between Davel and ChaseMellon Shareholder Services, L.L.C., or enable or require any Davel Rights to separate from the shares of the Davel Common Stock to which they are attached or to be triggered or become exercisable.

  Section 4.23 Financing. As of October 22, 1998, (a) Davel has received a term sheet (the "Term Sheet") from a responsible banking institution setting forth the terms of a new senior credit facility providing for funds sufficient in the aggregate to repay Davel's existing indebtedness and to provide the funds necessary to effect the Debt Tender in accordance with Section 5.07 hereof and to pay the fees and expenses related to the Transaction (such necessary funds being referred to herein as the "Financing"); (b) since such date, the Term Sheet has not been rescinded or withdrawn or amended in a manner adverse to Peoples; (c) a copy of the Term Sheet has been provided to Peoples; and (d) Davel knows of no fact or circumstance that is reasonably likely to result in the inability of Peoples, Davel, Davel Financing Company, L.L.C. or Holdings to receive the proceeds from such Financing.

                                   ARTICLE 5

                             COVENANTS OF PEOPLES

  Section 5.01 Conduct of Business by Peoples Pending Consummation of the Transaction. Peoples covenants and agrees that, from the date of this Agreement until the Peoples Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.01 hereof, unless Davel shall otherwise consent in writing or except as otherwise contemplated by this
Agreement:

    (a) the businesses of Peoples and the Peoples Subsidiaries will be conducted only in the ordinary and usual course; Peoples will use its reasonable best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and the Peoples Subsidiaries; and Peoples will promptly notify Davel of any event or occurrence or emergency not in the ordinary and usual course of the business of Peoples or any Peoples Subsidiary that is material to the business of Peoples and the Peoples Subsidiaries, taken as a whole;

    (b) Peoples will not (i) amend its articles of incorporation or bylaws or
  (ii) split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares;

    (c) neither Peoples nor any Peoples Subsidiary will issue or agree to issue any additional shares of, or rights of any kind to acquire shares of, its capital stock of any class other than the issuance of shares of capital stock of a Peoples Subsidiary to Peoples or Peoples Subsidiary directly wholly owned by Peoples or, with respect to Peoples, Peoples Shares issuable upon (i) exercise of outstanding stock options, (ii) exercise of outstanding Warrants or warrants exercisable for Series B Convertible Preferred Stock or (iii) conversion of the Series C Cumulative Convertible Preferred Stock;

    (d) neither Peoples nor any Peoples Subsidiary will enter into or agree to enter into any new or amended contract or agreement with any labor unions representing employees of Peoples or any Peoples Subsidiary;

    (e) except as contemplated by Section 5.04 hereto, Peoples will not authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Transaction), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Peoples Subsidiary) or any material change in its capitalization, or enter, other than in the ordinary course of business consistent with past practice, into a material contract or any release or relinquishment of any material contract rights;

    (f) except as set forth on Schedule 5.01(f) hereto, Peoples will not, and will not permit any Peoples Subsidiary to, (i) enter into or amend any employment, severance or change-in-control agreement, or any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except as required by law or regulations, or as expressly provided by this Agreement or (ii) make any contribution to any such plan except for contributions specifically required pursuant to the terms thereof;

    (g) Peoples will not (i) except as set forth on Schedule 5.01(g) hereto, create, incur or assume any long-term indebtedness for borrowed money (including, without limitation, obligations in respect of capital leases) or, except in the ordinary course of business or except to fund out-of-pocket costs incurred in connection with the transactions contemplated hereby, create, incur, assume, maintain or permit to exist any short-term indebtedness for borrowed money in an aggregate amount for Peoples and the Peoples Subsidiaries as a whole exceeding $250,000; (ii) except as set forth on Schedule 5.01(g), assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned Peoples Subsidiaries of Peoples in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person other than a wholly-owned Peoples Subsidiary (other than customary advances to employees and short-term investments pursuant to customary cash management systems of Peoples in the ordinary course and consistent with past practice); and

    (h) neither Peoples nor any Peoples Subsidiary shall agree in writing or otherwise to take (i) any action that it is prohibited from taking by this
  Section 5.01 or (ii) any action that would constitute or is likely to cause or result in a breach in any material respect of any covenant, agreement, or representation or warranty set forth herein.

Subject to applicable law, Peoples shall, during the period between the date of this Agreement and the Peoples Effective Time, consult with Davel regarding Davel's consideration of alternatives regarding the manner in which to best organize and manage the business of Peoples and Davel after the Peoples Effective Time and other matters relating to transition planning; provided, however, that prior to the Peoples Effective Time, Peoples shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its operations and nothing contained in this Section 5.01 shall be interpreted to give Davel or Holdings, directly or indirectly, the right to control or direct the operations of Peoples and the Peoples Subsidiaries prior to the Peoples Effective Time.

  Section 5.02 Stockholders' Meeting. Subject to Section 5.04 hereof, Peoples shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Peoples Merger (the "Peoples Stockholders Meeting"). Subject to Section 5.04 hereof, the Board of Directors of Peoples will (a) unanimously recommend approval and adoption of this Agreement by the stockholders of Peoples and (b) use reasonable best efforts to obtain the necessary approval by Peoples' stockholders of this Agreement and the transactions contemplated hereby.

  Section 5.03 Access to Information. Subject to the terms of Section 7.13 hereof, Peoples will give Davel, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours throughout the period prior to the Peoples Effective Time to all of the offices, properties, business and marketing plans, books, files and records of Peoples and the Peoples Subsidiaries, will furnish to Davel, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will instruct the employees, counsel and financial advisors of Peoples to cooperate with Davel in its investigation of the business of Peoples and the Peoples Subsidiaries. Peoples will furnish promptly to Davel and Holdings (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws, and (b) all such other information concerning its business, properties and personnel as Davel or Newco may reasonably request; provided that no investigation pursuant to this
Section 5.03 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

  Section 5.04 No Solicitation.

  (a) Peoples shall not, and shall use reasonable best efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents retained by it not to, initiate, solicit or encourage any inquiries relating to, or the making of any, Acquisition Proposal or engage in negotiations or discussions with, or furnish any information to, any third party relating to any Acquisition Proposal. Notwithstanding the foregoing or any other provision of this Agreement, Peoples (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish information to, any third party with respect to any Acquisition Proposal if the Peoples Board of Directors determines in good faith, after consultation with counsel, that the failure to participate in such discussions or negotiations or to furnish such information may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law, and (ii) shall be permitted to (A) take and disclose to the stockholders of Peoples a position with respect to an Acquisition Proposal or amend or withdraw such position or its position with respect to the Transaction, or (B) make disclosure to the stockholders of Peoples, in each case, if the Peoples Board of Directors determines in good faith, after consultation with counsel, that the failure to take such action may constitute a breach of its fiduciary duties under, or otherwise violate, applicable law. As used herein, "Acquisition Proposal" shall mean any proposal made by a third party, other than Davel, Holdings or Newco to acquire, directly or indirectly,
(x) more than 25% of the shares and/or voting power of the Peoples Common Stock then outstanding pursuant to a merger, consolidation or other business combination, purchase of shares, tender offer or exchange offer or similar transaction, including, without limitation, any single or multi-step transaction or series of related transactions or (y) all or a substantial portion of the business or assets of Peoples and the Peoples Subsidiaries.

  (b) Peoples shall advise Davel in writing of (i) the receipt, directly or indirectly, of any inquiries relating to an Acquisition Proposal promptly following such receipt, (ii) the status of any discussions or negotiations with respect thereto, (iii) its intention to enter into any agreement relating to an Acquisition Proposal at least 24 hours prior to executing any such agreement, and (iv) any actions taken pursuant to Section 5.04(a) hereof promptly following such action. Following the receipt, directly or indirectly, of any Acquisition Proposal (or any inquiry referred to in clause (i) above), Peoples shall furnish to Davel either a copy of such Acquisition Proposal (or such inquiry) or a written summary of such Acquisition Proposal (or such inquiry).

  Section 5.05 Corporate Organization. Notwithstanding anything to the contrary contained in this Agreement or in the Schedules hereto, Peoples and each Peoples Subsidiary shall use reasonable best efforts to be duly qualified and in good standing on the Effective Date with the Secretary of State in each jurisdiction in which the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

  Section 5.06 Termination Option Agreement. Peoples will fully perform its obligations under the Termination Option Agreement.

  Section 5.07 Preferred Stock and Senior Notes. Prior to the Peoples Effective Time, Peoples shall (a) take all actions reasonably necessary to allow all outstanding shares of preferred stock of Peoples, including, without limitation, all outstanding shares of the Series C Cumulative Convertible Preferred Stock, to be converted into shares of Peoples Common Stock in accordance with the terms of such preferred stock and (b) subject to the receipt of funds sufficient for such purposes from the proceeds of the Financing, use reasonable best efforts to (i) consummate a tender offer for all of Peoples' 12% Senior Notes due 2002 (the "Notes") at a price reasonably acceptable to Davel, pursuant to which at least 85% of the aggregate outstanding principal amount of the Notes shall have been tendered (it being understood and agreed that (A) Davel and Holdings will use their reasonable best efforts to obtain the Financing and (B) any failure to receive tenders of at least 85% of the aggregate outstanding principal amount of the Notes shall not be a breach of the covenant set forth in this Section 5.07), (ii) procure the consent of the requisite principal amount of the Notes to allow Peoples to amend the indenture governing the Notes in a manner reasonably satisfactory to Davel and (iii) enter into a supplemental indenture with respect to the Notes reflecting such amendments.

                                   ARTICLE 6

                        COVENANTS OF DAVEL AND HOLDINGS

  Davel and Holdings agree that:

  Section 6.01 Access to Information. Subject to the terms of Section 7.13 hereof, Davel will give Peoples, its counsel, financial advisors, auditors and other authorized representatives reasonable access, in Davel's reasonable discretion, during normal business hours throughout the period prior to the Peoples Effective Time to all of the offices, properties, books, files and records of Davel and the Davel Subsidiaries, will furnish to Peoples, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and will, in Davel's reasonable discretion, instruct Davel's employees, counsel and financial advisors to cooperate with Peoples in its investigation of the business of Davel and the Davel Subsidiaries. Davel will furnish promptly to Peoples (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of Federal or state securities laws, and (b) all such other information concerning its business, properties and personnel as Peoples may reasonably request; provided that no investigation pursuant to this Section 6.01 shall affect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

  Section 6.02 Newco Incorporation; Obligations of Newco. Newco will be incorporated for the sole purpose of acting as a vehicle for the facilitation of the Peoples Merger and will not undertake any activities other than those specifically contemplated by this Agreement or otherwise required for such purpose. Newco will have no subsidiaries. Davel or, if appropriate, Holdings will take all action necessary to cause Newco to perform their obligations under this Agreement and to consummate the Peoples Merger on the terms and conditions set forth in this Agreement.

  Section 6.03 Indemnification.

  (a) Holdings shall indemnify, or shall cause the Peoples Surviving Corporation to indemnify, to the fullest extent permitted under New York Law, the present and former directors or officers of Peoples and the Peoples Subsidiaries (the "Indemnified Parties") in respect of actions taken prior to and including the Peoples Effective Time in connection with their duties as directors or officers of Peoples (including the transactions contemplated hereby) for a period of not less than six years from the Peoples Effective Time; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Without limitation of the foregoing, in the event any Indemnified Party becomes involved in such capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated hereby, occurring prior to and including the Peoples Effective Time, the Peoples Surviving Corporation, to the fullest extent permitted and on such conditions as may be required by applicable law, shall make advances for or reimburse such Indemnified Party for his legal and other out-of-pocket expenses (including the cost of any investigation and preparation) as incurred in connection therewith. In addition, during such six-year period, the charter and by-laws of the Peoples Surviving Corporation and its successors and assigns shall contain provisions no less favorable to the present and former directors and officers of Peoples than those in effect in the Certificate of Incorporation of Peoples and the By-laws of Peoples as in effect on the date of this Agreement.

  (b) For not less than six years after the Peoples Effective Time, Davel, Holdings or the Peoples Surviving Corporation or their respective successors or assigns shall maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by Peoples' existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof with respect to Davel's officers and directors; provided, however, that in no event shall Davel or the Peoples Surviving Corporation be required to pay an amount to maintain such insurance covering the Indemnified Parties in excess of 200% of the amount paid by Peoples as of the date hereof for such coverage.

  Section 6.04 Stockholders' Meeting. Davel shall cause a meeting of its stockholders (the "Davel Stockholders Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining Davel Stockholder Approval. The Board of Directors of Davel will (a) unanimously recommend approval of the Agreement and (b) use reasonable best efforts to obtain Davel Stockholder Approval.

  Section 6.05 Davel Financing. Davel shall use reasonable best efforts to, or to enable Holdings or Davel Financing Company, L.L.C. to, secure the Financing and to enter into appropriate indentures, loan agreements or other agreements with respect to the Financing.

  Section 6.06 Employee Matters.

  (a) Davel and Holdings agree that individuals who are employed by Peoples or any of the Peoples Subsidiaries immediately prior to the Closing Date shall remain employees of Peoples or such Peoples Subsidiary as of the Closing Date (each such employee, an "Affected Employee"); provided, however, that nothing contained herein shall confer upon any Affected Employee the right to continued employment by Peoples or any of the Peoples Subsidiaries for any period of time after the Closing Date which is not otherwise required by law.

  (b) Davel or Holdings shall, or shall cause Peoples or the Davel Subsidiaries to, give Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Davel, Peoples or any of the Davel Subsidiaries for such Affected Employees' service with Davel, Peoples or any affiliate thereof to the same extent recognized immediately prior to the Closing Date.

  (c) Davel or Holdings shall, or shall cause Peoples or the Davel Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such employees may be eligible to participate as of the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in as of the Closing Date.

  (d) As of the Closing Date, Davel or Holdings shall, or shall cause Peoples or the Davel Subsidiaries to, provide coverage and benefits to Affected Employees pursuant to the employee benefit plans or arrangements (including, without limitation, the Plans) maintained by Peoples for such Affected Employees immediately prior to the Closing Date; provided, however, that (i) this Section 6.06(d) shall not require Holdings or Davel to provide or maintain any equity-based compensation plans of Peoples and (ii) except as provided in Section 1.05 hereof, nothing contained herein shall confer upon any Affected Employee the right to continued coverage and benefits pursuant to such plans or arrangements after December 31, 1998.

  (e) The Peoples Surviving Corporation shall continue to honor all employment, severance, separation and other compensation agreements existing as of the Closing Date between Peoples or any of the Peoples Subsidiaries with any officer or employee thereof, which are set forth on Schedule 6.06(e).

  Section 6.07 Financial Disclosure. Holdings shall use reasonable best efforts to publish financial results (including combined sales and net income) covering at least 30 days of post-Transaction operations within 45 days and, in any event, shall publish such results within 75 days after the end of the first full calendar month following the month in which the Closing Date occurs.

  Section 6.08 Conduct of Business of Davel Pending Consummation of the Transaction. Davel and Holdings covenant and agree that, from the date of this Agreement until the Peoples Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.01 hereof, unless Peoples shall otherwise consent in writing or except as otherwise contemplated in this Agreement:

  (a) Davel and Holdings shall not (i) amend their respective articles of incorporation or bylaws in a manner that would be reasonably likely to have a Disparate Adverse Effect (as defined below), (ii) split, combine or reclassify the outstanding Davel Common Stock or the outstanding Holdings Common Stock in a manner that would be reasonably likely to have a Disparate Adverse Effect or
(iii) declare, set aside or pay any dividend with respect to shares of Davel Common Stock or Holdings Common Stock payable (A) in cash or property or (B) in stock or otherwise in a manner that would be reasonably likely to have a Disparate Adverse Effect;

  (b) Davel, Holdings and the Davel Subsidiaries shall not enter into any new line of business that is not substantially related to existing or past businesses of Davel or the Davel Subsidiaries;

  (c) Davel, Holdings and the Davel Subsidiaries shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any one manner, any business or any corporation, partnership, association or other business organization or division, or otherwise acquire or agree to acquire any assets of any person that (i) would violate Section 6.08(b) or (ii) is reasonably likely to materially delay or prevent the consummation of the Financing or the Merger; and

  (d) Davel, Holdings and the Davel Subsidiaries shall not agree in writing or otherwise to take (i) any action that any of them is prohibited from taking by this Section 6.08 or (ii) any action that would constitute or is likely to cause or result in a breach in any material respect of any covenant, agreement, or representation or warranty of Davel or Holdings set forth herein.

For purposes of this Section 6.08, a change, circumstance or event shall be deemed to have a "Disparate Adverse Effect" if the effect thereof on the holders of Peoples Common Stock, after giving effect to the Merger, is less favorable, in any material respect, than the effect that such change, circumstance or event has on the holders of Davel Common Stock.

                                   ARTICLE 7

                           COVENANTS OF THE PARTIES

  The parties hereto agree that:

  Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, provided that nothing herein shall require Davel, the Davel Surviving Corporation or Holdings to hold, manage or operate any assets separately or to enter into any sale or divestiture of assets, the effect of which would be to impair, in any material respect, the full benefit of the Transaction to Davel and Holdings. Peoples and Davel shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. In connection with and without limiting the foregoing, Peoples and Davel shall (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the other transactions contemplated hereby and (b) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction, this Agreement or any of the other transactions contemplated hereby, take all reasonable action necessary to ensure that the Transaction and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transaction and the other transactions contemplated by this Agreement.

  Section 7.02 Certain Filings. Peoples, Holdings and Davel shall cooperate with one another (a) in connection with the preparation of the Form S-4, the Proxy Statement and any other disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Disclosure Document"), (b) in determining whether any other action by or in respect of, or filing with, any Governmental Entity or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Form S-4, the Proxy Statement and the Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

  Section 7.03 Public Announcements. Davel and Peoples shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

  Section 7.04 Further Assurances.

  (a) Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction.

  (b) Without limiting the generality of Section 7.04(a), each of the parties to this Agreement agree that, in the event the Transaction has not occurred as a direct result of the failure of any of the conditions set forth in Section 8.01(i), 8.02(b), 8.02(d), 8.03(b) or 8.03(c) to have been satisfied as a direct result of the exercise of dissenters' rights under Illinois Law, the parties to this Agreement will amend and restate this Agreement to provide for the Peoples Merger only and not for the Davel Merger.

  Section 7.05 Notices of Certain Events. Peoples and Davel shall promptly notify the other of:

    (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

    (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Peoples or any Peoples Subsidiary, on the one hand, or Davel, Holdings, D Sub or Newco, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; and

    (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement.

  Section 7.06 Preparation of the Form S-4 and the Proxy Statement. As soon as practicable following the date of this Agreement, Peoples, Holdings and Davel shall jointly prepare and file with the SEC the Proxy Statement and Holdings and Davel shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Peoples, Holdings and Davel shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Peoples and Davel shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Davel and Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Common Stock in the Transaction and Peoples shall furnish all information concerning Peoples and the holders of the shares of Peoples Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or to the Proxy Statement will be made by Davel or Holdings, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Peoples, Holdings or Davel without providing the other parties the opportunity to review and comment thereon. Davel or Holdings will advise Peoples, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Holdings Common Stock issuable in connection with the Transaction for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Closing any information relating to Peoples, Holdings or Davel, or any of their respective affiliates, officers or directors, should be discovered by Peoples, Holdings or Davel which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Peoples and Davel.

  Section 7.07 Letters of Accountants.

  (a) Each of Davel and Peoples shall use its reasonable best efforts to cause to be delivered to the other party two letters from Peoples' independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Davel, in form and substance reasonably satisfactory to Davel and Peoples and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  (b) Each of Davel and Peoples shall use reasonable best efforts to cause to be delivered to the other party and the other party's independent accountants two letters from its independent accountants addressed to Davel and Peoples, one dated as of the date the Form S-4 is effective and one dated as of the Closing Date, in each case stating that accounting for the Transaction as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Transaction is consummated in accordance with this Agreement.

  Section 7.08 Affiliates.

  (a) Not less than 45 days prior to the Closing Date, Peoples shall deliver to Davel a list of names and addresses of each person who, in Peoples' reasonable judgment, is an affiliate within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate") of Peoples. Peoples shall provide Davel such information and documents as Davel shall reasonably request for purposes of reviewing such list. Peoples shall deliver or cause to be delivered to Davel, not later than 30 days prior to the Closing Date, an affiliate letter in the form attached hereto as Exhibit 7.08(a), executed by each of the Pooling Affiliates of Peoples identified in the foregoing list. Holdings shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Holdings Common Stock to be received by the Pooling Affiliates of Peoples pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Holdings Common Stock, consistent with the terms of such letters.

  (b) Not less than 45 days prior to the Closing Date, Davel shall deliver to Peoples a list of names and addresses of each person who, in Davel's reasonable judgment, is a Pooling Affiliate of Davel. Davel shall provide Peoples such information and documents as Peoples shall reasonably request for purposes of reviewing such list. Davel shall deliver or cause to be delivered to Peoples, not later than 30 days prior to the Closing Date, an affiliate letter in the form attached hereto as Exhibit 7.08(b), executed by each Pooling Affiliate of Davel identified in the foregoing list.

  Section 7.09 Nasdaq Listing. Holdings shall use its reasonable best efforts to cause the Holdings Common Stock to be approved for listing on the Nasdaq Stock Exchange, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date and to continue to be listed on the Nasdaq Stock Exchange following the Peoples Effective Time.

  Section 7.10 Tax Treatment. Each of Davel, Holdings and Peoples shall use reasonable best efforts to cause the Peoples Merger and the Davel Merger to qualify as tax-free transactions (except with respect to any cash received).

  Section 7.11 Pooling of Interests. Each of Davel, Holdings and Peoples shall use their respective reasonable best efforts to cause the transactions contemplated by this Agreement, including the Peoples Merger and the Davel Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and each of Peoples and Davel agrees that it will not knowingly take any action that would cause such accounting treatment not to be obtained.

  Section 7.12 Representations. Each of Peoples, on the one hand, and Davel and Holdings, on the other, (a) will use its reasonable best efforts to take all action necessary to render true and correct as of the Closing Date its representations and warranties contained in this Agreement, (b) will refrain from taking any action that would render any such representation or warranty untrue or incorrect as of such time, and (c) will perform or cause to be satisfied each agreement, covenant or condition to be performed or satisfied by it.

  Section 7.13 Confidentiality. Each of Peoples and Davel will hold, and will use its reasonable best efforts to cause its affiliates and its and their respective officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all trade secrets and confidential information concerning the other party and its subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by the party receiving such information, (b) in the public domain through no fault of the party receiving such information or (c) lawfully available to the party receiving such information from sources other than the other party; provided, however, that any party so receiving such information may disclose such information to such affiliates and officers, directors, employees, consultants, advisors and agents so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially; and provided further that the party receiving such information shall be responsible for any disclosures of such information by any such persons. If this Agreement is terminated, such confidence shall be maintained and each of Peoples and Davel will, and will use its reasonable best efforts to cause its affiliates and its and their respective officers, directors, employees, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by it or on its behalf from the other party in connection with this Agreement that are subject to such confidence.

                                   ARTICLE 8

                           CONDITIONS TO THE MERGER

  Section 8.01 Conditions to the Obligations of Each Party. The obligations of Peoples, Davel, Holdings, Newco and D Sub to consummate the Transaction are subject to the satisfaction of the following conditions:

    (a) this Agreement shall have been approved and adopted by the shareholders of Peoples in accordance with New York Law;

    (b) this Agreement shall have been approved and adopted by the shareholders of Davel in accordance with Illinois law;

    (c) if required by applicable law or regulation or the rules of the Nasdaq Stock Market, the issuance of the Peoples Merger Consideration and the Davel Merger Consideration in the Transaction shall have been approved by the stockholders of Holdings;

    (d) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

    (e) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transaction;

    (f) the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

    (g) the shares of Holdings Common Stock issuable to Peoples' stockholders and Davel's stockholders, as contemplated by this Agreement, shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance;

    (h) all outstanding shares of the Series C Cumulative Convertible Preferred Stock of Peoples shall have been converted into Peoples Common Stock; and

    (i) Holdings, Davel Financing Company, L.L.C. and/or the Davel Subsidiaries shall have obtained the Financing and entered into appropriate indentures, loan agreements, or other agreements with respect to the Financing.

  Section 8.02 Conditions to the Obligations of Davel, Holdings, Newco and D Sub. The obligations of Davel, Holdings, Newco and D Sub to consummate the Transaction are subject to the satisfaction of the following additional conditions:

    (a) the representations and warranties of Peoples as set forth in this Agreement shall be true and correct as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except where the facts, circumstances or events that cause or constitute the failure of such representations and warranties to be true and correct (after giving effect to the disclosures made by Peoples in any disclosure schedules delivered pursuant hereto, but disregarding any materiality qualifications contained within the body of such representations and warranties) has not had and would not be reasonably likely to have, in the aggregate, a Peoples Material Adverse Effect and Peoples shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by it under this Agreement at or prior to the Closing Date;

    (b) receipt by Davel of an opinion of its independent certified public accountants stating that accounting for the Transaction as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Transaction is consummated in accordance with this Agreement;

    (c) at least 85% of the aggregate outstanding principal amount of the Notes shall have been tendered to Peoples pursuant to and in accordance with of Section 5.07 hereof; and

    (d) Davel shall have received an opinion from Kirkland & Ellis, counsel to Davel, dated as of the Closing Date, substantially to the effect that
  (i) the Davel Merger will qualify as a tax-free reorganization pursuant to
  Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Davel upon the exchange of its shares of Davel Common Stock for shares of Holdings Common Stock pursuant to the Davel Merger, except with respect to cash, if any, received as a result of the exercise of dissenters' rights. In rendering such opinion, counsel to Davel shall be entitled to rely upon usual and customary representations of shareholders and officers of Davel, Holdings, Peoples and others.

  Section 8.03 Conditions to the Obligations of Peoples. The obligations of Peoples to consummate the Transaction are subject to the satisfaction of the following additional conditions:

    (a) the representations and warranties of Davel as set forth in this Agreement shall be true and correct as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), except where the facts, circumstances or events that cause or constitute the failure of such representations and warranties to be true and correct (after giving effect to the disclosures made by Davel in any disclosure schedules delivered pursuant hereto, but disregarding any materiality qualifications contained within the body of such representations and warranties) has not had and would not be reasonably likely to have, in the aggregate, a Davel Material Adverse Effect and Davel and Holdings shall have complied with or performed in all material respects all agreements and covenants required to be complied with or performed by them under this Agreement at or prior to the Closing Date;

    (b) receipt by Peoples of an opinion of its independent certified public accountants stating that accounting for the Transaction as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Transaction is consummated in accordance with this Agreement;

    (c) Peoples shall have received an opinion from Shearman & Sterling, counsel to Peoples, dated as of the Closing Date, substantially to the effect that (i) the Peoples Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code and (ii) no gain or loss will be recognized by a shareholder of Peoples upon the exchange of its shares of Peoples Common Stock for shares of Holdings Common Stock pursuant to the Peoples Merger, except with respect to cash, if any, received in lieu of a fractional share of Holdings Common Stock. In rendering such opinion, counsel to Peoples shall be entitled to rely upon usual and customary representations of shareholders and officers of Davel, Holdings, Peoples and others; and

    (d) Samstock, L.L.C. and its affiliates shall continue to hold the securities to be purchased by it pursuant to the Stock Purchase Agreement, dated as of May 14, 1998, by and between Samstock, L.L.C. and Davel and to be represented on Davel's or Holdings' Board of Directors as contemplated thereby.

                                   ARTICLE 9

                                  TERMINATION

  Section 9.01 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Peoples):

    (a) by mutual written consent of Peoples and Davel;

    (b) by either Peoples or Davel, if the Transaction has not been consummated by December 31, 1998; provided that no party may terminate this Agreement pursuant to this subsection if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Peoples Effective Time or Davel Effective Time shall not have occurred on or before such date;

    (c) by either Peoples or Davel, if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Davel or Peoples from consummating the Transaction is entered and such judgment, injunction, order or decree shall have become final and nonappealable;

    (d) by either Peoples or Davel, if (i) Peoples Stockholder Approval shall not have been obtained at the Peoples Stockholders Meeting or any adjournment or postponement thereof or (ii) if Davel Stockholder Approval shall not have been obtained at the Davel Stockholders Meeting or any adjournment or postponement thereof;

    (e) by Davel, if the Peoples Board of Directors shall (i) withdraw, modify or change its recommendation or approval in respect of this Agreement or the Peoples Merger in a manner adverse to Davel or Holdings or
  (ii) have recommended any Acquisition Proposal other than by Davel, Holdings, D Sub or Newco;

    (f) by Davel, if any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Davel, Holdings or Newco or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 15% of the outstanding shares of Peoples Common Stock (either on a primary or a fully diluted basis) and such beneficial owner files or is required to file a Schedule 13D with the SEC describing any plan or proposal of such beneficial owner which would result in its acquisition of additional securities of Peoples, any change in the present Board of Directors or management of Peoples or any other extraordinary corporate transaction involving Peoples that could prevent or materially delay the consummation of the Peoples Merger;

    (g) by Davel (provided that Davel is not then in breach of its obligations hereunder in any material respect), if Peoples shall have breached in any material respect any of its representations, warranties, covenants or agreements contained herein, such that the condition to consummation in Section 8.02(a) would not be fulfilled, and Peoples shall not have cured such breach within 30 days after Peoples receives written notice of such breach from Davel;

    (h) by Peoples, to allow Peoples to enter into an agreement in respect of an Acquisition Proposal which the Peoples Board of Directors has determined in the exercise of its fiduciary duties is more favorable to Peoples and its stockholders than the transactions contemplated hereby (provided that the termination described in this subsection (h) shall not be effective unless and until Peoples shall have paid to Davel the fee described in
  Section 9.04(b) hereof); or

    (i) by Peoples (provided that Peoples is not then in breach of its obligations hereunder in any material respect), if Davel shall have breached in any material respect any of its representations, warranties, covenants or agreements contained herein, such that the condition to consummation in Section 8.03(a) would not be fulfilled, and Davel shall not have cured such breach within 30 days after Davel receives written notice of such breach from Peoples.

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided. Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

  Section 9.02 Waiver. At any time prior to the Closing Date, the parties hereto, by action taken by or pursuant to resolutions of their respective Boards of Directors, may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) except for the requirements set forth in Sections 8.01(a) through (f), waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

  Section 9.03 Closing. Subject to the satisfaction of the conditions contained in Article 8 hereof, the closing of the Transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois as soon as practicable after the Closing Time or at such other time and place as Davel and Peoples shall agree (the "Closing Date").

  Section 9.04 Effect of Termination; Termination Fee.

    (a) If this Agreement is terminated pursuant to Section 9.01 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.13, 9.04(b) and 10.04 hereof shall survive the termination hereof and the Termination Option Agreement shall survive in accordance with its terms, and except that no such termination shall relieve any party from liability for breach of this Agreement or failure by it to perform its obligations hereunder.

    (b) If (i) Davel or Holdings shall have terminated this Agreement pursuant to clause (e) of Section 9.01 hereof or (ii) Peoples shall have terminated this Agreement pursuant to clause (h) of Section 9.01 hereof, then in either such case, Peoples shall promptly, but in no event later than two business days after the date of such failure to close or termination, pay Davel a termination fee of $5,000,000 plus an amount, not to exceed $1,000,000, equal to the actual and reasonably documented out-of-pocket expenses incurred by Davel and Equity Group Investments, Inc. directly attributable to the proposed acquisition of Peoples, including negotiation and execution of this Agreement and the attempted financing and completion of the Transaction, which fee and amount shall be payable in same day funds. In no event shall Peoples be required to pay more than one termination fee and reimbursement of expenses pursuant to this Section 9.04(b).

                                  ARTICLE 10

                                 MISCELLANEOUS

  Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, telex or similar writing) and shall be given,

      if to Davel, Holdings, D Sub or Newco, to:

      Davel Communications Group, Inc.
      1429 Massaro Boulevard
      Tampa, Florida 33619
      Attention: General Counsel
      Facsimile: (813) 626-9610

      with a copy to:

      Kirkland & Ellis
      200 East Randolph Drive
      Chicago, Illinois 60601
      Attention: R. Scott Falk
      Facsimile: (312) 861-2200

      if to Peoples, to:

      Peoples Telephone Company, Inc.
      2300 N.W. 89th Place
      Miami, Florida 33172
      Attention: General Counsel
      Facsimile: (305) 593-6116

      with copies to:

      Steel Hector & Davis LLP
      200 South Biscayne Blvd.
      Miami, Florida 33131-2398
      Attention: Ira N. Rosner, P.A.
      Facsimile: (305) 577-7001

      and

      Shearman & Sterling
      599 Lexington Avenue
      New York, New York 10022
      Attention: John Madden, Esq.
      Facsimile: (212) 848-7179

or such other address, telecopy or telex number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile or telex, upon confirmation of receipt, or (b) if given by any other means, when delivered at the address specified in this Section 10.01.

  Section 10.02 Survival of Representations and Warranties. The representations and warranties contained herein shall not survive the Effective Time.

  Section 10.03 Amendments; No Waivers.

  (a) Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the shareholders of Peoples and Davel, no such amendment or waiver shall, without the further approval of such shareholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Peoples or Davel, (ii) any term of the articles of incorporation of the Peoples Surviving Corporation (except that alterations or changes may be made that could otherwise be adopted by the Board of Directors of the Peoples Surviving Corporation), or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Peoples or Davel.


  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  Section 10.04 Expenses. Except as provided in Section 9.04 hereof, each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, except that each of Davel and Peoples shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees).

  Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

  Section 10.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York applicable to contracts executed in and to be performed in that State.

  Section 10.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by means of telecopied signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

  Section 10.08 Headings; Schedules.

  (a) Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

  (b) The parties hereto acknowledge that certain matters set forth in the Schedules to this Agreement are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement and that disclosure of such matters shall not be taken as an admission by Peoples or Davel that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or be used as a basis for interpreting the materiality thresholds in this Agreement (including, but not limited to, the terms "material," "materially," "materiality," "material adverse change," "material adverse effect" or "Material Adverse Effect").

  Section 10.09 Obligations of Davel and Holdings. Notwithstanding anything to the contrary contained in this Agreement: (a) Davel shall be jointly and severally responsible, with Holdings, for the fulfillment of all of the obligations of Holdings under this Agreement and for any breach by Holdings of any representations, warranties, covenants and agreements of Holdings contained in this Agreement; and (b) Holdings shall be jointly and severally responsible for the fulfillment of all of the obligations of Davel under this Agreement and for any breach by Davel of any representations, warranties, covenants and agreements of Davel contained in this Agreement.

  Section 10.10 No Third Party Beneficiaries. Except for Section 6.03 hereof, no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                                   * * * * *

  IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger and Reorganization to be duly executed by their respective authorized officers as of the day and year first above written.

                                          Davel Communications Group, Inc.

                                          By: /s/ Theodore C. Rammelkamp, Jr.
                                          Name: Theodore C. Rammelkamp, Jr.
                                          Title: Senior Vice President

                                          Davel Holdings, Inc.

                                          By: /s/ Theodore C. Rammelkamp, Jr.
                                          Name: Theodore C. Rammelkamp, Jr.
                                          Title: Senior Vice President

                                          Peoples Telephone Company, Inc.

                                          By: /s/ E. Craig Sanders
                                          Name: E. Craig Sanders
                                          Title: Chief Executive Officer

                                          D Subsidiary, Inc.

                                          By: /s/ Theodore C. Rammelkamp, Jr.
                                          Name: Theodore C. Rammelkamp, Jr.
                                          Title: Vice President

                                          Miami Merger Corp.

                                          By: /s/ Theodore C. Rammelkamp, Jr.
                                          Name: Theodore C. Rammelkamp, Jr.
                                          Title: Vice President

                                  APPENDIX IV

                   NEW DAVEL'S CERTIFICATE OF INCORPORATION

                                   RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          DAVEL COMMUNICATIONS, INC.

                                  ARTICLE ONE

  The name of the corporation is Davel Communications, Inc.

                                  ARTICLE TWO

  The address of the corporation's registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is National Registered Agents, Inc.

                                 ARTICLE THREE

  The nature of the business or the purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR

  The total number of shares of stock which the corporation has authority to issue is 51,000,000 shares, of which 50,000,000 shares are Common Stock, par value of $.01 per share, and 1,000,000 shares are Preferred Stock, par value $.01 per share.

  The board of directors of the corporation is authorized, subject to the limitations prescribed by the General Corporation Law of the State of Delaware, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in such series and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations and restrictions thereof.

                                 ARTICLE FIVE

  The name and mailing address of the sole incorporator are as follows:

                 NAME                              MAILING ADDRESS

            Joan D. Donovan                    200 East Randolph Drive
                                                     Suite 5700
                                               Chicago, Illinois 60601

                                  ARTICLE SIX

  The corporation is to have perpetual existence.

                                 ARTICLE SEVEN

  In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

                                 ARTICLE EIGHT

  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

                                 ARTICLE NINE

  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                  ARTICLE TEN

  The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                ARTICLE ELEVEN

  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  APPENDIX V

                              NEW DAVEL'S BYLAWS

                                   RESTATED
                                    BY-LAWS
                                      OF
                          DAVEL COMMUNICATIONS, INC.
                            A DELAWARE CORPORATION

                                   ARTICLE I

                                    OFFICES

  Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 9 East Loockerman Street, in the city of Dover, County of Kent. The name of the corporation's registered agent at such address shall be National Registered Agents, Inc.

  Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS

  Section 1. Place and Time of Meetings. The date, time and place of the annual meeting shall be determined by the president of the corporation; provided, that if the president does not act, the board of directors shall determine the date, time and place of such meeting.

  Section 2. Special Meetings. Special meetings of stockholders may be called at any time for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called only by a majority of the board of directors or by the chairman or the president.

  Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

  Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

  Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

  Section 6. Quorum. The holders of a majority of the outstanding shares of capital stock, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the restated certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.

  Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

  Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the restated certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

  Section 9. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware or by the restated certificate of incorporation of the corporation or any amendments thereto and subject to
Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

  Section 10. Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

  Section 11. Action by Written Consent. Unless otherwise provided in the restated certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation's principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

                                  ARTICLE III

                                   DIRECTORS

  Section 1. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

  Section 2. Number, Election and Term of Office. The number of directors which shall constitute the first board shall be one (1). Thereafter, the number of directors shall be established from time to time by a majority of the entire board of directors, but such number shall be a minimum of at least five, and a maximum of no more than eleven. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

  Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation's restated certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

  Section 4. Vacancies. Except as otherwise provided by the restated certificate of incorporation of the corporation or any amendments thereto, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled until the next annual meeting of the stockholders by a majority vote of the remaining directors, though less than a quorum, at any regular meeting or special meeting of the board of directors, and each director so chosen shall hold office until the next annual meeting of the stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

  Section 5. Annual Meetings. The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

  Section 6. Other Meetings and Notice. Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board. Special meetings of the board of directors may be called by or at the request of the president on at least 24 hours notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the president must call a special meeting on the written request of at least one of the directors.

  Section 7. Quorum, Required Vote and Adjournment. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business, provided that in no event shall a quorum consist of less than one-third of the total number of directors established by the stockholders pursuant to Section 2 or this Article III. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

  Section 8. Committee. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

  Section 9. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. In the event that a member and that member's alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

  Section 10. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.

  Section 11. Waiver of Notice and Presumption of Assent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

  Section 12. Action by Written Consent. Unless otherwise restricted by the restated certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board or committee.

                                  ARTICLE IV

                                   OFFICERS

  Section 1. Number. The officers of the corporation shall be elected by the board of directors and shall consist of a chairman of the board, a president and chief executive officer, one or more vice-presidents, a chief financial officer, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as possible.

  Section 2. Election and Term of Office. The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

  Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

  Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

  Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

  Section 6. Chairman of the Board. The chairman of the board shall, subject to the powers of the board of directors, be the corporation's chief policy making officer. He or she shall preside at all meetings of the board of directors and stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these by-laws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

  Section 7. The President and Chief Executive Officer. The president and chief executive officer shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which the chairman of the board is not present; subject to the powers of the board of directors, shall have general and active charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

  Section 8. Vice-Presidents. The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

  Section 9. Chief Financial Officer. The chief financial officer of the corporation shall, under the direction of the president and chief executive officer, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the president and chief executive officer or the board of directors or as may be provided in these by-laws.

  Section 10. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the president's supervision, the secretary shall give, or cause to be given, all notices required to be given by these by-laws or by law; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president or secretary may, from time to time, prescribe.

  Section 11. The Treasurer and Assistant Treasurer. The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

  Section 12. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

  Section 13. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

                                   ARTICLE V

               INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

  Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification conferred in this
Article V
shall be a contract right and, subject to Sections 2 and 5 hereof, shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

  Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the corporation under Section 1 of this Article V or advance of expenses under Section 5 of this Article V shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  Section 3. Article Not Exclusive. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the restated certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 4. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under this Article V.

  Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article V in defending a proceeding shall be paid by the corporation in advance of such proceeding's final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article V and who are or were employees or agents of the corporation, or who are or were serving at the request of the corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

  Section 7. Contract Rights. The provisions of this Article V shall be deemed to be a contract right between the corporation and each director or officer who serves in any such capacity at any time while this Article V and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

  Section 8. Merger or Consolidation. For purposes of this Article V, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                  ARTICLE VI

                             CERTIFICATES OF STOCK

  Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the president or a vice-president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust Company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

  Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

  Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

  Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

  Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

  Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.

  Section 7. Subscriptions for Stock. Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

                                  ARTICLE VII

                              GENERAL PROVISIONS

  Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the restated certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the restated certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

  Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

  Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

  Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute. No loans shall be made or contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by resolution of the board of directors. Such authority may be general or confined to specific instances.

  Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

  Section 6. Corporate Seal. The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

  Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

  Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person's interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

  Section 9. Section Headings. Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

  Section 10. Inconsistent Provisions. In the event that any provision of these by-laws is or becomes inconsistent with any provision of the restated certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

                                 ARTICLE VIII

                                  AMENDMENTS

  These by-laws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote; provided, however, that the board of directors shall have no power to change the quorum for meetings of stockholders or of the board of directors as provided in these by-laws, or to change the minimum or maximum number of directors that can be elected to the board of directors. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

                                  APPENDIX VI

                  STATUTORY PROVISIONS UNDER THE ILLINOIS LAW
                      WITH RESPECT TO DISSENTERS' RIGHTS

APPENDIX 9: STATUTORY PROVISIONS UNDER ILLINOIS LAW WITH RESPECT TO DISSENTERS' RIGHTS

  The following statutory provisions govern the availability of dissenters' rights for shareholders of Illinois corporations:

SECTION 11.65. RIGHT TO DISSENT.

  (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if

      (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or

      (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (i) alters or abolishes a preferential right of such shares;

      (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

      (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
  Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

  (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

  (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

SECTION 11.70. PROCEDURE TO DISSENT.

  (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision of the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

-------------------------------------------------------------------------------




                             FOLD AND DETACH HERE
PROXY

          THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                       DAVEL COMMUNICATIONS GROUP, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                               DECEMBER 22, 1998

 The undersigned shareholder of Davel Communications Group, Inc., an Illinois corporation (the "Company"), hereby appoints David R. Hill and Theodore C. Rammelkamp, Jr., or either of them, each with full power of substitution, as proxies or proxy of the undersigned, to vote all the shares of Common Stock, no par value, of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of the Company to be held on December 22, 1998 at 9:00 a.m., local time, at One North Franklin Street, Third Floor, Chicago, Illinois, and at any adjournment or postponement thereof, upon the proposals set forth on the reverse side and as described in the Joint Proxy Statement/Prospectus dated November 20, 1998, and, in their discretion, upon all matters incident to the conduct of the Annual Meeting and such other matters as may properly be brought before the Annual Meeting.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 2 (ALLOCATING VOTES EVENLY AMONG THE SEVEN NOMINEES).

 This signed Proxy revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Joint Proxy Statement/Prospectus relating to the Annual Meeting.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                          (CONTINUED ON REVERSE SIDE)

-------------------------------------------------------------------------------




                             FOLD AND DETACH HERE
                                  Please mark
                                 your votes as
                                 indicated in
                                 this example
                                       X
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                      FOR
                                    AGAINST
                                    ABSTAIN
1. To approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among the Company, Davel Holdings, Inc., D Subsidiary, Inc., Miami Merger Corp. and Peoples Telephone Company, Inc., and to approve the merger of D Subsidiary, Inc. with and into the Company, with the Company surviving as an indirect, wholly owned subsidiary of Davel Holdings, Inc.
2. ELECTION OF DIRECTORS
FOR all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY to vote for all nominees listed below
F. Philip Handy, Michael E. Hayes, David R. Hill, Robert D. Hill, Thomas M. Vitale, A. Jones Yorke and Samuel Zell

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below). To allocate votes among nom-inees under the provisions for cumulative voting described in the accompanying Joint Proxy Statement/ Prospectus, specify voting instructions in the space provided below.
-------------------------------------------------------------------------------
Signature(s) __________________________    Date _______________________________
Note: This Proxy should be dated, signed by the shareholder(s) exactly as the name(s) appear(s) hereon, and returned promptly in the enclosed envelope.
Joint owners should each sign. Trustees, executors and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

-------------------------------------------------------------------------------




                             FOLD AND DETACH HERE
PROXY

          THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                        PEOPLES TELEPHONE COMPANY, INC.

                        SPECIAL MEETING OF SHAREHOLDERS
                               DECEMBER 22, 1998

 The undersigned shareholder of Peoples Telephone Company, Inc., a New York corporation (the "Company"), hereby appoints E. Craig Sanders and William A. Baum, or either of them, each with full power of substitution, as proxies or proxy of the undersigned, to vote all the shares of Common Stock, par value $.01 per share, of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held on December 22, 1998 at 10:00 a.m., local time, at the Company's principal executive offices at 2300 N.W. 89th Place, Miami, FL 33172, and at any adjournment or postponement thereof, upon the proposal set forth on the reverse side and as described in the Joint Proxy Statement/Prospectus dated November 20, 1998, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly be brought before the Special Meeting.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

 This signed Proxy revokes all proxies previously given by the undersigned to vote at the Special Meeting of Shareholders or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus relating to the Special Meeting of Shareholders.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                          (CONTINUED ON REVERSE SIDE)

-------------------------------------------------------------------------------




                             FOLD AND DETACH HERE
                                  Please mark
                                 your votes as
                                 indicated in
                                 this example
                                       X
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL.
                                      FOR
                                    AGAINST
                                    ABSTAIN
To approve and adopt the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of July 5, 1998, and amended and restated as of October 22, 1998, by and among the Company, Miami Merger Corp., D Subsidiary, Inc., Davel Communications Group, Inc. and Davel Holdings, Inc., and to
approve the merger of the Company with a newly formed subsidiary of Davel Holdings, Inc., with the Company surviving as a wholly owned subsidiary of Davel Holdings, Inc.
Signature(s) __________________________    Date _______________________________
Note: This Proxy should be dated, signed by the shareholder(s) exactly as the name(s) appear(s) hereon, and returned promptly in the enclosed envelope.
Joint owners should each sign. Trustees, executors and others signing in a representative capacity should indicate this capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his or her capacity.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The By-Laws of Davel Holdings, Inc. ("New Davel") provide that New Davel shall indemnify and hold harmless, to the full extent authorized or permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of New Davel or is or was serving at the request of New Davel as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise.

  Section 145(c) of the Delaware General Corporation Law provides for "mandatory indemnification" to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such proceeding. Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in such section.

  The New Davel By-Laws provide that with respect to proceedings seeking to enforce rights to indemnification, New Davel shall indemnify a person in connection with a proceeding initiated by such person generally only if such proceeding was authorized by the New Davel Board of Directors.

  Pursuant to the Delaware General Corporation Law, New Davel may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of New Davel, or is or was serving at the request of New Davel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not New Davel would have the power to indemnify such person against such liability under the By-Laws.

             ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

                2.1  Amended and Restated Agreement and Plan of Merger and Reorganization,
                     dated as of October 22, 1998, by and among Davel Holdings, Inc., Davel
                     Communications Group, Inc., D Subsidiary, Inc., Miami Merger Corp. and
                     Peoples Telephone Company, Inc. (Appendix III to Joint Proxy
                     Statement/Prospectus)
                3.1  Restated Certificate of Incorporation of Davel Holdings, Inc. (Appendix IV
                     to Joint Proxy Statement/Prospectus)
                3.2  Restated Bylaws of Davel Holdings, Inc. (Appendix V to Joint Proxy
                     Statement/Prospectus)
                5.1  Opinion of Kirkland & Ellis regarding legality
                8.1  Opinion of Kirkland & Ellis regarding federal income tax considerations
                8.2  Opinion of Shearman & Sterling regarding federal income tax considerations
               21.1  List of Subsidiaries
               23.1  Consent of Arthur Andersen LLP
               23.2  Consent of Kerber, Eck & Braekel LLP
               23.3  Consent of Ernst & Young LLP
               23.4  Consent of Ernst & Young LLP
               23.5  Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1)
               23.6  Consent of Shearman & Sterling (included in Exhibit 8.2)
               23.7  Consent of Latham & Watkins
               23.8  Consent of Rammelkamp, Bradney, Kuster, Fritsche & Lindsay, P.C.
               23.9  Consent of Dickstein Shapiro Morin & Oshinsky, LLP
               99.1  Opinion of ABN AMRO Incorporated (Appendix I to Joint Proxy
                     Statement/Prospectus)
               99.2  Consent of ABN AMRO Incorporated (included in Exhibit 99.1)
               99.3  Opinion of Goldman, Sachs & Co. (Appendix II to Joint Proxy
                     Statement/Prospectus)
               99.4  Consent of Goldman, Sachs & Co.

  (b) No financial statement schedules are required to be filed herewith pursuant this Item.

                            ITEM 22. UNDERTAKINGS.

  (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on November 19, 1998.

                                          Davel Holdings, Inc.

                                             /s/ Robert D. Hill
                                          By: _________________________________
                                             Robert D. Hill
                                             President and Chief Executive
                                              Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE DATES INDICATED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David R. Hill, Robert D. Hill, Michael E. Hayes and Theodore C. Rammelkamp, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
         /s/ David R. Hill           Chairman and Director         November 19, 1998
____________________________________
           David R. Hill

         /s/ Robert D. Hill          President, Chief Executive    November 19, 1998
____________________________________  Officer and Director
           Robert D. Hill             (Principal Executive
                                      Officer)

        /s/ Michael E. Hayes         Senior Vice President, Chief  November 19, 1998
____________________________________  Financial Officer and
          Michael E. Hayes            Director (Principal
                                      Financial and Accounting
                                      Officer)

        /s/ F. Philip Handy          Director                      November 19, 1998
____________________________________
          F. Philip Handy


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/ Thomas M. Vitale                   Director            November 19, 1998
____________________________________
          Thomas M. Vitale

         /s/ A. Jones Yorke                    Director            November 19, 1998
____________________________________
           A. Jones Yorke

          /s/ Samuel Zell                      Director            November 19, 1998
____________________________________
            Samuel Zell